As filed with the Securities and Exchange Commission on November 4, 2021
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FIRST INTERSTATE BANCSYSTEM, INC.
(Exact Name of Registrant as Specified in Its Charter)
Montana	6022	81-0331430
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
401 North 31st Street
Billings, Montana 59101
(406) 255-5390
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Kirk D. Jensen, Esq.
Executive Vice President,
General Counsel and
Corporate Secretary
401 North 31st Street
Billings, Montana 59116
(406) 255-5390
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
George R. Bason, Jr., Esq. Evan Rosen, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Donald J. Straka General Counsel and Secretary Great Western Bancorp, Inc. 225 South Main Avenue Sioux Falls, South Dakota 57104 (605) 334-2548	Jacob A. Kling, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Class A Common Stock, no par value	47,158,390(1)	N/A	$1,936,152,731.91(2)	$179,481.36
(1)
The number of shares of Class A common stock, no par value, of First Interstate BancSystem, Inc. (“First Interstate” and such shares, the “First Interstate Class A common stock”) being registered is based upon an estimate of (x) the maximum number of shares of common stock, par value $0.01 per share, of Great Western Bancorp, Inc. (“Great Western” and such shares, the “Great Western common stock”) outstanding as of November 1, 2021 or issuable or expected to be exchanged (including in respect of equity-based awards) in connection with the merger of Great Western with and into First Interstate, collectively equal to 55,974,349, multiplied by (y) the exchange ratio of 0.8425 shares of First Interstate Class A common stock for each share of Great Western common stock.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (x) the average of the high and low prices of Great Western common stock as reported on the New York Stock Exchange on November 1, 2021 ($34.59) multiplied by (y) the maximum number of shares of Great Western common stock to be converted in the merger (55,974,349).

(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.0000927.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY-SUBJECT TO COMPLETION-DATED NOVEMBER 4, 2021

To the Shareholders of First Interstate BancSystem, Inc. and the Stockholders of Great Western Bancorp, Inc.
MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT
On behalf of the boards of directors of First Interstate BancSystem, Inc. (“First Interstate”) and Great Western Bancorp, Inc. (“Great Western”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed merger between First Interstate and Great Western. We are requesting that you take certain actions as a holder of First Interstate common stock or a holder of Great Western common stock.
The boards of directors of First Interstate and Great Western have each unanimously approved an agreement to merge our two companies. Pursuant to the Agreement and Plan of Merger, dated as of September 15, 2021, by and between First Interstate and Great Western (as amended from time to time, the “merger agreement”), Great Western will merge with and into First Interstate (the “merger”), with First Interstate as the surviving entity (the “surviving corporation” or “First Interstate”, as the case may be).
The proposed merger will leverage the strengths of both organizations, creating a diversified, community-focused banking franchise with a network of more than 300 branches across 14 states. We believe the merger will position the surviving corporation as a premier banking institution in the West, with increased scale, an expanded geographic footprint and an enhanced platform for future growth. In addition, we believe that the surviving corporation will benefit from the combination of two companies with talented management teams, similar core values and strong commitments to serving their customers and communities.
In the merger, holders of Great Western common stock will receive 0.8425 shares (the “exchange ratio” and such shares, the “merger consideration”) of First Interstate Class A common stock for each share of Great Western common stock they own. Holders of First Interstate Class A common stock will continue to own their existing shares of First Interstate Class A common stock. Based on the closing price of First Interstate Class A common stock on the Nasdaq Global Select Market (the “NASDAQ”) on September 15, 2021, the last trading day before public announcement of the merger, the exchange ratio represented approximately $35.65 in value for each share of Great Western common stock. Based on the closing price of First Interstate Class A common stock on the NASDAQ on [   ], the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, of $[  ], the exchange ratio represented approximately $[  ] in value for each share of Great Western common stock. The value of First Interstate Class A common stock at the time of completion of the merger could be greater than, less than or the same as the value of First Interstate Class A common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of First Interstate Class A common stock (trading symbol “FIBK”) and Great Western common stock (trading symbol “GWB”).
We expect the merger will qualify as a reorganization for federal income tax purposes. Accordingly, holders of Great Western common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of Great Western common stock for First Interstate Class A common stock in the merger, except with respect to any cash received instead of fractional shares of First Interstate Class A common stock.
Based on the current number of shares of Great Western common stock outstanding and reserved for issuance, First Interstate expects to issue approximately [   ] million shares of First Interstate Class A common stock in the aggregate in the merger. Following the completion of the merger, former holders of Great Western common stock will own approximately forty-three percent (43%) and former holders of First Interstate common stock will own approximately fifty-seven percent (57%) of the common stock of the surviving corporation.
The special meeting of holders of Great Western common stock will be held on [   ] virtually via the Internet, at www.virtualshareholdermeeting.com/GWB2021SM, at [   ] local time. The special meeting of holders of First Interstate common stock will be held on [   ], 2022 at First Interstate Bank Great West Center, 1800 Sixth Avenue North, Billings, MT 59101, at [   ], local time. At our respective special meetings, in addition to other business, we will each ask the holders of our common stock to approve the merger. Information about these meetings and the merger is contained in this joint proxy statement/prospectus. In particular, see “Risk Factors” beginning on page 35. We urge you to read this joint proxy statement/prospectus carefully and in its entirety.
Whether or not you plan to attend your special meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting “AGAINST” the merger.
Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards of directors in their recommendations.

Kevin Riley President and Chief Executive Officer First Interstate BancSystem, Inc.	Mark Borrecco President and Chief Executive Officer Great Western Bancorp, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either First Interstate or Great Western, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The accompanying joint proxy statement/prospectus is dated [   ], 2021, and is first being mailed to holders of First Interstate common stock and holders of Great Western common stock on or about [   ], 2021.

ADDITIONAL INFORMATION
The accompanying joint proxy statement/prospectus incorporates important business and financial information about First Interstate and Great Western from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by e-mail or by telephone at the appropriate address below:
•	if you are a First Interstate shareholder: First Interstate BancSystem, Inc. 401 North 31st Street P.O. Box 30918 Billings, Montana 59116 (406) 255-5322 Attention: Investor Relations	•	if you are a Great Western stockholder: Great Western Bancorp, Inc. 225 South Main Avenue Sioux Falls, South Dakota 57104 (605) 334-2548 Attention: Investor Relations
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must make your request no later than five (5) business days before the date of the applicable special meeting. This means that holders of First Interstate Class A common stock requesting documents must do so by [   ], 2022, in order to receive them before the First Interstate special meeting, and holders of Great Western common stock requesting documents must do so by [   ], in order to receive them before the Great Western special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [   ], 2021, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to holders of First Interstate common stock or holders of Great Western common stock nor the issuance by First Interstate of shares of First Interstate Class A common stock in connection with the merger will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding Great Western has been provided by Great Western and information contained in, or incorporated by reference into, this document regarding First Interstate has been provided by First Interstate.
See the section entitled “Where You Can Find More Information” beginning on page 161 of the accompanying joint proxy statement/prospectus for further information.

First Interstate BancSystem, Inc.
401 North 31st Street
Billings, MT 59116
Notice of Special Meeting of Shareholders
To the Shareholders of First Interstate BancSystem, Inc.:
On September 15, 2021, First Interstate BancSystem, Inc. (“First Interstate”) and Great Western Bancorp, Inc. (“Great Western”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of Class A common stock, no par value per share, of First Interstate (the “First Interstate Class A common stock”) and Class B common stock, no par value per share, of First Interstate (the “First Interstate Class B common stock” and, together with the First Interstate Class A common stock, the “First Interstate common stock”) (the “First Interstate special meeting”) will be held at First Interstate Bank Great West Center, 1800 Sixth Avenue North, Billings, MT 59101 on [   ] at [   ], local time. We are pleased to notify you of and invite you to the First Interstate special meeting.
At the First Interstate special meeting, you will be asked to consider and vote on the following matters:
•	Proposal to approve the merger agreement (the “First Interstate merger proposal”);
•
Proposal to approve an amendment to First Interstate’s articles of incorporation to increase the number of authorized shares of First Interstate Class A common stock from one hundred million (100,000,000) shares to one hundred fifty million (150,000,000) shares (the “First Interstate authorized shares amendment” and such proposal, the “First Interstate authorized share count proposal”);

•
Proposal to approve an amendment to First Interstate’s articles of incorporation to make certain technical changes (together with the First Interstate authorized shares amendment, the “First Interstate articles amendment”), which are intended to incorporate into First Interstate’s articles of incorporation provisions that currently exist in First Interstate’s bylaws, relating to the classification of the board of directors of First Interstate (the “First Interstate board of directors”) into three classes, with directors in each class serving staggered three-year terms (the “First Interstate staggered board proposal”); and

•
Proposal to adjourn or postpone the First Interstate special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes to approve the First Interstate merger proposal, the First Interstate authorized share count proposal or the First Interstate staggered board proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of First Interstate common stock (the “First Interstate adjournment proposal”).

The First Interstate board of directors has fixed the close of business on [   ], 2021 as the record date for the First Interstate special meeting. Only holders of record of First Interstate common stock as of the close of business on the record date for the First Interstate special meeting are entitled to notice of, and to vote at, the First Interstate special meeting or any adjournment or postponement thereof.
The First Interstate board of directors unanimously recommends that holders of First Interstate common stock vote “FOR” the First Interstate merger proposal, “FOR” the First Interstate authorized share count proposal, “FOR” the First Interstate staggered board proposal and “FOR” the First Interstate adjournment proposal.
First Interstate has determined that holders of First Interstate common stock are not entitled to appraisal or dissenters’ rights with respect to the merger under Section 13-14-1302 of the Montana Business Corporation Act.
Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of First Interstate common stock approve the First Interstate merger proposal, the First Interstate authorized share count proposal and the First Interstate staggered board proposal. The affirmative vote of a majority of the votes entitled to be cast on the matter, with holders of First Interstate Class A common stock and First Interstate Class B common stock voting together as a single class, is required to approve each of the First Interstate merger proposal and the First Interstate staggered board proposal. The affirmative vote of a majority of the voting power of the issued and outstanding shares of First Interstate common stock, with the holders of First Interstate Class A common stock and First Interstate Class B common stock voting together as a single class, is required to approve the First Interstate authorized share count proposal.
Each copy of the joint proxy statement/prospectus mailed to holders of First Interstate common stock is accompanied by a form of proxy card with instructions for voting.
Whether or not you plan to attend the First Interstate special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
If you have any questions regarding the accompanying joint proxy statement/prospectus, you may contact MacKenzie Partners, Inc., First Interstate’s proxy solicitor, by calling toll-free at (800) 322-2885, or for banks and brokers, collect at (212) 929-5500.
We are monitoring the emerging public health impact of coronavirus (COVID-19). The health and safety of our shareholders, directors, officers, employees and other constituents are of paramount concern to the First Interstate board of directors and management. We currently plan to hold the First Interstate special meeting as presented in this notice. However, if public health developments warrant, we may need to change the date, time or location of the First Interstate special meeting, add a virtual component to the First Interstate special meeting or, if permitted by applicable law, hold the First Interstate special meeting solely by means of remote location and not in a physical location. Any such changes will be publicly announced as promptly as practicable before the meeting by press release and posting on our website, as well as through an SEC filing. This notice also constitutes notice of any such change in the time, date or location of the First Interstate special meeting and incorporates any future press releases or public filings with respect to the date, time or location of the First Interstate special meeting.
By Order of the Board of Directors

Kevin Riley President and Chief Executive Officer First Interstate BancSystem, Inc.
[   ]

Great Western Bancorp, Inc.
225 South Main Avenue
Sioux Falls, South Dakota 57104
Notice of Special Meeting of Stockholders
To the Stockholders of Great Western Bancorp, Inc.:
On September 15, 2021, Great Western Bancorp, Inc. (“Great Western”) and First Interstate BancSystem, Inc. (“First Interstate”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of Great Western common stock (the “Great Western special meeting”) will be held virtually, solely by means of remote communication, on [   ], at [   ], local time. In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of Great Western’s stockholders and the community, the Great Western special meeting will be held in a virtual-only format conducted via live audio webcast. You will be able to attend the Great Western special meeting by visiting www.virtualshareholdermeeting.com/GWB2021SM (the “Great Western special meeting website”) and inserting the 16-digit control number included in your proxy card or voting instruction form provided by your bank, broker, trustee, nominee or other holder of record if you hold your shares of Great Western common stock in “street name.” You will be able to vote your shares electronically over the Internet and submit questions online during the meeting by logging in to the website listed above and using the control number. We are pleased to notify you of and invite you to the Great Western special meeting.
At the Great Western special meeting, you will be asked to consider and vote on the following matters:
•	Proposal to approve and adopt the merger agreement (the “Great Western merger proposal”);
•
Proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Great Western’s named executive officers that is based on or otherwise relates to the merger (the “Great Western compensation proposal”); and

•
Proposal to adjourn or postpone the Great Western special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes to approve the Great Western merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of Great Western common stock (the “Great Western adjournment proposal”).

The Great Western board of directors has fixed the close of business on [   ] as the record date for the Great Western special meeting. Only holders of record of Great Western common stock as of the close of business on the record date for the Great Western special meeting are entitled to notice of, and to vote at, the Great Western special meeting or any adjournment or postponement thereof.
The Great Western board of directors unanimously recommends that holders of Great Western common stock vote “FOR” the Great Western merger proposal, “FOR” the Great Western compensation proposal and “FOR” the Great Western adjournment proposal.
Great Western has determined that holders of Great Western common stock are not entitled to appraisal or dissenters’ rights with respect to the merger under Section 262 of the Delaware General Corporation Law.
Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of Great Western common stock approve the Great Western merger proposal. The affirmative vote of the holders of a majority of the outstanding shares of Great Western common stock entitled to vote on the merger agreement is required to approve the Great Western merger proposal.
Each copy of the joint proxy statement/prospectus mailed to holders of Great Western common stock is accompanied by a form of proxy card with instructions for voting.

Whether or not you plan to attend the Great Western special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
If you have any questions regarding the accompanying joint proxy statement/prospectus, you may contact Innisfree M&A Incorporated, Great Western’s proxy solicitor, by calling toll-free at (877) 750-9496, or for banks and brokers, collect at (212) 750-5833.
By Order of the Board of Directors,

Mark Borrecco President and Chief Executive Officer Great Western Bancorp, Inc.

James Brannen Chairperson of the Board Great Western Bancorp, Inc.
[   ]

i

ii

Annex A	Agreement and Plan of Merger, dated as of September 15, 2021, by and between Great Western Bancorp, Inc. and First Interstate BancSystem, Inc.	A-1
Annex B	Form of Amendment to the Third Amended and Restated Articles of Incorporation of First Interstate BancSystem, Inc.	B-1
Annex C	Opinion of Keefe, Bruyette & Woods, Inc.	C-1
Annex D	Opinion of Barclays Capital Inc.	D-1
Annex E	Opinion of Piper Sandler & Co.	E-1
Annex F	Support Agreement, dated as of September 15, 2021, by and among each of the shareholders of First Interstate BancSystem, Inc. listed therein	F-1
Annex G	Stockholders’ Agreement, dated as of September 15, 2021, by and between the individuals and entities listed therein and First Interstate BancSystem, Inc.	G-1
Annex H	Letter Agreement, dated as of September 15, 2021, between First Interstate BancSystem, Inc. and the shareholders listed therein	H-1
iii

QUESTIONS AND ANSWERS
The following are some questions that you may have about the merger and the First Interstate special meeting or the Great Western special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the First Interstate special meeting or the Great Western special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 161.
In this joint proxy statement/prospectus, unless the context otherwise requires:
•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;
•	“First Interstate” refers to First Interstate BancSystem, Inc., a Montana corporation;
•	“First Interstate’s articles of incorporation” refers to the Third Amended and Restated Articles of Incorporation of First Interstate;
•	“First Interstate Bank” refers to First Interstate Bank, a Montana-chartered bank and wholly- owned bank subsidiary of First Interstate;
•	“First Interstate board of directors” refers to the board of directors of First Interstate;
•	“First Interstate Class A common stock” refers to the Class A common stock, no par value per share, of First Interstate;
•	“First Interstate Class B common stock” refers to the Class B common stock, no par value per share, of First Interstate;
•	“First Interstate common stock” refers to the First Interstate Class A common stock and the First Interstate Class B common stock;
•	“Great Western” refers to Great Western Bancorp, Inc., a Delaware corporation;
•	“Great Western Bank” refers to Great Western Bank, a South Dakota state chartered bank and a wholly-owned bank subsidiary of Great Western;
•	“Great Western board of directors” refers to the board of directors of Great Western; and
•	“Great Western common stock” refers to the common stock, par value $0.01 per share, of Great Western.
Q:	Why am I receiving this joint proxy statement/prospectus?
A:
You are receiving this joint proxy statement/prospectus because First Interstate and Great Western have agreed to combine their companies through the merger of Great Western with and into First Interstate (the “merger”), with First Interstate as the surviving entity (the “surviving corporation” or “First Interstate”, as the case may be). A copy of the Agreement and Plan of Merger, dated as of September 15, 2021, by and between Great Western and First Interstate (as amended from time to time, the “merger agreement”) is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. Following the completion of the merger, Great Western Bank will merge (the “bank merger”) with and into First Interstate Bank, with First Interstate Bank as the surviving bank (the “surviving bank”).

To complete the merger, among other things:
•	holders of First Interstate common stock must approve the merger agreement (the “First Interstate merger proposal”);
•
holders of First Interstate common stock must approve an amendment to First Interstate’s articles of incorporation to increase the number of authorized shares of First Interstate Class A common stock from one hundred million (100,000,000) shares to one hundred fifty million (150,000,000) shares (the “First Interstate authorized shares amendment” and such proposal, the “First Interstate authorized share count proposal”);

•
holders of First Interstate common stock must approve an amendment to First Interstate’s articles of incorporation to make certain technical changes (together with the First Interstate authorized shares amendment, the “First Interstate articles amendment”), which are intended to incorporate into First Interstate’s articles of incorporation provisions that currently exist in First Interstate’s bylaws, relating to the classification of the First Interstate board of directors into three classes, with directors in each class serving staggered three-year terms (the “First Interstate staggered board proposal”); and
•	holders of Great Western common stock must approve the merger agreement (the “Great Western merger proposal”).
First Interstate is holding a special meeting of holders of First Interstate common stock (the “First Interstate special meeting”) to obtain approval of the First Interstate merger proposal, the First Interstate authorized share count proposal and the First Interstate staggered board proposal. Holders of First Interstate common stock will also be asked to approve the proposal to adjourn or postpone the First Interstate special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes at the time of the First Interstate special meeting to approve the First Interstate merger proposal, the First Interstate authorized share count proposal or the First Interstate staggered board proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of First Interstate common stock (the “First Interstate adjournment proposal”). A copy of the First Interstate articles amendment is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein.
Concurrently with the execution and delivery of the merger agreement, certain shareholders of First Interstate (the “Scott Family shareholders”) entered into a support agreement (the “support agreement”), pursuant to which they have agreed, among other things, to vote all of the shares of First Interstate common stock beneficially owned by them (constituting approximately [  ]% of the voting power represented by issued and outstanding shares of First Interstate common stock as of [   ], 2021, the record date for the First Interstate special meeting) in favor of the First Interstate merger proposal, the First Interstate authorized share count proposal and the First Interstate staggered board proposal, on the terms and subject to the conditions set forth in the support agreement.
Holders of First Interstate common stock are not entitled to appraisal or dissenters’ rights.
Great Western is holding a special meeting of holders of Great Western common stock (the “Great Western special meeting”) to obtain approval of the Great Western merger proposal. Holders of Great Western common stock will also be asked (1) to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Great Western’s named executive officers that is based on or otherwise relates to the merger (the “Great Western compensation proposal”) and (2) to approve the proposal to adjourn or postpone the Great Western special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes at the time of the Great Western special meeting to approve the Great Western merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Great Western common stock (the “Great Western adjournment proposal”).
Holders of Great Western common stock are not entitled to appraisal or dissenters’ rights.
This document is also a prospectus that is being delivered to holders of Great Western common stock because, in connection with the merger, First Interstate is offering shares of First Interstate Class A common stock to holders of Great Western common stock.
This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the First Interstate special meeting and the Great Western special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.
Q:	What will happen in the merger?
A:
In the merger, Great Western will merge with and into First Interstate. Each share of Great Western common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”) (other than certain shares held by First Interstate or Great Western) will be converted into the right to receive 0.8425 shares (the “exchange ratio” and such shares, the “merger consideration”) of First Interstate Class A common stock. After completion of the merger, Great Western will cease to exist, will no longer be a public company, and Great Western common stock will be delisted from the New York Stock Exchange (the “NYSE”), will be deregistered under the Exchange Act and will cease to be publicly traded. Holders of First Interstate common stock will continue to own their existing shares of First Interstate common stock. See the information provided in the section entitled “The Transaction Agreements—Description of the Merger Agreement—Structure of the Merger” beginning on page 119 and the merger agreement for more information about the merger.
Q:	When and where will each of the special meetings take place?
A:	The First Interstate special meeting will be held at First Interstate Bank Great West Center, 1800 Sixth Avenue North, Billings, MT 59101 on [ ], 2022 at [ ], local time.
The Great Western special meeting will be held virtually via the Great Western special meeting website, on [  ], at [   ], local time.
Even if you plan to attend your respective company’s special meeting, First Interstate and Great Western recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting. Shares held in “street name” may be voted at the special meeting by you only if you obtain a signed legal proxy from your bank, broker, trustee or other nominee giving you the right to vote the shares.
Q:	What matters will be considered at each of the special meetings?
A:	At the First Interstate special meeting, holders of First Interstate common stock will be asked to consider and vote on the following proposals:
•	The First Interstate merger proposal. Approval of the merger agreement;
•
The First Interstate authorized share count proposal. Approval of an amendment to First Interstate’s articles of incorporation to increase the number of authorized shares of First Interstate Class A common stock from one hundred million (100,000,000) shares to one hundred fifty million (150,000,000) shares;

•
The First Interstate staggered board proposal. Approval of an amendment to First Interstate’s articles of incorporation to make certain technical changes, which are intended to incorporate provisions that currently exist in First Interstate’s bylaws, relating to the classification of the First Interstate board of directors into three classes, with directors in each class serving staggered three-year terms; and

•
The First Interstate adjournment proposal. Approval of the adjournment or postponement of the First Interstate special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes at the time of the First Interstate special meeting to approve the First Interstate merger proposal, the First Interstate authorized share count proposal or the First Interstate staggered board proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of First Interstate common stock.

At the Great Western special meeting, holders of Great Western common stock will be asked to consider and vote on the following proposals:
•	The Great Western merger proposal. Approval of the merger agreement;
•
The Great Western compensation proposal. Approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Great Western’s named executive officers that is based on or otherwise relates to the merger; and

•
The Great Western adjournment proposal. Approval of the adjournment or postponement of the Great Western special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes at the time of the Great Western special meeting to approve the Great Western merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Great Western common stock.

In order to complete the merger, among other things, holders of First Interstate common stock must approve the First Interstate merger proposal, the First Interstate authorized share count proposal and the First Interstate staggered board proposal and holders of Great Western common stock must approve the Great Western merger proposal. None of the approvals of the First Interstate adjournment proposal, the Great Western compensation proposal or the Great Western adjournment proposal are conditions to the obligations of First Interstate or Great Western to complete the merger.
Q:	What will holders of Great Western common stock receive in the merger?
A:
In the merger, holders of Great Western common stock will receive 0.8425 shares of First Interstate Class A common stock for each share of Great Western common stock held immediately prior to the completion of the merger (other than certain shares held by First Interstate or Great Western). First Interstate will not issue any fractional shares of First Interstate Class A common stock in the merger. Holders of Great Western common stock who would otherwise be entitled to a fractional share of First Interstate Class A common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average of the closing-sale prices per share of First Interstate Class A common stock on the NASDAQ for the consecutive period of five (5) full trading days immediately preceding (but not including) the day on which the merger is completed (the “First Interstate closing share value”) by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of First Interstate Class A common stock that such shareholder would otherwise be entitled to receive.

Q:	What will holders of First Interstate common stock receive in the merger?
A:
In the merger, holders of First Interstate common stock will not receive any consideration, and their shares of First Interstate common stock will remain outstanding and will constitute shares of the surviving corporation. Following the merger, shares of First Interstate Class A common stock will continue to be listed on the NASDAQ.

First Interstate expects that, based on the current number of shares of First Interstate Class A common stock issued and outstanding, the current number of shares of First Interstate Class B common stock issued and outstanding, and the number of shares of First Interstate Class A common stock that First Interstate will issue in the merger pursuant to the merger agreement, the number of shares of First Interstate Class B common stock outstanding as of the effective time will constitute less than twenty percent (20%) of the aggregate number of shares of First Interstate common stock then outstanding, such that, pursuant to First Interstate’s articles of incorporation, each share of First Interstate Class B common stock as of the record date of the first meeting of shareholders of First Interstate following the effective time will be automatically converted as of such record date into one (1) fully paid and non-assessable share of First Interstate Class A common stock (the “conversion”).
Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?
A:
Yes. Although the number of shares of First Interstate Class A common stock that holders of Great Western common stock will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for First Interstate Class A common stock. Any fluctuation in the market price of First Interstate Class A common stock after the date of this joint proxy statement/prospectus will change the value of the shares of First Interstate Class A common stock that holders of Great Western common stock will receive. Neither First Interstate nor Great Western is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of First Interstate Class A common stock or Great Western common stock.

Q:	How will the merger affect Great Western equity awards?
A:	At the effective time:
•
each outstanding restricted stock unit award in respect of shares of Great Western common stock (a “Great Western RSU”) will, by virtue of the merger, fully vest and be cancelled and converted automatically into the right to receive the merger consideration, as if such Great Western RSU had been settled in shares of Great Western common stock immediately prior to the effective time; and

•
each outstanding performance stock unit award in respect of shares of Great Western common stock (a “Great Western PSU”) will, by virtue of the merger, vest at the greater of the target and actual levels of performance, as determined by the Great Western board of directors or a committee thereof prior to the effective time, and be cancelled and converted automatically into the right to receive the merger consideration, as if such Great Western PSU had been settled in shares of Great Western common stock immediately prior to the effective time.
Q:	How does the First Interstate board of directors recommend that I vote at the First Interstate special meeting?
A:
The First Interstate board of directors unanimously recommends that you vote “FOR” the First Interstate merger proposal, “FOR” the First Interstate authorized share count proposal, “FOR” the First Interstate staggered board proposal, and “FOR” the First Interstate adjournment proposal.

In considering the recommendations of the First Interstate board of directors, holders of First Interstate common stock should be aware that First Interstate directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of First Interstate common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of First Interstate’s Directors and Executive Officers in the Merger” beginning on page 109.
Q:	How does the Great Western board of directors recommend that I vote at the Great Western special meeting?
A:
The Great Western board of directors unanimously recommends that you vote “FOR” the Great Western merger proposal, “FOR” the Great Western compensation proposal, and “FOR” the Great Western adjournment proposal.

In considering the recommendations of the Great Western board of directors, holders of Great Western common stock should be aware that Great Western directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of Great Western common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Great Western’s Directors and Executive Officers in the Merger” beginning on page 110.
Q:	Who is entitled to vote at the First Interstate special meeting?
A:
The record date for the First Interstate special meeting is [  ]. All holders of First Interstate common stock who held shares at the close of business on the record date for the First Interstate special meeting are entitled to receive notice of, and to vote at, the First Interstate special meeting.

Each holder of First Interstate Class A common stock is entitled to cast one (1) vote on each matter properly brought before the First Interstate special meeting for each share of First Interstate Class A common stock that such holder owned of record as of the record date. As of the close of business on the record date for the First Interstate special meeting, there were [  ] outstanding shares of First Interstate Class A common stock. Each holder of First Interstate Class B common stock is entitled to cast five (5) votes on each matter properly brought before the First Interstate special meeting for each share of First Interstate Class B common stock that such holder owned of record as of the record date. As of the close of business on the record date for the First Interstate special meeting, there were [  ] outstanding shares of First Interstate Class B common stock. Attendance at the special meeting is not required to vote. See below and the section entitled “The First Interstate Special Meeting—Proxies” beginning on page 46 for instructions on how to vote your shares without attending the First Interstate special meeting.
Q:	Who is entitled to vote at the Great Western special meeting?
A:
The record date for the Great Western special meeting is [  ]. All holders of Great Western common stock who held shares at the close of business on the record date for the Great Western special meeting are entitled to receive notice of, and to vote at, the Great Western special meeting or any adjournment or postponement thereof.

Each holder of Great Western common stock is entitled to cast one (1) vote on each matter properly brought before the Great Western special meeting for each share of Great Western common stock that such holder owned of record as of the record date. As of the close of business on the record date for the Great Western special meeting, there were [  ] outstanding shares of Great Western common stock. Attendance at the special meeting is not required to vote. See below and the section entitled “The Great Western Special Meeting—Proxies” beginning on page 54 for instructions on how to vote your shares without attending the Great Western special meeting.
Q:	What constitutes a quorum for the First Interstate special meeting?
A:
Shares representing a majority of the votes entitled to be cast on a matter must be present or represented by proxy at the First Interstate special meeting to constitute a quorum for action on that matter at the First Interstate special meeting. If you fail to submit a proxy or to vote at the First Interstate special meeting on a proposal, or fail to instruct your bank, broker, trustee or other nominee how to vote on a proposal, your shares of First Interstate common stock will not be counted towards a quorum with respect to that proposal. Abstentions are considered present for purposes of establishing a quorum.

Q:	What constitutes a quorum for the Great Western special meeting?
A:
Holders of a majority of the outstanding shares of Great Western common stock entitled to vote on a matter must be present or represented by proxy at the Great Western special meeting to constitute a quorum for the transaction of business at the Great Western special meeting. If you fail to submit a proxy or to vote at the Great Western special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your shares of Great Western common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

Q:	If my shares of common stock are held in “street name” by my broker, will my broker vote my shares for me?
A:
If you hold your shares in a stock brokerage account or if your shares are held by a bank, broker, trustee or other nominee (that is, in “street name”) and fail to give voting instructions, your bank, broker, trustee or other nominee will not vote those shares. Please follow the voting instructions provided by your broker, bank, trustee or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to First Interstate or Great Western or by voting at either special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker, trustee or other nominee. Further, brokers who hold shares of First Interstate common stock or Great Western common stock may not give a proxy to First Interstate or Great Western to vote those shares on any of the First Interstate proposals or any of the Great Western proposals without specific instructions from their customers.

Q:	What vote is required for the approval of each proposal at the First Interstate special meeting?
A:
Proposal 1: First Interstate merger proposal. Approval of the First Interstate merger proposal requires the affirmative vote of a majority of the votes entitled to be cast on the merger agreement, with holders of First Interstate Class A common stock and First Interstate Class B common stock voting together as a single class. Shares of First Interstate common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the First Interstate merger proposal.

Proposal 2: First Interstate authorized share count proposal. Approval of the First Interstate authorized share count proposal requires the affirmative vote of a majority of the voting power of the issued and outstanding shares of First Interstate common stock, with the holders of First Interstate Class A common stock and First Interstate Class B common stock voting together as a single class. Shares of First Interstate common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the First Interstate authorized share count proposal.
Proposal 3: First Interstate staggered board proposal. Approval of the First Interstate staggered board proposal requires the affirmative vote of a majority of the votes entitled to be cast on the proposal, with holders of First Interstate Class A common stock and First Interstate Class B common stock voting together as a single class. Shares of First Interstate common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the First Interstate staggered board proposal.

Proposal 4: First Interstate adjournment proposal. Approval of the First Interstate adjournment proposal requires the affirmative vote of the majority of the votes cast on the proposal, with holders of First Interstate Class A common stock and First Interstate Class B common stock voting together as a single class. Accordingly, an abstention or a broker non-vote or other failure to vote or be present will have no effect on the outcome of the First Interstate adjournment proposal.
Concurrently with the execution and delivery of the merger agreement, the Scott Family shareholders entered into the support agreement, pursuant to which, among other things, each Scott Family shareholder has agreed, subject to the terms of the support agreement, to vote the shares of First Interstate common stock owned by it in favor of the approval and adoption of the merger agreement and the First Interstate articles amendment. As of [  ], the record date for the First Interstate special meeting, the Scott Family shareholders collectively owned approximately [  ]% of the voting power represented by issued and outstanding shares of First Interstate common stock.
Q:	What vote is required for the approval of each proposal at the Great Western special meeting?
A:
Proposal 1: Great Western merger proposal. Approval of the Great Western merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Great Western common stock entitled to vote on the merger agreement. Shares of Great Western common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the Great Western merger proposal.

Proposal 2: Great Western compensation proposal. Approval of the Great Western compensation proposal requires the affirmative vote of the holders of a majority of the shares of Great Western common stock present or represented by proxy at the Great Western special meeting and entitled to vote on the subject matter. An abstention will have the same effect as a vote “AGAINST” the Great Western compensation proposal. A broker non-vote will have no effect on the outcome of the Great Western compensation proposal.
Proposal 3: Great Western adjournment proposal. Approval of the Great Western adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Great Western common stock present or represented by proxy at the Great Western special meeting and entitled to vote on the subject matter. An abstention will have the same effect as a vote “AGAINST” the Great Western adjournment proposal. A broker non-vote will have no effect on the outcome of the Great Western adjournment proposal.
Q:	Why am I being asked to consider and vote on the Great Western compensation proposal?
A:
Under SEC rules, Great Western is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Great Western’s named executive officers that is based on or otherwise relates to the merger.

Q:	What happens if holders of Great Western common stock do not approve, by non-binding, advisory vote, the Great Western compensation proposal?
A:
The vote on the Great Western compensation proposal is separate and apart from the votes to approve the other proposals being presented at the Great Western special meeting. Because the vote on the Great Western compensation proposal is advisory only, it will not be binding upon Great Western, First Interstate, or the surviving corporation in the merger or affect their obligation to pay or provide the compensation contemplated by the compensation agreements and arrangements. Accordingly, the merger-related compensation will be paid to Great Western’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the holders of Great Western common stock do not approve the Great Western compensation proposal.

Q:	What if I hold shares in both First Interstate and Great Western?
A:
If you hold shares of both First Interstate common stock and Great Western common stock, you will receive two (2) separate packages of proxy materials. A vote cast as a holder of First Interstate common stock will not count as a vote cast as a holder of Great Western common stock, and a vote cast as a holder of Great Western common stock will not count as a vote cast as a holder of First Interstate common stock. Therefore, please submit separate proxies for your shares of First Interstate common stock and your shares of Great Western common stock.

Q:	How can I vote my shares while in attendance at my respective special meeting?
A:
Record holders. Shares held directly in your name as the holder of record of First Interstate common stock or Great Western common stock may be voted at the First Interstate special meeting or the Great Western special meeting, as applicable. If you choose to vote your shares of First Interstate common stock in person at the First Interstate special meeting, please bring your enclosed proxy card and proof of identification. If you choose to vote your shares of Great Western common stock virtually at the Great Western special meeting via the Great Western special meeting website, please follow the instructions on your proxy card.

Shares in “street name.” Shares of First Interstate common stock held in a brokerage or other account in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker, trustee or other nominee giving you the right to vote the shares. If you choose to vote your shares of First Interstate common stock in street name in person at the First Interstate special meeting, please bring that signed legal proxy along with proof of identification. If your shares of Great Western common stock are held in street name and you wish to vote your shares at the Great Western special meeting via the Great Western special meeting website, you must have your specific 16-digit control number, which is included on your proxy card or the voting instruction form from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions.
Even if you plan to attend the First Interstate special meeting or the Great Western special meeting, as applicable, First Interstate and Great Western recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.
Additional information on attending the special meetings can be found under the section entitled “The First Interstate Special Meeting” on page 44 and under the section entitled “The Great Western Special Meeting” on page 52.
Q:	How can I vote my shares without attending my respective special meeting?
A:
Whether you hold your shares directly as the holder of record of First Interstate common stock or Great Western common stock or beneficially in “street name”, you may direct your vote by proxy without attending the First Interstate special meeting or the Great Western special meeting, as applicable.

If you are a record holder of First Interstate common stock or Great Western common stock, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name”, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before your respective company’s special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to your respective company’s special meeting.
Additional information on voting procedures can be found under the section entitled “The First Interstate Special Meeting” on page 44 and under the section entitled “The Great Western Special Meeting” on page 52.
Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote as soon as possible. If you hold shares of First Interstate common stock or Great Western common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you hold shares beneficially in “street name”, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:	Why is my vote important?
A:
If you do not vote, it will be more difficult for First Interstate or Great Western to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote at the respective special meeting, or failure to instruct your bank, broker, trustee or other nominee how to vote, will have the same effect as a vote “AGAINST” the First Interstate merger proposal, the First Interstate authorized share count proposal, the First Interstate staggered board proposal and the Great Western merger proposal, as applicable.

The merger agreement must be approved by the affirmative vote of a majority of the votes entitled to be cast on the merger agreement by First Interstate shareholders, with the holders of First Interstate Class A common stock and First Interstate Class B common stock voting together as a single class, and the affirmative vote of the holders of a majority of the outstanding shares of Great Western common stock entitled to vote on the merger agreement.
The First Interstate staggered board proposal must be approved by the affirmative vote of a majority of the votes entitled to be cast on the proposal by First Interstate shareholders, with the holders of First Interstate Class A common stock and First Interstate Class B common stock voting together as a single class. The First Interstate authorized share count proposal must be approved by the affirmative vote of a majority of the voting power of the issued and outstanding shares of First Interstate common stock, with the holders of First Interstate Class A common stock and First Interstate Class B common stock voting together as a single class. The affirmative vote of the majority of the votes cast, with holders of First Interstate Class A common stock and First Interstate Class B common stock voting together as a single class, is required to approve the First Interstate adjournment proposal. The affirmative vote of the holders of a majority of the shares of Great Western common stock present or represented by proxy at the Great Western special meeting and entitled to vote on the subject matter is required to approve each of the Great Western compensation proposal and the Great Western adjournment proposal. The First Interstate board of directors unanimously recommends that you vote “FOR” the First Interstate merger proposal, “FOR” the First Interstate authorized share count proposal, “FOR” the First Interstate staggered board proposal and “FOR” the First Interstate adjournment proposal. The Great Western board of directors unanimously recommends that you vote “FOR” the Great Western merger proposal, “FOR” the Great Western compensation proposal and “FOR” the Great Western adjournment proposal.
Q:	Can I change my vote after I have delivered my proxy or voting instruction card?
A:	Yes. You can change your vote at any time before your proxy is voted at your meeting. You can do this by:
•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of First Interstate or Great Western, as applicable;
•	signing and returning a proxy card with a later date;
•	attending the special meeting, notifying the corporate secretary and voting by ballot at the special meeting; or
•	voting by telephone or the Internet at a later time.
If your shares are held by a broker, bank, trustee or other nominee, you should contact your broker, bank, trustee or other nominee to change your vote.
Q:
Will First Interstate be required to submit the First Interstate merger proposal, the First Interstate authorized share count proposal and the First Interstate staggered board proposal to its shareholders even if the First Interstate board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the First Interstate special meeting, First Interstate is required to submit the First Interstate merger proposal, the First Interstate authorized share count proposal and the First Interstate staggered board proposal to its shareholders even if the First Interstate board of directors has withdrawn or modified its recommendation.

Q:	Will Great Western be required to submit the Great Western merger proposal to its stockholders even if the Great Western board of directors has withdrawn, modified or qualified its recommendation?
A:
Yes. Unless the merger agreement is terminated before the Great Western special meeting, Great Western is required to submit the Great Western merger proposal to its stockholders even if the Great Western board of directors has withdrawn or modified its recommendation.

Q:	Are holders of First Interstate common stock entitled to appraisal or dissenters’ rights?
A:
No. Holders of First Interstate common stock are not entitled to appraisal or dissenters’ rights under the Montana Business Corporation Act, as amended (the “MBCA”). For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 118.

Q:	Are holders of Great Western common stock entitled to appraisal or dissenters’ rights?
A:
No. Holders of Great Western common stock are not entitled to appraisal or dissenters’ rights under the Delaware General Corporation Law, as amended (the “DGCL”). For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 118.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the First Interstate merger proposal, the First Interstate authorized share count proposal, the First Interstate staggered board proposal or the Great Western merger proposal, or the other proposals to be considered at the First Interstate special meeting and the Great Western special meeting, respectively?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 35. You also should read and carefully consider the risk factors of First Interstate and Great Western contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to holders of Great Western common stock?
A:
The merger has been structured to qualify as a reorganization for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that First Interstate and Great Western each receive a legal opinion to the effect that the merger will so qualify. Assuming the receipt and accuracy of these opinions, holders of Great Western common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Great Western common stock for First Interstate Class A common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of First Interstate Class A common stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 138.

Q:	When is the merger expected to be completed?
A:
First Interstate and Great Western expect the merger to close in the first quarter of 2022. However, neither First Interstate nor Great Western can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. First Interstate and Great Western must first obtain the approval of holders of First Interstate common stock and holders of Great Western common stock for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What are the conditions to completion of the merger?
A:
The obligations of First Interstate and Great Western to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of statutory waiting periods without the imposition of any materially burdensome regulatory condition, tax opinions, approval by holders of First Interstate common stock of the First Interstate merger proposal, the First Interstate authorized share count proposal and the First Interstate staggered board proposal and approval by holders of Great Western common stock of the Great Western merger proposal. For more information, see the section entitled “The Transaction Agreements-Description of the Merger Agreement-Conditions to Completion of the Merger” beginning on page 132.

Q:	What happens if the merger is not completed?
A:
If the merger is not completed, holders of Great Western common stock will not receive any consideration for their shares of Great Western common stock in connection with the merger. Instead, Great Western will remain an independent public company, Great Western common stock will continue to be listed on the NYSE, and First Interstate will not complete the issuance of shares of First Interstate Class A common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $105 million may be payable by First Interstate to Great Western or a termination fee of $70 million may be payable by Great Western to First Interstate, as applicable. See the section entitled “The Transaction Agreements—Description of the Merger Agreement—Termination Fees” beginning on page 134 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.
Q:	Should I send in my stock certificates now?
A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent mutually agreed upon by First Interstate and Great Western (the “exchange agent”) will send you instructions for exchanging Great Western stock certificates for the consideration to be received in the merger. See the section entitled “The Transaction Agreements—Description of the Merger Agreement—Conversion of Shares; Exchange of Great Western Stock Certificates” beginning on page 121.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?
A:
If you hold shares of First Interstate common stock or Great Western common stock in “street name” and also directly in your name as a holder of record or otherwise or if you hold shares of First Interstate common stock or Great Western common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting.

Record holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of First Interstate common stock or Great Western common stock are voted.
Shares in “street name.” For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee to vote your shares.
Q:	Who can help answer my questions?
A:
First Interstate shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact First Interstate’s corporate secretary at 401 North 31st Street, Billings, Montana 59101, Telephone: (406) 255-5304, or First Interstate’s proxy solicitor, MacKenzie Partners Inc. (“MacKenzie”), at 1407 Broadway, 27th Floor, New York, New York 10018, Telephone: (800) 322-2885, Banks and Brokers: (212) 929-5500, Email: proxy@mackenziepartners.com.

Great Western stockholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Great Western’s corporate secretary at 225 S. Main Ave., Sioux Falls, South Dakota 57104, Attention: Corporate Secretary, or by telephone at (605) 334–2548, or Great Western’s proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), by calling toll-free at (877) 750-9496, or for banks and brokers, collect at (212) 750-5833.

SUMMARY
This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference important business and financial information about First Interstate and Great Western into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 161 of this joint proxy statement/prospectus.
The Parties to the Merger (pages 59 and 60)
First Interstate BancSystem, Inc.
401 North 31st Street
Billings, MT 59101
(406) 255-5322
First Interstate is a financial and bank holding company focused on community banking. Since its incorporation in Montana in 1971, First Interstate has grown both organically and through strategic acquisitions. First Interstate operates 147 banking offices, including detached drive-up facilities, in communities across six states: Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through its bank subsidiary, First Interstate Bank, First Interstate delivers a comprehensive range of banking products and services, including online and mobile banking, to individuals, businesses, municipalities, and others throughout its market areas. As of June 30, 2021, First Interstate had consolidated assets of $18.9 billion, deposits of $15.6 billion, loans held for investment of $9.8 billion, and total stockholders’ equity of $2.0 billion.
First Interstate Class A common stock is traded on the NASDAQ under the symbol “FIBK”.
Great Western Bancorp, Inc.
225 South Main Avenue
Sioux Falls, South Dakota 57104
(605) 334-2548
Great Western is a bank holding company incorporated in the state of Delaware and maintains its principal executive office in Sioux Falls, South Dakota. Great Western is a full-service regional bank holding company focused on relationship-based business banking through its wholly owned banking subsidiary, Great Western Bank. Great Western serves its customers through 175 branches in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. Great Western provides a wide range of services, including commercial and consumer loan and depository services, private banking, brokerage, trust, investment advisory and other traditional banking services. At June 30, 2021, Great Western had total consolidated assets of $13.1 billion, total consolidated loans of $8.5 billion, total consolidated deposits of $11.5 billion, and total consolidated stockholders’ equity of $1.2 billion.
Great Western common stock is traded on the NYSE under the symbol “GWB.”
The Merger and the Merger Agreement (pages 61 and 119)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.
Structure of the Merger
Subject to the terms and conditions of the merger agreement, at the completion of the merger, Great Western will merge with and into First Interstate, with First Interstate as the surviving corporation. Following the completion of the merger, Great Western Bank will merge with and into First Interstate Bank, with First Interstate Bank as the surviving bank in the bank merger. Following the merger, Great Western common stock will be delisted from the NYSE and deregistered under the Exchange Act and will cease to be publicly traded.

Prior to the completion of the merger, First Interstate and Great Western may, by mutual agreement, change the method or structure of effecting the combination of First Interstate and Great Western if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that (unless the merger agreement is so amended in accordance with the terms thereof) no such change may (1) alter or change the exchange ratio or the number of shares of First Interstate Class A common stock received by holders of Great Western common stock in exchange for each share of Great Western common stock, (2) adversely affect the tax treatment of Great Western’s stockholders or First Interstate’s shareholders pursuant to the merger agreement, (3) adversely affect the tax treatment of Great Western or First Interstate pursuant to the merger agreement or (4) materially impede or delay the completion of the transactions contemplated by the merger agreement in a timely manner.
Merger Consideration
In the merger, holders of Great Western common stock will receive 0.8425 shares of First Interstate Class A common stock for each share of Great Western common stock they hold immediately prior to the effective time. First Interstate will not issue any fractional shares of First Interstate Class A common stock in the merger. Holders of Great Western common stock who would otherwise be entitled to a fraction of a share of First Interstate Class A common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the First Interstate closing share value.
First Interstate Class A common stock is listed on the NASDAQ under the symbol “FIBK”, and Great Western common stock is listed on the NYSE under the symbol “GWB”. The following table shows the closing sale prices of First Interstate Class A common stock as reported on the NASDAQ on September 15, 2021 and Great Western common stock as reported on the NYSE on September 15, 2021, the last full trading day before the public announcement of the merger agreement, and on [   ], 2021, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Great Western common stock, which was calculated by multiplying the closing price of First Interstate Class A common stock on those dates by the exchange ratio of 0.8425.
	First Interstate Class A Common Stock	Great Western Common Stock	Implied Value of One Share of Great Western Common Stock
September 15, 2021	$ 42.32	$ 28.60	$ 35.65
[ ], 2021	$[ ]	$[ ]	$[ ]
For more information on the exchange ratio, see the section entitled “The Merger—Terms of the Merger” beginning on page 61 and the section entitled “The Transaction Agreements-Description of the Merger Agreement—Merger Consideration” beginning on page 120.
Treatment of Great Western Equity Awards (page 111)
At the effective time, each outstanding Great Western RSU and Great Western PSU will vest and be converted into the right to receive the merger consideration with respect to each share of Great Western common stock underlying such Great Western RSU or Great Western PSU as though such awards had been settled in shares of Great Western common stock immediately prior to the effective time, with the number of shares underlying Great Western PSUs determined assuming performance goals are satisfied at the greater of target and actual levels of performance as determined by the Great Western board of directors or a committee thereof prior to the effective time.
Material U.S. Federal Income Tax Consequences of the Merger (page 138)
The merger has been structured to qualify as a reorganization for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that First Interstate and Great Western each receive a legal opinion to the effect that the merger will so qualify. Assuming the receipt and accuracy of these opinions, holders of Great Western common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Great Western common stock for First Interstate Class A common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of First Interstate Class A common stock.

You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.
First Interstate’s Reasons for the Merger; Recommendation of the First Interstate Board of Directors (page 84)
The First Interstate board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of First Interstate and its shareholders and has unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The First Interstate board of directors unanimously recommends that holders of First Interstate common stock vote “FOR” the First Interstate merger proposal, “FOR” the First Interstate authorized share count proposal, “FOR” the First Interstate staggered board proposal, and “FOR” the First Interstate adjournment proposal. For a more detailed discussion of the First Interstate board of directors’ recommendation, see the section entitled “The Merger—First Interstate’s Reasons for the Merger; Recommendation of the First Interstate Board of Directors” beginning on page 84.
Great Western’s Reasons for the Merger; Recommendation of the Great Western Board of Directors (page 72)
The Great Western board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Great Western and its stockholders and has unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Great Western board of directors unanimously recommends that holders of Great Western common stock vote “FOR” the Great Western merger proposal, “FOR” the Great Western compensation proposal and “FOR” the Great Western adjournment proposal. For a more detailed discussion of the Great Western board of directors’ recommendation, see the section entitled “The Merger—Great Western’s Reasons for the Merger; Recommendation of the Great Western Board of Directors” beginning on page 72 of this joint proxy statement/prospectus.
Opinions of First Interstate’s Financial Advisors (page 87)
Opinion of Keefe, Bruyette & Woods, Inc.
In connection with the merger, Keefe, Bruyette & Woods, Inc. (“KBW”) delivered its opinion, dated September 15, 2021, to the First Interstate board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to First Interstate of the exchange ratio in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the First Interstate board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of First Interstate to engage in the merger or enter into the merger agreement or constitute a recommendation to the First Interstate board of directors in connection with the merger, and it does not constitute a recommendation to any holder of First Interstate Class A common stock or First Interstate Class B common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the merger or any other matter.
Opinion of Barclays Capital, Inc.
On September 15, 2021, Barclays Capital, Inc. (“Barclays”) rendered its opinion to the First Interstate board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to First Interstate of the exchange ratio in the proposed merger. The full text of Barclays’ written opinion, dated September 15, 2021, is attached as Annex D to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. Barclays’ opinion was for the use and benefit of the First Interstate board of directors and was rendered to the First Interstate board of directors in connection with its consideration of the merger, addresses only the fairness, from a financial point of view, of the exchange ratio to be paid by First Interstate in the merger and does not constitute a recommendation to any shareholder of

First Interstate as to how such shareholder should vote with respect to the merger or any other matter. Barclays was not requested to opine as to, and its opinion does not in any manner address, First Interstate’s underlying business decision to proceed with or effect the merger or the relative merits of the merger as compared to any other transaction or business strategy in which First Interstate may engage.
Opinion of Great Western’s Financial Advisor (page 75)
Great Western retained Piper Sandler & Co. (“Piper Sandler”) to act as financial advisor to the Great Western board of directors in connection with Great Western’s consideration of a possible business combination.
At the September 15, 2021 meeting at which the Great Western board of directors considered the merger and the merger agreement, Piper Sandler delivered to the Great Western board of directors its oral opinion, which was subsequently confirmed in writing on September 15, 2021, to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio was fair to the holders of Great Western common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex E to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Holders of Great Western common stock are urged to read the entire opinion carefully in connection with their consideration of the merger and adoption of the merger agreement. Piper Sandler’s opinion was addressed to the Great Western board of directors (in its capacity as such) in connection with and for the purposes of its consideration of the merger and the merger agreement, and does not constitute a recommendation to any stockholder of Great Western as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the adoption of the merger and the merger agreement.
Appraisal or Dissenters’ Rights in the Merger (page 118)
Holders of First Interstate common stock are not entitled to appraisal or dissenters’ rights under the MBCA and holders of Great Western common stock are not entitled to appraisal or dissenters’ rights under the DGCL. For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 118.
Interests of First Interstate’s Directors and Executive Officers in the Merger (page 109)
In considering the recommendation of the First Interstate board of directors to vote for the First Interstate merger proposal, the First Interstate authorized share count proposal, the First Interstate staggered board proposal, and the First Interstate adjournment proposal, holders of First Interstate common stock should be aware that the directors and executive officers of First Interstate may have interests in the merger that are different from, or in addition to, the interests of holders of First Interstate common stock generally. The First Interstate board of directors was aware of these interests and considered them, among other matters, in making its recommendation that First Interstate shareholders vote to approve the First Interstate merger proposal, the First Interstate authorized share count proposal, the First Interstate staggered board proposal and the First Interstate adjournment proposal.
These interests include:
•
eleven (11) legacy First Interstate directors, one of whom will be the Chief Executive Officer of First Interstate as of immediately prior to the effective time, will continue to serve on the First Interstate board of directors, as further described in the section entitled “The Merger—Governance of the Surviving Corporation After the Merger” beginning on page 114.

•
Mr. James R. Scott, Mr. James R. Scott Jr., Mr. Jonathon R. Scott and Mr. John M. Heyneman Jr. (the “Scott Family directors”) are party to the stockholders’ agreement, as discussed in further detail in “The Transaction Agreements—Description of the Stockholders’ Agreement” beginning on page 136.

•
The stockholders’ agreement provides for, among other things, First Interstate to make a contribution to the First Interstate BancSystem Foundation (the “FIBK Foundation”), as discussed in further detail in “The Transaction Agreements—Description of the Stockholders’ Agreement” beginning on page 136. Mr. Kevin Riley, President and Chief Executive Officer and a member of the First Interstate board of directors, Mr. James Scott, a member of the First Interstate board of directors, and certain members of the First Interstate management serve as directors on the board of directors of the FIBK Foundation.

•	The Scott Family directors are party to the letter agreement, as discussed in further detail in “The Transaction Agreements—Description of the Letter Agreement” beginning on page 137.
The First Interstate board of directors was aware of and considered these respective interests when deciding to adopt and approve the merger agreement and the other transaction agreements. For more information, see the section entitled “The Merger—Interests of First Interstate’s Directors and Executive Officers in the Merger” beginning on page 109.
Interests of Great Western’s Directors and Executive Officers in the Merger (page 110)
In considering the recommendation of the Great Western’s board of directors to vote for the Great Western merger proposal, the Great Western compensation proposal and the Great Western adjournment proposal, holders of Great Western common stock should be aware that the directors and executive officers of Great Western may have interests in the merger that are different from, or in addition to, the interests of holders of Great Western common stock generally. The Great Western board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Great Western shareholders vote to approve the Great Western merger proposal, the Great Western compensation proposal and the Great Western adjournment proposal.
These interests include:
•
each outstanding Great Western RSU and Great Western PSU will vest and be converted into the right to receive the merger consideration with respect to each share of Great Western common stock underlying such Great Western RSU or Great Western PSU as though such awards had been settled in shares of Great Western common stock immediately prior to the effective time of the merger, with the number of shares underlying Great Western PSUs determined assuming performance goals are satisfied at the greater of target and actual levels of performance as determined by the Great Western board of directors or a committee thereof prior to the effective time of the merger;

•
Great Western’s executive officers are party to employment agreements that provide for severance payments and benefits in connection with a termination of employment in connection with a change in control such as the merger;

•
certain of Great Western’s directors and executive officers are expected to continue to serve as directors or executive officers, as applicable, of the surviving corporation following the closing of the merger; and

•	Great Western’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.
The Great Western board of directors was aware of and considered these respective interests when deciding to adopt and approve the merger agreement. For more information, see the section entitled “The Merger—Interests of Great Western’s Directors and Executive Officers in the Merger” beginning on page 110.
Governance of the Surviving Corporation After the Merger (page 114)
Articles Amendment
In connection with the merger, First Interstate’s articles of incorporation will be amended to increase the number of authorized shares of First Interstate Class A common stock from one hundred million (100,000,000) shares to one hundred fifty million (150,000,000) shares. Further, First Interstate’s articles of incorporation will be amended to make certain technical changes, which are intended to incorporate provisions that currently exist in First Interstate’s bylaws, relating to the classification of the First Interstate board of directors into three classes, with directors in each class serving staggered three-year terms. A copy of the First Interstate articles amendment is attached to this joint proxy statement/prospectus as Annex B.
Except as described above, First Interstate’s articles of incorporation as in effect immediately prior to the effective time, as amended as described above, will be the articles of incorporation of the surviving corporation, until thereafter amended in accordance with applicable law.

Bylaws
Prior to the closing of the merger (the “closing”), the First Interstate board of directors will take all actions necessary to cause the bylaws of First Interstate to be amended as set forth in Exhibit B to the merger agreement (such amendment, the “First Interstate bylaw amendment”), and as so amended, effective upon the completion of the merger, the bylaws of First Interstate will be the bylaws of the surviving corporation, until thereafter amended as provided therein or in accordance with applicable law. The First Interstate bylaw amendment provides that, from and after the effective time and until the date of the conversion, neither First Interstate nor the First Interstate board of directors may take any action that would prevent the conversion, and the provision in the bylaw amendment implementing such conversion arrangement may not be amended or repealed by the board of directors of the surviving corporation except by an affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the surviving corporation (including at least one legacy Great Western director (as defined below)).
Board of Directors and Committees of the Board of Directors
The board of directors of the surviving corporation as of the effective time will have sixteen (16) members, consisting of:
•	the Chief Executive Officer of First Interstate immediately prior to the effective time;
•
ten (10) additional members of the First Interstate board of directors as of immediately prior to the effective time (together with the Chief Executive Officer of First Interstate as of immediately prior to the effective time, the “legacy First Interstate directors”); and

•
five (5) members of the Great Western board of directors as of immediately prior to the effective time (the “legacy Great Western directors”); provided that any legacy Great Western director must meet any applicable requirements or standards that may be imposed by a regulatory agency for service on the First Interstate board of directors.

Prior to the effective time, the parties will cooperate in good faith (coordinating through their respective Chairs) to mutually agree on the selection of the Great Western directors who will join the board of directors of the surviving corporation, their respective classes and their respective committee appointments, taking into account relevant considerations including skill sets, experience, diversity and inclusion, and the needs of the board of directors of the surviving corporation; provided, that (i) the legacy Great Western directors will be apportioned among the three (3) classes of the board of directors of the surviving corporation as nearly evenly as is possible, (ii) the Chair of the Great Western board of directors as of immediately prior to the effective time will be appointed to the Executive Committee of the board of directors of the surviving corporation effective as of the effective time and (iii) the legacy Great Western directors will be eligible and given due consideration for committee service to the same extent as the legacy First Interstate directors, and each legacy Great Western director will be appointed to at least two (2) standing committees of the board of directors of the surviving corporation effective as of the effective time.
In addition, pursuant to the merger agreement, the surviving corporation, the board of directors of the surviving corporation and the Governance and Nominating Committee of the board of directors of the surviving corporation will take all actions necessary to nominate the legacy Great Western directors for reelection to the board of directors of the surviving corporation at the first annual meeting of shareholders of the surviving corporation following the effective time, and thereafter (provided such directors continue to meet the director qualification and eligibility criteria of the Governance and Nominating Committee of the board of directors of the surviving corporation) any legacy Great Western director whose class term expires in fewer than three (3) years from the date on which closing of the merger occurs (the “closing date”) will be nominated for reelection to the board of directors of the surviving corporation upon the expiration of his or her term, so that each legacy Great Western director will serve as a member of the board of directors of the surviving corporation for a minimum of three (3) full years from the closing date.
In addition, pursuant to the merger agreement, First Interstate and Great Western have agreed to cooperate in good faith to develop, and make recommendations for approval by the board of directors of the surviving corporation with respect to, any advisable changes to the corporate governance guidelines and board committee charters of the surviving corporation to comply with applicable law and the listing requirements and corporate governance rules of NASDAQ in anticipation of the surviving corporation no longer qualifying as a “controlled company” under the NASDAQ Marketplace LLC Rules (the “NASDAQ rules”).

Regulatory Approvals (page 116)
Subject to the terms of the merger agreement, First Interstate and Great Western have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all documentation to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such governmental entities. These approvals include the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Montana Division of Banking and Financial Institutions (“MDOB”) and the Division of Banking of the South Dakota Department of Labor and Regulation (“SDDB”).
Although neither First Interstate nor Great Western knows of any reason why it cannot obtain these regulatory approvals in a timely manner, First Interstate and Great Western cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger.
Expected Timing of the Merger
First Interstate and Great Western expect the merger to close in the first quarter of 2022. However, neither First Interstate nor Great Western can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. First Interstate and Great Western must first obtain the approval of holders of First Interstate common stock and holders of Great Western common stock for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.
The Transaction Agreements (page 119)
Merger Agreement
Conditions to Completion of the Merger
As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
•
approval of the merger agreement and the First Interstate articles amendment by the shareholders of First Interstate by the requisite First Interstate vote and approval of the merger agreement by the stockholders of Great Western by the requisite Great Western vote;

•	the authorization for listing on the NASDAQ, subject to official notice of issuance, of the shares of First Interstate Class A common stock that will be issued pursuant to the merger agreement;
•
the receipt of specified governmental consents and approvals, including from the Federal Reserve Board, the MDOB, and the SDDB, and termination or expiration of all applicable waiting periods in respect thereof, in each case without the imposition of any materially burdensome regulatory condition;

•
the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

•
no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
the accuracy of the representations and warranties of First Interstate and Great Western in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect);

•
the performance in all material respects by each of First Interstate and Great Western of their respective obligations, covenants and agreements under the merger agreement (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect); and

•
receipt by each of First Interstate and Great Western of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the receipt of the requisite First Interstate vote or the requisite Great Western vote (except as indicated below), in the following circumstances:
•	by mutual written consent of First Interstate and Great Western;
•
by either First Interstate or Great Western if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•
by either First Interstate or Great Western if the merger has not been completed on or before the termination date (September 15, 2022), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•
by either First Interstate or Great Western (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Great Western, in the case of a termination by First Interstate, or First Interstate, in the case of a termination by Great Western, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the other party, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•
by Great Western, prior to the receipt of the requisite First Interstate vote, if (i) First Interstate or the First Interstate board of directors has made a recommendation change (as defined below) or (ii) First Interstate or the First Interstate board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the First Interstate board recommendation;

•
by First Interstate, prior to the receipt of the requisite Great Western vote, if (i) Great Western or the Great Western board of directors has made a recommendation change or (ii) Great Western or the Great Western board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Great Western board recommendation; or

•
by either First Interstate or Great Western, if (i) the requisite First Interstate vote has not been obtained upon a vote thereon taken at the First Interstate special meeting (including any adjournment or postponement thereof) or (ii) the requisite Great Western vote has not been obtained upon a vote thereon taken at the Great Western special meeting (including any adjournment or postponement thereof).

Termination Fees
If the merger agreement is terminated by either First Interstate or Great Western under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation by First Interstate or Great Western or their respective boards, First Interstate may be required to pay a termination fee of $105 million to Great Western and Great Western may be required to pay a termination fee of $70 million to First Interstate.
Support Agreement
Concurrently with the execution and delivery of the merger agreement, the Scott Family shareholders entered into the support agreement pursuant to which, among other things, each Scott Family shareholder has agreed, subject to the terms of the support agreement, to (i) vote the shares of First Interstate common stock owned by it in favor of the approval and adoption of the merger agreement and the First Interstate articles amendment, and against any competing transaction and (ii) not transfer its shares of First Interstate common stock prior to the First Interstate special meeting, with certain limited exceptions. The support agreement will terminate upon termination of the merger agreement and certain other specified events, including, among others, if the First Interstate board effects a recommendation change under the merger agreement and a majority of the independent directors of First Interstate approve such recommendation change. Each of First Interstate and Great Western is an express third party beneficiary of the support agreement and has the right to directly enforce the obligations of the parties thereto. As of [   ], 2021, the record date for the First Interstate special meeting, the Scott family shareholders collectively owned [   ]% of the voting power represented by issued and outstanding shares of First Interstate common stock.
Stockholders’ Agreement
Concurrently with the execution and delivery of the merger agreement, the Scott Family shareholders entered into a stockholders’ agreement with First Interstate (the “stockholders’ agreement”), which will become effective as of the closing of the merger.
Under the stockholders’ agreement, for so long as the Scott Family shareholders and certain other related parties (collectively, the “Stockholders”) hold greater than or equal to 15% of the shares of First Interstate common stock, the Scott Family shareholders will have the right to designate three directors to the First Interstate board of directors. If the Stockholders hold greater than or equal to 10% (but less than 15%) of the shares of First Interstate common stock, the Scott Family shareholders will have the right to designate two directors to the First Interstate board of directors. If the Stockholders hold greater than or equal to 5% (but less than 10%) of the shares of First Interstate common stock, the Scott Family shareholders will have the right to designate one director to the First Interstate board of directors. The Scott Family shareholders will not have the right to designate any directors once the Stockholders hold less than 5% of the shares of First Interstate common stock. For so long as the Scott Family shareholders are entitled to designate at least one director, the Scott Family shareholders will also be entitled to certain rights to designate observers on the First Interstate board of directors and to designate directors on the Board of Directors of the FIBK Foundation. In addition, as promptly as practicable following the effective time, First Interstate will make a contribution of $21,500,000 to the FIBK Foundation.
Under the stockholders’ agreement, if the merger is consummated in accordance with the terms of the merger agreement, then First Interstate will pay to the Scott Family shareholders all reasonable and documented out-of-pocket expenses incurred by the Scott Family shareholders in connection therewith, up to a maximum of $8.5 million.
The stockholders’ agreement also provides the Stockholders (i) up to two “demand” registrations in the aggregate in any 12-month period in the case of a marketed underwritten offering, (ii) up to four underwritten block trades in the aggregate in any 12-month period and (iii) customary “piggyback” registration rights. The stockholders’ agreement also provides that First Interstate will indemnify the Stockholders against certain liabilities that may arise under the Securities Act.

Letter Agreement
Concurrently with the execution and delivery of the merger agreement, the Scott Family shareholders entered into a letter agreement with First Interstate (the “letter agreement”). Under the letter agreement, First Interstate agrees that, in the event the merger agreement is terminated prior to the closing in a circumstance in which First Interstate receives payment of the termination fee from Great Western, First Interstate will pay to the Scott Family shareholders all reasonable and documented out-of-pocket expenses incurred by the Scott Family shareholders in connection therewith, up to a maximum of $3.5 million.
Accounting Treatment (page 116)
First Interstate and Great Western each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The merger will be accounted for using the acquisition method of accounting, and First Interstate will be treated as the accounting acquirer for financial reporting purposes.
The Rights of Holders of Great Western Common Stock Will Change as a Result of the Merger (page 145)
The rights of holders of Great Western common stock are governed by Delaware law and by the certificate of incorporation and bylaws of Great Western. In the merger, holders of Great Western common stock will become holders of common stock of the surviving corporation, and their rights will be governed by Montana law and the articles of incorporation of First Interstate as amended by the First Interstate articles amendment and the bylaws of First Interstate as amended by the First Interstate bylaw amendment. Holders of Great Western common stock will have different rights once they become holders of common stock of the surviving corporation due to differences between the Great Western governing documents and Delaware law, on the one hand, and the First Interstate governing documents and Montana law, on the other hand. These differences are described in more detail under the section entitled “Comparison of Shareholders’ Rights” beginning on page 145.
Listing of First Interstate Class A Common Stock; Delisting and Deregistration of Great Western Common Stock (page 144)
The shares of First Interstate Class A common stock to be issued in the merger will be listed for trading on the NASDAQ. Following the merger, shares of First Interstate Class A common stock will continue to be listed on the NASDAQ. In addition, following the merger, Great Western common stock will be delisted from the NYSE and deregistered under the Exchange Act.
The First Interstate Special Meeting (page 44)
The First Interstate special meeting will be held at First Interstate Bank Great West Center, 1800 Sixth Avenue North, Billings, MT 59101, on [   ], 2022, at [   ], local time. At the First Interstate special meeting, holders of First Interstate common stock will be asked to consider and vote on the following proposals:
•	the First Interstate merger proposal;
•	the First Interstate authorized share count proposal;
•	the First Interstate staggered board proposal; and
•	the First Interstate adjournment proposal.
You may vote at the First Interstate special meeting if you owned shares of First Interstate common stock at the close of business on [   ]. On that date, there were [   ] shares of First Interstate Class A common stock and [   ] shares of First Interstate Class B common stock outstanding, of which approximately [ ]% of the First Interstate Class A common stock and [ ]% of the First Interstate Class B common stock were owned and entitled to be voted by First Interstate directors and executive officers and their affiliates. We currently expect that First Interstate’s directors and executive officers will vote their shares in favor of the First Interstate merger proposal and the other proposals to be considered at the First Interstate special meeting, although none of them has entered into any agreements obligating them to do so other than the Scott Family shareholders who are parties to the support agreement. As of [   ], the record date for the First Interstate special meeting, the Scott family shareholders collectively owned approximately [   ]% of the voting power represented by issued and outstanding shares of First Interstate common stock.

Each of the First Interstate merger proposal and the First Interstate staggered board proposal will be approved if a majority of the votes entitled to be cast on the merger agreement, with holders of First Interstate Class A common stock and First Interstate Class B common stock voting together as a single class, are voted in favor of such proposals. The First Interstate authorized share count proposal will be approved if a majority of the voting power of the issued and outstanding shares of First Interstate common stock is voted in favor of such proposal, with holders of First Interstate Class A common stock and First Interstate Class B common stock voting together as a single class. The First Interstate adjournment proposal will be approved if a majority of the votes cast are voted in favor of such proposal, with holders of First Interstate Class A common stock and First Interstate Class B common stock voting together as a single class. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the First Interstate special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the First Interstate merger proposal, the First Interstate authorized share count proposal, or the First Interstate staggered board proposal, it will have the same effect as a vote “AGAINST” such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the First Interstate special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the First Interstate adjournment proposal, it will have no effect on such proposal.
The Great Western Special Meeting (page 52)
The Great Western special meeting will be held virtually on [   ], at [   ], local time. At the Great Western special meeting, holders of Great Western common stock will be asked to consider and vote on the following proposals:
•	the Great Western merger proposal;
•	the Great Western compensation proposal; and
•	the Great Western adjournment proposal.
You may vote at the Great Western special meeting if you owned shares of Great Western common stock at the close of business on [   ]. On that date, there were [   ] shares of Great Western common stock outstanding, approximately [   ] percent ([   ]%) of which were owned and entitled to be voted by Great Western directors and executive officers and their affiliates. We currently expect that Great Western’s directors and executive officers will vote their shares in favor of the Great Western merger proposal and the other proposals to be considered at the Great Western special meeting, although none of them has entered into any agreements obligating them to do so.
The Great Western merger proposal will be approved if the holders of a majority of the outstanding shares of Great Western common stock entitled to vote on such proposal vote in favor of such proposal. The Great Western compensation proposal and the Great Western adjournment proposal will each be approved if the holders of a majority of the shares of Great Western common stock present or represented by proxy at the Great Western special meeting and entitled to vote on the subject matter vote in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Great Western special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Great Western merger proposal, it will have the same effect as a vote “AGAINST” the Great Western merger proposal. If you mark “ABSTAIN” on your proxy with respect to the Great Western compensation proposal or the Great Western adjournment proposal, it will have the same effect as a vote “AGAINST” such proposal. If you fail to submit a proxy or vote at the Great Western special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Great Western compensation proposal or the Great Western adjournment proposal, it will have no effect on such proposal.
Risk Factors (page 35)
In evaluating the merger agreement and the merger, including the issuance of shares of First Interstate Class A common stock in the merger, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 35 and in First Interstate’s Annual Report on Form 10-K for the year ended December 31, 2020 and Great Western’s Annual Report on Form 10-K for the year ended September 30, 2020 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 161 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

UNAUDITED PRO FORMA COMBINED
CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma combined condensed consolidated financial information is based on the separate historical financial statements of First Interstate and Great Western after giving effect to the merger and the issuance of First Interstate common stock in connection therewith, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial information. The unaudited pro forma combined condensed consolidated statement of income for the year ended December 31, 2020 combines the historical consolidated statements of income of First Interstate and Great Western, giving effect to the merger as if it had been completed on January 1, 2020. The unaudited pro forma combined condensed consolidated statement of income for the period ended June 30, 2021 combines the historical consolidated statements of income of First Interstate and Great Western, giving effect to the merger as if it had been completed on January 1, 2021. The accompanying unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2021 combines the historical consolidated balance sheets of First Interstate and Great Western, giving effect to the merger as if it had been completed on June 30, 2021.
The following unaudited pro forma combined condensed consolidated financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of First Interstate and the related notes included in First Interstate’s Annual Report on Form 10-K for the year ended December 31, 2020 and unaudited consolidated financial statements of First Interstate and the related notes included in First Interstate’s Quarterly Report on Form 10-Q for the period ended June 30, 2021, and (ii) the historical audited consolidated financial statements of Great Western and the related notes included in Great Western’s Annual Report on Form 10-K for the year ended September 30, 2020 and unaudited consolidated financial statements of Great Western and the related notes included in Great Western’s Quarterly Report on Form 10-Q for the period ended June 30, 2021, each of which is incorporated into this joint proxy statement/prospectus by reference.
The historical consolidated financial information has been adjusted in the unaudited pro forma combined condensed consolidated financial information to give effect to the pro forma events that are (i) directly related to the merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined condensed statement of income, expected to have a continuing effect on the results of the combined company. The unaudited pro forma combined condensed consolidated financial information contained herein does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the merger. The following unaudited pro forma combined condensed consolidated financial information gives effect to the merger and includes adjustments for the following:
•	certain reclassifications to conform historical financial statement presentations between the companies;
•
application of the acquisition method of accounting under the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification 805, “Business Combinations,” to reflect merger consideration of approximately $2.0 billion in exchange for 100% of all outstanding shares of Great Western common stock; and

•	transaction costs in connection with the merger.
Future results may differ materially from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 35 and appearing under the caption “Risk Factors” in First Interstate’s and Great Western’s most recently filed Annual Reports on Form 10-K and in any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference in this joint proxy statement/prospectus, and the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33. Among other factors, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements as a result of:
•	changes in the trading price for First Interstate common stock;
•	net cash used or generated in First Interstate’s or Great Western’s operations between the signing of the merger agreement and the completion of the merger;

•
the timing of the completion of the merger, changes in total merger-related expenses, and integration costs, including costs associated with systems implementation, severance, and other costs related to exit or disposal activities;

•	other changes in First Interstate’s or Great Western’s net assets that occur prior to the completion of the merger, which could cause material differences in the information presented below; and
•	changes in the financial results of the combined company.
The risk of such variance is particularly significant with respect to the preliminary purchase price allocation, because such allocation is based, in large part, on the closing price per share of First Interstate common stock as of the closing date. The pro forma adjustments are preliminary estimates for intangible assets and certain financial assets and financial liabilities. The purchase price allocation and related adjustments reflected in these unaudited pro forma combined condensed consolidated financial statements are preliminary and subject to revision based on final determination of fair value. The preliminary purchase price allocation reflected in the unaudited pro forma combined condensed consolidated financial information assumes a closing price per share of First Interstate common stock of $42.32, the closing price of First Interstate common stock on September 15, 2021, or the date of the merger agreement. The financial markets have recently experienced extreme volatility, due in large part to the coronavirus pandemic and its widespread economic impacts. Continued financial market volatility, and its effect on the trading prices of First Interstate common stock and Great Western common stock, will largely depend on future developments, which First Interstate and Great Western cannot accurately predict or control, including new information which may emerge, the effectiveness or ineffectiveness of governmental and private actions taken to contain or treat the coronavirus pandemic, and reactions by companies, consumers, investors, governmental entities and financial markets to such actions. Particularly given this volatility and uncertainty, the unaudited pro forma combined condensed consolidated financial information included in this joint proxy statement/prospectus may not be indicative of and does not purport to represent the combined company’s actual financial condition or results of operations as of the closing date or any future or other date or period.
The following unaudited pro forma combined condensed consolidated financial information and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the merger been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period. The preparation of the unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial statements should be read together with:
•	the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements;
•
First Interstate’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in First Interstate’s Annual Report on Form 10-K for the year ended December 31, 2020 and unaudited consolidated financial statements of First Interstate and the related notes included in First Interstate’s Quarterly Report on Form 10-Q for the period ended June 30, 2021;

•
Great Western’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended September 30, 2020, included in Great Western’s Annual Report on Form 10-K for the year ended September 30, 2020 and unaudited consolidated financial statements of Great Western and the related notes included in Great Western’s Quarterly Reports on Form 10-Q for the periods ended December 31, 2020, March 31, 2021 and June 30, 2021; and

•
other information pertaining to First Interstate and Great Western contained in or incorporated by reference into this joint proxy statement/prospectus included elsewhere in this joint proxy statement/prospectus.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED BALANCE SHEETS
The following unaudited pro forma combined condensed consolidated balance sheet gives effect to the acquisition by First Interstate using the acquisition method of accounting assuming the acquisition was consummated on June 30, 2021.
(Amounts in millions, except share data)	First Interstate 6/30/2021 (as adjusted)*	Great Western 6/30/2021 (as adjusted)*		Transaction Accounting Adjustments / Pro Forma Adjustments		Pro Forma 6/30/2021 Combined
Assets
Cash and due from banks	$238.8	$154.0		$(140.0)	(a)	$252.8
Interest bearing deposits in banks	1,709.5	1,602.3		—		3,311.8
Fed funds sold	0.1	—		—		0.1
Total cash and cash equivalents	1,948.4	1,756.3		(140.0)		3,564.7
Securities purchased under agreements to resell	—	104.5		—		104.5
Investment securities:
Available-for-sale	3,957.8	2,181.5		—		6,139.3
Held-to-maturity, net	1,685.5	202.5		(0.4)	(b)	1,887.6
Total investment securities	5,643.3	2,384.0		(0.4)		8,026.9
Mortgage loans held for sale, at fair value	48.8	1.4	(l)	—		50.2
Loans held for investment, net of deferred fees and costs	9,834.7	8,476.4		(102.4)	(c)	18,208.7
Allowance for credit losses	135.5	270.3		(31.8)	(c)	374.0
Net loans held for investment	9,699.2	8,206.1		(70.6)		17,834.7
Goodwill	621.6	—		864.9	(d)	1,486.5
Company-owned life insurance	299.0	183.6		—		482.6
Premises and equipment, net of accumulated depreciation	299.1	117.2		(2.0)	(e)	414.3
Core deposit intangibles, net of accumulated amortization	46.1	5.4	(m)	26.8	(f)	78.3
Accrued interest receivable	50.9	36.2		—		87.1
Mortgage servicing rights, net of accumulated amortization and impairment reserve	27.4	0.8	(n)	—		28.2
Other real estate owned (“OREO”)	2.0	11.5		—		13.5
Deferred tax asset, net	—	85.0		(15.2)	(g)	69.8
Other assets	254.7	178.2		—		432.9
Total assets	$18,940.5	$13,070.2		$663.5		$32,674.2
Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$5,416.8	$2,958.5		$—		8,375.3
Interest bearing	10,148.9	8,579.3		2.0	(h)	18,730.2
Total deposits	15,565.7	11,537.8		2.0		27,105.5
Securities sold under repurchase agreements	1,038.7	80.2		—		1,118.9
Long-term debt	112.4	120.0		6.0	(i)	238.4
Subordinated debentures and subordinated notes	87.0	108.9		(4.1)	(j)	191.8
Deferred tax liability, net	25.2	—		(25.2)	(g)	—
Allowance for credit losses on off-balance sheet credit exposures	3.4	2.1	(o)	—		5.5
Accrued expenses and other liabilities	137.2	60.1	(p)	(27.2)	(a)	170.1
Total liabilities	16,969.6	11,909.1		(48.5)		28,830.2
Total stockholders’ equity	1,970.9	1,161.1		712.0	(k)	3,844.0
Total liabilities and stockholders’ equity	$18,940.5	$13,070.2		$663.5		$32,674.2
*
Reclassification adjustments to align presentation were made as described in Note 3: Adjustments to the unaudited pro forma combined condensed balance sheet. These incorporated adjustments as outlined in Note 3 had no impact on previously reported stockholders equity.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
The following unaudited pro forma combined condensed consolidated statements of income for the year ended December 31, 2020 gives effect to First Interstate’s acquisition of Great Western using the acquisition method of accounting assuming the acquisition was consummated on January 1, 2020.
	For the year ended December 31, 2020
(Amounts in millions, except per share data)	First Interstate 12/31/2020 (as adjusted)*	Great Western 9/30/2020 (as adjusted)*		Transaction Accounting Adjustments / Pro Forma Adjustments		Pro Forma 12/31/2020 Combined
Interest income:
Interest and fees on loans	$453.4	$449.5		$41.0	(1)	$943.9
Interest and dividends on investment securities	66.1	42.7		0.1	(2)	108.9
Interest on federal funds sold and other	4.1	1.4	(q)	—		5.5
Total interest income	523.6	493.6		41.1		1,058.3
Interest expense:
Interest on deposits	18.1	58.6		(1.0)	(3)	75.7
Interest on FHLB advances and other borrowings	0.9	11.0	(r)	—		11.9
Interest on other debt	4.6	1.7	(s)	(2.0)	(4)	4.3
Interest on subordinated debentures held by subsidiary trusts	3.0	2.8	(s)	0.3	(5)	6.1
Total interest expense	26.6	74.1		(2.7)		98.0
Net interest income	497.0	419.5		43.8		960.3
Provision for credit losses	56.9	118.4		79.5	(6)	254.8
Net interest income after provision for credit losses	440.1	301.1		(35.7)		705.5
Non-interest income:
Payment services revenues	41.1	14.9	(t)	—		56.0
Mortgage banking revenues	47.3	9.0		—		56.3
Wealth management revenues	23.8	11.8		—		35.6
Service charges and other fees	29.7	22.9	(u)	—		52.6
Investment securities gains, net	0.3	7.9		—		8.2
Other income	14.5	(66.5)	(v)	—		(52.0)
Total non-interest income	156.7	—		—		156.7
Non-interest expense:
Salaries and employee benefits	223.1	149.4	(w)	—		372.5
Outsourced technology services	32.8	24.4		—		57.2
Occupancy and equipment, net	44.0	21.3	(x)	(0.4)	(7)	64.9
OREO expense, net of income	(0.5)	12.9		—		12.4
Professional fees	10.9	12.6	(z)	52.3	(8)	75.8
Goodwill and intangible assets impairment	—	742.4		—		742.4
Core deposit intangibles amortization	10.9	1.4	(y)	4.5	(9)	16.8
Other expenses	66.3	43.0	(z)	87.7	(10)	197.0
Total non-interest expense	387.5	1,007.4		144.1		1,539.0
Income before income tax expense	209.3	(706.3)		(179.8)		(676.8)
Income tax expense (benefit)	48.1	(25.5)		(36.1)	(11)	(13.5)
Net income (loss)	$161.2	$(680.8)		$(143.7)		$(663.3)

Basic weighted average common shares outstanding	63,611,891	55,612,251		(8,772,633)	(12)	110,451,509
Basic earnings per common share	$2.53	$(12.24)				$(6.01)
Diluted weighted average common shares outstanding	63,729,470	55,612,251		(8,772,633)	(12)	110,451,509
Diluted earnings per common share	$2.53	$(12.24)				$(6.01)
*
Reclassification adjustments to align presentation were made as described in Note 4: Adjustments to the unaudited pro forma combined condensed statements of income. These incorporated adjustments as outlined in Note 4 had no impact on previously reported net income.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Continued)
The following unaudited pro forma combined condensed consolidated statements of income for the six months ended June 30, 2021 gives effect to First Interstate’s acquisition of Great Western using the acquisition method of accounting assuming the acquisition was consummated on January 1, 2021.
	For the six months ended June 30, 2021
(Amounts in millions, except per share data)	First Interstate 6/30/2021 (as reported)	Great Western 6/30/2021 (as adjusted*)		Transaction Accounting Adjustments / Pro Forma Adjustments		Pro Forma 6/30/2021 Combined
Interest income:
Interest and fees on loans	$213.2	$193.6		$20.5	(1)	$427.3
Interest and dividends on investment securities	34.4	17.0		—		51.4
Interest on fed funds sold and other	1.0	1.1	(q)	—		2.1
Total interest income	248.6	211.7		20.5		480.8
Interest expense:
Interest on deposits	4.5	8.0		(0.5)	(3)	12.0
Interest on FHLB advances and other borrowings	0.2	1.7	(r)	—		1.9
Interest on other debt	3.0	0.6	(s)	(1.0)	(4)	2.6
Interest on subordinated debentures held by subsidiary trusts	1.4	1.0	(s)	0.2	(5)	2.6
Total interest expense	9.1	11.3		(1.3)		19.1
Net interest income	239.5	200.4		21.8		461.7
(Reversal of) provision for credit losses	(5.1)	(25.7)		79.5	(6)	48.7
Net interest income after provision for credit losses	244.6	226.1		(57.7)		413.0
Non-interest income:
Payment services revenues	21.6	8.1	(t)	—		29.7
Mortgage banking revenues	21.2	5.9		—		27.1
Wealth management revenues	12.6	6.7		—		19.3
Service charges and other fees	11.4	9.5	(u)	—		20.9
Investment securities losses, net	(0.1)	—		—		(0.1)
Other income	6.7	6.4	(v)	—		13.1
Total non-interest income	73.4	36.6		—		110.0
Non-interest expense:
Salaries and employee benefits	111.4	79.4	(w)	—		190.8
Outsourced technology services	16.5	13.6		—		30.1
Occupancy and equipment, net	22.9	10.6	(x)	(0.2)	(7)	33.3
OREO income, net of expense	(0.1)	(0.8)		—		(0.9)
Professional fees	6.6	6.1	(z)	52.3	(8)	65.0
Core deposit intangibles amortization	5.0	0.5	(y)	2.4	(9)	7.9
Other expenses	35.1	10.3	(z)	87.7	(10)	133.1
Total non-interest expense	197.4	119.7		142.2		459.3
Income before income tax expense	120.6	143.0		(199.9)		63.7
Income tax expense (benefit)	26.7	32.9		(40.6)	(11)	19.0
Net income (loss)	$93.9	$110.1		$(159.3)		$44.7

Basic weighted average common shares outstanding	61,624,917	55,175,567		(8,772,633)	(12)	108,027,851
Basic earnings per common share	$1.52	$1.99				$0.41
Diluted weighted average common shares outstanding	61,723,142	55,409,573		(8,772,633)	(12)	108,360,082
Diluted earnings per common share	$1.52	$1.98				$0.41
*
As adjusted reflects Great Western’s financial information for the quarters ended March 31, 2021 and June 30, 2021, and reclassification adjustments to align presentation were made as described in Note 4: Adjustments to the unaudited pro forma combined condensed statements of income. These incorporated adjustments as outlined in Note 4 had no impact on previously reported net income.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
Note 1: Basis of pro forma presentation
The accompanying unaudited pro forma combined condensed consolidated financial statements and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined condensed consolidated statement of income for the year ended December 31, 2020 combines the historical consolidated statements of income of First Interstate and Great Western, giving effect to the merger as if it had been completed on January 1, 2020. The unaudited pro forma combined condensed consolidated statement of income for the period ended June 30, 2021 combines the historical consolidated statements of income of First Interstate and Great Western, giving effect to the merger as if it had been completed on January 1, 2021. The accompanying unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2021 combines the historical consolidated balance sheets of First Interstate and Great Western, giving effect to the merger as if it had been completed on June 30, 2021.
First Interstate’s and Great Western’s historical financial statements were prepared in accordance with GAAP. As discussed in Note 3 and Note 4, certain reclassifications were made to align First Interstate’s and Great Western’s financial statement presentation. First Interstate has not identified all adjustments necessary to conform Great Western’s accounting policies to First Interstate’s accounting policies. Upon completion of the merger, or as more information becomes available, the combined company will perform a more detailed review of Great Western’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when combined, could have a material impact on the combined company’s financial information.
The accompanying unaudited pro forma combined condensed consolidated financial statements and related notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with First Interstate considered to be the acquirer of Great Western. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma combined condensed consolidated balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of Great Western based upon management’s preliminary estimate of their fair values as of June 30, 2021. First Interstate has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of Great Western’s assets to be acquired or liabilities assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain Great Western assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in these unaudited pro forma combined condensed consolidated financial statements are preliminary and subject to revision based on final determination of fair value.
All dollar amounts presented within these Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements are in millions of dollars, except per share data, unless otherwise indicated.
Note 2: Preliminary purchase price allocation
The following table summarizes the preliminary purchase price allocation to the estimated fair value of assets and liabilities of Great Western (in millions, except per share data):
	Note	Amount
Shares of Great Western common stock outstanding	(i)	55,116,095
Price per share of First Interstate common stock	(i)	$35.6546
Total pro forma purchase price from common stock		1,965.1
Existing Great Western performance based equity awards		9.0
Existing Great Western restricted stock awards		11.8
Total pro forma purchase price		$1,985.9
(i)
Under the terms of the merger agreement, holders of Great Western common stock have the right to receive a fixed exchange ratio of 0.8425 shares of First Interstate Class A common stock for each share of Great Western common stock. For purposes of the unaudited pro forma combined condensed consolidated balance sheet, the estimated merger consideration is based on the total number of shares of Great Western common stock issued and outstanding as of September 15, 2021 and the closing price per share of First Interstate Class A common stock of $42.32 on September 15, 2021.

The preliminary estimated merger consideration as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of Great Western based on their preliminary estimated fair values. As mentioned above in Note 1, First Interstate has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Great Western assets to be acquired or liabilities assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain assets acquired and liabilities assumed are presented at their respective carrying amounts and should be treated as preliminary values. The fair value assessments are preliminary and are based upon available information and certain assumptions, which First Interstate believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma combined condensed consolidated financial statements.
The following table sets forth a preliminary allocation of the estimated merger consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed by First Interstate using Great Western’s unaudited consolidated balance sheet as of June 30, 2021:
Preliminary fair value of estimated total merger consideration	$1,985.9
Fair value of assets acquired:
Cash and cash equivalents	1,756.3
Investment securities	2,383.6
Loans held for sale	1.4
Loans held for investment, net	8,135.5
Other real estate owned	11.5
Premises & equipment, net	115.2
Other intangible assets, CDI	32.2
Company owned life Insurance	183.6
Deferred tax asset, net.	69.8
Other assets	319.7
Total assets	13,008.8
Fair value of liabilities assumed:
Deposits	11,539.8
Borrowings	126.0
Subordinated debt	35.0
Trust preferred securities	69.8
Other liabilities	117.2
Total liabilities	11,887.8
Net assets acquired	1,121.0
Preliminary Pro Forma Goodwill	864.9
Note 3: Adjustments to the unaudited pro forma combined condensed consolidated balance sheet
Purchase Accounting Adjustments:
(a)
Adjustment reflects transaction costs, including investment banker, legal, contract cancellations, severance, change in control, contribution to First Interstate Foundation, and other merger related charges.

(b)	Adjustment reflects the fair value mark on securities based on the fair value of the securities portfolio.
(c)	Adjustment reflects the fair value interest rate marks and adjustments for the allowance for credit losses based on First Interstate’s evaluation of the acquired loan portfolio.
(d)	Adjustment reflects the goodwill generated as a result of the consideration paid being greater than the net assets acquired.
(e)	Adjustment reflects the fair value adjustments of the premises and equipment assets acquired.
(f)	Adjustment reflects the core deposit intangible of $32.2 million on the acquired core deposit accounts and the removal of existing core deposit intangible of $5.4 million.

(g)
Adjustment reflects the reclassification of First Interstate’s deferred tax liability and reflects the deferred tax asset generated by the net fair value adjustments (at a tax rate equal to 22.5%) resulting in a net deferred tax asset position.

(h)	Adjustment reflects the fair value adjustment on certificates of deposit.
(i)	Adjustment reflects the fair value adjustments of the borrowings acquired.
(j)	Adjustment reflects the fair value adjustments of the trust preferred securities acquired.
(k)
Adjustment reflects the reversal of Great Western’s June 30, 2021 retained earnings, common stock, surplus, accumulated other comprehensive income, and the difference in par value of common stock from $0.01 at Great Western to $0.00 at First Interstate at the exchange ratio of 0.8425.

Pro Forma/Reclassification Adjustments:
(l)	Adjustment reflects the reclassification of mortgage loans held for sale from loans to a separate line item - First Interstate-related.
(m)	Adjustment reflects the reclassification of core deposit intangibles, net of accumulated amortization from other assets to a separate line item- First Interstate-related.
(n)	Adjustment reflects the reclassification mortgage servicing rights, net of accumulated amortization and impairment reserve from other assets to a separate line item- First Interstate-related.
(o)	Adjustment reflects the reclassification of allowance for credit losses on off-balance sheet credit exposures from other liabilities to a separate line item - First Interstate-related.
(p)	Adjustment reflects the reclassification of accrued interest payable into accrued expenses and other liabilities - Great Western-related.
Note 4: Adjustments to the unaudited pro forma combined condensed consolidated statement of income
Pro Forma Adjustments:
(1)	Accretion of loan interest income for estimated yield component on loan fair value adjustments of purchased loans using sum of the year digit methodology.
(2)	Accretion of investment income for fair value adjustment on securities using straight-line amortization.
(3)	Adjustment reflects straight-line amortization of the certificate of deposit premium based upon the scheduled maturities of the related deposits.
(4)	Adjustment reflects straight-line amortization of the fair value mark on other borrowed funds.
(5)	Adjustment reflects straight-line accretion of the fair value mark on trust preferred securities.
(6)	Adjustment reflects the provision for credit losses which includes $79.5 million for the non-purchase credit deteriorated Day 1 allowance for credit losses on the acquired portfolio.
(7)	Adjustment reflects the straight-line amortization of the fair value mark on premises and equipment.
(8)	Adjustment reflects First Interstate’s investment banker and legal transaction costs.
(9)
Adjustment reflects the incremental amortization of intangibles using sum of years digits over ten (10) years for the core deposit intangible net of $1.4 million reversal of Great Western expense for the twelve (12) months ended and $0.5 million reversal of Great Western expense for the six (6) months ended.

(10)
First Interstate expects to incur approximately $21.5 million related to the contribution into the First Interstate Foundation in addition to significant merger charges related to contract cancellations, severance, change in control and other merger related charges.

(11)	Adjustment reflects 22.5% tax rate on net pro forma adjustments, adjusted for nondeductible merger charges.
(12)	Adjustment reflects exchange ratio of 0.8425 multiplied by the number of outstanding shares of Great Western common stock in accordance with the merger agreement.

Pro Forma/ Reclassifications Adjustments:
(q)	Adjustment reflects the reclassification of interest income on federal funds sold into interest on deposits in banks - First Interstate-related.
(r)	Adjustment reflects the reclassification of interest expense securities sold under repurchase agreements into Federal Home Loan Bank and other borrowings - Great Western-related
(s)
Adjustment reflects the reclassification of interest expense on subordinated notes payable into interest on other debt and interest on subordinated debentures into a separate line item - First Interstate-related.

(t)	Adjustment includes the reclassification of payment services revenue out of service charges and other fees - First Interstate-related.
(u)	Adjustment includes the reclassification of service charges on deposits accounts and other service charges, commissions and fees into service charges and other fees - Great Western-related.
(v)
Adjustment includes reclassification from derivative interest expense, change in the fair value of fair value option loans and related derivatives, and other derivative income - First Interstate-related.

(w)	Adjustment includes the reclassification of employee benefits into salaries and employee benefits - Great Western-related.
(x)	Adjustment includes the reclassification of furniture and equipment into occupancy and equipment, net - Great Western-related.
(y)	Adjustment includes the reclassification of core deposit intangibles amortization out of other expenses into a separate line item - First Interstate-related.
(z)
Adjustment includes the reclassification of Federal Deposit Insurance Corporation insurance premiums for First Interstate into other expenses and Federal Deposit Insurance Corporation insurance premiums out of professional fees into other expenses.

Financial Accounting Standards Board issued Measurement of Credit Losses on Financial Instruments (“ASU No. 2016-13”):
Beginning on January 1, 2020 and October 1, 2020, First Interstate and Great Western, respectively, adopted the Current Expected Credit Loss (“CECL”), as required. Great Western’s historical financial information included in the combined condensed consolidated statements of income for the year ended September 30, 2020 reflects a provision for loan loss using the incurred loss methodology under historical generally accepted accounting principles. The unaudited pro forma combined condensed consolidated balance sheet and income statements pro forma adjustments reflect CECL methodology.
COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER COMMON SHARE DATA
The historical per share data for First Interstate Class A common stock and Great Western common stock below has been derived from the audited consolidated financial statements of First Interstate as of and for the year ended December 31, 2020, from the audited consolidated financial statements of Great Western as of and for the year ended September 30, 2020, and from the unaudited consolidated financial statements of each of First Interstate and Great Western as of and for the period ended June 30, 2021, each of which is incorporated by reference herein.
The unaudited pro forma combined per share data set forth below gives effect to the merger as if it had occurred on January 1, 2020, in the case of earnings and dividend per share data, and June 30, 2021, in the case of book value per share data, assuming that each outstanding share of Great Western common stock had been converted into shares of First Interstate Class A common stock based on the exchange ratio of 0.8425 shares of First Interstate Class A common stock for each share of Great Western common stock in the merger. The unaudited pro forma combined per share data has been derived from the audited consolidated financial statements of First Interstate as of and for the year ended December 31, 2020, from the audited consolidated financial statements of Great Western as of and for the year ended September 30, 2020, and from the unaudited consolidated financial statements of each of First Interstate and Great Western as of and for the period ended June 30, 2021.

The unaudited pro forma combined per share data has been derived assuming that the merger is accounted for using the acquisition method of accounting. See the section entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 23 for more information. Accordingly, the pro forma adjustments reflect the assets and liabilities of the combined company at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.
The unaudited pro forma combined per share data does not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed during the period presented or to project the future results of operations that the combined company may achieve after the merger.
The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of a holder of Great Western common stock. The information was calculated by multiplying the unaudited pro forma combined per share data by the exchange ratio of 0.8425.
You should read the information below in conjunction with the historical consolidated financial statements of First Interstate and Great Western and related notes that have been filed with the SEC, certain of which are incorporated by reference herein. See the sections entitled “Where You Can Find More Information” beginning on page 161. The unaudited pro forma combined per share data and the unaudited pro forma combined per share equivalent data has been derived from, and should be read in conjunction with, the unaudited pro forma combined condensed consolidated financial information and related notes included in this joint proxy statement/prospectus. See the section entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 23, which is based on and should be read in conjunction with (i) the historical audited consolidated financial statements of First Interstate and the related notes included in First Interstate’s Annual Report on Form 10-K for the year ended December 31, 2020, and the unaudited consolidated financial statements and the related notes included in First Interstate’s Quarterly Report on Form 10-Q for the periods ended March 31, 2021 and June 30, 2021, and (ii) the historical audited consolidated financial statements of Great Western and the related notes included in Great Western’s Annual Report on Form 10-K for the year ended September 30, 2020, and the unaudited consolidated financial statements of Great Western and the related notes included in Great Western’s Quarterly Report on Form 10-Q for the periods ended December 31, 2020, March 31, 2021 and June 30, 2021, each of which is incorporated by reference herein.
	First Interstate Historical	Great Western Historical	Pro Forma Combined	Equivalent Pro Forma Per share Great Western(a)
	(Unaudited)
Comparative Per Share Data
Book value per share
As of June 30, 2021	$31.67	$21.07	$35.21	$29.67
As of December 31, 2020	$31.56	$21.14	$35.20	$29.66
Cash dividends paid
For the six months ended June 30, 2021	$0.82	$0.02	$0.84	$0.71
For the year ended December 31, 2020	$2.00	$0.76	$2.76	$2.33
Basic earnings
Six months ended June 30, 2021	$1.52	$1.99	$0.41	$0.35
For the year ended December 31, 2020	$2.53	$(12.24)	$(6.01)	$(5.06)
Diluted earnings
Six months ended June 30, 2021	$1.52	$1.98	$0.41	$0.35
For the year ended December 31, 2020	$2.53	$(12.24)	$(6.01)	$(5.06)
(a)
The equivalent pro forma per share amounts of Great Western were calculated by multiplying the pro forma combined amounts by the fixed exchange ratio of 0.8425 shares of First Interstate Class A common stock for each share of Great Western common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which First Interstate and Great Western operate and beliefs of and assumptions made by First Interstate management and Great Western management, involve uncertainties that could significantly affect the financial condition, results of operations, business plans and the future performance of First Interstate, Great Western or the surviving corporation.
Words such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective are intended to identify forward-looking statements but are not the exclusive means of identifying these statements. Such forward-looking statements include, but are not limited to, statements about the strategic rationale and financial benefits of the transaction, including expected future financial and operating results and the surviving corporation’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future-including statements relating to projections of revenue, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; statements of plans and objectives of First Interstate or Great Western or their management or board of directors, including those relating to products or services; and statements of future economic performance-are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and therefore actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
In addition to the factors relating to the merger discussed under the caption “Risk Factors” beginning on page 35 and the factors previously disclosed in First Interstate’s and Great Western’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements or historical performance: (1) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized, (2) disruption to the parties’ businesses as a result of the announcement and pendency of the merger, (3) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement, (4) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses, (5) the failure to obtain the necessary approvals by the shareholders of First Interstate or the stockholders of Great Western, (6) the amount of the costs, fees, expenses and charges related to the merger, (7) the ability by each of First Interstate and Great Western to obtain required governmental approvals of the merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the surviving corporation or the expected benefits of the transaction), (8) reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the merger, (9) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger, (10) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (11) the dilution caused by First Interstate’s issuance of additional shares of its common stock in the merger, (12) a material adverse change in the financial condition of First Interstate or Great Western, (13) general competitive, economic, political and market conditions, (14) major catastrophes such as earthquakes, floods or other natural or human disasters, including infectious disease outbreaks, including the global coronavirus pandemic, the related disruption to local, regional and global economic activity and financial markets, and the impact of the global coronavirus pandemic on First Interstate or Great Western, the ability to complete the merger or any of the foregoing risks, (15) the outcome of any legal proceedings that may be instituted against First Interstate or Great Western, and (16) other factors that may affect future results of Great Western and First Interstate including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.
For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, First Interstate and Great Western claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, we caution you not to place reliance on these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither First Interstate nor Great Western undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that First Interstate and Great Western have filed with the SEC as described under “Where You Can Find More Information” beginning on page 161.
We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS
An investment by Great Western’s stockholders in First Interstate Class A common stock as a result of the exchange of shares of First Interstate Class A common stock for shares of Great Western common stock in the merger involves certain risks. Similarly, a decision on the part of First Interstate shareholders to approve the merger agreement also involves risks for First Interstate shareholders, who will continue to hold shares of First Interstate common stock after the merger. Certain material risks and uncertainties connected with the merger agreement and the transactions contemplated thereby, including the merger and bank merger, and ownership of First Interstate Class A common stock are discussed below. In addition, First Interstate and Great Western discuss certain other material risks connected with the ownership of First Interstate Class A common stock and with First Interstate’s business, and with the ownership of Great Western common stock and Great Western’s business, respectively, under the caption “Risk Factors” appearing in their Annual Reports on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in their subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC or may be filed with the SEC after the date of this joint proxy statement/prospectus, each of which report is or will be incorporated by reference in this joint proxy statement/prospectus.
Holders of Great Western common stock and holders of First Interstate common stock should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this joint proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the Great Western special meeting or the First Interstate special meeting described herein. The risks described in this joint proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of First Interstate common stock that you, as an existing First Interstate shareholder, currently hold or that you, as an existing Great Western stockholder, will hold upon the completion of the merger, and could result in a significant decline in the value of First Interstate Class A common stock and cause the current holders of First Interstate common stock and/or the holders of Great Western common stock to lose all or part of their respective investments in First Interstate common stock.
Because the market price of First Interstate Class A common stock may fluctuate, holders of Great Western common stock cannot be certain of the market value of the merger consideration they will receive.
In the merger, each share of Great Western common stock issued and outstanding immediately prior to the effective time (other than certain shares held by First Interstate or Great Western) will be converted into 0.8425 shares of First Interstate Class A common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either First Interstate Class A common stock or Great Western common stock. Changes in the price of First Interstate Class A common stock prior to the merger will affect the value that holders of Great Western common stock will receive in the merger. Neither First Interstate nor Great Western is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of First Interstate Class A common stock or Great Western common stock.
Stock price changes may result from a variety of factors, including general market and economic conditions, regulatory considerations, including changes in U.S. monetary policy and its effect on global financial markets and on interest rates, changes in First Interstate’s or Great Western’s businesses, operations and prospects, the global coronavirus pandemic and the related disruption to local, regional and global economic activity and financial markets, and the impact that any of the foregoing may have on First Interstate or Great Western or the customers or other constituencies of First Interstate or Great Western, many of which factors are beyond First Interstate’s or Great Western’s control. Therefore, at the time of the First Interstate special meeting and the Great Western special meeting, holders of First Interstate Class A common stock and holders of Great Western common stock will not know the market value of the consideration to be received by holders of Great Western common stock at the effective time. You should obtain current market quotations for shares of First Interstate Class A common stock and for shares of Great Western common stock.
The market price of First Interstate Class A common stock after the merger may be affected by factors different from those affecting the shares of First Interstate Class A common stock or Great Western common stock currently.
In the merger, holders of Great Western common stock will become holders of First Interstate Class A common stock. First Interstate’s business differs from that of Great Western. Accordingly, the results of operations of the surviving corporation and the market price of First Interstate Class A common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Interstate and Great Western. For a discussion of the businesses of First Interstate and Great Western and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 161.
First Interstate and Great Western are expected to incur significant costs related to the merger and integration.
First Interstate and Great Western have incurred and expect to incur certain non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, printing costs and other related costs. Some of these costs are payable by either First Interstate or Great Western regardless of whether or not the merger is completed.
The surviving corporation is expected to incur substantial costs in connection with the integration of First Interstate and Great Western. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While First Interstate and Great Western have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the surviving corporation taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.
Combining First Interstate and Great Western may be more difficult, costly or time consuming than expected and First Interstate and Great Western may fail to realize the anticipated benefits of the merger.
The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of First Interstate and Great Western. To realize the anticipated benefits and cost savings from the merger, First Interstate and Great Western must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized. If First Interstate and Great Western are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the merger could be less than anticipated, and integration may result in additional unforeseen expenses.
First Interstate and Great Western have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend, in part, on the surviving corporation’s ability to successfully combine and integrate the businesses of both companies in a manner that does not materially disrupt existing customer relations or result in decreased revenue or reputational harm. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses, difficulties in integrating operations and systems, including communications systems, administrative and information technology infrastructure and financial reporting and internal control systems, or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Any disruption to either company’s business could cause its customers to remove their accounts and move their business to a competing financial institution. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of First Interstate and Great Western during this transition period and for an undetermined period after completion of the merger on the surviving corporation.
As companies operating in the financial services industry, the businesses and operations of each of First Interstate, Great Western and the surviving corporation following the completion of the merger may be adversely affected in numerous and complex ways, including as a result of adverse economic conditions, natural and human disasters or other international or domestic calamities, including the global coronavirus pandemic.
Each of First Interstate’s and Great Western’s businesses and operations, which primarily consist of lending money to customers in the form of loans, borrowing money from customers in the form of deposits and investing in securities, are sensitive to general business and economic conditions in the United States. Uncertainty about federal fiscal monetary and related policies, the medium and long-term fiscal outlook of the federal government, and future tax rates is a concern for businesses, consumers and investors in the United States. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond the control of First Interstate, Great Western and the surviving corporation.
In addition, adverse economic, social and political conditions in the United States and in foreign countries, including adverse conditions resulting from natural disasters, acts of terrorism, outbreaks of hostilities or other domestic or international calamities, epidemics and pandemics, and other matters beyond the control of First Interstate, Great Western and the surviving corporation, and the government policy responses to such conditions, could have an adverse effect on the businesses, financial condition, results of operations, prospects and trading prices of each of First Interstate and Great Western during the time the merger is pending and the surviving corporation following the completion of the merger. For example, the impacts of the COVID-19 pandemic may make it more costly or more difficult to integrate the businesses of First Interstate and Great Western, which, in turn, may make it more difficult for the surviving corporation to realize anticipated synergies or cost savings in the amounts estimated or in the timeframe contemplated, or at all. All of these factors could be detrimental to First Interstate’s, Great Western’s and the surviving corporation’s businesses, and the interplay between these factors can be complex and unpredictable.
The future results of the surviving corporation following the merger may suffer if the surviving corporation does not effectively manage its expanded operations.
Following the merger, the size of the business of the surviving corporation will increase significantly beyond the current size of either First Interstate’s or Great Western’s business. The surviving corporation’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The surviving corporation may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business. There can be no assurances that the surviving corporation will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the merger.
The surviving corporation may be unable to retain First Interstate or Great Western personnel successfully while the merger is pending or after the merger is completed.
The success of the merger will depend in part on the surviving corporation’s ability to retain the talents and dedication of key employees currently employed by First Interstate and Great Western. It is possible that these employees may decide not to remain with First Interstate or Great Western, as applicable, while the merger is pending or with the surviving corporation after the merger is consummated. If First Interstate and Great Western are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, First Interstate and Great Western could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, if key employees terminate their employment, the surviving corporation’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating First Interstate and Great Western to hiring suitable replacements, all of which may cause the surviving corporation’s business to suffer. In addition, First Interstate and Great Western may not be able to locate or retain suitable replacements for any key employees who leave either company. For more information, see the section entitled “The Merger—Governance of the Surviving Corporation After the Merger” beginning on page 114.
The COVID-19 pandemic may delay and adversely affect the completion of the merger.
The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital, and results of operations of First Interstate and Great Western. Even as efforts to contain the pandemic, including vaccinations, have made progress and some restrictions have relaxed, new variants of the virus are causing additional outbreaks. The impact of the Delta variant, or other variants that may emerge, cannot be predicted at this time, and could depend on numerous factors, including the availability of vaccines in different parts of the world, vaccination rates among the population, the effectiveness of COVID-19 vaccines against the Delta variant and other variants, and the response by governmental bodies to reinstate restrictive measures or adopt additional requirements or restrictive measures. If the effects of the COVID-19 pandemic cause a continued or extended decline in the economic environment and the financial results of First Interstate or Great Western, or the business operations of First Interstate or Great Western are further disrupted as a result of the COVID-19 pandemic, efforts to complete the merger and integrate the businesses of First Interstate and Great Western may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and the Federal Reserve Board, the MDOB, the SDDB and other regulatory authorities may impose additional requirements on First Interstate or Great Western that must be satisfied prior to completion of the merger, which could delay and adversely affect the completion of the merger and could have a material adverse effect on First Interstate or Great Western’s results of operations and financial condition.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the surviving corporation following the merger.
Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board, the MDOB, the SDDB and other authorities in the United States. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger – Regulatory Approvals” beginning on page 116. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment, including as a result of changes in regulatory agency leadership.
Even if those approvals are granted, they may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the surviving corporation’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the surviving corporation following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
Despite the parties’ commitments to use their reasonable best efforts to resolve any objection that may be asserted by any governmental entity with respect to the merger agreement, under the terms of the merger agreement, neither First Interstate nor Great Western is required to take any action or agree to any condition or restriction in connection with obtaining these approvals that would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to First Interstate and its subsidiaries, taken as a whole). See the section entitled “The Merger—Regulatory Approvals” beginning on page 116.
The unaudited pro forma combined condensed financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations of the surviving corporation after the merger may differ materially.
The unaudited pro forma combined condensed financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the surviving corporation’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined condensed financial information reflects adjustments, which are based upon preliminary estimates, to record the Great Western identifiable assets acquired and liabilities assumed at fair value, and to record the resulting goodwill recognized. The fair value estimates reflected in this joint proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of Great Western as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 23.

Certain of First Interstate’s and Great Western’s directors and executive officers may have interests in the merger that may differ from, or may be in addition to, the interests of holders of First Interstate common stock and holders of Great Western common stock generally.
Holders of First Interstate common stock and holders of Great Western common stock should be aware that some of First Interstate’s and Great Western’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of holders of First Interstate common stock and holders of Great Western common stock generally. These interests and arrangements may create potential conflicts of interest. The First Interstate board of directors and the Great Western board of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending that First Interstate shareholders vote to approve and adopt the merger agreement and Great Western stockholders vote to approve and adopt the merger agreement, as applicable. For a more complete description of these interests, please see the sections entitled “The Merger-Interests of First Interstate’s Directors and Executive Officers in the Merger” beginning on page 109 and “The Merger-Interests of Great Western’s Directors and Executive Officers in the Merger” beginning on page 110.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed, which could negatively affect First Interstate and/or Great Western.
If the merger is not completed for any reason, including as a result of First Interstate shareholders failing to approve the First Interstate merger proposal, the First Interstate authorized share count proposal or the First Interstate staggered board proposal or Great Western stockholders failing to approve the Great Western merger proposal, there may be various adverse consequences and First Interstate and/or Great Western may experience negative reactions from the financial markets and from their respective customers and employees. For example, First Interstate’s or Great Western’s businesses may have been affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of First Interstate Class A common stock or Great Western common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, First Interstate may be required to pay a termination fee of $105 million to Great Western or Great Western may be required to pay a termination fee of $70 million to First Interstate.
Additionally, each of First Interstate and Great Western has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, First Interstate and Great Western would have to pay these expenses without realizing the expected benefits of the merger.
First Interstate and Great Western will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on First Interstate and Great Western. These uncertainties may impair First Interstate’s or Great Western’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with First Interstate or Great Western to seek to change existing business relationships with First Interstate or Great Western. In addition, subject to certain exceptions, First Interstate and Great Western have agreed to operate their respective businesses in the ordinary course consistent with past practice in all material respects prior to closing, and First Interstate and Great Western have agreed not to take certain actions, which could cause First Interstate or Great Western to be unable to pursue other beneficial opportunities that may arise prior to the completion of the merger. See the section entitled “The Transaction Agreements—Description of the Merger Agreement—Covenants and Agreements” beginning on page 124 for a description of the restrictive covenants applicable to First Interstate and Great Western.
The shares of First Interstate Class A common stock to be received by holders of Great Western common stock as a result of the merger will have different rights from the shares of Great Western common stock.
In the merger, holders of Great Western common stock will become holders of First Interstate Class A common stock and their rights as shareholders of First Interstate Class A common stock will be governed by Montana law and the governing documents of the surviving corporation. The rights associated with First Interstate Class A common stock are different from the rights associated with Great Western common stock. See the section entitled “Comparison of Shareholders’ Rights” beginning on page 145 for a discussion of the rights associated with First Interstate Class A common stock.
In connection with the merger, First Interstate will assume Great Western’s outstanding debt obligations, and the surviving corporation’s level of indebtedness following the completion of the merger could adversely affect the surviving corporation’s ability to raise additional capital and to meet its obligations under its existing indebtedness.
In connection with the merger, First Interstate will assume Great Western’s outstanding indebtedness. First Interstate’s existing debt, together with any future incurrence of additional indebtedness, could have important consequences for the surviving corporation’s creditors and the surviving corporation’s shareholders. For example, it could limit the surviving corporation’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; restrict the surviving corporation from making strategic acquisitions or cause the surviving corporation to make non-strategic divestitures; restrict the surviving corporation from paying dividends to its shareholders; increase the surviving corporation’s vulnerability to general economic and industry conditions; and require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the surviving corporation’s indebtedness, thereby reducing the surviving corporation’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.
Holders of Great Western common stock will have a reduced ownership and voting interest in the surviving corporation after the merger and will exercise less influence over management.
Holders of First Interstate Class A common stock and Great Western common stock currently have the right to vote in the election of the board of directors and on other matters affecting First Interstate and Great Western, respectively. When the merger is completed, each holder of Great Western common stock who receives shares of First Interstate Class A common stock will become a holder of common stock of the surviving corporation, with a percentage ownership of the surviving corporation that is smaller than the holder’s percentage ownership of Great Western. Based on the number of shares of First Interstate and Great Western common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of First Interstate Class A common stock expected to be issued in the merger, the former holders of Great Western common stock, as a group, are estimated to own approximately forty-three percent (43%) of the fully diluted shares of the surviving corporation immediately after the merger and current holders of First Interstate common stock as a group are estimated to own approximately fifty-seven percent (57%) of the fully diluted shares of the surviving corporation immediately after the merger. Because of this, holders of Great Western common stock may have less influence on the management and policies of the surviving corporation than they now have on the management and policies of Great Western.
The dilution caused by the issuance of shares of First Interstate Class A common stock in connection with the merger may adversely affect the market price of First Interstate Class A common stock.
In connection with the payment of the merger consideration, based on the current number of shares of Great Western common stock outstanding, First Interstate expects to issue approximately [  ] million shares of First Interstate Class A common stock to Great Western stockholders. The dilution caused by the issuance of these new shares of First Interstate Class A common stock may result in fluctuations in the market price of First Interstate Class A common stock, including a stock price decrease.
Holders of First Interstate common stock and holders of Great Western common stock will not have appraisal rights or dissenters’ rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable security holders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to security holders in connection with the extraordinary transaction.
Under Section 35-14-1302 of the MBCA, the holders of First Interstate common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger with respect to any shares of First Interstate common stock that remain outstanding after the consummation of the merger. If the merger is completed, holders of First

Interstate common stock will not receive any consideration for their shares, and their shares of First Interstate common stock will remain outstanding and will constitute shares of the surviving corporation. Accordingly, holders of First Interstate common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.
Under Section 262 of the DGCL, stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Because Great Western common stock is listed on the NYSE, a national securities exchange, and because Great Western stockholders will receive in the merger only shares of First Interstate Class A common stock, which will be publicly listed on NASDAQ upon the effective time, and cash in lieu of fractional shares, Great Western stockholders are not entitled to any appraisal rights in connection with the merger.
Litigation related to the merger could prevent or delay completion of the merger or otherwise negatively affect the business and operations of First Interstate and Great Western.
First Interstate and Great Western may incur costs in connection with the defense or settlement of any shareholder or stockholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of First Interstate and Great Western and could prevent or delay the completion of the merger.
The merger agreement limits First Interstate’s and Great Western’s respective ability to pursue alternatives to the merger and may discourage other companies from trying to acquire First Interstate or Great Western.
The merger agreement contains “no shop” covenants that restrict each of First Interstate’s and Great Western’s ability to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, engage or participate in any negotiations with any person concerning any acquisition proposal, provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal, subject to certain exceptions, or, unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement in connection with or relating to any acquisition proposal.
The merger agreement further provides that, during the twelve (12)-month period following the termination of the merger agreement under specified circumstances, including the entry into a definitive agreement or consummation of a transaction with respect to an alternative acquisition proposal, First Interstate may be required to pay Great Western a termination fee of $105 million or Great Western may be required to pay a termination fee of $70 million to First Interstate. See the section entitled “The Transaction Agreements—Description of the Merger Agreement—Termination Fees” beginning on page 134.
These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of First Interstate or Great Western from considering or proposing that acquisition.
The merger will not be completed unless important conditions are satisfied or waived, including approval of the merger agreement by Great Western stockholders and approval of the merger agreement and the First Interstate articles amendment by First Interstate shareholders.
Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger and the bank merger. If the conditions are not satisfied or, subject to applicable law, waived, the merger and the bank merger will not occur or will be delayed and each of Great Western and First Interstate may lose some or all of the intended benefits of the merger. The following conditions must be satisfied or waived, if permissible, before Great Western and First Interstate are obligated to complete the merger:
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approval of the merger agreement and the First Interstate articles amendment by the shareholders of First Interstate by the requisite First Interstate vote and approval of the merger agreement by the stockholders of Great Western by the requisite Great Western vote;

•	the authorization for listing on the NASDAQ, subject to official notice of issuance, of the shares of First Interstate Class A common stock that will be issued pursuant to the merger agreement;

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the receipt of specified governmental consents and approvals, including from the Federal Reserve Board, the MDOB, and the SDDB, and termination or expiration of all applicable waiting periods in respect thereof, in each case without the imposition of any materially burdensome regulatory condition;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

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no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect);

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the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect); and

•
receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

None of the opinions regarding the fairness, from a financial point of view, of the exchange ratio in the merger delivered to the Great Western board of directors or the First Interstate board of directors prior to the signing of the merger agreement reflect any changes in circumstances since the date on which such opinions were delivered.
The opinion rendered by Piper Sandler, financial advisor to Great Western, to the Great Western board of directors on September 15, 2021, and the opinions separately rendered by each of KBW and Barclays, financial advisors to First Interstate, to the First Interstate board of directors on September 15, 2021, were based upon information available to such financial advisors as of the date of each respective opinion. None of the opinions reflect any changes that may occur or may have occurred after the date on which each opinion was delivered, including changes to the operations and prospects of Great Western or First Interstate, changes in general market and economic conditions, or other changes which may be beyond the control of Great Western and First Interstate. Any such changes may alter the relative value of Great Western or First Interstate or the prices of shares of Great Western common stock or First Interstate Class A common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of each respective opinion. For a description of the opinion that the Great Western board of directors received from Great Western’s financial advisor, please see “The Merger-Opinion of Great Western’s Financial Advisor” beginning on page 75. For a description of the opinions that the First Interstate board of directors received from First Interstate’s financial advisors, please see “The Merger- Opinions of First Interstate’s Financial Advisors” beginning on page 87.
Risks Relating to First Interstate’s Business
You should read and consider risk factors specific to First Interstate’s business that will also affect the surviving corporation after the merger. These risks are described in the sections entitled “Risk Factors” in First Interstate’s Annual Report on Form 10-K for the year ended December 31, 2020, First Interstate’s Quarterly Report on Form 10-Q for the three months ended June 30, 2021 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 161 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to Great Western’s Business
You should read and consider risk factors specific to Great Western’s business that will also affect the surviving corporation after the merger. These risks are described in the sections entitled “Risk Factors” in Great Western’s Annual Report on Form 10-K for the year ended September 30, 2020, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 161 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE FIRST INTERSTATE SPECIAL MEETING
This section contains information for holders of First Interstate common stock about the special meeting that First Interstate has called to allow holders of First Interstate common stock to consider and vote on the merger agreement and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of holders of First Interstate common stock and a form of proxy card that the First Interstate board of directors is soliciting for use by the holders of First Interstate common stock at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The First Interstate special meeting will be held at First Interstate Bank Great West Center, 1800 Sixth Avenue North, Billings, MT 59101 on [    ], 2022 at [    ], local time.
We are monitoring the emerging public health impact of coronavirus (COVID-19). The health and safety of our shareholders, directors, officers, employees and other constituents are of paramount concern to the First Interstate board of directors and management. We currently plan to hold the First Interstate special meeting as presented in this notice. However, if public health developments warrant, we may need to change the date, time or location of the First Interstate special meeting, add a virtual component to the First Interstate special meeting or, if permitted by applicable law, hold the First Interstate special meeting solely by means of remote location and not in a physical location. Any such changes will be publicly announced as promptly as practicable before the meeting by press release and posting on our website, as well as through an SEC filing.
Matters to Be Considered
At the First Interstate special meeting, holders of First Interstate Class A common stock will be asked to consider and vote on the following proposals:
•	the First Interstate merger proposal;
•	the First Interstate authorized share count proposal;
•	the First Interstate staggered board proposal; and
•	the First Interstate adjournment proposal.
Recommendation of the First Interstate Board of Directors
The First Interstate board of directors unanimously recommends that you vote “FOR” the First Interstate merger proposal, “FOR” the First Interstate authorized share count proposal, “FOR” the First Interstate staggered board proposal, and “FOR” the First Interstate adjournment proposal. See “The Merger—First Interstate’s Reasons for the Merger; Recommendation of the First Interstate Board of Directors” beginning on page 84 for a more detailed discussion of the First Interstate board of directors’ recommendation.
Record Date and Quorum
The First Interstate board of directors has fixed the close of business on [     ] as the record date for determination of holders of First Interstate common stock entitled to notice of and to vote at the First Interstate special meeting. On the record date for the First Interstate special meeting, there were [    ] shares of First Interstate Class A common stock and [    ] shares of First Interstate Class B common stock outstanding.
Shares representing a majority of the votes entitled to be cast on a matter must be present or represented by proxy at the First Interstate special meeting to constitute a quorum for action on that matter at the First Interstate special meeting. If you fail to submit a proxy or to vote at the First Interstate special meeting on a proposal, or fail to instruct your bank, broker, trustee or other nominee how to vote on a proposal, your shares of First Interstate common stock will not be counted towards a quorum with respect to that proposal. Abstentions are considered present for purposes of establishing a quorum.
After a share of First Interstate common stock is represented at the First Interstate special meeting, it will be counted for the purpose of determining a quorum not only at the First Interstate special meeting but also at any adjournment or postponement of the First Interstate special meeting, unless a new record date is or must be fixed for that adjourned meeting. In the event that a quorum is not present at the First Interstate special meeting, it is expected that the First Interstate special meeting will be adjourned or postponed.

At the First Interstate special meeting, each share of First Interstate Class A common stock is entitled to one (1) vote on all matters properly submitted to holders of First Interstate Class A common stock and each share of First Interstate Class B common stock is entitled to five (5) votes on all matters properly submitted to holders of First Interstate Class B common stock.
As of the record date, First Interstate directors and executive officers and their affiliates owned and were entitled to vote approximately [    ] shares of First Interstate Class A common stock and [    ] shares of First Interstate Class B common stock, representing approximately [    ]% and [    ]%, respectively, of the outstanding shares of First Interstate Class A common stock and First Interstate Class B common stock. We currently expect that First Interstate’s directors and executive officers will vote their shares in favor of the First Interstate merger proposal and the other proposals to be considered at the First Interstate special meeting, although none of them has entered into any agreements obligating them to do so other than the Scott Family shareholders who are parties to the support agreement. As of the record date for the First Interstate special meeting, the Scott family shareholders collectively owned approximately [     ]% of the voting power represented by issued and outstanding shares of First Interstate common stock.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the First Interstate special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the First Interstate special meeting. If your bank, broker, trustee or other nominee holds your shares of First Interstate common stock in “street name,” such entity will vote your shares of First Interstate common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
Proposal 1: First Interstate merger proposal:
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Vote required: Approval of the First Interstate merger proposal requires the affirmative vote of a majority of the votes entitled to be cast on the merger agreement, with holders of First Interstate Class A common stock and First Interstate Class B common stock voting together as a single class (meaning that of the voting power of the shares entitled to vote, a majority of the voting power of the shares must be voted “FOR” the First Interstate merger proposal for it to be approved).

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the First Interstate special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the First Interstate merger proposal, it will have the same effect as a vote “AGAINST” the First Interstate merger proposal.

Proposal 2: First Interstate authorized share count proposal:
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Vote required: Approval of the First Interstate authorized share count proposal requires the affirmative vote of a majority of the voting power of the issued and outstanding shares of First Interstate common stock, voting as a single class (meaning that of the voting power of the issued and outstanding shares of common stock, a majority of the voting power of the shares must be voted “FOR” the First Interstate authorized share count proposal for it to be approved).

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the First Interstate special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the First Interstate authorized share count proposal, it will have the same effect as a vote “AGAINST” the First Interstate authorized share count proposal.

Proposal 3: First Interstate staggered board proposal:
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Vote required: Approval of the First Interstate staggered board proposal requires the affirmative vote of a majority of the votes entitled to be cast on the matter, with holders of First Interstate Class A common stock and First Interstate Class B common stock voting together as a single class (meaning that of the voting power of the issued and outstanding shares of common stock, a majority of the voting power of the shares must be voted “FOR” the First Interstate staggered board proposal for it to be approved).
•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the First Interstate special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the First Interstate staggered board proposal, it will have the same effect as a vote “AGAINST” the First Interstate staggered board proposal.

Proposal 4: First Interstate adjournment proposal:
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Vote required: Approval of the First Interstate adjournment proposal requires the affirmative vote of the majority of the votes cast on the matter, with holders of First Interstate Class A common stock and First Interstate Class B common stock voting together as a single class (meaning the votes cast “FOR” the First Interstate adjournment proposal must exceed the votes cast “AGAINST” the First Interstate adjournment proposal).

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the First Interstate special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the First Interstate adjournment proposal, it will have no effect on the First Interstate adjournment proposal.

Attending the Special Meeting
Your proxy card is your admission ticket. When you arrive at the First Interstate special meeting, you will be asked to present photo identification, such as a driver’s license. If you are a beneficial owner of First Interstate common stock held by a bank, broker, trustee or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your First Interstate common stock held in nominee name in person, you must get a “legal proxy” in your name from the bank, broker, trustee or other nominee that holds your shares. First Interstate reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the First Interstate special meeting is prohibited without First Interstate’s express written consent.
Pursuant to First Interstate’s bylaws, the First Interstate board of directors is entitled to make such rules and regulations for the conduct of meetings of shareholders as it deems necessary, appropriate or convenient. Subject to such rules and regulations, if any, the presiding officer of the First Interstate special meeting has the power to determine all questions of order or procedure relating to the First Interstate special meeting. First Interstate is actively monitoring the emerging public health impact of coronavirus (COVID-19) and may make adjustments to the procedures for the First Interstate special meeting to ensure the safety of its shareholders, directors, officers and employees, including with respect to admission procedures.
Proxies
A holder of First Interstate common stock may vote by proxy or in person at the First Interstate special meeting. If you hold your shares of First Interstate common stock in your name as a holder of record, to submit a proxy, you, as a holder of First Interstate common stock, may use one of the following methods:
•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By mail: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.
If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the First Interstate special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the First Interstate special meeting.

First Interstate requests that holders of First Interstate common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to First Interstate as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of First Interstate common stock represented by it will be voted at the First Interstate special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the First Interstate merger proposal, “FOR” the First Interstate authorized share count proposal, “FOR” the First Interstate staggered board proposal and “FOR” the First Interstate adjournment proposal.
If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the First Interstate special meeting in person. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may subsequently revoke your proxy.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.
You may not vote shares held in a brokerage or other account in “street name” by returning a proxy card directly to First Interstate or by voting in person at the First Interstate special meeting unless you provide a signed “legal proxy” giving you the right to vote the shares, which you must obtain from your bank, broker, trustee or other nominee. If you choose to vote your shares in street name in person at the First Interstate special meeting, please bring that signed legal proxy along with proof of identification.
Further, banks, brokers, trustees or other nominees who hold shares of First Interstate common stock on behalf of their customers may not give a proxy to First Interstate to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the First Interstate special meeting, including the First Interstate merger proposal, the First Interstate authorized share count proposal, the First Interstate staggered board proposal and the First Interstate adjournment proposal.
Revocability of Proxies
If you are a holder of First Interstate common stock of record, you may revoke your proxy at any time before it is voted by:
•	submitting a written notice of revocation to First Interstate’s corporate secretary;
•	granting a subsequently dated proxy;
•	voting by telephone or the Internet at a later time, before 11:59 p.m., Eastern Time, on the day before the First Interstate special meeting; or
•	attending in person and voting at the First Interstate special meeting.
If you hold your shares of First Interstate common stock through a bank, broker, trustee or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.
Attendance at the First Interstate special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by First Interstate after the vote will not affect the vote. First Interstate’s corporate secretary’s mailing address is: 401 North 31st Street, Billings, Montana 59101. If the First Interstate special meeting is postponed or adjourned, it will not affect the ability of holders of First Interstate common stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials
As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to holders of First Interstate common stock residing at the same address, unless such holders of First Interstate common stock have notified First Interstate of their desire to receive multiple copies of the joint proxy statement/prospectus.
If you hold shares of both First Interstate common stock and Great Western common stock, you will receive two (2) separate packages of proxy materials.
First Interstate will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of First Interstate common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to First Interstate’s corporate secretary at 401 North 31st Street, Billings, Montana 59101, Telephone: (406) 255-5304, or First Interstate’s proxy solicitor, MacKenzie, by calling toll-free at (800) 322-2885, or for banks and brokers, collect at (212) 929-5500.
Solicitation of Proxies
First Interstate and Great Western will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, First Interstate has retained MacKenzie Partners, Inc., for a fee of $20,000 plus reimbursement of reasonable and customary documented out-of-pocket expenses for their services. First Interstate and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of First Interstate common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of First Interstate. No additional compensation will be paid to First Interstate’s directors, officers or employees for solicitation.
Other Matters to Come Before the First Interstate Special Meeting
First Interstate management knows of no other business to be presented at the First Interstate special meeting, but if any other matters are properly presented to the meeting or any adjournments or postponements thereof, the persons named in the proxies will vote on them in accordance with the board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding First Interstate’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact First Interstate’s 401 North 31st Street, Billings, Montana 59101, or by telephone at (406) 255-5304, or First Interstate’s proxy solicitor, MacKenzie, by calling toll-free at (800) 322-2885, or for banks and brokers, collect at (212) 929-5500.

FIRST INTERSTATE PROPOSALS
Proposal 1: First Interstate Merger Proposal
First Interstate is asking holders of First Interstate common stock to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of First Interstate common stock pursuant to the merger agreement. Holders of First Interstate common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the First Interstate board of directors, by a unanimous vote of all directors, determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of First Interstate and its shareholders and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See “The Merger-First Interstate’s Reasons for the Merger; Recommendation of the First Interstate Board of Directors” beginning on page 84 for a more detailed discussion of the First Interstate board of directors’ recommendation.
The First Interstate board of directors unanimously recommends a vote “FOR” the First Interstate merger proposal.
Proposal 2: First Interstate Authorized Share Count Proposal
In connection with the merger, First Interstate is asking its shareholders to approve an amendment to First Interstate’s articles of incorporation to increase the number of authorized shares of First Interstate Class A common stock from one hundred million (100,000,000) to one hundred fifty million (150,000,000), effective as of, and subject to, the completion of the merger.
If approved, Section 1 of Article IV of First Interstate’s articles of incorporation will be amended and replaced in its entirety with the following:
Section 1. Authorized Shares. The Corporation is authorized to issue 150,000,000 shares of Class A Common Stock, no par value per share (the “Class A Common Stock”), 100,000,000 shares of Class B Common Stock, no par value per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and 100,000 shares of Preferred Stock, no par value per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock, voting together as a single class.
As of the close of business on the record date for the First Interstate special meeting, there were [     ] outstanding shares of First Interstate Class A common stock and [     ] shares of First Interstate Class A common stock reserved for issuance to directors and employees under various compensation and benefits plans, with the remaining [     ] shares being authorized, unissued and unreserved shares available for other corporate purposes. In connection with the merger, based on the current number of shares of Great Western common stock outstanding, First Interstate expects to issue approximately [     ] shares of First Interstate Class A common stock to holders of Great Western common stock. In addition, based on the current number of issued and outstanding shares of First Interstate Class B common stock, First Interstate expects to issue approximately [     ] shares of First Interstate Class A common stock to holders of First Interstate Class B common stock upon conversion of the shares of First Interstate Class B common stock.
Based on current estimates, after giving effect to the First Interstate authorized shares amendment, First Interstate will have approximately [     ] authorized but unissued shares of First Interstate Class A common stock available for issuance after completion of the merger and approximately [     ] authorized but unissued shares of First Interstate Class A common stock available for issuance after completion of the merger and the conversion. The First Interstate board of directors considers the proposed increase in the number of authorized shares desirable because it will enable First Interstate to complete the merger and the conversion and it will provide greater flexibility in the capital structure of the surviving corporation following the merger and the conversion by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with stock plans and to pursue other corporate purposes that may be identified by the board of directors of the surviving corporation in the future.

Each share of First Interstate Class A common stock authorized for issuance has the same rights as, and is identical in all respects with, each other share of First Interstate Class A common stock currently outstanding. The newly authorized shares of First Interstate Class A common stock will not affect the rights, such as voting and liquidation rights, of the shares of First Interstate Class A common stock currently outstanding. Under the First Interstate articles of incorporation, holders of First Interstate Class A common stock do not have preemptive rights. Therefore, should the First Interstate board of directors elect to issue additional shares of First Interstate Class A common stock, other than on a pro rata basis to all current holders of First Interstate Class A common stock, existing holders of First Interstate Class A common stock would not have any preferential rights to purchase those shares, and such issuance could have a dilutive effect on earnings per share (“EPS”), book value per share, and the voting power and shareholdings of current holders of First Interstate Class A common stock, depending on the particular circumstances in which the additional shares of First Interstate Class A common stock are issued. Please see the section entitled “Description of First Interstate Capital Stock” beginning on page 140 for a description of First Interstate capital stock and the rights of shareholders of First Interstate. The First Interstate board of directors continually considers First Interstate’s capital structure and will determine the terms and timing of any future issuance.
The First Interstate authorized shares amendment will become effective as of and subject to the effective time, subject to approval by the holders of First Interstate common stock of the First Interstate authorized share count proposal at the First Interstate special meeting.
The First Interstate board of directors unanimously recommends a vote “FOR” the First Interstate authorized share count proposal.
Proposal 3: First Interstate Staggered Board Proposal
First Interstate is asking its shareholders to approve an amendment to First Interstate’s articles of incorporation to make certain technical changes, which are intended to incorporate into First Interstate’s articles of incorporation provisions that currently exist in First Interstate’s bylaws, relating to the classification of the First Interstate board of directors into three classes, with directors in each class serving staggered three-year terms.
If approved, Article VI of First Interstate’s articles of incorporation will be amended to add the following new section:
Section 6. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, the Board of Directors shall be and is divided into three classes, as nearly equal in number of directors as possible, designated: Class I, Class II and Class III. The Board of Directors is authorized to assign to such classes directors already in office at the time the First Amendment to the Third Amended and Restated Articles of Incorporation becomes effective (the “Effective Date”), provided that notwithstanding anything to the contrary any directors already in office at the Effective Date and who were elected, or whose appointment was ratified, at any annual or special meeting of shareholders for a term of office to expire at (i) the first annual meeting of shareholders following the Effective Date, shall be assigned to Class I, (ii) the second annual meeting of shareholders following the Effective Date, shall be assigned to Class II, and (iii) the third annual meeting of shareholders following the Effective Date, shall be assigned to Class III. Except as otherwise provided in this Section 6, the term of office of the directors initially assigned to Class I at the Effective Date will expire at the first annual meeting of shareholders following the Effective Date; the term of office of the directors initially assigned to Class II at the Effective Date will expire at the second annual meeting of shareholders following the Effective Date; the term of office of the directors initially assigned to Class III at the Effective Date will expire at the third annual meeting of shareholders following the Effective Date; and the term of office of any directors appointed by the Board of Directors to fill newly created directorships resulting from any increase in the number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall expire at the next annual meeting of shareholders after their appointment in accordance with these Third Amended and Restated Articles of Incorporation, as amended, and the Bylaws of the Corporation. At each annual meeting of shareholders beginning with the first annual meeting of shareholders following the Effective Date, the successors of the directors whose terms expire at that meeting shall be elected for a term of three years. The directors of each class will hold office until the expiration of the term of such class and until their respective successors shall have been elected and qualified, or until such director’s earlier death, resignation or removal. Notwithstanding anything to the contrary, the Board of Directors is authorized to take appropriate steps, by designation of short terms or otherwise, to return the rotation of election of directors to staggered terms as contemplated by, and established and fixed in accordance with, this Section 6 and the Bylaws of the Corporation; provided that in all cases the Board of Directors shall comply with Section 6.12(b) of that certain Agreement and Plan of Merger, by and between Great Western Bancorp, Inc. and the Corporation, dated as of September 15, 2021 (as the same may be amended, supplemented or modified from time to time).
The amendment to First Interstate’s articles of incorporation relating to the classification of the First Interstate board of directors will become effective upon filing with the Montana secretary of state, subject to approval by the holders of First Interstate common stock of the First Interstate staggered board proposal at the First Interstate special meeting, and will become effective whether or not the First Interstate authorized share count proposal or the First Interstate merger proposal are approved and whether or not the merger is completed.
The First Interstate board of directors unanimously recommends a vote “FOR” the First Interstate staggered board proposal.
Proposal 4: First Interstate Adjournment Proposal
The First Interstate special meeting may be adjourned or postponed to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the First Interstate special meeting to approve the First Interstate merger proposal, the First Interstate authorized share count proposal or the First Interstate staggered board proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of First Interstate common stock.
If, at the First Interstate special meeting, the number of shares of First Interstate common stock present or represented and voting in favor of the First Interstate merger proposal, the First Interstate authorized share count proposal or the First Interstate staggered board proposal is insufficient to approve the First Interstate merger proposal, the First Interstate authorized share count proposal or the First Interstate staggered board proposal, as applicable, First Interstate intends to move to adjourn or postpone the First Interstate special meeting in order to enable the First Interstate board of directors to solicit additional proxies for approval of the First Interstate merger proposal, the First Interstate authorized share count proposal, or the First Interstate staggered board proposal, as applicable. In that event, First Interstate will ask holders of First Interstate common stock to vote on the First Interstate adjournment proposal, but not the First Interstate merger proposal, the First Interstate authorized share count proposal, or the First Interstate staggered board proposal.
In this proposal, First Interstate is asking holders of First Interstate common stock to authorize the holder of any proxy solicited by the First Interstate board of directors on a discretionary basis to vote in favor of adjourning the First Interstate special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of First Interstate common stock who have previously voted. Pursuant to the First Interstate bylaws, the First Interstate special meeting may be adjourned without new notice being given, so long as the new date, time and place of the reconvened special meeting are announced at the First Interstate special meeting, unless the adjournment is for a period of more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting.
The approval of the First Interstate adjournment proposal by holders of First Interstate common stock is not a condition to the completion of the merger.
The First Interstate board of directors unanimously recommends a vote “FOR” the First Interstate adjournment proposal.

THE GREAT WESTERN SPECIAL MEETING
This section contains information for holders of Great Western common stock about the special meeting that Great Western has called to allow holders of Great Western common stock to consider and vote on the merger agreement and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of holders of Great Western common stock and a form of proxy card that the Great Western board of directors is soliciting for use by the holders of Great Western common stock at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The Great Western special meeting will be held virtually via the Internet on [    ], at [    ] local time. The Great Western special meeting will be held solely via live webcast and there will not be a physical meeting location given the current public health impacts of the COVID-19 pandemic and our desire to promote the health and safety of Great Western stockholders, as well as Great Western directors, officers, employees and other constituents.
Only holders of Great Western common stock as of the close of business on the record date are entitled to receive notice of, and vote at, the Great Western special meeting via the Great Western special meeting website or any adjournment or postponement thereof. Great Western stockholders will be able to attend the Great Western special meeting via the Great Western special meeting website or by proxy, submit questions and vote their shares electronically during the meeting by visiting the Great Western special meeting website at www.virtualshareholdermeeting.com/GWB2021SM. Great Western stockholders will need the control number found on their proxy card or voting instruction form in order to access the Great Western special meeting website.
Matters to Be Considered
At the Great Western special meeting, holders of Great Western common stock will be asked to consider and vote on the following proposals:
•	the Great Western merger proposal;
•	the Great Western compensation proposal; and
•	the Great Western adjournment proposal.
Recommendation of the Great Western Board of Directors
The Great Western board of directors unanimously recommends that you vote “FOR” the Great Western merger proposal, “FOR” the Great Western compensation proposal and “FOR” the Great Western adjournment proposal. See “The Merger—Great Western’s Reasons for the Merger; Recommendation of the Great Western Board of Directors” beginning on page 72 of this joint proxy statement/prospectus for a more detailed discussion of the Great Western board of directors’ recommendation.
Record Date and Quorum
The Great Western board of directors has fixed the close of business on [    ] as the record date for determination of holders of Great Western common stock entitled to notice of and to vote at the Great Western special meeting. On the record date for the Great Western special meeting, there were [    ] shares of Great Western common stock outstanding.
Holders of a majority of the outstanding shares of Great Western common stock entitled to vote on a matter must be present or represented by proxy at the Great Western special meeting to constitute a quorum for the transaction of business at the Great Western special meeting. If you fail to submit a proxy or to vote at the Great Western special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your shares of Great Western common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.
In the event that a quorum is not present at the Great Western special meeting, it is expected that the Great Western special meeting will be adjourned or postponed. If the Great Western special meeting is postponed or adjourned, it will not affect the ability of holders of Great Western common stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described below; however, if a new record date is set for an adjourned meeting, a new quorum will be required to be established.

At the Great Western special meeting, each share of Great Western common stock is entitled to one (1) vote on all matters properly submitted to holders of Great Western common stock.
As of the record date, Great Western directors and executive officers and their affiliates owned and were entitled to vote approximately [    ] shares of Great Western common stock, representing approximately [    ] percent ([    ]%) of the outstanding shares of Great Western common stock. We currently expect that Great Western’s directors and executive officers will vote their shares in favor of the Great Western merger proposal and the other proposals to be considered at the Great Western special meeting, although none of them has entered into any agreements obligating them to do so.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Great Western special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Great Western special meeting. If your bank, broker, trustee or other nominee holds your shares of Great Western common stock in “street name,” such entity will vote your shares of Great Western common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
Proposal 1: Great Western merger proposal:
•
Vote required: Approval of the Great Western merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Great Western common stock entitled to vote on the merger agreement.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Great Western special meeting via the Great Western special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Great Western merger proposal, it will have the same effect as a vote “AGAINST” the Great Western merger proposal.

Proposal 2: Great Western compensation proposal:
•
Vote required: Approval of the Great Western compensation proposal requires the affirmative vote of the holders of a majority of the shares of Great Western common stock present or represented by proxy at the Great Western special meeting and entitled to vote on the subject matter.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the Great Western compensation proposal. If you fail to submit a proxy or vote at the Great Western special meeting via the Great Western special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Great Western compensation proposal, it will have no effect on the Great Western compensation proposal.

Proposal 3: Great Western adjournment proposal:
•
Vote required: Approval of the Great Western adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Great Western common stock present or represented by proxy at the Great Western special meeting and entitled to vote on the subject matter.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the Great Western adjournment proposal. If you fail to submit a proxy or vote at the Great Western special meeting via the Great Western special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Great Western adjournment proposal, it will have no effect on the Great Western adjournment proposal.

Attending the Special Meeting
The Great Western special meeting may be accessed via the Great Western special meeting website, where Great Western stockholders will be able to listen to the Great Western special meeting, submit questions and vote online.
You are entitled to attend the Great Western special meeting via the Great Western special meeting website only if you were a stockholder of record as of the close of business on the record date, or you held your shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date, or you hold a valid proxy for the Great Western special meeting. If you were a stockholder of record at the close of business on the record date and wish to attend the Great Western special meeting via the Great Western special meeting website, you will need the control number on your proxy card. If a bank, broker, trustee or other nominee is the record owner of your shares of Great Western common stock, you will need to obtain your specific control number and further instructions from your bank, broker, trustee or other nominee.
You may submit questions during the live audio webcast of the Great Western special meeting via the Great Western special meeting website. To ensure the Great Western special meeting is conducted in a manner that is fair to all stockholders, Great Western may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. Great Western reserves the right to edit or reject questions it deems inappropriate or not relevant to the Great Western special meeting’s limited purpose. Pursuant to the Great Western bylaws, the chairperson of the Great Western special meeting will have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the Great Western special meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of Great Western, restrictions on entry to the Great Western special meeting after the time prescribed for the commencement thereof, and the opening and closing of the voting polls for each item on which a vote is to be taken.
Technical assistance will be available for stockholders who experience an issue accessing the Great Western special meeting. Contact information for technical support will appear on the Great Western special meeting website prior to the start of the Great Western special meeting.
Proxies
A holder of Great Western common stock may vote by proxy or at the Great Western special meeting via the Great Western special meeting website. If you hold your shares of Great Western common stock in your name as a holder of record, to submit a proxy, you, as a holder of Great Western common stock, may use one of the following methods:
•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By mail: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.
If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time on the day before the Great Western special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Great Western special meeting.
Great Western requests that holders of Great Western common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Great Western as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Great Western common stock represented by it will be voted at the Great Western special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Great Western merger proposal, “FOR” the Great Western compensation proposal and “FOR” the Great Western adjournment proposal.
If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Great Western special meeting via the Great Western special meeting website. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares via the Great Western special meeting website at the meeting because you may subsequently revoke your proxy.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.
You may not vote shares held in a brokerage or other account in “street name” by returning a proxy card directly to Great Western.
Further, banks, brokers, trustees or other nominees who hold shares of Great Western common stock on behalf of their customers may not give a proxy to Great Western to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the Great Western special meeting, including the Great Western merger proposal, the Great Western compensation proposal and the Great Western adjournment proposal.
Revocability of Proxies
If you are a holder of Great Western common stock of record, you may revoke your proxy at any time before it is voted by:
•	submitting a written notice of revocation to Great Western’s corporate secretary;
•	granting a subsequently dated proxy;
•	voting by telephone or the Internet at a later time, before 11:59 p.m., Eastern Time on the day before the Great Western special meeting; or
•	attending virtually and voting at the Great Western special meeting via the Great Western special meeting website.
If you hold your shares of Great Western common stock through a bank, broker, trustee or other nominee, you may change your vote by:
•	contacting your bank, broker, trustee or other nominee; or
•
attending and voting your shares at the Great Western special meeting virtually via the Great Western special meeting website if you have your specific 16-digit control number, which is included on your proxy card or the voting instruction form from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions.

Attendance virtually at the Great Western special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Great Western after the vote will not affect the vote. Great Western’s corporate secretary’s mailing address is: 225 S. Main Ave., Sioux Falls, South Dakota 57104, Attention: Corporate Secretary. If the Great Western special meeting is postponed or adjourned, it will not affect the ability of holders of Great Western common stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above; however, if a new record date is set for an adjourned meeting, a new quorum will be required to be established.
Delivery of Proxy Materials
As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to holders of Great Western common stock residing at the same address, unless such holders of Great Western common stock have notified Great Western of their desire to receive multiple copies of the joint proxy statement/prospectus.
If you hold shares of both Great Western common stock and First Interstate common stock, you will receive two (2) separate packages of proxy materials.

Great Western will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of Great Western common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Great Western’s corporate secretary at 225 S. Main Ave., Sioux Falls, South Dakota 57104, Attention: Corporate Secretary, or by telephone at (605) 334–2548, or Great Western’s proxy solicitor, Innisfree, by calling toll-free at (877) 750-9496, or for banks and brokers, collect at (212) 750-5833.
Solicitation of Proxies
Great Western and First Interstate will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Great Western has retained Innisfree, for a fee of $30,000 plus reimbursement of out-of-pocket expenses for their services. Great Western may also request banks, brokers, trustees and other intermediaries holding shares of Great Western common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Great Western. No additional compensation will be paid to Great Western’s directors, officers or employees for solicitation.
Assistance
If you need assistance in completing your proxy card, have questions regarding Great Western’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Great Western’s corporate secretary 225 S. Main Ave., Sioux Falls, South Dakota 57104, Attention: Corporate Secretary, or by telephone at (605) 334–2548, or Great Western’s proxy solicitor, Innisfree, by calling toll-free at (877) 750-9496, or for banks and brokers, collect at (212) 750-5833.

GREAT WESTERN PROPOSALS
Proposal 1: Great Western Merger Proposal
Great Western is asking holders of Great Western common stock to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger. Holders of Great Western common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Great Western board of directors, by a unanimous vote of all directors (or independent directors, as applicable), determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Great Western and its stockholders and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See “The Merger—Great Western’s Reasons for the Merger; Recommendation of the Great Western Board of Directors” beginning on page 72 of this joint proxy statement/prospectus for a more detailed discussion of the Great Western board of directors’ recommendation.
The Great Western board of directors unanimously recommends a vote “FOR” the Great Western merger proposal.
Proposal 2: Great Western Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Great Western is seeking a non-binding, advisory shareholder approval of the compensation of Great Western’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Great Western’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Great Western’s Named Executive Officers” beginning on page 113. The proposal gives holders of Great Western common stock the opportunity to vote, on a non-binding, advisory basis, on the merger-related compensation that may be paid or become payable to Great Western’s named executive officers.
The Great Western board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this joint proxy statement/prospectus, and is asking holders of Great Western common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the Great Western named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Great Western’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Great Western’s Named Executive Officers” are hereby APPROVED.”
The vote on the Great Western compensation proposal is a vote separate and apart from the votes on the Great Western merger proposal and the Great Western adjournment proposal. Accordingly, if you are a holder of Great Western common stock, you may vote to approve the Great Western merger proposal and/or the Great Western adjournment proposal and vote not to approve the Great Western compensation proposal, and vice versa. The approval of the Great Western compensation proposal by holders of Great Western common stock is not a condition to the completion of the merger. Because the vote on the Great Western compensation proposal is advisory only, it will not affect the obligation of Great Western or First Interstate to pay or provide the compensation contemplated by the compensation agreements and arrangements. Accordingly, if the merger is completed, the merger-related compensation will be paid to Great Western’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Great Western common stock fail to approve the advisory vote regarding merger-related compensation.
The Great Western board of directors unanimously recommends a vote “FOR” the Great Western compensation proposal.

Proposal 3: Great Western Adjournment Proposal
The Great Western special meeting may be adjourned or postponed to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Great Western special meeting to approve the Great Western merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Great Western common stock.
If, at the Great Western special meeting, the number of shares of Great Western common stock present or represented and voting in favor of the Great Western merger proposal is insufficient to approve the Great Western merger proposal, Great Western intends to move to adjourn or postpone the Great Western special meeting in order to enable the Great Western board of directors to solicit additional proxies for approval of the Great Western merger proposal. In that event, Great Western will ask holders of Great Western common stock to vote on the Great Western adjournment proposal, but not the Great Western merger proposal or the Great Western compensation proposal.
In this proposal, Great Western is asking holders of Great Western common stock to authorize the holder of any proxy solicited by the Great Western board of directors on a discretionary basis to vote in favor of adjourning the Great Western special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Great Western common stock who have previously voted. Pursuant to the Great Western bylaws, the Great Western special meeting may be adjourned without new notice being given, so long as the new date, time and place of the reconvened special meeting are announced at the Great Western special meeting at which the adjournment is taken, and any business may be transacted at the reconvened special meeting that might have been transacted on the original date of the Great Western special meeting. Pursuant to the Great Western bylaws, if, however, the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. The approval of the Great Western adjournment proposal by holders of Great Western common stock is not a condition to the completion of the merger.
The Great Western board of directors unanimously recommends a vote “FOR” the Great Western adjournment proposal.

INFORMATION ABOUT FIRST INTERSTATE
First Interstate is a financial and bank holding company focused on community banking. Since its incorporation in Montana in 1971, First Interstate has grown both organically and through strategic acquisitions. First Interstate operates 147 banking offices, including detached drive-up facilities, in communities across six states: Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through its bank subsidiary, First Interstate Bank, First Interstate delivers a comprehensive range of banking products and services, including online and mobile banking, to individuals, businesses, municipalities, and others throughout its market areas.
As of June 30, 2021, First Interstate had consolidated assets of $18.9 billion, deposits of $15.6 billion, loans held for investment of $9.8 billion, and total stockholders’ equity of $2.0 billion.
First Interstate Class A common stock is traded on the NASDAQ under the symbol “FIBK”.
First Interstate’s principal executive office is located at 401 North 31st Street, Billings, MT 59116. First Interstate’s telephone number is (406) 255-5000 and its website is https://www.fibk.com. The information on First Interstate’s website is not part of this joint proxy statement/prospectus, and the reference to First Interstate’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.
Additional information about First Interstate and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 161 of this joint proxy statement/prospectus.

INFORMATION ABOUT GREAT WESTERN
Great Western is a bank holding company incorporated in the state of Delaware and maintains its principal executive office in Sioux Falls, South Dakota. Great Western is a full-service regional bank holding company focused on relationship-based business banking through its wholly owned banking subsidiary, Great Western Bank. Great Western serves its customers through 175 branches in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. Great Western provides a wide range of services, including commercial and consumer loan and depository services, private banking, brokerage, trust, investment advisory and other traditional banking services.
At June 30, 2021, Great Western had total consolidated assets of $13.1 billion, total consolidated loans of $8.5 billion, total consolidated deposits of $11.5 billion, and total consolidated stockholders’ equity of $1.2 billion.
Great Western common stock is traded on the NYSE under the symbol “GWB.”
Great Western’s principal executive office is located at 225 South Main Avenue, Sioux Falls, South Dakota 57104. Great Western’s telephone number is (605) 334-2548 and its website is www.greatwesternbank.com. The information on Great Western’s website is not part of this joint proxy statement/prospectus, and the reference to Great Western’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.
Additional information about Great Western and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 161 of this joint proxy statement/prospectus.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 161.
Terms of the Merger
Each of First Interstate’s and Great Western’s respective board of directors has approved the merger agreement. The merger agreement provides that Great Western will merge with and into First Interstate, with First Interstate as the surviving corporation. Following the completion of the merger, Great Western Bank will merge with and into First Interstate Bank, with First Interstate Bank as the surviving bank in the bank merger.
In the merger, each share of Great Western common stock issued and outstanding immediately prior to the effective time (other than certain shares held by First Interstate or Great Western) will be converted into the right to receive 0.8425 shares of First Interstate Class A common stock. No fractional shares of First Interstate common stock will be issued in connection with the merger, and holders of Great Western common stock will be entitled to receive cash in lieu thereof.
Holders of First Interstate common stock and holders of Great Western common stock are being asked to approve and adopt the merger agreement. See the section entitled “The Transaction Agreements—Description of the Merger Agreement” beginning on page 119 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
The management of each of First Interstate and Great Western and each of the board of directors of First Interstate and the board of directors of Great Western (which we refer to in this section as the “First Interstate board” and the “Great Western board”, respectively) regularly review and assess the performance, strategy, competitive position, opportunities and prospects of their respective companies in light of the then-current business, interest rate, economic and regulatory environments, as well as developments in the financial sector and the opportunities and challenges facing participants in the sector, in each case with the goal of enhancing value for their respective stockholders or shareholders, as applicable, and delivering the best possible products and services to their respective customers and communities. These reviews have included periodic consideration of, and discussions with other companies from time to time regarding, potential strategic alternatives, including business combinations, acquisitions and dispositions to further the companies’ strategic objectives, as well as remaining independent companies. As part of these reviews, each of Mr. Mark Borrecco, the President and Chief Executive Officer of Great Western, and Mr. Kevin Riley, the President and Chief Executive Officer of First Interstate, has had, from time to time, informal discussions with the Chief Executive Officers of other financial institutions regarding trends and developments, and, on occasion, strategic alternatives available to their respective companies, including potential business combinations and other strategic transactions.
In early 2019, the President and Chief Executive Officer of Great Western at that time contacted Mr. Riley to gauge First Interstate’s interest in pursuing what the former Great Western CEO characterized as a potential merger of equals. Mr. Riley indicated that First Interstate was not interested in discussing a “merger of equals,” but would potentially be interested in discussing a merger transaction. No specific terms were discussed. These preliminary discussions did not result in any actionable proposal for a strategic transaction, and the parties determined not to move forward with the commencement of due diligence or negotiation of potential transaction terms at that time, and instead continued to focus on executing on their stand-alone plans as independent companies.
In the fall of 2019, Mr. Riley engaged in additional discussions with the former Great Western CEO regarding market conditions and trends in the financial sector, and other matters of mutual interest to their respective institutions. At the time, First Interstate understood that Great Western was engaged in a search for a new Chief Executive Officer. In the course of these conversations, Mr. Riley suggested that Great Western explore a potential business combination with First Interstate. In connection with these discussions, First Interstate indicated that it was interested in exploring the viability of a potential acquisition of Great Western by First Interstate at a range of exchange ratios corresponding to an implied market premium of between 10.7% and 15.5% based on Great Western’s closing stock price as of October 31, 2019, subject to various contingencies, including a due diligence review. These preliminary discussions did not result in any actionable proposal for a strategic transaction, and the parties determined not to move forward with the commencement of due diligence or negotiation of potential transaction terms at that time, and instead continued to focus on executing on their stand-alone plans as independent companies.
In November 2020, the Chief Executive Officer of a financial holding company of comparable, but smaller, size to Great Western, which we refer to as “Company A,” contacted Mr. Borrecco and inquired whether Great Western would be interested in discussing a potential strategic transaction between Company A and Great Western. Mr. Borrecco indicated that the Great Western board regularly reviews its strategic alternatives and considers any strategic options that might enhance value for Great Western’s stockholders, but that the Great Western board was focusing on executing on Great Western’s stand-alone plan and was not pursuing a strategic business combination at that time. In December 2020, Mr. Riley contacted Mr. Borrecco to inquire whether Great Western might be interested in discussing a potential strategic transaction between Great Western and First Interstate. As with Company A, Mr. Borrecco indicated that the Great Western board was focusing on executing on Great Western’s stand-alone plan and was not pursuing a strategic business combination at that time. At the time of these preliminary inquiries, Great Western’s share price was trading in the range of approximately $16 to $20 per share. During this period, Mr. Borrecco updated James P. Brannen, Chair of the Great Western board, regarding these preliminary discussions with First Interstate and Company A.
Through the first several months of 2021, Great Western management and the Great Western board continued to periodically review and monitor the company’s stand-alone plan and strategy as well as developments in the economic and interest rate environment and the financial sector and in the banking sector in particular. This included a review of the challenges facing Great Western as an independent company, including with respect to the need for enhanced investment in technology and the time horizon and costs associated with implementing these initiatives. In particular, as part of Great Western’s strategic planning activities, in meetings held in late April 2021, Great Western management discussed with the Great Western board the company’s organic growth prospects and near- and long-term strategic objectives. These discussions also included a review of recent developments and trends in the banking sector, including with respect to bank and non-bank competition, technological innovation, ongoing consolidation in the banking sector, the benefits of scale in light of the current environment, and an evaluation of how such developments and trends could affect the overall landscape in the banking sector and potential strategic opportunities available to Great Western, as well as a discussion of certain challenges facing Great Western specifically and the financial sector overall. During these meetings, Great Western management and the Great Western board discussed the strategic initiatives, including the substantial investments in technology, that management believed would be necessary in order for Great Western to remain competitive as an independent company. Great Western management and the Great Western board also met with representatives of Piper Sandler, an investment banking firm experienced in the financial sector, to review Great Western’s stand-alone plan and forecasts, the current mergers and acquisitions environment and potential strategic merger partners for Great Western as a possible way to enhance long-term value for Great Western and its stockholders relative to continuing to execute on the company’s stand-alone plan.
On April 27, 2021, the Great Western board held a special meeting to analyze and further consider the matters discussed during these strategy meetings. At the meeting, the Great Western board and management team continued to review and discuss Great Western’s organic growth plans and challenges under its stand-alone plan, including the investments, particularly in technology, that would be required to achieve growth as a stand-alone company, the likely cost of those investments and the potential time horizon for realizing the resulting benefits. The Great Western board also discussed the potential opportunities for Great Western to engage in a strategic transaction that could enhance long-term value for Great Western’s stockholders while avoiding the need for substantial investments in technology and reducing the risks and uncertainties in attempting to execute on Great Western’s stand-alone plan, and potentially accelerating the benefits for Great Western and its stockholders by combining with a counterparty whose investments in technology could be leveraged by the combined organization. Following these discussions, the Great Western board concluded that such a combination could potentially generate benefits for Great Western and its stockholders while reducing the execution risks in Great Western’s stand-alone plan, and indicated its support for Messrs. Borrecco and Brannen, with the assistance of Piper Sandler, to review possible merger counterparties for a potential strategic transaction and reach out to a limited number of potential counterparties to explore their level of interest in discussing a strategic transaction, while concurrently pursuing organic growth by continuing to progress Great Western’s internal initiatives.
Following this meeting, Messrs. Borrecco and Brannen met with representatives of Piper Sandler in early May 2021 to further discuss potential strategic merger counterparties identified by Piper Sandler as possible candidates for a strategic business combination based on, among other factors, their comparable size to Great Western, complementary branch footprints, financial and operational capacity to pursue a potential business combination with Great Western and strategic fit. Following discussion among Messrs. Borrecco and Brannen and representatives of Piper Sandler, Messrs. Borrecco and Brannen directed Piper Sandler to contact four of the potential strategic counterparties, which included First Interstate and Company A, to gauge their interest in discussing a potential combination with Great Western. Following preliminary introductory discussions with each of these parties, First Interstate and Company A expressed interest in engaging in further exploratory discussions regarding a potential business combination with Great Western, while the other two counterparties declined to engage in further discussions.
On May 5, 2021, Great Western and First Interstate entered into a mutual nondisclosure agreement in order to facilitate further discussions, and in early May, Messrs. Borrecco and Riley had exploratory conversations in which they discussed, at a high level, their respective businesses, organizational structures and performance. Also in May, Great Western entered into a mutual nondisclosure agreement with Company A, and Mr. Borrecco and the Chief Executive Officer of Company A had exploratory conversations in which they discussed, at a high level, their respective businesses, organizational structures and performance.
On May 26, 2021, the Great Western board convened a special meeting, which members of Great Western’s management also attended, to continue the board’s prior discussions around a potential strategic business combination transaction and the initial outreach made to the potential counterparties. The Great Western board directed management to continue to analyze and compare the potential benefits and risks of a strategic merger against Great Western’s stand-alone plan, and authorized Messrs. Borrecco and Brannen to engage in further discussions with First Interstate and Company A.
From May 26, 2021 to May 27, 2021, the First Interstate board held regularly scheduled meetings, which members of the First Interstate management also attended. At the meeting on May 27, 2021, Mr. Riley and Ms. Marcy D. Mutch, Executive Vice President and Chief Financial Officer of First Interstate, led a discussion regarding a potential business combination with Great Western, including consideration of Great Western’s business, financial performance and banking philosophy and a summary of previous discussions with the Great Western management. Ms. Mutch also led a discussion on the potential financial implications of the proposed transaction on First Interstate and the various factors to consider in a business combination, including strategic, financial and cultural considerations, opportunities and risks and the competitive landscape.
On June 2, 2021, Messrs. Riley, David Jahnke (Chair of the First Interstate board), Borrecco and Brannen continued the parties’ high-level discussions relating to their respective businesses, including company culture, current capabilities and current board composition.
On June 10, 2021, the Great Western board convened a special meeting, which members of Great Western management and representatives of Piper Sandler and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), legal advisor to Great Western, also attended. At the meeting, a representative of Wachtell Lipton reviewed the directors’ fiduciary duties in connection with the Great Western board’s evaluation of a potential business combination transaction. Mr. Borrecco then updated the directors on the recent meetings with representatives of First Interstate and Company A, and led a discussion of certain anticipated financial and strategic aspects of the two potential transactions, including with respect to scale, synergies, talent, risk management and technology. The Great Western board discussed the relative merits of the two potential merger counterparties, including the execution risks associated with each potential transaction, the potential value each transaction could generate for Great Western’s stockholders, and the perceived cultural and strategic fit of each company with Great Western. Mr. Borrecco noted that Great Western management had identified First Interstate as a strong strategic fit based on, among other things, the preliminary due diligence on and discussions with representatives of First Interstate management regarding First Interstate’s business, competitive strengths, complementary geographic footprint, values-based culture and strong management team. With respect to Company A, Mr. Borrecco and the Great Western board discussed that Company

A’s business model, which included a strong focus on wealth management services, was not fully compatible with Great Western’s, and Company A’s geographic footprint was less complementary than First Interstate’s. Mr. Borrecco and the Great Western board also discussed that Great Western, as the larger company, would be the more logical acquirer in a combination with Company A, that Great Western’s stockholders would not likely have an opportunity to receive the market premium for their shares that might be available in a combination with First Interstate, and that Company A had indicated it would expect Great Western to divest certain assets prior to any combination, which would create additional execution risk. Following discussion, including a preliminary financial analysis of a potential combination provided by Piper Sandler, the Great Western directors expressed their support for continuing exploratory discussions with First Interstate and undertaking further analysis to compare the potential risks and benefits of a combination with First Interstate against Great Western’s stand-alone plan, but determined that Company A was not as strong of a strategic or cultural fit for Great Western and that a transaction with Company A was not likely to generate comparable value for Great Western and its stockholders. At the direction of the Great Western board, Mr. Borrecco informed the Chief Executive Officer of Company A that Great Western would not be moving forward with further discussions with Company A at that time.
Over the following weeks, members of Great Western management and members of First Interstate management continued their prior exploratory discussions regarding their respective businesses, organizational structures and performance and continued to discuss at a high level a potential business combination transaction between the two parties.
On June 28, 2021, the Great Western board convened a special meeting, which members of Great Western management and representatives of Piper Sandler and Wachtell Lipton attended. At the meeting, the Great Western board and management team continued to discuss Great Western’s valuation, growth plans and challenges under its stand-alone plan, as well as Great Western’s strategic initiatives and alternatives, and a representative of Piper Sandler reviewed a comparison of Great Western’s current stand-alone plan with Piper Sandler’s preliminary financial analysis of a merger of Great Western and First Interstate. These discussions included a review of the risks, uncertainties and potential opportunities associated with the stand-alone plan in comparison to the benefits of a possible strategic transaction, including the possibility that a merger with First Interstate could accelerate the company’s strategic goals in areas such as technology and asset quality. A representative of Piper Sandler also reviewed again with the Great Western board the approach taken in identifying potential merger counterparties based on an assessment of, among other things, strategic fit with Great Western and perceived financial and operational capacity to complete a strategic transaction with Great Western. Following discussion, the Great Western board recommended that Great Western management request a non-binding letter of intent from First Interstate so that Great Western could evaluate First Interstate’s proposed transaction terms, and also directed Great Western management to continue to refine their analysis with respect to Great Western’s stand-alone plan.
Following the June 28, 2021 Great Western board meeting, members of Great Western management engaged in preliminary discussions with members of First Interstate management regarding potential transaction terms, including terms to be included in a non-binding letter of intent, and continued their prior discussions regarding their respective businesses, including personnel matters, the cultural and strategic fit of the two companies, their complementary branch footprints, and their respective positioning from a technology and systems perspective.
On July 1, 2021, the executive committee of the First Interstate board, consisting of Mr. Jahnke, Mr. Riley, Mr. James R. Scott, Mr. John M. Heyneman Jr., Mr. Ross E. Leckie and Ms. Patricia L. Moss (the “First Interstate executive committee”), held a special meeting, at which members of the First Interstate management were also present, to discuss the potential transaction terms considered during the preliminary discussions on June 28, 2021 between the members of the respective managements of First Interstate and Great Western and proposed terms of a non-binding indication of interest to deliver to Great Western. After the discussion, the First Interstate executive committee authorized First Interstate management to send a written non-binding indication of interest to Great Western.
On July 6, 2021, First Interstate delivered to Great Western a written non-binding indication of interest (the “July 6 IOI”), which contemplated an all-stock merger in which Great Western would be merged with and into First Interstate and Great Western stockholders would receive shares of First Interstate Class A common stock. The July 6 IOI proposed, among other things, (i) an exchange ratio of 0.8603 shares of First Interstate Class A common stock for each share of Great Western common stock, which corresponded to an implied market premium of 17.1% based on the closing stock price of Great Western common stock and First Interstate Class A common stock as of July 6, 2021, and an implied market premium of 10.6% based on a 20-day volume weighted average price (“VWAP”) of

Great Western common stock and First Interstate Class A common stock as of that date and (ii) board nomination rights for Great Western to appoint four members of the Great Western board to serve as members of the initial board of directors of the combined company. The July 6 IOI was conditioned on First Interstate’s satisfactory completion of due diligence and required that Great Western agree to negotiate exclusively with First Interstate for a 60-day period.
On July 7, 2021, the Great Western board held a special meeting to discuss the July 6 IOI, which members of Great Western management and representatives of Wachtell Lipton and Piper Sandler also attended. At the meeting, representatives of Piper Sandler and Wachtell Lipton reviewed the terms of the July 6 IOI with the Great Western directors, and a representative of Piper Sandler reviewed with the Great Western board certain financial metrics based on the terms reflected in the July 6 IOI. Following discussion, the Great Western board identified three key issues in the July 6 IOI for further discussion: (i) the proposed exchange ratio and corresponding implied market premium to Great Western stockholders, (ii) seeking additional clarity that First Interstate’s Class B common stock would automatically convert into First Interstate Class A common stock after completion of the transaction and (iii) seeking greater representation of Great Western directors on the combined company’s board at closing. Following discussion, the Great Western board directed Great Western management and Piper Sandler to engage in discussions regarding these key issues with First Interstate and First Interstate’s financial advisors. Also at this meeting, Mr. Borrecco updated the Great Western board on his continuing discussions with Mr. Riley regarding the cultural and strategic fit of the two companies and certain personnel matters, including that, in the event definitive transaction terms were agreed, Mr. Riley would remain the Chief Executive Officer of the combined company and had indicated that First Interstate would expect Mr. Borrecco to become the Chief Banking Officer of the combined company, but that no specific employment terms had been proposed or discussed at this time.
On July 8, 2021, Great Western formally engaged Piper Sandler to act as financial advisor to the Great Western board in connection with a potential business combination transaction.
Over the course of the next several days, Piper Sandler and members of Great Western management engaged in discussions with First Interstate management and representatives of KBW, an investment banking firm, regarding the terms of the July 6 IOI, including the key issues identified by the Great Western board for further discussion. Great Western also advised First Interstate that it would require as a condition to signing and announcing a potential combination that the Scott Family shareholders, representing approximately 53.8% of the voting power represented by issued and outstanding shares of First Interstate common stock, agree to vote for and otherwise support the transaction.
Under the First Interstate articles of incorporation, because the proposed combination with Great Western would result in the number of shares of First Interstate Class B common stock outstanding falling below 20% of the aggregate number of shares of First Interstate common stock outstanding, the transaction would result in the outstanding shares of First Interstate Class B common stock converting into shares of First Interstate Class A common stock and the dual class structure sunsetting on the first record date for a shareholders’ meeting after the closing of such combination. On July 14, 2021, recognizing that Great Western had indicated that it would require, as a condition to signing and announcing the transaction, that the Scott Family shareholders agree to vote for, and otherwise support, the transaction, the Scott Family shareholders raised concerns to Mr. Jahnke as to the impact of the loss of voting control for the Scott Family shareholders in connection with the proposed combination arising from the application of these provisions in the First Interstate articles of incorporation.
Also on July 14, 2021, the Great Western board held a special meeting, which members of Great Western management and representatives of Wachtell Lipton and Piper Sandler also attended. At the meeting, the Great Western board continued its discussion of the July 6 IOI and members of Great Western management and a representative of Piper Sandler updated the Great Western board on the discussions since the prior meeting, and reviewed with the Great Western board a preliminary financial analysis of a potential merger with First Interstate based on the proposed terms. Representatives of Great Western management also reviewed with the Great Western board Great Western’s updated stand-alone plan and both the potential opportunities and the risks and challenges associated with the execution of that plan. Following discussion with representatives of Wachtell Lipton and Piper Sandler and Great Western management, including a discussion of the potential strategic benefits as well as the possible risks and uncertainties of a combination with First Interstate in comparison to the risks and uncertainties and potential benefits of Great Western’s stand-alone plan, the Great Western board determined that Great Western should continue to pursue discussions with First Interstate and directed Great Western management to seek to negotiate certain terms of the July 6 IOI, including to: (i) seek to increase the implied premium for Great Western’s stockholders by proposing an increased exchange ratio of 0.9, which corresponded to an implied market premium of 20.9% based on the closing stock price of Great Western common stock and First Interstate Class A common stock as of July 9, 2021, and an implied market premium of 16.2% based on a 20-day VWAP of Great Western common stock and First Interstate Class A common stock as of that date, (ii) propose covenants in the transaction documents and a bylaw amendment that would prohibit First Interstate from taking any action that would prevent the automatic conversion of First Interstate Class B common stock into First Interstate Class A common stock at the record date for First Interstate’s first shareholders meeting following completion of the transaction and (iii) seek increased board representation for Great Western by requesting that six members of the initial board of directors of the combined company be Great Western directors. Following the July 14, 2021 Great Western board meeting, Great Western sent a markup of the July 6 IOI to First Interstate, which reflected the changes discussed with the Great Western board.
On July 16, 2021, representatives of Davis Polk & Wardwell LLP (“Davis Polk”), legal advisor to First Interstate, and representatives of Latham & Watkins LLP (“Latham”), legal advisor to the Scott Family shareholders, had a call to discuss the proposed transaction with Great Western, during which Latham raised for discussion whether, in recognition of the impact of the loss of voting control for the Scott Family shareholders in connection with the proposed transaction with Great Western and the requirement that the Scott Family support the transaction through a support agreement, there were approaches that might address the impact on the Scott Family shareholders of the proposed combination, and discussed with Davis Polk differing structures that might address these concerns, including a possible voluntary exchange of First Interstate Class B common stock for First Interstate Class A common stock at a preferential rate.
On July 19, 2021, the independent members of the First Interstate board, consisting of Mr. David L. Jahnke, Mr. S. Biff Bowman, Ms. Alice S. Cho, Ms. Dana L. Crandall, Mr. Dennis L. Johnson, Mr. Leckie, Ms. Moss and Ms. Joyce A. Phillips (the “First Interstate independent directors”), held a special meeting, at which Mr. Riley and other members of First Interstate management and representatives of Davis Polk and KBW were also in attendance. At the meeting, the First Interstate independent directors discussed whether the concept of an exchange mechanism for the benefit of the Scott Family shareholders, as described above, to reflect the impact of the transaction on the Scott Family shareholders’ voting power was appropriate, including concerns over the transactional risks presented by this structure. After this discussion among the independent directors concluded, KBW led a discussion regarding implied transaction metrics for the proposed transaction with Great Western and the negotiation process with Great Western. Following the discussion, the First Interstate independent directors indicated that they supported continued discussions with Great Western regarding the potential transaction and approved First Interstate management moving forward to respond to Great Western’s counteroffer provided to First Interstate management on July 14, 2021.
On July 21, 2021, the First Interstate independent directors held a special meeting, at which Mr. Riley and other members of the management and representatives of Davis Polk were also in attendance. At the meeting, the First Interstate independent directors discussed (i) the provisions in First Interstate’s articles of incorporation related to First Interstate Class B common stock and the implications for the holders of the First Interstate Class B common stock relative to the proposed transaction and (ii) the potential of a preferential exchange option for the Scott Family shareholders in light of the requirement for the Scott Family shareholders to support the transaction and the impact of the proposed combination on the Scott Family shareholders. The First Interstate independent directors also discussed whether to appoint a new transaction committee for the proposed transaction that excluded members of the Scott Family and determined that the principal (although not exclusive) deliberative body going forward would be the full First Interstate board with the exclusion of interested directors from those portions of the meetings discussing matters as to which there was a potential conflict.
On July 26, 2021, the Scott Family shareholders and Goldman Sachs, as financial advisor to the Scott Family shareholders, together with Mr. Jahnke and Mr. Leckie, as representatives of the First Interstate board, Mr. Riley and Ms. Mutch, as representatives of First Interstate management, and representatives of KBW and Barclays, both of which were financial advisors to First Interstate in connection with the potential transaction with Great Western, attended a meeting, at which representatives of Davis Polk and Latham also attended via telephone and video conference. At the meeting, Goldman Sachs reviewed the terms of situations in which shareholders holding “high vote” shares were asked to agree to reduction or elimination of that higher vote. The participants discussed the counteroffer from Great Western on July 14, 2021 and First Interstate’s response to such counteroffer. Following the discussion regarding the potential transaction with Great Western, precedent transactions for the reclassification of dual class common stock were discussed.

On July 27, 2021, the First Interstate independent directors held a meeting, where the First Interstate independent directors considered the matters discussed on July 26, 2021.
On July 28, 2021, the Great Western board held a regularly scheduled meeting, which members of Great Western management also attended. At the meeting, Mr. Borrecco updated the Great Western board on his continuing discussions with Mr. Riley since the July 14, 2021 special meeting, including the status of ongoing discussions between First Interstate and the Scott Family shareholders. Also during the meeting, the Great Western board reviewed, and engaged in a discussion of the risks and uncertainties of, Great Western’s stand-alone plan and forecasts reflected therein, as well as the costs, benefits and implementation timelines of Great Western’s strategic initiatives for fiscal years 2022, 2023 and 2024, including technology upgrades that Great Western management believed would be necessary for Great Western to remain competitive as an independent company in the current environment and the costs associated with those upgrades. As part of this discussion, the Great Western board reviewed Great Western management’s current forecasts reflected in Great Western’s stand-alone plan, which had been refined by Great Western management to reflect Great Western management’s current expectations for Great Western’s financial results. The assumptions used in Great Western management’s forecasts presented at the July 28, 2021 meeting relating to Great Western’s business, valuation and prospects were subsequently refined and updated to reflect changing market conditions and the operating environment to form the basis for the unaudited prospective financial information provided by Great Western management to the Great Western board and Piper Sandler, and to First Interstate.
From July 26, 2021 through July 29, 2021, there were various discussions between members of the Scott Family and members of the First Interstate board and First Interstate management. On a call between Mr. Jahnke and Mr. Scott on July 29, 2021, Mr. Scott indicated that the Scott Family shareholders understood that the First Interstate board was not willing to address the impact of the transaction on the Scott Family shareholders’ voting power through the preferential exchange option but requested that First Interstate consider the possibility of a stockholders’ agreement that would provide, among other things, appropriate protections to the Scott Family shareholders in light of the conversion of the First Interstate Class B common stock into First Interstate Class A common stock under the First Interstate articles of incorporation, and the resulting loss of their voting control, following the consummation of the proposed transaction with Great Western.
On July 30, 2021, the First Interstate independent directors held a meeting to discuss developments relating to the Scott Family shareholders from July 26, 2021 through July 29, 2021 and updates to be made to Great Western’s counteroffer on July 14, 2021. After the discussion, the First Interstate independent directors authorized the First Interstate management to deliver a revised indication of interest to Great Western.
Also on July 30, 2021, First Interstate delivered to Great Western a revised non-binding indication of interest (the “July 30 IOI”), which provided for, among other things, (i) an exchange ratio of 0.8700, which corresponded to an implied market premium of 18.4% based on the closing stock price of Great Western common stock and First Interstate Class A common stock as of July 30, 2021, and an implied market premium of 20.3% based on a 20-day VWAP of Great Western common stock and First Interstate Class A common stock as of that date, (ii) covenants in the merger agreement and a bylaw amendment that would prohibit First Interstate from taking any action that would prevent the automatic conversion of First Interstate Class B common stock into First Interstate Class A common stock at the record date for First Interstate’s first shareholders meeting following completion of the transaction and (iii) board nomination rights for Great Western to appoint five members of the initial board of directors of the combined company. The July 30 IOI, like the July 6 IOI, was conditioned on First Interstate’s satisfactory completion of due diligence and required that Great Western agree to negotiate exclusively with First Interstate for a 60-day period. Following receipt of the July 30 IOI, and after reviewing the terms with Great Western management, the Great Western directors unanimously approved execution of the July 30 IOI in order to move forward with the completion of mutual due diligence and negotiation of definitive transaction documentation, with any final decision to proceed with a transaction subject to the completion of such due diligence and the negotiation of definitive transaction documents with First Interstate and the Scott Family shareholders.
Separately, Davis Polk and Latham had a call, during which Latham reviewed precedent terms which the First Interstate board might consider in addressing the concerns of the Scott Family shareholders, including board designation rights, observer rights, a donation to the FIBK Foundation, board representation on the FIBK Foundation, access to information, customary registration rights and reimbursement of transaction expenses, and asked that First Interstate consider making a proposal to the Scott Family shareholders that incorporated some or all of the precedent terms.

On August 2, 2021, each of Great Western and First Interstate was provided access to the other’s virtual data room. Thereafter, representatives of Great Western and First Interstate continued to perform mutual due diligence reviews and to discuss potential transaction terms, including through discussions between each party’s respective Chief Executive Officers and Chairs.
In August 2021, First Interstate formally engaged KBW and then also Barclays to act as financial advisors to First Interstate in connection with the proposed transaction.
On August 9, 2021, the First Interstate independent directors held a meeting, at which Mr. Riley and other members of management and representatives of Davis Polk were also in attendance, to discuss the potential sunset of the dual-class share structure of First Interstate. Members of First Interstate management and representatives of Davis Polk then led a discussion on contractual provisions that might be offered to the Scott Family shareholders in recognition of the fact that the transaction would cause the voting control of the First Interstate Class B common stock to terminate. An outline of potential terms was provided to the First Interstate independent directors, including proposals on director designation rights, the addition of representatives of the Scott Family shareholders to the board of the FIBK Foundation, a contribution to the FIBK Foundation, customary registration rights for holders of First Interstate Class B common stock and information rights. On the same day, Davis Polk also provided Latham a draft term sheet setting forth proposed terms that would be included in a stockholders’ agreement, which reflected the discussion with the First Interstate independent directors.
From August 17, 2021 to August 19, 2021, the First Interstate board held a series of meetings, all or portions of which were attended by members of First Interstate management, and board observers consisting of Mr. Jeremy Scott, Ms. Julie Rose Scott, Mr. Homer Scott and Ms. Susan Scott Heyneman (the “Scott Family board observers”). By invitation of the First Interstate board, Mr. Borrecco attended the First Interstate board meeting on August 18, 2021, and led a discussion on the strategic rationale for the proposed transaction from Great Western’s perspective, including factors relating to credit quality, the alignment of Great Western’s and First Interstate’s leadership structures and culture, Great Western’s footprint and the opportunities and operational challenges that presents and Great Western’s reasoning in considering a merger partnership. After Mr. Borrecco exited the meeting, the First Interstate board and the First Interstate management discussed the due diligence process and timeline, including First Interstate’s assessment of Great Western’s revenues, projected revenues and credit book, as well model assumptions included in the analysis. The First Interstate board and the First Interstate management also discussed various integration opportunities and challenges, including potential business opportunities, branch strategy and staffing considerations.
On August 20, 2021, Davis Polk provided an initial draft of a proposed merger agreement to Wachtell Lipton, and on August 24, 2021, Wachtell Lipton provided to Davis Polk and Latham an initial draft of a proposed support agreement to be entered into by the Scott Family shareholders, pursuant to which, among other things, each Scott Family shareholder would agree to vote the shares of First Interstate common stock owned by it in favor of the approval and adoption of the merger agreement and the First Interstate articles amendment and against any competing transaction. On August 26, 2021, Latham provided a revised term sheet for the stockholders’ agreement.
Also on August 26, 2021, the First Interstate board, the Scott Family board observers and First Interstate management held a special meeting, at which representatives of Davis Polk were also in attendance, to discuss the due diligence process for the proposed merger with Great Western and the current proposal to offer five director seats to the current members of the Great Western board, including the qualities to consider in the potential new directors. The Scott Family directors and the Scott Family board observers then recused themselves, and the First Interstate independent directors and management met in an executive session to discuss the Scott Family shareholders’ responses to the term sheet proposal provided on August 26, 2021, including the request for expense reimbursement of the Scott Family shareholders’ legal and financial advisors and a request to have Goldman Sachs, as the Scott Family shareholders’ financial advisor, to review with the First Interstate board the Scott Family’s perspectives on the proposed combination. Representatives of Davis Polk then led a discussion on the First Interstate board’s options in responding to the Scott Family shareholders’ aforementioned requests. The First Interstate board then discussed the responses to additional term sheet requests. After the discussion, the First Interstate board directed Davis Polk to update First Interstate’s responses to the term sheet as discussed with the First Interstate board, review the responses with First Interstate management and Mr. Jahnke, and return the responses to Latham.

On August 27, 2021, Davis Polk had a call with Latham to discuss the term sheet, during which the advisors, on behalf of First Interstate and the Scott Family shareholders, discussed the Scott Family shareholders’ request that, following the closing of the potential transaction with Great Western, First Interstate would reimburse the Scott Family shareholders’ fees and make a contribution to the First Interstate Foundation.
On August 29, 2021, the Great Western board held a special meeting, which members of Great Western management and representatives of Wachtell Lipton and Piper Sandler also attended. At the meeting, Mr. Brannen updated the Great Western board, based on his discussions with Mr. Jahnke, regarding the proposed stockholders’ agreement terms under discussion between First Interstate and the Scott Family shareholders. Members of Great Western management then updated the Great Western directors on the status of the mutual due diligence process that was nearing completion, including the results of Great Western management’s reverse due diligence review of First Interstate, with the assistance of Great Western’s advisors. A representative of Wachtell Lipton also reviewed with the directors their fiduciary duties in connection with the potential transaction, as he had previously done, and reviewed with the directors First Interstate’s existing corporate governance structure. In addition, a representative of Piper Sandler reviewed with the Great Western board movements in the relative market prices of both Great Western and First Interstate shares since the execution of the July 30 IOI, and discussed with the Great Western board the substantial increase in the implied premium to Great Western’s stockholders that would result from those price movements based on the exchange ratio reflected in the July 30 IOI. Following discussion, the Great Western board expressed its support for the parties to continue due diligence and negotiation of definitive transaction terms.
On September 1, 2021, the First Interstate board held a meeting, at which representatives of Davis Polk, KBW and Barclays were also in attendance. Davis Polk presented on the proposed terms of the merger agreement and the management discussed its findings from due diligence of Great Western. Representatives of KBW then led a discussion on the potential financial implications of the proposed transaction on First Interstate.
Also on September 1, 2021, First Interstate provided Mr. Borrecco with a draft term sheet for discussion purposes outlining a potential compensation package and preliminary employment terms for Mr. Borrecco to serve as Chief Banking Officer of the combined company.
On September 2, 2021, First Interstate communicated to Great Western a revised proposed exchange ratio based on the final results of First Interstate’s due diligence and the changes in the relative stock prices of First Interstate and Great Western since the execution of the July 30 IOI. The revised proposal reflected an exchange ratio of 0.8300 shares of First Interstate Class A common stock for each share of Great Western common stock, corresponding to an implied market premium of 18.2% based on the closing stock price of Great Western common stock and First Interstate Class A common stock as of September 2, 2021, and an implied market premium of 17.7% based on a 20-day VWAP of Great Western common stock and First Interstate Class A common stock as of that date.
Over the following week, the parties, with the assistance of their respective advisors, continued to engage in negotiations regarding the exchange ratio and the other terms of the merger agreement, the support agreement and the other agreements to be entered into in connection with the potential transaction and related transaction documentation. During this period, the parties reached preliminary agreement on a proposed exchange ratio of 0.8425 shares of First Interstate Class A common stock per share of Great Western common stock based upon, among other things, the completion of their due diligence reviews, which corresponded to an implied market premium of 23.5% based on the closing stock price of Great Western common stock and First Interstate Class A common stock as of September 10, 2021, and an implied market premium of 21.3% based on a 20-day VWAP of Great Western common stock and First Interstate Class A common stock as of that date. In addition, it was agreed that, following the closing of the potential transaction with Great Western, First Interstate would reimburse the Scott Family shareholders’ fees up to $8.5 million and make a contribution of $21.5 million to the First Interstate Foundation.
On September 7, 2021, the First Interstate board held a meeting, at which the Scott Family board observers, Ms. Risa Scott, a member of the Scott Family shareholders, members of First Interstate management, representatives of Davis Polk, representatives of KBW, representatives of Barclays and a representative of Goldman Sachs were in attendance. At the meeting, members of First Interstate management presented their due diligence findings. In addition, at the meeting, Goldman Sachs discussed, at the request of the Scott Family shareholders, the Scott Family shareholders’ perspectives on the proposed combination. Representatives of KBW also reviewed publicly available information regarding selected precedent bank M&A transactions.

The First Interstate board held another meeting on September 9, 2021, at which the Scott Family board observers and Ms. Risa Scott and representatives of Davis Polk were in attendance, to further discuss the potential transaction. Representatives of Davis Polk then led a discussion concerning the merger agreement and the support agreement.
On September 10, 2021, Latham requested that if First Interstate received a termination fee from Great Western in connection with termination of the proposed transaction, the Scott Family shareholders be entitled to a reimbursement of a portion of their expenses.
On September 11, 2021, Latham provided a draft of the expense reimbursement letter to Davis Polk. During the ensuing period and continuing until the transaction documents, including the merger agreement, stockholders’ agreement, support agreement and expense reimbursement letter, were executed, the parties and their counsel negotiated drafts of the transaction documents. Also during this period, KBW and Barclays continued to assist First Interstate with First Interstate’s evaluation of Great Western and the potential transaction, and Piper Sandler continued to assist Great Western with Great Western’s evaluation of First Interstate and the potential transaction.
On September 13, 2021, the Great Western board held a special meeting, which members of Great Western management and representatives of Wachtell Lipton and Piper Sandler also attended. At the meeting, Great Western management provided an update on the completion of the parties’ mutual due diligence review and the proposed terms of the potential transaction, including the proposed final exchange ratio of 0.8425 shares of First Interstate Class A common stock per share of Great Western common stock. A representative of Piper Sandler reviewed Piper Sandler’s financial analyses of the proposed transaction with First Interstate and reviewed with the Great Western board Great Western management’s current forecasts reflected in Great Western’s stand-alone plan. A representative of Wachtell Lipton then reviewed with the Great Western board the terms of the draft merger agreement, including the proposed charter and bylaw amendments of First Interstate provided for in the merger agreement, as well as the terms of the other transaction documents that were anticipated to be entered into in connection with the transaction, including the support agreement among the Scott Family shareholders and the stockholders’ agreement among First Interstate and the Scott Family shareholders, and reviewed with the independent directors the preliminary draft term sheet that First Interstate had provided to Mr. Borrecco for discussion purposes regarding his appointment as Chief Banking Officer of the combined company. During the meeting, the Great Western board engaged in further discussions regarding the benefits of the proposed transaction with First Interstate relative to Great Western’s available alternatives, including its stand-alone plan and the risks and uncertainties associated with the stand-alone plan in the current environment. Following discussion, the Great Western board unanimously expressed the view that the proposed transaction with First Interstate offered greater benefits to Great Western and its stockholders, with reduced risks, as compared to Great Western’s available alternatives, and unanimously authorized Great Western management to move forward with negotiating the transaction on the terms described to the Great Western board and to seek to finalize negotiations with First Interstate as promptly as practicable.
Also on September 13, 2021, the First Interstate independent directors held a special meeting, at which Mr. Riley and other members of First Interstate management and representatives of Davis Polk were also in attendance. Mr. Jahnke led a discussion on the stockholders’ agreement. A representative of Davis Polk then updated the First Interstate independent directors on the status of the transaction documents.
Over the following days, the parties, with the assistance of their respective advisors, negotiated the final terms of the merger agreement and the other agreements to be entered into in connection with the potential transaction and related transaction documentation.
On September 14, 2021, the First Interstate board held another special meeting to continue its discussion of the proposed transaction, at which the Scott Family observers, First Interstate management and representatives of Davis Polk, Barclays and KBW were also in attendance. At the meeting, Mr. Riley, the Scott Family directors, the Scott Family observers, First Interstate management, representatives of KBW and representatives of Barclays recused themselves, and the First Interstate independent directors discussed the stockholders’ agreement. Then, Mr. Riley and First Interstate management rejoined the meeting and, together with the First Interstate independent directors, discussed the support agreement. All attendees then rejoined the meeting, and a representative of Davis Polk discussed the merger agreement, the support agreement and the stockholders’ agreement with the full First Interstate board. KBW and Barclays made separate financial presentations to the First Interstate board concerning the proposed transaction, and representatives of Davis Polk led a discussion regarding the board resolutions that would implement the potential merger.

On September 15, 2021, the First Interstate board of directors held a special meeting to consider and vote on the negotiated terms of the proposed transaction and entry into the merger agreement and ancillary agreements by First Interstate. Members of First Interstate management and representatives of Davis Polk, Barclays and KBW also attended the meeting. Representatives of KBW and Barclays confirmed that there had been no change to the respective financial analyses separately presented by them on September 14, 2021, and each of KBW and Barclays rendered a separate opinion to the First Interstate board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to First Interstate. For more information, see the section entitled “The Merger—Opinion of First Interstate’s Financial Advisors” and Annexes C and D. Representatives of Davis Polk then discussed the directors’ fiduciary duties in connection with the First Interstate board’s evaluation of the potential transaction and reviewed the updated proposed terms of the merger agreement. Mr. Riley, the Scott Family directors, the Scott Family observers, First Interstate management and representatives of KBW and Barclays then recused themselves, and the First Interstate independent directors reviewed and discussed the stockholders’ agreement that was anticipated to be entered into in connection with the transaction. Following the discussion, the First Interstate independent directors unanimously adopted and approved the stockholders’ agreement and the transactions contemplated thereby. Then, Mr. Riley and First Interstate management joined the First Interstate independent directors to review and discuss the support agreement that was anticipated to be entered into in connection with the transaction. Following the discussion, the First Interstate independent directors and Mr. Riley unanimously adopted and approved the support agreement and the transactions contemplated thereby. The Scott Family directors, the Scott Family observers and representatives of KBW and Barclays then joined the meeting, and the full First Interstate board reviewed and discussed the merger agreement, the merger and the other transactions contemplated by the merger agreement. After careful review and discussion, including consideration of the factors described below under “The Merger-First Interstate’s Reasons for the Merger; Recommendation of the First Interstate Board of Directors,” the First Interstate board unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of First Interstate and its shareholders and other constituencies and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.
Also on September 15, 2021, the Great Western board held a special meeting to consider the negotiated terms of the proposed merger between Great Western and First Interstate and entry into the merger agreement by Great Western. Members of Great Western management and representatives of Wachtell Lipton and Piper Sandler were also in attendance at the meeting. A representative of Piper Sandler reviewed Piper Sandler’s financial analyses with respect to the proposed transaction and rendered Piper Sandler’s oral opinion, confirmed by delivery of a written opinion dated September 15, 2021, to the Great Western board to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Great Western common stock. For more information, see the section entitled “The Merger—Opinion of Great Western’s Financial Advisor” and Annex E. A representative of Wachtell Lipton then reviewed with the Great Western directors the proposed final terms of the merger agreement, as well as the proposed final terms of the other transaction documents to be entered into in connection with the transaction. A representative of Wachtell Lipton also reviewed the directors’ fiduciary duties in connection with the proposed transaction, as he had previously done, and described the resolutions the Great Western directors would be asked to adopt if they were to approve the transaction. At the conclusion of the meeting, after careful review and discussion by the Great Western board, including consideration of the factors described below under “The Merger—Great Western’s Reasons for the Merger; Recommendation of the Great Western Board of Directors,” the Great Western board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Great Western and its stockholders and unanimously adopted and approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement.
Following the meetings of the Great Western board and the First Interstate board on September 15, 2021, Great Western and First Interstate executed the merger agreement on the evening of September 15, 2021. The transaction was announced the morning of September 16, 2021, before the opening of the financial markets in New York, in a press release jointly issued by First Interstate and Great Western.

Great Western’s Reasons for the Merger; Recommendation of the Great Western Board of Directors
In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its stockholders adopt the merger agreement, the Great Western board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Great Western’s management, as well as Great Western’s financial and legal advisors, and considered a number of factors, including the following:
•
each of Great Western’s, First Interstate’s and the surviving corporation’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, including the information obtained through due diligence, the Great Western board of directors considered its assessment that Great Western’s business, operations, risk profile and geographic footprint complement those of First Interstate, and that the merger and the other transactions contemplated by the merger agreement would result in a surviving corporation with a larger scale and market presence than Great Western on a stand-alone basis, and would thereby enable Great Western to serve an expanded customer base and position it for continued growth and investment;

•
the strategic rationale for the merger, including the ability of the surviving corporation to serve the banking needs of consumers and businesses in highly attractive markets in the Western U.S. that present strong growth opportunities;

•
the Great Western board of directors’ belief that the merger will create, and enable Great Western stockholders to become shareholders of, a diversified, community-focused banking franchise with an enhanced platform for future growth;

•
the Great Western board of directors’ belief that First Interstate’s earnings and prospects, and the synergies potentially available in the proposed merger, would result in the surviving corporation having the opportunity to have superior future earnings and prospects compared to Great Western’s earnings and prospects on a stand-alone basis;

•
the Great Western board of directors’ belief that Great Western and First Interstate share similar cultures and community banking models, including with respect to strategic focus, client service and community development, and the Great Western board of directors’ belief that the complementary cultures would facilitate the successful completion of the transaction and integration following consummation of the transaction;

•
the complementary nature of the products, services, customers and markets of the two companies, which the Great Western board of directors believed should provide the opportunity to mitigate risks and increase potential returns;

•
the ability to leverage the scale and financial capabilities of the surviving corporation to accelerate investments in technology and digital capabilities in order to enhance the client and customer experience;

•
the expanded possibilities for growth that would be available to the surviving corporation, given its larger size, asset base, capital and footprint, and the fact that the surviving corporation following the merger is expected to be among the top fifteen (15) largest banks west of the Mississippi based on deposits;

•	the anticipated pro forma financial impact of the merger on the surviving corporation, including the expected positive impact on certain financial metrics;
•	the expectation of cost savings resulting from the transaction;
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the fact that the implied value of the merger consideration based on the closing price of First Interstate Class A common stock as of September 14, 2021 of $41.99 for each share of Great Western common stock represented a 26.0% premium over the closing price of Great Western common stock on September 14, 2021 (the last trading day prior to the Great Western board meeting to approve the transaction) and a 21.4% premium based on the volume weighted average closing price of Great Western common stock and First Interstate Class A common stock for the twenty (20) days ended September 14, 2021;

•
the terms of the merger agreement and the fact that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by Great Western stockholders as a result of possible increases or decreases in the trading price of Great Western common stock or First Interstate common stock following the announcement of the merger, which the Great Western board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;
•
the fact that 100% of the merger consideration would be in the form of First Interstate Class A common stock, which would allow Great Western stockholders to participate in the future growth and opportunities of the surviving corporation and the anticipated pro forma impact of the merger and otherwise benefit from the financial performance of First Interstate and potential appreciation in the value of First Interstate Class A common stock;

•
the provisions of the merger agreement setting forth the corporate governance of the surviving corporation, including that upon the closing, the surviving corporation’s board of directors would be comprised of five (5) legacy Great Western directors and eleven (11) legacy First Interstate directors, which the Great Western board of directors believed would enhance the likelihood that the strategic benefits Great Western expects to achieve as a result of the merger would be realized;

•
the support of the merger by the Scott Family shareholders, who entered into a support agreement pursuant to which, among other things, each Scott Family shareholder agreed to (i) vote the shares of First Interstate common stock owned by it in favor of the approval and adoption of the merger agreement and the First Interstate articles amendment, and against any competing transaction and (ii) not transfer its shares of First Interstate common stock prior to the First Interstate special meeting, with certain limited exceptions, as more fully described below under “The Transaction Agreements—Description of the Support Agreement” beginning on page 136;

•	the fact that the surviving corporation is expected to benefit from Mr. Borrecco’s service as Chief Banking Officer of the surviving corporation;
•
the Great Western board of directors’ familiarity with and understanding of Great Western’s business, results of operations, asset quality, financial and market position and expectations concerning Great Western’s future earnings and prospects;

•
the Great Western board of directors’ understanding of the current and prospective environment in which Great Western and First Interstate operate, including economic conditions, the interest rate environment, the accelerating pace of technological change in the banking industry, increased operating costs resulting from regulatory and compliance mandates, the competitive environment for financial institutions generally and the challenges facing Great Western as an independent institution, including, among other things, the costs required to make necessary investments in technology and to continue to improve asset quality, and the likely effect of these factors on Great Western both with and without the merger;

•
the Great Western board of directors’ assessment, grounded in decades of bank management experience and a deep understanding of Great Western’s business, of the operating environment and Great Western’s stand-alone prospects and the opportunities, risks and challenges presented thereby;

•
the Great Western board of directors’ evaluation, with the assistance of management and Great Western’s financial and legal advisors, of Great Western’s stand-alone plan and other strategic alternatives available to Great Western for enhancing value over the long term and the potential risks, rewards and uncertainties associated with Great Western’s stand-alone plan and such other alternatives, and the Great Western board of directors’ belief that the proposed merger with First Interstate offered greater benefits, with reduced risks, as compared to the value that could reasonably be expected to be obtained from Great Western’s stand-alone plan and other alternatives available to Great Western;

•
the Great Western board of directors’ belief that the surviving corporation will be in a better position to address many of the key challenges currently facing Great Western, including the expense and time that would be required to be incurred to drive organic growth, including by improving asset quality and modernizing Great Western’s technology platform, as compared with Great Western on a stand-alone basis, and the Great Western board of directors’ belief that the surviving corporation will be able to address these matters on an accelerated basis;

•
the Great Western board of directors’ review and discussions with Great Western’s management and advisors concerning Great Western’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of First Interstate;

•
the process through which the Great Western board of directors, with the assistance of management and Great Western’s financial and legal advisors, conducted extensive analysis and considered the available alternatives for Great Western over an extended period of time, including consideration of informal inbound inquiries, a review of other potential strategic partners and the likelihood of any other party offering financial and other terms that would be superior to the proposed merger, and an evaluation and testing of Great Western’s stand-alone plan, and determined that no such alternative was as strategically and financially compelling as the transaction with First Interstate;

•
the availability of alternative transactions, including that, in a consolidating industry, institutions with an interest in merging with or acquiring another institution typically make that interest known and that no such institution, other than First Interstate, submitted a proposal regarding a potential acquisition or strategic business combination to Great Western during the course of the Great Western board’s consideration of a potential transaction with First Interstate, as well as the attractiveness and strategic fit of First Interstate as a potential merger partner, the likelihood of an actionable alternative transaction emerging on terms and conditions, including with respect to certainty of consummation, as beneficial to Great Western and its stockholders as those proposed by First Interstate, and the terms of the merger agreement that give Great Western the right, subject to certain conditions, to provide nonpublic information in response to, and to discuss and negotiate, certain bona fide unsolicited acquisition proposals made before Great Western’s stockholders approve the merger agreement;

•
the opinion, dated September 15, 2021, of Piper Sandler to the Great Western board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Great Western common stock of the exchange ratio in the merger, as more fully described below under “—Opinion of Great Western’s Financial Advisor” beginning on page 75 of this joint proxy statement/prospectus;

•	the regulatory and other approvals required in connection with the transaction and the expectation that such approvals would be received in a timely manner and without unacceptable conditions;
•
its review with Great Western’s outside legal advisor, Wachtell Lipton, of the terms of the merger agreement, including the representations, covenants, deal protection and termination provisions, tax treatment and closing conditions;

•	the fact that Great Western stockholders would own approximately 43% of the surviving corporation following completion of the transaction; and
•
First Interstate’s past record of integrating mergers and of realizing projected financial goals and benefits of acquisitions and the perceived strength of First Interstate’s management and infrastructure to successfully complete the integration process following the completion of the merger.

The Great Western board of directors also considered potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks include:
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the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals may not be received in a timely manner or at all or may impose unacceptable conditions;

•
certain anticipated merger-related costs that Great Western expects to incur, including a number of non-recurring costs in connection with the merger even if the merger is not ultimately consummated, including a potential $70,000,000 termination fee if the merger agreement is terminated under certain circumstances;

•	the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the time frame contemplated;
•	the possibility of encountering difficulties in successfully maintaining existing customer and employee relationships;

•	the possibility of encountering difficulties in successfully integrating Great Western’s and First Interstate’s business, operations and workforce;
•	the risk of losing key Great Western or First Interstate employees during the pendency of the merger and thereafter;
•	the possible diversion of management attention and resources from the operation of Great Western’s business or other strategic opportunities towards the completion of the merger;
•	the potential effect of the COVID-19 pandemic on the completion, timing or benefits of the merger;
•
the fact that the merger agreement places certain restrictions on the conduct of Great Western’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Great Western from undertaking business opportunities that might arise or any other action it would otherwise take with respect to the operations of Great Western absent the pending completion of the merger;

•	the potential for legal claims challenging the merger; and
•
the other risks described under the sections entitled “Risk Factors” beginning on page 35 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33 of this joint proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the Great Western board of directors is not intended to be exhaustive, but includes the material factors considered by the Great Western board of directors. In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement, the Great Western board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Great Western board of directors considered all these factors as a whole, including through its discussions with Great Western’s management and financial and legal advisors, in evaluating the merger agreement, the merger, and the other transactions contemplated by the merger agreement.
For the reasons set forth above, the Great Western board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Great Western and its stockholders, and adopted and approved the merger agreement and the transactions contemplated thereby, including the merger.
In considering the recommendation of the Great Western board of directors, you should be aware that certain directors and executive officers of Great Western may have interests in the merger that are different from, or in addition to, interests of stockholders of Great Western generally and may create potential conflicts of interest. The Great Western board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Great Western’s stockholders that they vote in favor of the Great Western merger proposal, the Great Western compensation proposal and the Great Western adjournment proposal. See “The Merger—Interests of Great Western’s Directors and Executive Officers in the Merger” beginning on page 109.
It should be noted that this explanation of the reasoning of the Great Western board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 33 of this joint proxy statement/prospectus.
For the reasons set forth above, the Great Western board of directors unanimously recommends that the holders of Great Western common stock vote “FOR” the Great Western merger proposal and “FOR” the other proposals to be considered at the Great Western special meeting.
Opinion of Great Western’s Financial Advisor
Great Western retained Piper Sandler to act as financial advisor to the Great Western board of directors in connection with Great Western’s consideration of a possible business combination. Great Western selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm with a business specialty in financial institutions advisory services. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as financial advisor to the Great Western board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 15, 2021 meeting at which the Great Western board of directors considered the merger and the merger agreement, Piper Sandler delivered to the Great Western board of directors its oral opinion, which was subsequently confirmed in writing on September 15, 2021, to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio was fair to the holders of Great Western common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex E to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Great Western common stock are urged to read the entire opinion carefully in connection with their consideration of the merger and adoption of the merger agreement.
Piper Sandler’s opinion was directed to the Great Western board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any stockholder of Great Western as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the adoption of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Great Western common stock and did not address the underlying business decision of Great Western to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Great Western or the effect of any other transaction in which Great Western might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Great Western or First Interstate, or any class of such persons, if any, relative to the compensation to be received in the merger by any other stockholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•	a draft of the merger agreement, dated September 15, 2021;
•	certain publicly available financial statements and other historical financial information of Great Western that Piper Sandler deemed relevant;
•	certain publicly available financial statements and other historical financial information of First Interstate that Piper Sandler deemed relevant;
•	certain internal financial projections for Great Western for the years ending September 30, 2021 through September 30, 2024, as provided by the senior management of Great Western;
•
publicly available mean analyst EPS and balance sheet estimates for First Interstate for the years ending December 31, 2021 through December 31, 2023 with a long-term annual EPS growth rate beginning with the year ending December 31, 2024 and estimated dividends per share for First Interstate for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of First Interstate;

•
the pro forma financial impact of the merger on First Interstate based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the redemption of a certain amount of Great Western’s outstanding subordinated notes, as provided by the senior management of First Interstate and its representatives, and based on internal EPS estimates for Great Western, which were derived from the Great Western management estimates and adjusted to reflect certain strategic initiatives that were assumed not to be pursued in the event of the merger and to align with First Interstate’s fiscal year-end, for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of Great Western;

•
the publicly reported historical price and trading activity for Great Western common stock and First Interstate common stock, including a comparison of certain stock market information for Great Western common stock and First Interstate common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for Great Western and First Interstate with similar financial institutions for which information is publicly available;
•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;
•	the current market environment generally and the banking environment in particular; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.
Piper Sandler also discussed with certain members of the senior management of Great Western and its representatives the business, financial condition, results of operations and prospects of Great Western and held similar discussions with certain members of the senior management of First Interstate and its representatives regarding the business, financial condition, results of operations and prospects of First Interstate.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Great Western or First Interstate or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective senior managements of Great Western and First Interstate that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analyses. Piper Sandler was not asked to and did not undertake an independent verification of any such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Great Western or First Interstate, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of Great Western or First Interstate. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Great Western or First Interstate, or of the surviving corporation after the merger, and Piper Sandler did not review any individual credit files relating to Great Western or First Interstate. Piper Sandler assumed, with Great Western’s consent, that the respective allowances for loan losses for both Great Western and First Interstate were adequate to cover such losses and would be adequate on a pro forma basis for the surviving corporation.
In preparing its analyses, Piper Sandler used certain internal financial projections for Great Western for the fiscal years ending September 30, 2021 through September 30, 2024, as provided by the senior management of Great Western. In addition, Piper Sandler used publicly available mean analyst EPS and balance sheet estimates for First Interstate for the years ending December 31, 2021 through December 31, 2023 with a long-term annual EPS growth rate beginning with the year ending December 31, 2024 and estimated dividends per share for First Interstate for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of First Interstate. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the redemption of a certain amount of Great Western’s outstanding subordinated notes, as provided by the senior management of First Interstate and its representatives. Piper Sandler also received and used in its pro forma analysis internal EPS estimates for Great Western, as adjusted to align with First Interstate’s fiscal year, for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of Great Western. With respect to the foregoing information, the respective senior managements of Great Western and First Interstate confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Great Western and First Interstate, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Great Western or First Interstate since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Great Western and First Interstate would remain as going concerns for all periods relevant to its analyses.
Piper Sandler also assumed, with Great Western’s consent and to the extent material to Piper Sandler’s analyses, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Great Western, First Interstate, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Piper Sandler expressed no opinion as to any legal, accounting or tax matters relating to the merger and the other transactions contemplated by the merger agreement.
Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Great Western common stock or First Interstate common stock at any time or what the value of First Interstate common stock would be once it is actually received by the holders of Great Western common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to the Great Western board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Great Western or First Interstate and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Great Western and First Interstate and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to the holders of Great Western common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Great Western, First Interstate, and their respective representatives, including Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Great Western board of directors at its September 15, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Great Western common stock or First Interstate common stock or the prices at which Great Western or First Interstate common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by the Great Western board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Great Western board of directors with respect to the fairness of the exchange ratio.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to and subject to the terms and conditions of the merger agreement, at the effective time, each share of Great Western common stock issued and outstanding immediately prior to the effective time, except for certain shares as set forth in the merger agreement, will be converted into the right to receive 0.8425 shares of First Interstate Class A common stock. Based on the closing price of First Interstate common stock on September 14, 2021, Piper Sandler calculated an aggregate implied transaction value of approximately $2.0 billion and an implied purchase price per share of $35.38 consisting of the implied value of 55,116,095 shares of Great Western common stock and 92,936 vested but unissued Great Western RSUs held by non-employee members of the Great Western board of directors, and 490,227 unvested Great Western RSUs and Great Western PSUs that vest upon a change-in-control transaction. Based upon financial information for Great Western as of or for the last twelve months (“LTM”) ended June 30, 2021 and the closing price of Great Western common stock on September 14, 2021, Piper Sandler calculated the following implied transaction metrics:
Transaction Price / Great Western LTM EPS	12.0x
Transaction Price / Great Western Est. FY 2021 EPS (Consensus)(1)	10.3x
Transaction Price / Great Western Est. FY 2021 EPS (Mgmt. Budget)(2)	9.7x
Transaction Price / Great Western Est. FY 2022 EPS (Consensus)(1)	12.6x
Transaction Price / Great Western Est. FY 2022 EPS (Mgmt. Budget)(2)	10.4x
Transaction Price / Great Western Book Value Per Share	167.9%
Transaction Price / Great Western Tangible Book Value (“TBV”) Per Share	168.7%
Tangible Book Premium / Great Western Core Deposits (CDs > $100,000)	7.3%
Tangible Book Premium / Great Western Core Deposits (CDs > $250,000)	7.2%
Premium to Great Western Market Price (20-day Volume Weighted Average Price as of September 14, 2021)	21.4%
Premium to Great Western Market Price (as of September 14, 2021)	26.0%
(1)	Based on publicly available mean analyst EPS estimates for fiscal years 2021 and 2022
(2)	Based on internal Great Western management EPS projections
Comparable Company Analyses.
Piper Sandler used publicly available information to compare selected financial information for Great Western with a group of financial institutions selected by Piper Sandler. The Great Western peer group included banks and thrifts headquartered in the Midwest and Southwest whose securities are publicly traded on a major exchange with total assets between $10 billion and $20 billion, excluding targets of announced merger transactions (the “Great Western Peer Group”). The Great Western Peer Group consisted of the following companies:
BancFirst Corporation	First Merchants Corporation
Enterprise Financial Services Corp	Heartland Financial USA, Inc.
First Busey Corporation	Hilltop Holdings Inc.
First Financial Bancorp.	Independent Bank Group, Inc.
First Financial Bankshares, Inc.	International Bancshares Corporation
The analysis compared publicly available financial information for Great Western with corresponding data for the Great Western Peer Group as of or for the twelve months ended June 30, 2021 (unless otherwise noted) with pricing data as of September 14, 2021. The table below sets forth the data for Great Western and the median, mean, low and high data for the Great Western Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Great Western’s historical financial statements as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.
Great Western Comparable Company Analysis
	Great Western	Great Western Peer Group Median	Great Western Peer Group Mean	Great Western Peer Group Low	Great Western Peer Group High
Market Value ($mm)	1,548	2,112	2,495	1,276	6,157
Price / TBV (%)	134	161	182	117	442
Price / LTM EPS (x)	9.6	11.2	12.2	5.5	27.7
Price / 2021E EPS (x)	8.1	10.3	12.1	7.9	28.2
Price / 2022E EPS (x)	10.0	12.6	14.1	9.8	30.2
Current Dividend Yield (%)	0.7	2.4	2.6	1.4	4.1
Total Assets ($mm)	13,070	15,117	14,686	10,347	18,448
Loans / Deposits (%)	73.5	67.3	69.6	54.2	83.6
Non-performing Assets (“NPAs”)(1) / Total Assets (%)	2.01	0.43	0.44	0.24	0.67
Loan Loss Reserves / Loans	3.19	1.34	1.45	1.09	2.19
Net Charge Offs / Average Loans	0.25	0.06	0.10	(0.02)	0.27
Tangible Common Equity (“TCE”) / Tangible Assets (“TA”) (%)	8.85	8.67	9.68	8.00	13.33
Total Risk-Based Capital (“RBC”) Ratio (%)	15.96	15.86	17.39	14.23	23.48
Most Recent Quarter (“MRQ”) Return on Average Assets (“ROAA”) (%)	1.80(2)	1.50	1.63	1.04	2.45
MRQ Return on Average Tangible Common Equity (“ROATCE”) (%)	21.10(2)	17.92	17.61	13.14	20.75
MRQ Net Interest Margin (“NIM”) (%)	21.28(2)	3.26	3.09	2.49	3.45
MRQ Cost of Deposits (%)	0.12	0.13	0.15	0.06	0.31
MRQ Efficiency Ratio (%)	50.9	52.8	53.5	34.7	76.5
(1)	NPAs / Assets = (Nonaccrual Loans + Troubled Debt Restructurings (“TDR”) + Other Real Estate Owned (“OREO”)) / Total Assets
(2)
Presented on a GAAP basis; adjusted profitability metrics for June 30, 2021 including adjusting the $20.7 million negative provision to $0 with an assumed 21% tax rate are as follows: Adjusted profitability metrics for the quarter ended June 30, 2021: Adj. ROAA = 1.36%; Adj. Return on Average Equity (“ROAE”) = 15.98%; Adj. ROATCE = 16.13%

Piper Sandler used publicly available information to perform a similar analysis for First Interstate by comparing selected financial information for First Interstate with a group of financial institutions selected by Piper Sandler. The First Interstate peer group included banks headquartered in the Midwest, Southwest and West whose securities are publicly traded on a major exchange with total assets between $15 billion and $35 billion, excluding (a) targets of announced merger transactions, (b) non-continental U.S. banks, (c) Axos Financial Inc., Cathay General Bancorp and Hope Bancorp, Inc., due to their non-traditional banking models, and (d) Old National Bancorp and First Midwest Bancorp, Inc., due to an announced and pending merger of equals transaction (the “First Interstate Peer Group”). The First Interstate Peer Group consisted of the following companies:
Associated Banc-Corp	Hilltop Holdings Inc.
Banner Corporation	Independent Bank Group, Inc.
Columbia Banking System, Inc.	International Bancshares Corporation
Commerce Bancshares, Inc.	Pacific Premier Bancorp, Inc.
CVB Financial Corp.	PacWest Bancorp
First Financial Bancorp.	Umpqua Holdings Corporation
Glacier Bancorp, Inc.	Washington Federal, Inc.
Heartland Financial USA, Inc.

The analysis compared publicly available financial information for First Interstate with corresponding data for the First Interstate Peer Group as of or for the twelve months ended June 30, 2021 (unless otherwise noted) with pricing data as of September 14, 2021. The table below sets forth the data for First Interstate and the median, mean, low and high data for the First Interstate Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in First Interstate’s historical financial statements as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.
First Interstate Comparable Company Analysis
	First Interstate	First Interstate Peer Group Median	First Interstate Peer Group Mean	First Interstate Peer Group Low	First Interstate Peer Group High
Market Value ($mm)	2,613	2,589	3,273	1,782	7,757
Price / TBV (%)	205	155	168	117	266
Price / LTM EPS (x)	13.8	11.4	11.3	5.5	15.2
Price / 2021E EPS (x)	13.9	11.1	11.7	7.9	17.5
Price / 2022E EPS (x)	14.5	12.9	13.2	9.8	19.8
Current Dividend Yield (%)	3.9	3.0	3.0	1.5	4.4
Total Assets ($mm)	18,941	18,448	21,960	15,311	34,868
Loans / Deposits (%)	63.2	67.0	72.0	56.9	89.5
NPAs¹ / Total Assets (%)	0.18	0.36	0.36	0.11	0.62
Loan Loss Reserves / Loans	1.37	1.25	1.31	0.86	1.71
Net Charge Offs / Average Loans	0.04	0.02	0.05	(0.11)	0.24
TCE/TA (%)	6.99	8.97	9.25	7.80	13.33
Total RBC Ratio (%)	13.89	15.04	15.90	14.02	23.48
MRQ ROAA (%)	0.91	1.36	1.58	0.97	2.45
MRQ ROATCE (%)	14.26	17.85	17.80	10.53	28.58
(1)	NPAs / Assets = (Nonaccrual Loans + TDR + OREO) / Total Assets
Stock Trading History.
Piper Sandler reviewed the publicly available historical reported trading prices of Great Western common stock and First Interstate common stock for the one-year and three-year periods ended September 14, 2021. Piper Sandler then compared the relationship between the movements in the price of Great Western common stock and First Interstate common stock, respectively, to movements in their respective peer groups, as well as certain stock indices.
Great Western’s One-Year Stock Performance
	Beginning Value 9/14/2020	Ending Value 9/14/2021
Great Western	100%	211.9%
Great Western Peer Group	100%	143.8%
S&P 500 Index	100%	131.3%
NASDAQ Bank Index	100%	164.1%
Great Western’s Three-Year Stock Performance
	Beginning Value 9/14/2018	Ending Value 9/14/2021

Great Western	100%	64.6%
Great Western Peer Group	100%	83.1%
S&P 500 Index	100%	154.4%
NASDAQ Bank Index	100%	103.2%

First Interstate’s One-Year Stock Performance
	Beginning Value 9/14/2020	Ending Value 9/14/2021

First Interstate	100%	131.0%
First Interstate Peer Group	100%	143.5%
S&P 500 Index	100%	131.3%
NASDAQ Bank Index	100%	164.1%
First Interstate’s Three-Year Stock Performance
	Beginning Value 9/14/2018	Ending Value 9/14/2021

First Interstate	100%	91.7%
First Interstate Peer Group	100%	83.9%
S&P 500 Index	100%	154.4%
NASDAQ Bank Index	100%	103.2%
Analysis of Precedent Transactions.
Piper Sandler reviewed a group of recent merger and acquisition transactions involving banks and thrifts. The group consisted of nationwide bank and thrift transactions announced between March 1, 2020 and September 14, 2021 with disclosed deal values and where the target had total assets between $5 billion and $30 billion at the time of announcement (the “Nationwide Precedent Transactions”).
The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Citizens Financial Group, Inc.	Investors Bancorp, Inc.
Old National Bancorp	First Midwest Bancorp, Inc.
New York Community Bancorp, Inc.	Flagstar Bancorp, Inc.
Independent Bank Corp.	Meridian Bancorp, Inc.
Webster Financial Corporation	Sterling Bancorp
BancorpSouth Bank	Cadence Bancorporation
Eastern Bankshares, Inc.	Century Bancorp, Inc.
WSFS Financial Corporation	Bryn Mawr Bank Corporation
SVB Financial Group	Boston Private Financial Holdings, Inc.
Bridge Bancorp, Inc.	Dime Community Bancshares, Inc.
Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to next twelve months (“NTM”) earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Regional Precedent Transactions group as well as to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.
		Nationwide Precedent Transactions
	First Interstate/ Great Western(1)	Median	Mean	Low	High
Transaction Price / LTM EPS (x)	12.0	15.7	16.3	4.0	30.5
Transaction Price / NTM EPS (x)	12.6 ²	13.8	14.7	6.6	27.1
Transaction Price / TBV Per Share (%)	169	154	155	97	234
TBV Premium to Core Deposits (%)(3)	7.2	5.5	5.6	(0.6)	12.9
1-Day Market Premium (%)	26.0	11.9	13.3	3.2	29.5
(1)	Transaction metrics based on closing prices as of September 14, 2021
(2)	Based on mean wall street consensus analyst estimate for FY 2022 earnings per share (“EPS”) of $2.80
(3)	Core Deposits used in the Core Deposit Premium calculation defined as total deposits less time deposits with balances greater than $250,000

Net Present Value Analyses.
Piper Sandler performed an analysis that estimated the net present value of a share of Great Western common stock assuming Great Western performed in accordance with certain internal financial projections for Great Western for the years ending September 30, 2021 through September 30, 2024, which assumed that a special dividend is paid in the terminal period (i.e., the year ended September 30, 2024) in order to bring Great Western’s terminal period TCE / TA ratio in line with the Great Western Peer Group median. To approximate the terminal value of a share of Great Western common stock at September 30, 2024, Piper Sandler applied price to year ended September 30, 2024 earnings multiples ranging from 10.0x to 14.0x and multiples of year ended September 30, 2024 tangible book value ranging from 130% to 170%. The terminal values were then discounted to present values using different discount rates ranging from 9.5% to 13.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Great Western common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Great Western common stock of $23.50 to $34.07 when applying multiples of earnings and $24.74 to $34.11 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x
9.5%	$26.34	$28.27	$30.21	$32.14	$34.07
10.5%	$25.59	$27.46	$29.34	$31.22	$33.10
11.5%	$24.86	$26.69	$28.51	$30.33	$32.15
12.5%	$24.17	$25.94	$27.71	$29.48	$31.25
13.5%	$23.50	$25.22	$26.94	$28.66	$30.38
Tangible Book Value Per Share Multiples
Discount Rate	130%	140%	150%	160%	170%
9.5%	$27.74	$29.33	$30.93	$32.52	$34.11
10.5%	$26.95	$28.49	$30.04	$31.59	$33.13
11.5%	$26.18	$27.69	$29.19	$30.69	$32.19
12.5%	$25.45	$26.91	$28.37	$29.83	$31.29
13.5%	$24.74	$26.16	$27.58	$29.00	$30.41
Interstate common stock, applying the price to the year ended December 31, 2024 earnings multiples range of 11.0x to 15.0x referred to above and a discount rate of 9.07%.
Earnings Per Share Multiples
Annual Estimate Variance	11.0x	12.0x	13.0x	14.0x	15.0x
(20.0%)	$25.62	$27.51	$29.41	$31.31	$33.20
(10.0%)	$28.22	$30.36	$32.49	$34.63	$36.76
0.0%	$30.83	$33.20	$35.57	$37.95	$40.32
10.0%	$33.44	$36.05	$38.66	$41.27	$43.87
20.0%	$36.05	$38.89	$41.74	$44.58	$47.43
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis.
Piper Sandler analyzed certain potential pro forma effects of the merger on First Interstate assuming the merger closes on March 31, 2022. Piper Sandler also utilized the following information and assumptions: (a) internal EPS estimates for Great Western, as adjusted to align with First Interstate’s fiscal year, for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of Great Western, (b) publicly available mean analyst EPS and balance sheet estimates for First Interstate for the years ending December 31, 2021 through December 31, 2023 with a long-term annual earnings per share growth rate beginning with the year ending

December 31, 2024 and estimated dividends per share for First Interstate for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of First Interstate, and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the redemption of a certain amount of Great Western’s outstanding subordinated notes, as provided by the senior management of First Interstate. The analysis indicated that the merger could be accretive to First Interstate’s estimated EPS (excluding one-time transaction costs and expenses) in the years ending December 31, 2022 through December 31, 2024 and accretive to First Interstate’s estimated TBV per share at close and thereafter.
In connection with this analysis, Piper Sandler considered and discussed with the Great Western board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship.
Piper Sandler is acting as Great Western’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 0.90% of the aggregate merger consideration, which fee is contingent upon the closing of the merger. Piper Sandler also received a $5 million fee from Great Western upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee that will become due and payable to Piper Sandler upon closing of the merger. Great Western has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler did not provide any other investment banking services to Great Western. Piper Sandler did provide certain investment banking services to First Interstate in the two years preceding the date of its opinion. In summary, Piper Sandler acted as book manager in connection with the offer and sale of First Interstate subordinated debt, which transaction occurred in May 2020 and for which Piper Sandler received approximately $1 million in fees and expense reimbursement. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Great Western, First Interstate and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Great Western, First Interstate and their respective affiliates for Piper Sandler’s own account and for the accounts of Piper Sandler’s customers.
First Interstate’s Reasons for the Merger; Recommendation of the First Interstate Board of Directors
In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the First Interstate board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with First Interstate’s management, as well as First Interstate’s financial and legal advisors, and considered a number of factors, including the following:
•
each of First Interstate’s, Great Western’s and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the First Interstate board of directors considered its assessment that Great Western’s financial condition was strong and that Great Western’s business, operations and geographic footprint complement those of First Interstate, and that the merger and the other transactions contemplated by the merger agreement would result in a combined company with a larger scale and market presence than First Interstate on a stand-alone basis;

•
the strategic rationale for the merger, including the unique strategic position and enhanced platform for growth, the compelling financial impacts, the enhanced leadership and bench strength, and the shared commitment to local communities;

•
the First Interstate board of directors’ belief that Great Western’s earnings and prospects, and the synergies potentially available in the proposed merger, would create the opportunity for the combined company to have superior future earnings and prospects compared to First Interstate’s earnings and prospects on a stand-alone basis;

•
the complementary nature of the cultures of the two companies, including with respect to corporate purpose, management philosophy, banking philosophy, strategic focus, client service and community commitment, which would facilitate the successful integration and implementation of the transaction;

•
the ability to leverage the existing scale of First Interstate and financial capabilities of the combined company to make further enhancements in technology and products to better manage risk and provide an enhanced customer experience for clients across business lines;

•	the expanded possibilities for growth that would be available to the combined company, given its larger size, asset base, capital and geographic footprint;
•	the anticipated pro forma financial impact of the merger on the combined company, including the expected positive impact on financial metrics, including earnings per share and profitability;
•	the expectation of significant cost savings resulting from the transaction;
•
the terms of the merger and the fact that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by Great Western stockholders as a result of possible increases or decreases in the trading price of Great Western common stock or First Interstate common stock following the announcement of the merger, which the First Interstate board of directors believed was consistent with market practice for transactions of this type and with the strategic nature of the transaction;

•	that, under the terms of the merger, First Interstate is entitled to pay regular quarterly cash dividends during the pendency of the merger;
•	that the executive management team of the combined company will represent a deeply experienced and highly respected management team with track records of superior operational execution;
•
the support of the merger by the Scott Family shareholders, who entered into a support agreement pursuant to which, among other things, each Scott Family shareholder agreed to (i) vote the shares of First Interstate common stock owned by it in favor of the approval and adoption of the merger agreement and the First Interstate articles amendment, and against any competing transaction and (ii) not transfer its shares of First Interstate common stock prior to the First Interstate special shareholder meeting, with certain limited exceptions, as more fully described below under “The Transaction Agreements—Description of the Support Agreement” beginning on page 136;

•
the flexibility provided to the First Interstate board of directors to change its recommendation if, after receiving the advice of its outside counsel and, with respect to financial matters, financial advisors, the First Interstate board of directors makes a good faith determination that not changing its recommendation would more likely than not result in a violation of its fiduciary duties under the applicable law, subject to the terms of the merger agreement, in which case, if such recommendation change is approved by the vote of a majority of the independent directors then serving on the First Interstate board of directors in accordance with the merger agreement, the voting commitments provided in the Scott Family support agreement will terminate;

•
the elimination of First Interstate’s dual class structure, which the First Interstate board of directors expects, among other things, would simplify the capitalization structure of First Interstate, provide the opportunity in the future for timely and cost-effective liquidity for First Interstate Class B shareholders, increase trading volume of First Interstate Class A common stock and eliminate public market trading confusion relating to First Interstate’s two existing classes of common stock;

•
its understanding of the current and prospective environment in which First Interstate and Great Western operate, including national, regional and local economic conditions, the interest rate environment, the accelerating pace of technological change in the banking industry, increased operating costs resulting from regulatory and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on First Interstate both with and without the merger;

•	its review and discussions with First Interstate’s management and advisors concerning First Interstate’s due diligence examination of Great Western;
•	its expectation that First Interstate will retain its strong capital position and asset quality upon completion of the merger;

•
the separate opinions, each dated September 15, 2021, of KBW and Barclays, to the First Interstate board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to First Interstate of the exchange ratio in the proposed merger, as more fully described below under “—Opinions of First Interstate’s Financial Advisors” beginning on page 87;

•	its expectation that the required regulatory and other approvals for the merger and the other transactions contemplated by the merger agreement could be obtained in a timely fashion;
•
its review with First Interstate’s outside legal advisor, Davis Polk, of the terms of the merger agreement, including the representations and warranties, covenants, deal protection and termination provisions, tax treatment and closing conditions; and

•
First Interstate’s past record of integrating mergers and acquisitions and of realizing projected financial goals and benefits of those mergers and acquisitions, and the strength of First Interstate’s management and infrastructure to successfully complete the integration process following the completion of the merger.

The First Interstate board of directors also considered potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks include:
•	the risk that the regulatory and other approvals required in connection with the merger and the bank merger may not be received in a timely manner or at all or may impose unacceptable conditions;
•	the possibility of encountering difficulties in achieving anticipated synergies in the amounts estimated or in the time frame contemplated;
•	the possibility of encountering difficulties in successfully integrating First Interstate’s and Great Western’s business, operations and workforce;
•	the risk of losing key First Interstate or Great Western employees during the pendency of the merger and thereafter;
•	certain anticipated merger-related costs;
•	the diversion of management attention and resources from the operation of First Interstate’s business towards the completion of the merger;
•
the agreements reached with the Scott Family shareholders under (i) the stockholders’ agreement, as more fully described below under “The Transaction Agreements—Description of the Stockholders’ Agreement” beginning on page 136 and (ii) the letter agreement, as more fully described below under “The Transaction Agreements—Description of the Letter Agreement” beginning on page 137;

•	the merger’s effect on the combined company’s regulatory capital levels; and
•	the other risks described under the sections entitled “Risk Factors” beginning on page 35 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33.
The foregoing discussion of the information and factors considered by the First Interstate board of directors is not intended to be exhaustive, but includes the material factors considered by the First Interstate board of directors. In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement, the First Interstate board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The First Interstate board of directors considered all these factors as a whole, including through its discussions with First Interstate’s management and financial and legal advisors, in evaluating the merger agreement, the merger, and the other transactions contemplated by the merger agreement.
For the reasons set forth above, the First Interstate board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of First Interstate and its shareholders, and adopted and approved the merger agreement and the transactions contemplated thereby, including the merger.
In considering the recommendation of the First Interstate board of directors, you should be aware that certain directors and executive officers of First Interstate may have interests in the merger that are different from, or in addition to, interests of shareholders of First Interstate generally and may create potential conflicts of interest. The

First Interstate board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending that First Interstate shareholders vote to approve the First Interstate merger proposal, the First Interstate authorized share count proposal, the First Interstate staggered board proposal and the First Interstate adjournment proposal. See “The Merger—Interests of First Interstate’s Directors and Executive Officers in the Merger.”
It should be noted that this explanation of the reasoning of the First Interstate board of directors and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 33.
For the reasons set forth above, the First Interstate board of directors unanimously recommends that the holders of First Interstate common stock vote “FOR” the First Interstate merger proposal, “FOR” the First Interstate authorized share count proposal, “FOR” the First Interstate staggered board proposal and “FOR” the other proposals to be considered at the First Interstate special meeting.
Opinions of First Interstate’s Financial Advisors
Opinion of Keefe, Bruyette & Woods, Inc.
First Interstate engaged KBW as one of its financial advisors in connection with the merger to render financial advisory and investment banking services to First Interstate, including an opinion to the First Interstate board of directors as to the fairness, from a financial point of view, to First Interstate of the exchange ratio in the proposed merger. First Interstate selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the First Interstate board of directors held on September 15, 2021 at which the First Interstate board of directors evaluated the proposed merger. At this meeting, KBW rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to First Interstate. The First Interstate board of directors approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the First Interstate board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to First Interstate. It did not address the underlying business decision of First Interstate to engage in the merger or enter into the merger agreement or constitute a recommendation to the First Interstate board of directors in connection with the merger, and it does not constitute a recommendation to any holder of First Interstate Class A common stock or First Interstate Class B common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder or stockholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Interstate and Great Western and bearing upon the merger, including, among other things:
•	a draft of the merger agreement, dated September 14, 2021 (the most recent draft then made available to KBW);
•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of First Interstate;
•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021 of First Interstate;
•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended September 30, 2020 of Great Western;
•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2020, March 31, 2021 and June 30, 2021 of Great Western;
•
certain regulatory filings of First Interstate and Great Western and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and the quarterly call reports filed with respect to each quarter during the three-year period ended December 31, 2020 as well as the quarters ended March 31, 2021 and June 30, 2021;

•	certain other interim reports and other communications of First Interstate and Great Western to their respective shareholders or stockholders; and
•
other financial information concerning the respective businesses and operations of First Interstate and Great Western furnished to KBW by First Interstate and Great Western or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•	the historical and current financial position and results of operations of First Interstate and Great Western;
•	the assets and liabilities of First Interstate and Great Western;
•	the nature and terms of certain other merger transactions and business combinations in the banking industry;
•	a comparison of certain financial and stock market information of First Interstate and Great Western with similar information for certain other companies, the securities of which were publicly traded;
•
financial and operating forecasts and projections of Great Western that were prepared by First Interstate management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of First Interstate management and with the consent of the First Interstate board of directors;

•
publicly available consensus “street estimates” of First Interstate, as well as assumed First Interstate long-term growth rates provided to KBW by First Interstate management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the First Interstate board of directors; and

•
estimates regarding certain pro forma financial effects of the merger on First Interstate (including without limitation the cost savings and related expenses expected to result or be derived from the merger) that were prepared by First Interstate management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the First Interstate board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of First Interstate and Great Western regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available, and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon First Interstate management as to the reasonableness and achievability of the financial and operating forecasts and projections of Great Western, the publicly available consensus “street estimates” of First Interstate, the assumed First Interstate long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on First Interstate (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” of First Interstate referred to above that such estimates were consistent with, the best currently available estimates and judgments of First Interstate management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of First Interstate and Great Western that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Interstate referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions, and in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the management of First Interstate and with the consent of the First Interstate board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact, which was assumed to be limited, on First Interstate and Great Western. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either First Interstate or Great Western since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with First Interstate’s consent, that the aggregate allowances for loan and lease losses for each of First Interstate and Great Western are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of First Interstate or Great Western, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of First Interstate or Great Western under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
•
the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft version of the merger agreement reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of Great Western common stock;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;
•
there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of First Interstate, Great Western or the combined company, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of First Interstate that First Interstate relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to First Interstate, Great Western, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to First Interstate. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger and the contemplated redemption of the trust preferred securities of Great Western or the contemplated conversion of First Interstate Class B common stock into First Interstate Class A common stock), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to First Interstate, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•	the underlying business decision of First Interstate to engage in the merger or enter into the merger agreement;
•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by First Interstate or the First Interstate board of directors;
•
any business, operational or other plans with respect to Great Western or the combined company that may be currently contemplated by First Interstate or the First Interstate board of directors or that may be implemented by First Interstate or the First Interstate board of directors subsequent to the closing of the merger;

•
the fairness of the amount or nature of any compensation to any of First Interstate’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of First Interstate Class A common stock or First Interstate Class B common stock or relative to the exchange ratio;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of First Interstate, Great Western or any other party to any transaction contemplated by the merger agreement;

•	the actual value of First Interstate Class A common stock to be issued in connection with the merger;

•
the prices, trading range or volume at which First Interstate Class A common stock or Great Western common stock would trade following the public announcement of the merger or the prices, trading range or volume at which First Interstate Class A common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or
•
any legal, regulatory, accounting, tax or similar matters relating to First Interstate, Great Western, any of their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the merger or any other related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, First Interstate and Great Western. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the First Interstate board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the First Interstate board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between First Interstate and Great Western and the decision of First Interstate to enter into the merger agreement was solely that of the First Interstate board of directors.
The following is a summary of the material financial analyses presented by KBW to the First Interstate board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the First Interstate board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $35.38 per outstanding share of Great Western common stock, or $1,975.6 million in the aggregate, based on the 0.8425x exchange ratio in the proposed merger and on the closing price of First Interstate common stock on September 13, 2021. In addition to the financial analyses described below, KBW reviewed with the First Interstate board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the proposed merger of $35.38 per outstanding share of Great Western common stock) of 9.4x Great Western’s calendar year 2021 estimated EPS and 13.1x Great Western’s calendar year 2023 estimated EPS taken from financial and operating forecasts and projections of Great Western provided by First Interstate management and also 10.8x Great Western’s calendar year 2021 estimated EPS taken from publicly available consensus “street” estimates of Great Western.
Great Western Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Great Western to nine selected major exchange-traded banks, including First Interstate, that were headquartered in the West and Midwest (as defined by S&P Market Intelligence) with total assets between $10 billion and $20 billion. Merger targets, mutual holding companies and banks headquartered in California and Hawaii were excluded from the selected companies.
The selected companies were as follows (shown in descending order of total assets):
Washington Federal, Inc.
First Interstate
Heartland Financial USA, Inc.
Columbia Banking System, Inc.
Banner Corporation
First Financial Bancorp.
First Merchants Corporation
First Busey Corporation
Enterprise Financial Services Corp
To perform this analysis, KBW used profitability and other financial information for the most recent completed quarter or the latest 12 months ended, or as of, June 30, 2021 and market price information as of September 13, 2021. KBW also used calendar year 2021, 2022 and 2023 EPS estimates taken from consensus “street” estimates for Great Western and the selected companies to the extent publicly available (calendar year 2023 consensus “street” estimates were not publicly available for Great Western and one of the selected companies) and also from financial and operating forecasts and projections of Great Western provided by First Interstate management. Certain financial data presented in the tables below may not correspond to the data presented in Great Western’s historical financial statements, or the data presented under the section “The Merger—Opinions of First Interstate’s Financial Advisors—Opinion of Barclays Capital Inc.” or the section “The Merger—Opinion of Great Western’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Great Western and the selected companies:
		Selected Companies
	Great Western	Average	Median	25th Percentile	75th Percentile
MRQ Pre-Tax Pre-Provision ROAA	1.73%	1.47%	1.46%	1.25%	1.61%
MRQ Core ROAA(1)	1.81%	1.30%	1.34%	1.15%	1.46%
MRQ Core Return on Equity(1)	21.2%	11.1%	10.4%	9.8%	12.0%
MRQ Core ROATCE(1)	21.3%	16.2%	17.4%	14.3%	18.0%
MRQ NIM	3.22%	3.13%	3.22%	2.82%	3.37%
MRQ Fee Income / Revenue Ratio(2)	16.6%	19.8%	17.6%	15.2%	23.0%
MRQ Efficiency Ratio	50.9%	56.4%	58.2%	59.5%	54.4%
(1)
Core net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill impairment and nonrecurring items as defined by S&P Capital IQ.

(2)	Excluded gains / (losses) on sale of securities.
KBW’s analysis also showed the following concerning the financial condition of Great Western and the selected companies:
		Selected Companies
	Great Western	Average	Median	25th Percentile	75th Percentile
TCE / TA	8.85%	8.26%	8.32%	8.08%	8.46%
Tier 1 Common Capital (CET1) Ratio	13.70%	11.65%	11.45%	11.21%	11.94%
Total Capital Ratio	16.00%	14.78%	14.62%	14.23%	15.04%
Loans Held for Investment / Deposits	73.5%	72.7%	70.8%	64.1%	76.1%
Loan Loss Reserve / Loans	3.19%	1.53%	1.47%	1.32%	1.67%
NPAs / Loans + OREO	3.09%	0.60%	0.60%	0.80%	0.36%
MRQ Net Charge-offs / Average Loans	0.25%	0.06%	0.05%	0.06%	(0.00%)

In addition, KBW’s analysis showed the following concerning the market performance of Great Western and, to the extent publicly available, the selected companies:
		Selected Companies
	Great Western	Average	Median	25th Percentile	75th Percentile
One-Year Stock Price Change	123.0%	49.4%	47.2%	36.8%	57.6%
One-Year Total Return	123.6%	54.2%	52.1%	42.6%	63.1%
Year-To-Date Stock Price Change	37.9%	13.9%	13.5%	5.6%	26.8%
Price / TBV per Share	1.37x	1.58x	1.59x	1.42x	1.65x
Price / 2021 EPS Estimate	8.8x / 7.7x(1)	11.4x	10.6x	10.4x	12.5x
Price / 2022 EPS Estimate	10.3x / 11.7x(1)	12.2x	12.9x	11.2x	12.9x
Price / 2023 EPS Estimate	10.6x(2)	11.5x	11.5x	10.5x	12.5x
Dividend Yield	0.7%	3.1%	3.1%	2.8%	3.9%
LTM Dividend Payout Ratio	6.8%	36.7%	38.0%	32.7%	43.2%
(1)
First multiple based on consensus “street” estimates for Great Western. Second multiple based on financial and operating forecasts and projections of Great Western provided by First Interstate management. Calendarized for December 31 year-end.

(2)	Multiple based on financial and operating forecasts and projections of Great Western provided by First Interstate management. Calendarized for December 31 year-end.
No company used as a comparison in the above selected companies analysis is identical to Great Western. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
First Interstate Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of First Interstate to eight selected major exchange-traded banks that were headquartered in the West (as defined by S&P Market Intelligence) with total assets between $10 billion and $35 billion. Merger targets, mutual holding companies, specialty banks (Cathay General Bancorp, Hope Bancorp, Inc., and Silvergate Capital Corporation), and thrifts and banks headquartered in Hawaii were excluded from the selected companies.
The selected companies were as follows (shown in descending order of total assets):
PacWest Bancorp
Umpqua Holdings Corporation
Pacific Premier Bancorp, Inc.
Glacier Bancorp, Inc.
Washington Federal, Inc.
Columbia Banking System, Inc.
Banner Corporation
CVB Financial Corp.
To perform this analysis, KBW used profitability and other financial information for the most recent completed quarter or the latest 12 months ended, or as of, June 30, 2021 and market price information as of September 13, 2021. KBW also used calendar year 2021, 2022 and 2023 EPS estimates taken from consensus “street” estimates for First Interstate and the selected companies to the extent publicly available (2023 consensus “street” estimates were not publicly available for one of the selected companies). Certain financial data presented in the tables below may not correspond to the data presented in First Interstate’s historical financial statements, or the data presented under the section “The Merger—Opinions of First Interstate’s Financial Advisors – Opinion of Barclays Capital Inc.” or the section “The Merger—Opinion of Great Western’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of First Interstate and the selected companies:
		Selected Companies
	First Interstate	Average	Median	25th Percentile	75th Percentile
MRQ Pre-Tax Pre-Provision ROAA	1.18%	1.63%	1.74%	1.45%	1.81%
MRQ Core ROAA(1)	0.95%	1.53%	1.47%	1.36%	1.68%
MRQ Core ROAE(1)	9.2%	13.3%	13.7%	10.2%	14.8%
MRQ Core ROATCE(1)	14.3%	18.3%	17.7%	15.4%	18.9%
MRQ NIM	2.81%	3.24%	3.29%	3.12%	3.43%
MRQ Fee Income / Revenue Ratio(2)	23.0%	15.1%	14.0%	11.2%	16.0%
MRQ Efficiency Ratio	62.4%	52.1%	52.0%	58.7%	49.0%
(1)
Core net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill impairment and nonrecurring items as defined by S&P Capital IQ.

(2)	Excluded gains / (losses) on sale of securities.
KBW’s analysis also showed the following concerning the financial condition of First Interstate and the selected companies:
		Selected Companies
	First Interstate	Average	Median	25th Percentile	75th Percentile
TCE / TA	6.99%	8.73%	8.97%	8.30%	9.11%
Tier 1 Common Capital (CET1) Ratio	11.45%	12.15%	12.15%	11.10%	12.59%
Total Capital Ratio	13.89%	14.95%	14.81%	14.47%	15.46%
Loans Held for Investment / Deposits	63.2%	73.1%	68.9%	65.3%	81.1%
Loan Loss Reserve / Loans	1.37%	1.32%	1.29%	1.22%	1.49%
NPAs / Loans + OREO	0.35%	0.41%	0.34%	0.51%	0.24%
MRQ Net Charge-offs / Average Loans	0.04%	0.01%	(0.01%)	0.03%	(0.03%)
In addition, KBW’s analysis showed the following concerning the market performance of First Interstate and, to the extent publicly available, the selected companies:
		Selected Companies
	First Interstate	Average	Median	25th Percentile	75th Percentile
One-Year Stock Price Change	33.4%	60.4%	53.4%	43.9%	76.4%
One-Year Total Return	38.7%	66.0%	58.4%	48.5%	84.7%
Year-To-Date Stock Price Change	3.0%	20.7%	18.2%	7.4%	29.2%
Price / TBV per Share	2.05x	1.82x	1.75x	1.54x	1.94x
Price / 2021 EPS Estimate	14.0x	12.3x	12.0x	10.4x	12.9x
Price / 2022 EPS Estimate	14.7x	13.1x	13.0x	12.5x	13.3x
Price / 2023 EPS Estimate	13.7x	12.1x	12.2x	11.1x	12.7x
Dividend Yield	3.9%	3.2%	3.2%	2.7%	3.5%
LTM Dividend Payout Ratio	53.9%	37.7%	38.2%	35.9%	42.3%
No company used as a comparison in the above selected companies analysis is identical to First Interstate. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis. KBW reviewed publicly available information related to 12 U.S. bank transactions announced since January 1, 2019 with announced transaction values between $1 billion and $5 billion. Transactions where the acquired company was not publicly traded (First Bancorp./Santander BanCorp, CIT Group, Inc./ Mutual of Omaha Bank, and Mechanics Bank/Rabobank N.A.) were excluded from the selected transactions.

The selected transactions were as follows:
Acquiror	Acquired Company
Citizens Financial Group, Inc.	Investors Bancorp, Inc.
Old National Bancorp	First Midwest Bancorp, Inc.
New York Community Bancorp, Inc.	Flagstar Bancorp, Inc.
Independent Bank Corp.	Meridian Bancorp, Inc.
BancorpSouth Bank	Cadence Bancorporation
First Citizens BancShares, Inc.	CIT Group Inc.
Pacific Premier Bancorp, Inc.	Opus Bank
South State Corporation	CenterState Bank Corporation
United Bankshares, Inc.	Carolina Financial Corporation
First Horizon National Corporation	IBERIABANK Corporation
Prosperity Bancshares, Inc.	LegacyTexas Financial Group, Inc.
Chemical Financial Corporation	TCF Financial Corporation
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and publicly available one year forward estimated EPS prior to the announcement of the respective transaction:
•	Price per common share to TBV per share of the acquired company;
•
Pay to Trade ratio (calculated as the price to tangible book value multiple paid in the respective transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple);

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and
•	Price per common share to forward estimated EPS of the acquired company.
KBW also reviewed the price per common share paid for the acquired company as a premium/(discount) to the closing price of the acquired company one day prior to the announcement of the respective transaction (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $35.38 per outstanding share of Great Western common stock and using historical financial information for Great Western as of June 30, 2021, Great Western’s calendar year 2022 estimated EPS taken from financial and operating forecasts and projections of Great Western provided by First Interstate management and also from publicly available consensus “street estimates” of Great Western, and the closing price of Great Western common stock on September 13, 2021.
The results of the analysis are set forth in the following:
	First Interstate / Great Western	Average	Median	25th Percentile	75th Percentile
Price / TBV per Share	1.69x	1.53x	1.52x	1.39x	1.74x
Pay to Trade Ratio	82%	85%	89%	82%	96%
Core Deposit Premium	7.3%	8.5%	6.7%	5.1%	9.9%
Price / FWD EPS	14.3x / 12.6x(1)	12.4x	12.2x	10.9x	14.8x
One-Day Market Premium	22.7%	8.0%	7.7%	2.6%	11.3%
(1)
First multiple based on financial and operating forecasts and projections of Great Western provided by First Interstate management. Second multiple based on consensus “street” estimates for Great Western.

No company or transaction used as a comparison in the above selected transaction analysis is identical to Great Western or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of First Interstate and Great Western to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) historical balance sheet data for First Interstate and Great Western as of or for the 12 months ended June 30, 2021, (ii) publicly available consensus “street estimates” of First Interstate, (iii) financial and operating forecasts and projections of Great Western provided by First Interstate management, and (iv) market price data as of September 13, 2021. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of First Interstate shareholders and Great Western stockholders in the combined company based on the 0.8425x exchange ratio provided for in the merger agreement:
	First Interstate % of Total	Great Western % of Total
Ownership at 0.8425x merger exchange ratio	57.1%	42.9%
Balance Sheet:
Assets	59.2%	40.8%
Gross Loans Held for Investment	53.7%	46.3%
Deposits	57.4%	42.6%
TCE	52.5%	47.5%
Income Statement:
2021 Estimated Earnings	47.2%	52.8%
2022 Estimated Earnings	56.5%	43.5%
2023 Estimated Earnings	56.1%	43.9%
Pre-Transaction Market Capitalization	62.2%	37.8%
Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of First Interstate and Great Western. Using (i) closing balance sheet estimates as of March 31, 2022 for First Interstate and Great Western, extrapolated from historical data using growth rates taken from publicly available consensus “street estimates” of First Interstate in the case of First Interstate and provided by First Interstate management in the case of Great Western, (ii) publicly available consensus “street estimates” of First Interstate, (iii) financial and operating forecasts and projections of Great Western provided by First Interstate management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by First Interstate management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to First Interstate’s 2022 and 2023 estimated EPS and accretive to First Interstate’s estimated TBV per share at closing as of March 31, 2022. Furthermore, the analysis indicated that, pro forma for the merger, First Interstate’s TCE to TA ratio could be higher at closing as of March 31, 2022, and each of First Interstate’s Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio could be lower at closing as of March 31, 2022. For all of the above analysis, the actual results achieved by First Interstate following the merger may vary from the projected results, and the variations may be material.
Great Western Dividend Discount Model Analysis. KBW performed a dividend discount model analysis to estimate a range for the implied equity value of Great Western, taking into account the cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto. In this analysis, KBW used financial and operating forecasts and projections relating to the earnings and assets of Great Western provided by First Interstate management and estimated cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto provided by First Interstate management, and KBW assumed discount rates ranging from 11.0% to 13.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Great Western could generate over the period from March 31, 2022 through December 31, 2026 and (ii) the present value of Great Western’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges. KBW assumed that Great Western would maintain a TCE to

TA ratio of 7.50% and Great Western would retain sufficient earnings to maintain that level. In calculating the terminal value of Great Western, KBW applied a range of 11.0x to 14.0x Great Western’s estimated 2027 earnings (inclusive of estimated cost savings and related expenses as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges). This dividend discount model analysis resulted in a range of implied values per share of Great Western common stock, taking into account the cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto, of $36.57 to $46.68.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Great Western.
First Interstate Dividend Discount Model Analysis. KBW performed a dividend discount model analysis to estimate a range for the implied equity value of First Interstate. In this analysis, KBW used publicly available consensus “street estimates” of First Interstate and assumed First Interstate long-term growth rates provided by First Interstate management, and KBW assumed discount rates ranging from 10.0% to 12.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that First Interstate could generate over the period from March 31, 2022 through December 31, 2026 and (ii) the present value of First Interstate’s implied terminal value at the end of such period. KBW assumed that First Interstate would maintain a TCE to TA ratio of 7.50% and First Interstate would retain sufficient earnings to maintain that level. In calculating the terminal value of First Interstate, KBW applied a range of 13.0x to 16.0x First Interstate’s estimated 2027 earnings. This dividend discount model analysis resulted in a range of implied values per share of First Interstate common stock of $34.82 to $44.74.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First Interstate or the pro forma combined company.
Miscellaneous. KBW acted as financial advisor to First Interstate in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. Further to certain existing sales and trading relationships between a KBW broker dealer affiliate and each of First Interstate and Great Western and otherwise in the ordinary course of KBW’s and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, First Interstate and Great Western. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Interstate or Great Western for its and their own accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, First Interstate has agreed to pay KBW a total cash fee equal to 0.85% of the aggregate merger consideration, $4,000,000 of which became payable with the rendering of KBW’s opinion, and the balance of which is contingent upon the consummation of the merger. First Interstate also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to First Interstate. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to Great Western. KBW may in the future provide investment banking and financial advisory services to First Interstate or Great Western and receive compensation for such services.
Opinion of Barclays Capital Inc.
First Interstate engaged Barclays to act as one of its financial advisors with respect to the merger, pursuant to an engagement letter dated August 17, 2021. On September 15, 2021, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the First Interstate board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio to be paid by First Interstate in the merger was fair, from a financial point of view, to First Interstate.
The full text of Barclays’ written opinion, dated September 15, 2021, is attached as Annex D to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.
Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, was for the use and benefit of the First Interstate board of directors and was rendered to the First Interstate board of directors in connection with its consideration of the merger, addresses only the fairness, from a financial point of view, of the exchange ratio to be paid by First Interstate in the merger and does not constitute a recommendation to any shareholder of First Interstate as to how such shareholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between First Interstate and Great Western and were unanimously approved by the First Interstate board of directors. Barclays did not recommend any specific form of consideration to First Interstate or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to opine as to, and its opinion does not in any manner address, First Interstate’s underlying business decision to proceed with or effect the merger, the likelihood of consummation of the merger, any term or aspect of any related transaction (including, without limitation, the contemplated redemption of the trust preferred securities of Great Western or the contemplated conversion of Class B common stock of First Interstate into First Interstate Class A common stock) or the relative merits of the merger as compared to any other transaction or business strategy in which First Interstate may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration paid in the merger or otherwise. No limitations were imposed by the First Interstate board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.
In arriving at its opinion, Barclays, among other things:
•	reviewed and analyzed a draft dated September 14, 2021 of the merger agreement and the specific terms of the merger;
•
reviewed and analyzed publicly available information concerning First Interstate and Great Western that Barclays believed to be relevant to its analysis, including First Interstate’s and Great Western’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2020 (in the case of First Interstate) or September 30, 2020 (in the case of Great Western) and Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2020 (in the case of Great Western), March 31, 2021 and June 30, 2021;

•
reviewed and analyzed (a) published estimates by independent equity research analysts and growth rate assumptions provided by First Interstate’s management with respect to the future financial performance of First Interstate and (b) financial and operating information with respect to the business, operations and prospects of Great Western furnished to Barclays by Great Western and First Interstate, including financial projections of Great Western prepared by First Interstate’s management;

•
reviewed and analyzed a trading history of First Interstate Class A common stock and Great Western common stock from September 14, 2018 to September 14, 2021 and a comparison of such trading history with those of other companies that Barclays deemed relevant;

•
reviewed and analyzed a comparison of the historical financial results and present financial condition of First Interstate and Great Western with each other and with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Barclays deemed relevant;

•
reviewed and analyzed the pro forma impact of the merger on the future financial performance of the combined company, including cost savings expected by First Interstate’s management to result from a combination of the businesses and other pro forma adjustments relating to the merger prepared by First Interstate’s management;

•	reviewed and analyzed the relative contributions of First Interstate and Great Western to the historical and future financial performance of the combined company on a pro forma basis;
•
had discussions with the respective managements of First Interstate and Great Western concerning the business, operations, assets, liabilities, financial condition and prospects of their respective companies; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.
In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information) and further relied upon the assurances of First Interstate’s management that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. Upon advice of First Interstate, Barclays assumed that the published estimates of third party research analysts and growth rate assumptions provided by First Interstate’s management referred to above were a reasonable basis upon which to evaluate the future financial performance of First Interstate and that First Interstate would perform substantially in accordance with such estimates and assumptions. With respect to the financial projections of Great Western prepared by First Interstate’s management, upon the advice of First Interstate, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of First Interstate as to Great Western’s future financial performance and that Great Western would perform substantially in accordance with such projections. Furthermore, upon the advice of First Interstate, Barclays assumed that the amounts and timing of the cost savings and other pro forma adjustments relating to the merger referred to above were reasonable and that such cost savings would be realized in accordance with the estimates thereof. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In addition, Barclays is not an expert in the evaluation of loan portfolios or assessing the adequacy of the allowances for loan losses with respect thereto. Barclays made no analyses of, and expressed no opinion as to, such loan portfolios, First Interstate’s review of such portfolios or Great Western’s allowance for loan losses and, upon advice of First Interstate, Barclays assumed that the respective current allowances for loan losses and capital of First Interstate and Great Western would be, in each case and in the aggregate, including on a pro forma basis, adequate to cover all such losses. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of First Interstate or Great Western and did not make or obtain any evaluations or appraisals of the assets or liabilities of First Interstate or Great Western. Barclays’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of Barclays’ written opinion. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after the date of Barclays’ written opinion. In addition, Barclays expressed no opinion as to the potential effects of volatility in the credit, financial and stock markets on First Interstate, Great Western or the merger. First Interstate expressed no opinion as to the prices at which shares of Great Western common stock would trade following the announcement of the merger or at which shares of First Interstate Class A common stock would trade following the announcement or consummation of the merger.
Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of First Interstate, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood First Interstate had obtained such advice as it deemed necessary from qualified professionals.
In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Great Western common stock or First Interstate Class A common stock but rather made its determination as to fairness, from a financial point of view, to First Interstate of the exchange ratio to be paid by First Interstate in the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.
In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.
Summary of Material Financial Analyses
The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the First Interstate board of directors. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.
For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of First Interstate, Great Western or any other parties to the merger. No company, business or transaction considered in Barclays’ analyses and reviews is identical to First Interstate, Great Western or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of First Interstate, Great Western, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.
The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.
Selected Comparable Company Analysis
In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Great Western and per share of First Interstate by reference to those companies, Barclays reviewed and compared specific financial and operating data relating to Great Western and First Interstate, respectively, with selected companies that Barclays, based on its experience in the financial institutions and banking industry, deemed comparable to Great Western and First Interstate, respectively.
The selected comparable companies with respect to Great Western, which included 11 selected publicly-traded Mid-West (West of Mississippi) and Western Continental U.S. banks, including First Interstate, with total assets between $10 billion and $25 billion, were (shown in descending order of total assets):
•	Pacific Premier Bancorp, Inc.
•	Glacier Bancorp, Inc.
•	Washington Federal Inc.
•	Cathay General Bancorp

•	First Interstate
•	Heartland Financial USA Inc.
•	Columbia Banking System, Inc.
•	Hope Bancorp Inc.
•	Banner Corporation
•	CVB Financial Corp.
•	Enterprise Financial Services Corp.
Silvergate Capital and Axos Financial were excluded from the selected comparable companies with respect to Great Western as they have specialized business models.
Barclays calculated and compared various financial multiples and ratios of Great Western and the selected comparable companies with respect to Great Western. As part of its selected comparable company analysis, Barclays calculated and analyzed Great Western’s ratio of its current stock price to its calendar year 2021 and 2022 projected earnings per share (commonly referred to as a price to earnings ratio, or P/E multiple), and Great Western’s ratio of its current stock price to its June 30, 2021 TBV per share (commonly referred to as a price to TBV ratio, or P/TBV multiple). All of these calculations were performed with and based on publicly available financial data (including FactSet estimates for Great Western and the selected comparable companies), financial projections for Great Western prepared by First Interstate’s management and closing prices on September 13, 2021. The results of this selected comparable company analysis are summarized below:
Selected Comparable Companies
	Great Western	Bottom Quartile	Median	Top Quartile
Price / 2021 Estimated EPS	8.7x / 7.7x (1)	10.3x	11.6x	13.3x
Price / 2022 Estimated EPS	10.3x / 11.7x (1)	11.1x	12.9x	13.3x
Price / TBV	1.37x	1.43x	1.59x	1.95x
(1)
First multiple based on FactSet estimate for Great Western. Second multiple based on financial projections for Great Western prepared by First Interstate’s management. Calendarized for December 31 year-end.

The selected comparable companies with respect to First Interstate, which included 13 selected publicly-traded Mid-West (West of Mississippi) and Western Continental U.S. banks with total assets between $15 billion and $40 billion, were (shown in descending order of total assets):
•	UMB Financial Corp.
•	PacWest Bancorp
•	Commerce Bancshares, Inc.
•	Umpqua Holdings Corp.
•	Pacific Premier Bancorp, Inc.
•	Glacier Bancorp, Inc.
•	Washington Federal Inc.
•	Cathay General Bancorp
•	Heartland Financial USA Inc.
•	Columbia Banking System, Inc.
•	Hope Bancorp Inc.
•	Banner Corporation
•	CVB Financial Corp.

Barclays calculated and compared various financial multiples and ratios of First Interstate and the selected comparable companies with respect to First Interstate. As part of its selected comparable company analysis, Barclays calculated and analyzed First Interstate’s ratio of its current stock price to its calendar year 2021 and 2022 projected earnings per share, and First Interstate’s ratio of its current stock price to its June 30, 2021 tangible book value per share. All of these calculations were performed with and based on publicly available financial data (including FactSet estimates for First Interstate and the selected comparable companies) and closing prices on September 13, 2021. The results of this selected comparable company analysis are summarized below:
Selected Comparable Companies
	First Interstate	Bottom Quartile	Median	Top Quartile
Price / 2021 Estimated EPS	14.0x	10.4x	11.6x	12.6x
Price / 2022 Estimated EPS	14.8x	11.4x	12.9x	13.5x
Price / TBV	2.05x	1.43x	1.58x	1.93x
Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Great Western or First Interstate, as applicable. However, because no selected comparable company is exactly the same as Great Western or First Interstate, as applicable, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Great Western or First Interstate, as applicable, and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Great Western or First Interstate or, as applicable, and the companies included in the selected comparable company analysis.
Based upon the qualitative judgments described above, Barclays selected ranges of 10.0x to 14.0x P/E multiples of calendar year 2021 estimated earnings per share, 11.0x to 14.0x P/E multiples of calendar year 2022 estimated earnings per share, and 1.30x to 2.00x P/TBV multiples of June 30, 2021 tangible book value per share for Great Western and applied such ranges to the corresponding data for Great Western, based on the financial projections for Great Western prepared by First Interstate’s management in the case of projected data, to calculate ranges of implied prices per share of Great Western. The following summarizes the result of these calculations, as compared to the implied transaction value of the merger of $35.38 per share of Great Western common stock based on the 0.8425x exchange ratio to be paid by First Interstate in the merger and the closing stock price of First Interstate Class A common stock on September 13, 2021:
Implied Value Per Share Ranges of Great Western Common Stock
Based on 2021 Estimated EPS	$37.40 to $52.36
Based on 2022 Estimated EPS	$27.17 to $34.58
Based on June 30, 2021 GAAP TBV Per Share	$27.26 to $41.94
Based upon the qualitative judgments described above, Barclays selected ranges of 10.0x to 14.0x P/E multiples of calendar year 2021 estimated EPS, 11.0x to 15.0x P/E multiples of calendar year 2022 estimated EPS, and 1.40x to 2.10x price to TBV per share multiples of June 30, 2021 TBV per share for First Interstate and applied such ranges to the corresponding data for First Interstate, based on the FactSet estimates for First Interstate in the case of projected data, to calculate ranges of implied prices per share of First Interstate. The following summarizes the result of these calculations, as compared to the closing stock price of First Interstate on September 13, 2021 of $41.99 per share of First Interstate Class A common stock:
Implied Value Per Share Ranges of First Interstate Class A Common Stock
Based on 2021 Estimated EPS	$29.90 to $41.86
Based on 2022 Estimated EPS	$31.35 to $42.75
Based on June 30, 2021 GAAP TBV Per Share	$28.69 to $43.03

Selected Precedent Transaction Analysis
Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Great Western with respect to the size and other characteristics of their businesses. Terminated transactions, merger of equals transactions, transactions involving private acquired companies and the pending merger of New York Community Bancorp and Flagstar Bancorp Inc. were excluded from the selected precedent transactions.
The selected precedent transactions, which consisted of nine selected U.S. bank M&A transactions publicly announced since 2018 with transaction values between $1 billion and $4 billion, were:
Acquiror	Acquired Company
Citizens Financial Group Inc.	Investors Bancorp Inc.
Independent Bank Corp.	Meridian Bancorp Inc.
Pacific Premier Bancorp, Inc.	Opus Bank
United Bankshares, Inc.	Carolina Financial Corporation
Prosperity Bancshares, Inc.	LegacyTexas Financial Group, Inc.
WSFS Financial Corporation	Beneficial Bancorp, Inc.
Synovus Financial Corp.	FCB Financial Holdings, Inc.
Independent Bank Group, Inc.	Guaranty Bancorp
Cadence Bancorporation	State Bank Financial Corporation
The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Great Western and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition values of the selected target companies and First Interstate. Based upon these judgments, Barclays selected ranges of 12.0x to 16.0x P/E multiples of next forecast year (FY2) estimated earnings per share, 1.30x to 2.15x P/TBV multiples of tangible book value per share as of the end of the most recent completed fiscal quarter and 5.0% to 10.0% core deposit premiums as of the end of the most recent completed fiscal quarter for Great Western and applied such ranges to Great Western’s calendar year 2022 estimated EPS (based on the financial projections for Great Western prepared by First Interstate’s management), TBV per share as of June 30, 2021 and core deposits per share as of June 30, 2021, respectively, to calculate ranges of implied prices per share of Great Western. The following summarizes the result of these calculations, as compared to the implied transaction value of the merger of $35.38 per share of Great Western common stock based on the 0.8425x exchange ratio to be paid by First Interstate in the merger and the closing stock price of First Interstate Class A common stock on September 13, 2021:
Implied Value Per Share Ranges of Great Western Common Stock
Based on 2022 Estimated EPS	$29.64 to $39.52
Based on June 30, 2021 GAAP TBV Per Share	$27.26 to $45.09
Based on June 30, 2021 Core Deposits Per Share	$31.19 to $41.41
Dividend Discount Model Analysis
In order to estimate the present value of Great Western common stock and First Interstate Class A common stock, Barclays performed a dividend discount model analysis of Great Western and a dividend discount model analysis of First Interstate. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
Great Western. To analyze the present value of Great Western Common Stock, Barclays added (i) the present value of Great Western’s implied future excess capital available for dividends for June 30, 2021 through December 31, 2026 based on the financial projections for Great Western prepared by First Interstate’s management to (ii) the present value of the “terminal value” of Great Western as of the end of the period, using a range of selected discount rates. Barclays assumed that Great Western would maintain a TCE to TA ratio of 7.50% and retain sufficient earnings to maintain that level. The residual value of Great Western at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples of 11.0x to 14.0x, which was derived by analyzing the results from the selected comparable company analysis, and applying such range to calendar year 2027 estimated earnings based on the financial projections for Great Western prepared by First Interstate’s management. The range of discount rates of 11.0% to 13.0% was selected based on an analysis of the cost of equity of Great Western and the selected comparable companies with respect to Great Western. These calculations resulted in an implied value per share range of Great Western common stock of $30.99 to $38.84, as compared to the implied transaction value of the merger of $35.38 per share of Great Western common stock based on the 0.8425x exchange ratio to be paid by First Interstate in the merger and the closing stock price of First Interstate Class A common stock on September 13, 2021.
Using the same assumed target TCE to TA ratio, the same terminal value multiples and the same discount rates, Barclays also analyzed the present value of Great Western common stock taking into account cost savings and other pro forma adjustments relating to the merger. Barclays added (i) the present value of Great Western’s implied future excess capital available for dividends for June 30, 2021 through December 31, 2026 based on the financial projections for Great Western prepared by First Interstate’s management to (ii) the present value of the “terminal value” of Great Western as of the end of the period, in each case applying cost savings expected by First Interstate’s management to result from a combination of the businesses and other pro forma adjustments relating to the merger prepared by First Interstate’s management. These calculations resulted in an implied value per share range of Great Western common stock, taking into account cost savings and other pro forma adjustments relating to the merger, of $36.18 to $46.11, as compared to the implied transaction value of the merger of $35.38 per share of Great Western common stock based on the 0.8425x exchange ratio to be paid by First Interstate in the merger and the closing stock price of First Interstate Class A common stock on September 13, 2021.
First Interstate. To analyze the present value of First Interstate Class A common stock, Barclays added (i) the present value of First Interstate’s implied future excess capital available for dividends for June 30, 2021 through December 31, 2026 based on FactSet estimates for First Interstate and growth rate assumptions provided by First Interstate’s management to (ii) the present value of the “terminal value” of First Interstate as of the end of the period, using a range of selected discount rates. Barclays assumed that First Interstate would maintain a TCE to TA ratio of 7.50% and retain sufficient earnings to maintain that level. The residual value of First Interstate at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples of 11.0x to 15.0x, which was derived by analyzing the results from the selected comparable company analysis, and applying such range to calendar year 2027 estimated earnings extrapolated from the FactSet estimates for First Interstate applying growth rate assumptions provided by First Interstate’s management. The range of discount rates of 9.0% to 11.0% was selected based on an analysis of the cost of equity of First Interstate and the selected comparable companies with respect to First Interstate. These calculations resulted in an implied value per share range of First Interstate Class A common stock of $30.77 to $43.06, as compared to the closing stock price of First Interstate on September 13, 2021 of $41.99 per share of First Interstate Class A common stock.
Implied Exchange Ratio Analysis
Using the implied value per share reference ranges for Great Western common stock and First Interstate Class A common stock indicated in the selected comparable company analysis and the dividend discount model analysis of Great Western and First Interstate described above, Barclays calculated ranges of implied exchange ratios of Great Western common stock into First Interstate Class A common stock. The implied exchange ratios represented the range of 25th percentile-to-75th percentile and 75th percentile -to-25th percentile exchange ratios implied by the respective analyses. The following summarizes the result of these calculations, as compared to the 0.8425x exchange ratio to be paid by First Interstate in the merger:
Implied Exchange Ratio Ranges
Selected Comparable Company Analysis
Based on 2021 Estimated EPS	1.0583x to 1.4782x
Based on 2022 Estimated Earnings	0.7274x to 0.9570x
Based on June 30, 2021 GAAP TBV	0.7842x to 1.1859x

Dividend Discount Model Analysis	0.8241x to 1.0897x

Illustrative Pro Forma Analysis
In order to review and analyze the pro forma impact of the merger on the future financial performance of the combined company, Barclays performed an illustrative pro forma analysis that calculated the estimated financial impact of the merger on certain projected financial results of First Interstate. All of these calculations were performed with and based on (i) closing balance sheet estimates as of March 31, 2022 for First Interstate and Great Western extrapolated from historical data using growth rates taken from FactSet estimates for First Interstate and provided by First Interstate’s management in the case of Great Western, (ii) FactSet estimates for First Interstate and growth rate assumptions provided by First Interstate’s management, (iii) financial projections for Great Western prepared by First Interstate’s management, and (iv) cost savings expected by First Interstate’s management to result from a combination of the businesses and other pro forma adjustments relating to the merger prepared by First Interstate’s management. These calculations indicated that the merger could be accretive to First Interstate’s 2022 and 2023 estimated earnings per share and accretive to First Interstate’s estimated tangible book value per share at closing as of March 31, 2022. Furthermore, these calculations indicated that, pro forma for the merger, First Interstate’s tangible common equity to tangible assets ratio could be higher at closing as of March 31, 2022 and each of First Interstate’s Common Equity Tier 1 Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio could be lower at closing as of March 31, 2022. For all of the above analysis, the actual results achieved by First Interstate following the merger may differ from the projected results, and the differences may be material.
Relative Contribution Analysis
Barclays calculated and compared the relative standalone contributions of First Interstate and Great Western to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. All of these calculations were performed with and based on publicly available financial data (including FactSet estimates for First Interstate), financial projections for Great Western prepared by First Interstate’s management and closing prices on September 13, 2021. The following summarizes the result of these calculations, as compared to the implied pro forma ownership percentages of Great Western and First Interstate shareholders in the combined company based on the 0.8425x exchange ratio to be paid by First Interstate in the merger:
	Great Western Relative Contribution Percentage	First Interstate Relative Contribution Percentage
Ownership at 0.8425x merger exchange ratio:	42.9%	57.1%
Balance Sheet:
Total Assets	40.8%	59.2%
Gross Loans	46.3%	53.7%
Deposits	42.6%	57.4%
TCE	47.0%	53.0%
Income Statement:
2021 Estimated Earnings	52.7%	47.3%
2022 Estimated Earnings	43.4%	56.6%
2021 Estimated Pre-provision net revenue	45.1%	54.9%
2022 Estimated Pre-provision net revenue	42.4%	57.6%

Pre-Transaction Market Capitalization	37.8%	62.2%
Other Factors
Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, the following described below:
•	The range of historical trading prices of Great Western common stock during the 52-week period from September 13, 2020 to September 13, 2021 of $11.80 to $35.18;
•	The range of historical trading prices of First Interstate Class A common stock during the 52-week period from September 13, 2020 to September 13, 2021 of $30.02 to $51.24; and

•
The implied exchange ratios calculated using the low historical trading prices of Great Western common stock and First Interstate Class A common stock during the 52-week period from September 13, 2020 to September 13, 2021 of 0.3538x and calculated using the high historical trading prices of Great Western common stock and First Interstate Class A common stock during the 52-week period from September 13, 2020 to September 13, 2021 of 0.8029x.

General
Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The First Interstate board of directors selected Barclays because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the merger.
Barclays is acting as financial advisor to First Interstate in connection with the merger. As compensation for its services in connection with the merger, First Interstate paid Barclays $2,500,000 upon the delivery of Barclays’ opinion, which is referred to as the “Opinion Fee”. The Opinion Fee was not contingent upon the conclusion of Barclays’ opinion or the consummation of the merger. Additional compensation of $5,000,000 will be payable on completion of the merger against which the amounts paid for the opinion will be credited. In addition, First Interstate has agreed to reimburse Barclays for its reasonable expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by First Interstate and the rendering of Barclays’ opinion. In the two years preceding the date of its opinion letter, Barclays did not receive investment banking fees from either First Interstate or Great Western. Barclays expects to perform investment banking services for First Interstate in the future, and expects to receive customary fees for such services.
Barclays, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of First Interstate and Great Western for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.
Certain Unaudited Prospective Financial Information
First Interstate and Great Western do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.
However, First Interstate and Great Western are including in this joint proxy statement/prospectus certain unaudited prospective financial information for First Interstate and Great Western that was made available as described below. We refer to this information collectively as the “prospective financial information”. A summary of certain significant elements of this information is included in this joint proxy statement/prospectus solely for the purpose of providing holders of First Interstate common stock and holders of Great Western common stock access to certain information made available to First Interstate and Great Western and their respective boards of directors and financial advisors.
Neither First Interstate nor Great Western endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which First Interstate and Great Western operate and the risks and uncertainties described under “Risk Factors” beginning on page 35 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33 and in the reports that First Interstate and Great Western file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of First Interstate and Great Western and will be beyond the control of the surviving corporation. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of First Interstate or Great Western could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that First Interstate, Great Western or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any holders of First Interstate common stock or holders of Great Western common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on First Interstate or Great Western of the merger, and does not attempt to predict or suggest actual future results of the surviving corporation or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the surviving corporation as a result of the merger (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”), the effect on First Interstate or Great Western of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger (except as expressly set forth below). Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the surviving corporation would operate after the merger.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure (except for publicly available mean analyst total assets and earnings per share estimates) or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. None of RSM US LLP (First Interstate’s independent registered public accounting firm), Ernst & Young LLP (Great Western’s independent registered public accounting firm), nor any other independent registered public accounting firm, have audited, reviewed, examined, compiled nor applied any procedures with respect to the prospective financial information and, accordingly, RSM US LLP and Ernst & Young LLP have not expressed any opinion or given any other form of assurance with respect thereto or its achievability and they assume no responsibility for the prospective financial information and disclaim any association with the prospective financial information.
First Interstate Prospective Financial Information
First Interstate Consensus “Street Estimates”
The following table presents publicly available mean analyst consensus “street estimates” for First Interstate for the years ending December 31, 2021 through December 31, 2023 (the “First Interstate consensus estimates”). The First Interstate consensus estimates, among other estimates, were (i) provided to KBW and Barclays and approved by First Interstate for KBW’s and Barclays’ use and reliance, and (ii) provided to Piper Sandler and approved by Great Western for Piper Sandler’s use and reliance, in each case in connection with such financial advisor’s financial analyses performed in connection with its opinion.

Fiscal Year Ended December 31, ($ in millions, except per share data)	2021E	2022E	2023E
Total Assets	$19,400(1)	$19,800	$21,100(1)
Earnings Per Share	$2.99(1)	$2.85	$3.06
(1)
Piper Sandler utilized the following available mean analyst consensus “street estimates” from a different publicly available data source for First Interstate’s total assets for the years ending December 31, 2021 and December 31, 2023 and earnings per share for the year ending December 31, 2021: $19,100, $20,800, and $3.01, respectively.

For purposes of extrapolating First Interstate’s financial results, First Interstate management provided to KBW and Barclays and approved for KBW’s and Barclays’ use and reliance, and provided to Piper Sandler, and Great Western approved for Piper Sandler’s use and reliance, an estimated long-term annual total asset and EPS growth rate of 5.0% beginning in 2024.
Great Western Prospective Financial Information
Great Western Management Estimates for Great Western
The following table presents unaudited prospective financial information for Great Western prepared by Great Western management for the years ending September 30, 2021 through September 30, 2024 (the “Great Western management estimates”). The Great Western management estimates, among other estimates, were provided by Great Western management to and used by Piper Sandler at the direction of Great Western management in the financial analyses performed in connection with Piper Sandler’s opinion:
Fiscal Year Ended September 30, ($ in millions, except per share data)	2021E	2022E	2023E	2024E
Total Assets	$12,807	$13,280	$13,672	$14,126
Net Income	$201.3	$189.0	$147.0	$145.1
Diluted Earnings Per Share	$3.63	$3.40	$2.64	$2.60
Dividend Per Share	$0.12	$0.50	$0.84	$0.94
In addition, Great Western management provided to Piper Sandler, and Piper Sandler used in its pro forma transaction analysis of the merger at the direction of Great Western, the following internal earnings per share estimates for Great Western, which were derived from the Great Western management estimates and adjusted to reflect certain strategic initiatives that were assumed not to be pursued in the event of the merger and to align with First Interstate’s fiscal year-end, for the years ending December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024, respectively: $3.71, $3.39, $2.86 and $2.87.
First Interstate Management Estimates for Great Western
The following table presents unaudited prospective information for Great Western prepared by First Interstate management for the years ending December 31, 2021 through December 31, 2023 (the “First Interstate management estimates for Great Western”). The First Interstate management estimates for Great Western, among other estimates, were provided by First Interstate management to and used by KBW and Barclays at the direction of First Interstate management in the financial analyses performed in connection with their respective opinions.
Calendar Year Ended December 31, ($ in millions, except per share data)	2021E	2022E	2023E
Total Assets	$12,900	$13,300	$13,600
Earnings Per Share	$3.74	$2.47	$2.71
In addition, for purposes of extrapolating Great Western’s financial results, First Interstate management provided to KBW and Barclays and approved for KBW’s and Barclays’ use and reliance an assumed annual total asset and EPS growth rate for Great Western of 5.0% beginning in 2024.
Certain Estimated Synergies Attributable to the Merger
The management of First Interstate developed and provided to its board of directors certain prospective financial information relating to the anticipated cost savings to be realized by the surviving corporation beginning in 2022. Such prospective financial information, which we refer to in this “—Certain Estimated Synergies Attributable to the

Merger” section as the “cost synergies,” also was (i) provided to KBW and Barclays and approved by First Interstate for KBW’s and Barclays’ use and reliance, and (ii) provided to Piper Sandler and approved by Great Western for Piper Sandler’s use and reliance, in each case in connection with such financial advisors’ respective financial analyses and opinions as described in this joint proxy statement/prospectus under “—Opinions of First Interstate’s Financial Advisors” and “—Opinion of Great Western’s Financial Advisor.”
The cost synergies consisted of annual estimated cost savings of approximately $27.4 million during 2022 and $55.8 million during 2023, on a pre-tax run-rate basis, and an approximate 3.0% annual growth rate for Great Western expenses in subsequent years.
See the section above entitled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 106 for further information regarding the uncertainties underlying the cost synergies as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 33 and 35, respectively, for further information regarding the uncertainties and factors associated with realizing cost synergies in connection with the merger.
General
The stand-alone prospective financial information for First Interstate and Great Western was prepared separately and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the surviving corporation will achieve if the merger is completed and is not intended to represent forecasted financial information for the surviving corporation if the merger is completed.
By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither First Interstate nor Great Western nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of First Interstate or Great Western compared to the information contained in the prospective financial information. Neither First Interstate, Great Western, nor, after completion of the merger, the surviving corporation, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of First Interstate, Great Western or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of First Interstate or stockholder of Great Western or other person regarding First Interstate’s or Great Western’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered or used by First Interstate and Great Western and their respective boards of directors and financial advisors in connection with the merger.
In light of the foregoing, and considering that the First Interstate and Great Western special meetings will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, First Interstate shareholders and Great Western stockholders are cautioned not to place unwarranted reliance on such information, and are urged to review First Interstate’s and Great Western’s most recent SEC filings for a description of their reported financial results and the financial statements of First Interstate and Great Western incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 161. The prospective financial information summarized in this section is not included in this joint proxy statement/prospectus in order to induce any holder of First Interstate common stock to vote in favor of the First Interstate merger proposal, the First Interstate authorized share count proposal or the First Interstate staggered board proposal or any of the other proposals to be voted on at the First Interstate special meeting or to induce any holder of Great Western common stock to vote in favor of the Great Western merger proposal or any of the other proposals to be voted on at the Great Western special meeting.
Interests of First Interstate’s Directors and Executive Officers in the Merger
In considering the recommendation of the First Interstate board of directors to vote for the First Interstate merger proposal, the First Interstate authorized share count proposal, the First Interstate staggered board proposal and the First Interstate adjournment proposal, holders of First Interstate common stock should be aware that the directors and executive officers of First Interstate may have interests in the merger that are different from, or in addition to, the interests of holders of First Interstate common stock generally. The First Interstate board of directors was aware of these interests and considered them, among other matters, in making its recommendation that First Interstate shareholders vote to approve the First Interstate merger proposal, the First Interstate authorized share count proposal, the First Interstate staggered board proposal and the First Interstate adjournment proposal.
These interests include:
•
Eleven (11) legacy First Interstate directors, one of whom will be the Chief Executive Officer of First Interstate as of immediately prior to the effective time, will continue to serve on the First Interstate board of directors, as further described in the section entitled “—Governance of the Surviving Corporation After the Merger” beginning on page 114.

•
The Scott Family directors are party to the stockholders’ agreement, which will become effective as of the closing of the merger, which provides for, among other things, certain director and board observer designation rights, reimbursement of reasonable and documented out-of-pocket expenses incurred by the Scott Family shareholders in connection the merger agreement up to a maximum of $8.5 million if the merger is consummated in accordance with the terms of the merger agreement and certain registration rights. The stockholders’ agreement is discussed in further detail in “The Transaction Agreements—Description of the Stockholders’ Agreement” beginning on page 136.

•
The stockholders’ agreement also provides that, among other things, as promptly as practicable following the effective time, First Interstate will make a contribution of $21,500,000 to the FIBK Foundation. Mr. Kevin Riley, President and Chief Executive Officer and a member of the First Interstate board of directors, Mr. James Scott, a member of the First Interstate board of directors, and certain members of the First Interstate management serve as directors on the board of directors of the FIBK Foundation. The stockholders’ agreement is discussed in further detail in “The Transaction Agreements—Description of the Stockholders’ Agreement” beginning on page 136.

•
The Scott Family directors are party to the letter agreement, pursuant to which First Interstate will pay the Scott Family shareholders reasonable and documented out-of-pocket expenses incurred by the Scott Family shareholders in connection the merger agreement up to a maximum of $3.5 million in the event the merger agreement is terminated prior to the closing in a circumstance in which First Interstate receives payment of the Great Western termination fee, as discussed in further detail in “The Transaction Agreements—Description of the Letter Agreement” beginning on page 137.

Interests of Great Western’s Directors and Executive Officers in the Merger
Certain of Great Western’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of Great Western common stock generally. The Great Western board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and the merger and in recommending to holders of Great Western common stock that they vote to approve the Great Western merger proposal, the Great Western compensation proposal and the Great Western adjournment proposal. For more information, see the sections entitled “—Background of the Merger” beginning on page 61 and “— Great Western’s Reasons for the Merger; Recommendation of the Great Western Board of Directors” beginning on page 72. Such interests are described in more detail below.
In addition, following completion of the merger, certain of Great Western’s directors and executive officers will serve as directors and/or executive officers of First Interstate, as further described in the section entitled “—Governance of the Surviving Corporation After the Merger” beginning on page 114.

Treatment of Great Western Equity Awards
The Great Western equity awards held by Great Western’s directors and executive officers immediately prior to the effective time will be treated in the same manner as those Great Western equity awards held by other employees generally. Upon completion of the merger, outstanding Great Western equity awards will be treated as follows:
•
Great Western RSUs. Each Great Western RSU that is outstanding immediately prior to the effective time of the merger will, automatically and without any required action on the part of Great Western or any holder thereof, fully vest and be cancelled and converted into the right to receive the merger consideration, as if such Great Western RSU had been settled in shares of Great Western common stock immediately prior to the effective time of the merger.

•
Great Western PSUs. Each Great Western PSU that is outstanding immediately prior to the effective time of the merger will, automatically and without any required action on the part of Great Western or any holder thereof, vest at the greater of the target or actual level of performance, as determined by the Great Western board of directors of a committee thereof prior to the effective time (the “Earned Great Western PSUs”), and be cancelled and converted into the right to receive the merger consideration, as if such Earned Great Western PSUs had been settled in shares of Great Western common stock immediately prior to the effective time of the merger.

For an estimate of the amounts that would be realized by each of Great Western’s executive officers (each of whom is also a named executive officer) at the effective time of the merger in respect of their unvested Great Western equity awards that are outstanding on November 1, 2021, see the section entitled “—Quantification of Payments and Benefits to Great Western’s Named Executive Officers” beginning on page 113. The seven (7) non-employee members of the Great Western board of directors do not hold any unvested Great Western equity awards outstanding on November 1, 2021.
Existing Great Western Employment Agreements
Great Western is party to existing employment agreements with each of its named executive officers that provide for payments following a termination of employment in connection with a change in control. The completion of the merger will constitute a change in control under each employment agreement.
The employment agreements provide that if the executive officer’s employment with Great Western is terminated without cause or for good reason (each, a “qualifying termination”) within two years of a change in control, the executive officer would receive the following severance payments and benefits, in each case subject to execution and non-revocation of a release of claims:
•
Any earned but unpaid annual short term incentive payment for any fiscal year ending before the end of the executive officer’s termination of employment and, to the extent it has not been determined before the end of the executive officer’s employment, determined based on actual performance;

•
A prorated annual short term incentive payment for the fiscal year in which the executive officer’s termination of employment occurs based on the actual performance of Great Western, prorated for the number of days worked by the executive officer during such year;

•
A lump sum cash severance payment equal to the product of (a) two (2) multiplied by (b) the sum of (x) the executive officer’s then-current base salary and (y) the executive officer’s then-current target short term incentive opportunity;

•
A lump sum cash payment equal to the product of (a) twelve (12) (in the case of Messrs. Borrecco and Yose) or twenty-four (24) (in the case of Mr. Chapman and Ms. Knieriem) multiplied by (b) the monthly cost of continued health and medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the executive officer and his or her covered spouse and/or dependents at the level provided to the executive officer immediately prior to termination, with such payment grossed up for applicable taxes; and

•
All outstanding long-term incentive compensation awards will continue to vest on the vesting date(s) specified in the applicable award agreement as if the executive officer has remained employed through such dates, subject to the executive officer’s continued compliance with the restrictive covenants described below.

The employment agreements provide that, if the compensation and benefits payable thereunder would be subject to Section 280G of the Code, such amounts would be reduced to the extent such reduction would place the executive in a better after-tax position. In addition, the merger agreement provides that Great Western may take actions to mitigate the impact of Sections 280G and 4999 of the Code, including accelerating into 2021 the vesting or payment of compensation that would vest or become payable at or prior to the effective time of the merger, paying out unused vacation in 2021 and valuing restrictive covenants. The values ascribed to the compensation and benefits payable to the executive officers in this joint proxy statement/prospectus assume that no reduction will be necessary to mitigate the impact of Sections 280G and 4999 of the Code.
The Great Western employment agreements also contain certain restrictive covenants, including a perpetual nondisclosure covenant and non-disparagement covenant, and covenants concerning non-competition and non-solicitation of customers and employees, each of which apply for one (1) year following a termination of employment for any reason.
For an estimate of the amounts that would be realized by each of Great Western’s named executive officers upon a qualifying termination at the effective time of the merger under their Great Western employment agreements, see the section entitled “The Merger—Interests of Great Western’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Great Western’s Named Executive Officers” beginning on page 113.
2022 Annual Bonuses
Under the merger agreement, Great Western may establish a short term incentive program in respect of fiscal year 2022 in the ordinary course of business consistent with past practice. As of the closing date, First Interstate will make cash payments in respect of such 2022 incentive program, prorated based on the portion of the fiscal year elapsed prior to the effective time of the merger, based on the participant’s target opportunity and actual levels of performance.
Indemnification; Directors’ and Officers’ Insurance
As further described in the section below entitled “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance,” the merger agreement provides that from and after the effective time, the surviving corporation will generally indemnify and hold harmless and will advance expenses as incurred to the Great Western indemnified parties (as defined below and which includes the Great Western directors and executive officers), whether arising before or after the effective time, arising out of the fact that any such person is or was a director or officer of Great Western or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement. The merger agreement generally requires the surviving corporation to maintain in effect for a period of six (6) years after the effective time the current policies of directors’ and officers’ liability insurance maintained by Great Western with respect to claims arising from facts or events which occurred at or before the effective time or certain substitute policies, or to obtain a six (6)-year tail policy under Great Western’s existing directors’ and officers’ insurance policy providing equivalent coverage.
Board of Directors and Management of the Surviving Corporation
The board of directors of the surviving corporation as of the effective time of the merger will have sixteen (16) members, consisting of the chief executive officer of First Interstate as of immediately prior to the effective time of the merger, an additional ten (10) legacy First Interstate directors and five (5) legacy Great Western directors, as described below under the section “—Governance of the Surviving Corporation After the Merger”. Each legacy Great Western director will be eligible and given due consideration for committee service to the same extent as the First Interstate directors and will be appointed to at least two (2) standing committees of the board of directors of the surviving corporation as of closing, and the Chair of Great Western as of immediately prior to the effective time of the merger will be appointed to the Executive Committee of the board of directors of the surviving corporation. The merger agreement also provides that the surviving corporation, the board of directors of the surviving corporation and the Governance and Nominating Committee of the board of directors of the surviving corporation will take all actions necessary to nominate the legacy Great Western directors for reelection to the board of directors of the surviving corporation at the first annual meeting of shareholders of the surviving corporation following the effective time of the merger, and that thereafter (provided such directors continue to meet the director qualification and eligibility criteria of the Governance and Nominating Committee) any legacy Great Western director whose class term expires in fewer than three (3) years from the closing date will be nominated for reelection to the board of directors of the surviving corporation upon the expiration of his or her term, such that each legacy Great Western director serves as a member of the board of directors of the surviving corporation for a minimum of three (3) full years from the closing date. As of the date of this joint proxy statement/prospectus, no decisions have been made with respect to which current Great Western directors will be appointed to the board of directors of the surviving corporation in the merger.
In addition, certain executive officers of Great Western may be offered positions with the surviving corporation or the combined bank following the effective time of the merger, including Great Western’s Chief Executive Officer Mark Borrecco, who is expected to become Chief Banking Officer of the surviving corporation and the combined bank. First Interstate and Mr. Borrecco have engaged in preliminary discussions regarding possible terms of employment in such role, which may include special bonuses, an initial long-term incentive equity award grant and increases in compensation as compared to the terms of Mr. Borrecco’s existing compensation with Great Western.
In addition, pursuant to the bank merger agreement, the Chief Executive Officer of Great Western Bank as of immediately prior to the effective time of the bank merger will be appointed to the board of directors of First Interstate Bank as of the effective time of the bank merger.
Quantification of Payments and Benefits to Great Western’s Named Executive Officers
The table below sets forth the information required by Item 402(t) of the Regulation S-K regarding certain compensation that will or may be paid or become payable to each of Great Western’s “named executive officers” (as identified in accordance with SEC regulations) and that is based on, or otherwise relates to, the merger. The amounts listed below are estimates based on the following assumptions:
•	The effective time of the merger occurs on November 1, 2021;
•	Each named executive officer experiences a qualifying termination event as of the effective time of the merger;
•	The named executive officer’s base salary and target short term incentive opportunity remain unchanged from those in place as of November 1, 2021;
•	Great Western equity awards that are outstanding as of November 1, 2021;
•
The price per share of Great Western common stock at the effective time of the merger is $31.18 (the average closing market price of Great Western common stock over the first five (5) business days following the first public announcement of the merger on September 16, 2021, as required by Item 402(t) of Regulation S-K); and

•	For purposes of the prorated bonus and unvested Great Western PSUs set forth in the table, achievement at the target level of performance.
The calculations in the tables below do not include amounts that Great Western’s named executive officers were already entitled to receive or vested in as of the date of this joint proxy statement/prospectus. The calculations in this table also do not include compensation actions that may occur after the date of this joint proxy statement/prospectus but before the effective time of the merger (including any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, after the date of this joint proxy statement/prospectus but before the effective time of the merger). As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
For purposes of this disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the merger and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the merger and a qualifying termination of employment.

Named Executive Officers	Cash(1)	Equity(2)	Tax Reimbursement(3)	Total
Mark Borrecco	$2,665,226	$2,865,144	$7,948	$5,538,318
Peter Chapman	$1,414,601	$1,530,946	$10,604	$2,956,151
Karlyn Knieriem	$973,879	$487,185	$20,082	$1,481,146
Steve Yose	$1,155,384	$996,293	$6,301	$2,157,978
Ken Karels(4)	$—	$—	$—	$—
Doug Bass(4)	$—	$—	$—	$—
(1)	The cash amounts payable to the named executive officers consist of the following:
(a)
Cash Severance. A lump sum cash severance payment equal to the product of (i) two (2) multiplied by (ii) the sum of the named executive officer’s base salary and target short term incentive opportunity, payable on a “double-trigger” basis;

(b)
COBRA Payment. A lump sum cash payment equal to the product of (i) twelve (12) (in the case of Messrs. Borrecco and Yose) or twenty-four (24) (in the case of Mr. Chapman and Ms. Knieriem) multiplied by (ii) the monthly cost of continued health and medical coverage under COBRA for the executive officer and his or her covered spouse and/or dependents at the level provided to the executive officer immediately prior to termination, payable on a “double-trigger” basis; and

(c)
Prorated Bonus. A prorated annual short term incentive payment for the fiscal year in which the named executive officer’s termination of employment occurs based on the actual performance of Great Western, prorated for the number of days worked by the named executive officer during such year. However, while these amounts are also payable upon a qualifying termination of employment under the Great Western employment agreements, because the merger agreement provides that First Interstate will make prorated short term incentive payments at the effective time of the merger, these amounts are payable on a “single-trigger” basis.

Named Executive Officers	Cash Severance	COBRA Payment	Prorated Bonus
Mark Borrecco	$2,590,000	$24,692	$50,534
Peter Chapman	$1,360,000	$32,943	$21,658
Karlyn Knieriem	$913,500	$48,340	$12,039
Steve Yose	$1,125,000	$14,459	$15,925
(2)
Equity. As described in the section entitled “The Merger Agreement—Treatment of Great Western Equity Awards,” the amounts below represent the value of the unvested Great Western RSUs and Great Western PSUs (including any accrued dividend equivalents thereon) that will vest at the effective time of the merger (i.e., “single-trigger”).

Named Executive Officers	Great Western RSUs	Great Western PSUs
Mark Borrecco	$1,543,621	$1,321,523
Peter Chapman	$970,754	$560,192
Karlyn Knieriem	$223,564	$263,621
Steve Yose	$474,608	$521,685
(3)
Tax Reimbursement. As described above under “—Existing Great Western Employment Agreements,” in the event the named executive officer becomes entitled to the COBRA payment upon a qualifying termination of employment in connection with the merger under his or her Great Western employment agreement, such amount will be grossed up for applicable taxes. All such amounts are payable on a “double-trigger” basis.

(4)
Former Executive Officers. Ken Karels, Great Western’s former President and Chief Executive Officer, retired from this position with Great Western on March 9, 2020 and is not entitled to receive any compensation in connection with, or as a result of, the merger. Doug Bass, Great Western’s former Executive Vice President and Chief Operating Officer, retired from this position with Great Western on December 31, 2020 and is not entitled to receive any compensation in connection with, or as a result of, the merger.

Governance of the Surviving Corporation After the Merger
Articles Amendment
In connection with the merger, First Interstate’s articles of incorporation will be amended to increase the number of authorized shares of First Interstate Class A common stock from one hundred million (100,000,000) shares to one hundred fifty million (150,000,000) shares. Further, First Interstate’s articles of incorporation will be amended to make certain technical changes, which are intended to incorporate provisions that currently exist in First Interstate’s bylaws, relating to the classification of the First Interstate board of directors into three classes, with directors in each class serving staggered three-year terms. A copy of the First Interstate articles amendment is attached to this joint proxy statement/prospectus as Annex B.
The articles of incorporation of First Interstate as in effect immediately prior to the effective time, as amended as described above, will be the articles of incorporation of the surviving corporation, until thereafter amended in accordance with applicable law.

Bylaws
Prior to closing, the First Interstate board of directors will take all actions necessary to cause the bylaws of First Interstate to be amended as set forth in the First Interstate bylaw amendment, and as so amended, effective upon the completion of the merger, the bylaws of First Interstate will be the bylaws of the surviving corporation, until thereafter amended as provided therein or in accordance with applicable law. The First Interstate bylaw amendment provides that, from and after the effective time and until the date of the conversion, neither First Interstate nor the First Interstate board may take any action that would prevent the conversion, and the provision in the bylaw amendment implementing such conversion arrangement may not be amended or repealed by the board of directors of the surviving corporation except by an affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the surviving corporation (including at least one legacy Great Western director).
Board of Directors and Committees of the Board of Directors
The board of directors of the surviving corporation as of the effective time will have sixteen (16) members, consisting of:
•	the Chief Executive Officer of First Interstate immediately prior to the effective time;
•	ten (10) additional members of the First Interstate board as of immediately prior to the effective time; and
•
five (5) members of the Great Western board as of immediately prior to the effective time; provided that any legacy Great Western director must meet any applicable requirements or standards that may be imposed by a regulatory agency for service on the First Interstate board of directors.

Prior to the effective time, the parties will cooperate in good faith (coordinating through their respective Chairs) to mutually agree on the selection of the Great Western directors who will join the board of directors of the surviving corporation, their respective classes and their respective committee appointments, taking into account relevant considerations including skill sets, experience, diversity and inclusion, and the needs of the board of directors of the surviving corporation; provided, that (i) the legacy Great Western directors will be apportioned among the three (3) classes of the board of directors of the surviving corporation as nearly evenly as is possible, (ii) the Chair of the Great Western board of directors as of immediately prior to the effective time will be appointed to the Executive Committee of the board of directors of the surviving corporation effective as of the effective time and (iii) the legacy Great Western directors will be eligible and given due consideration for committee service to the same extent as the legacy First Interstate directors, and each legacy Great Western director will be appointed to at least two (2) standing committees of the board of directors of the surviving corporation effective as of the effective time.
In connection with the merger of Great Western Bank with and into First Interstate Bank, the Chief Executive Officer of Great Western Bank as of immediately prior to the effective time of the bank merger will be appointed to the board of directors of First Interstate Bank.
In addition, pursuant to the merger agreement, the surviving corporation, the board of directors of the surviving corporation and the Governance and Nominating Committee of the board of directors of the surviving corporation will take all actions necessary to nominate the legacy Great Western directors for reelection to the board of directors of the surviving corporation at the first annual meeting of shareholders of the surviving corporation following the effective time, and thereafter (provided such directors continue to meet the director qualification and eligibility criteria of the Governance and Nominating Committee of the board of directors of the surviving corporation) any legacy Great Western director whose class term expires in fewer than three (3) years from the closing date will be nominated for reelection to the board of directors of the surviving corporation upon the expiration of his or her term, so that each legacy Great Western director will serve as a member of the board of directors of the surviving corporation for a minimum of three (3) full years from the closing date.
In addition, pursuant to the merger agreement, First Interstate and Great Western have agreed to cooperate in good faith to develop, and make recommendations for approval by the board of directors of the surviving corporation with respect to, any advisable changes to the corporate governance guidelines and board committee charters of the surviving corporation to comply with applicable law and the listing requirements and corporate governance rules of NASDAQ in anticipation of the surviving corporation no longer qualifying as a “controlled company” under the NASDAQ rules.

Accounting Treatment
First Interstate and Great Western prepare their respective financial statements in accordance with GAAP. Although the parties have structured the business combination as a merger, GAAP requires that one of the combining entities be identified as the acquirer. The merger will be accounted for using the acquisition method of accounting, and First Interstate will be treated as the accounting acquirer. In a business combination effected primarily by transferring cash or stock, the acquirer usually is the entity that transfers the cash or stock. In identifying First Interstate as the acquiring entity for accounting purposes, First Interstate and Great Western took into consideration a number of factors, including the legal acquirer, the entity issuing stock, the surviving entity, the relative voting rights of all equity instruments in the surviving corporation, the intended corporate governance structure of the surviving corporation and the terms of the exchange of equity securities in the merger. No single factor was the sole determinant in the overall conclusion that First Interstate is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion.
Regulatory Approvals
To complete the merger, First Interstate and Great Western need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, First Interstate and Great Western have agreed to cooperate with each other and use reasonable best efforts to obtain as promptly as reasonably practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such governmental entities. These approvals include the approval of the Federal Reserve Board, the MDOB and the SDDB. Under the terms of the merger agreement, neither First Interstate nor Great Western is required to take any action or agree to any condition or restriction in connection with obtaining these approvals that would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to First Interstate and its subsidiaries, taken as a whole).
The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by holders of Great Western common stock in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
First Interstate and Great Western believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the surviving corporation following completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board
The merger and the bank merger are subject to approval by the Federal Reserve Board pursuant to section 3 of the BHC Act and the Bank Merger Act, respectively. The Federal Reserve Board takes into consideration a number of factors when acting on applications under section 3 of the BHC Act. These factors include the financial and managerial resources (including consideration of the competence, experience and integrity of the officers, directors and principal shareholders, as well as the pro forma capital ratios) and future prospects of the combined organization. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

In evaluating an application filed under the Bank Merger Act, the Federal Reserve Board considers the competitive impact of the transaction, the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution, the convenience and needs of the communities to be served, the depository institutions’ effectiveness in combating money-laundering activities, and the risk to the stability of the U.S. banking and financial system.
In considering an application under section 3 of the BHC Act and the Bank Merger Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of First Interstate and Great Western in meeting the credit needs of the entire community, including low- and moderate-income customers and communities, served by their depository institution subsidiaries. In their most recent CRA performance evaluations, First Interstate’s wholly-owned subsidiary, First Interstate Bank, and Great Western’s wholly-owned subsidiary, Great Western Bank, received “Outstanding” and “Satisfactory” ratings, respectively.
In addition, in connection with an interstate bank merger transaction, such as the bank merger, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended (the “Riegle-Neal Act”), including state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the Federal Reserve Board may approve an interstate bank merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the Federal Reserve Board, and the Federal Reserve Board determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.
The filing of the applications to the Federal Reserve Board occurred on October 30, 2021.
Public Notice and Comments
The BHC Act, the Bank Merger Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve. The Federal Reserve Board takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. The Federal Reserve Board is also authorized to hold one or more public hearings or meetings if the Federal Reserve Board determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by the Federal Reserve Board.
MDOB
Prior approval of the bank merger is required from the MDOB. The MDOB requires a thirty-day public comment period on a bank merger application and may consider any comments received and other factors in considering the bank merger. The filing of the application to the MDOB occurred on October 30, 2021.
SDDB
Prior approval of the bank merger is required from the Director of the SDDB. The matters to be addressed in the application to the SDDB and the standards of review are generally the same as the matters to be addressed in the application to the Federal Reserve Board. In connection with the review of the application, the Director provides an opportunity for public comment on the application. The filing of the application to the SDDB occurred on October 30, 2021.
Department of Justice Review and Waiting Periods
In addition to the Federal Reserve Board, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.
Additional Regulatory Approvals and Notices
Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. The bank merger will result in First Interstate’s maintaining branches in the States of Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska and North Dakota for the first time. Notices were submitted to these states on October 30, 2021.
Stock Exchange Listings
First Interstate Class A common stock is listed for trading on the NASDAQ under the symbol “FIBK”. Great Western common stock is listed on the NYSE under the symbol “GWB”. In the merger, the Great Western common stock currently listed on the NYSE will be delisted from such exchange and deregistered under the Exchange Act.
Under the terms of the merger agreement, First Interstate will cause the shares of First Interstate Class A common stock to be issued in the merger to be approved for listing on the NASDAQ, subject to official notice of issuance. The merger agreement provides that neither First Interstate nor Great Western will be required to complete the merger if such shares are not authorized for listing on the NASDAQ, subject to official notice of issuance. Following the merger, shares of First Interstate Class A common stock will continue to be listed on the NASDAQ.
Appraisal or Dissenters’ Rights in the Merger
Under Section 35-14-1302 of the MBCA, appraisal rights are not available to any shareholder of a Montana corporation with respect to shares of any class or series that remain outstanding after consummation of the merger. The shares of First Interstate Class A common stock and First Interstate Class B common stock will remain outstanding after consummation of the merger. Accordingly, holders of First Interstate common stock are not entitled to any appraisal rights in connection with the merger.
Under Section 262 of the DGCL, stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Because Great Western common stock is listed on the NYSE, a national securities exchange, and because Great Western stockholders will receive in the merger only shares of First Interstate Class A common stock, which will be publicly listed on NASDAQ upon the effective time, and cash in lieu of fractional shares, the holders of Great Western common stock will not be entitled to appraisal rights in connection with the merger.

THE TRANSACTION AGREEMENTS
Description of the Merger Agreement
This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about First Interstate or Great Western. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings First Interstate and Great Western make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 161 of this joint proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about First Interstate and Great Western contained in this joint proxy statement/prospectus or in the public reports of First Interstate or Great Western filed with the SEC may supplement, update or modify the factual disclosures about First Interstate and Great Western contained in the merger agreement. The merger agreement contains representations and warranties by First Interstate, on the one hand, and by Great Western, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by First Interstate and Great Western were qualified and subject to important limitations agreed to by First Interstate and Great Western in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that First Interstate and Great Western each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about First Interstate and Great Western at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 161.
Structure of the Merger
Each of First Interstate’s and Great Western’s respective boards of directors has unanimously approved the merger agreement and the completion of the transactions contemplated thereby, including the merger. The merger agreement provides for the merger of Great Western with and into First Interstate, with First Interstate continuing as the surviving corporation. Following the completion of the merger, Great Western Bank will merge with and into First Interstate Bank, with First Interstate Bank as the surviving bank in the bank merger.
Prior to the completion of the merger, First Interstate and Great Western may, by mutual agreement, change the method or structure of effecting the combination of First Interstate and Great Western if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that (unless the merger agreement is so amended in accordance with the terms thereof) no such change may (1) alter or change the exchange ratio or the number of shares of First Interstate Class A common stock received by holders of Great Western common stock in exchange for each share of Great Western common stock, (2) adversely affect the tax treatment of Great Western’s stockholders or First Interstate’s shareholders pursuant to the merger agreement, (3) adversely affect the tax treatment of Great Western or First Interstate pursuant to the merger agreement or (4) materially impede or delay the completion of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration
Each share of Great Western common stock issued and outstanding immediately prior to the effective time, except for shares of Great Western common stock owned by Great Western or First Interstate (in each case other than shares of Great Western common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Great Western or First Interstate in respect of debts previously contracted), will be converted into the right to receive 0.8425 shares of First Interstate Class A common stock.
All of the shares of Great Western common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and will cease to exist as of the effective time and each old certificate (which includes reference to book-entry account statements relating to the ownership of shares of Great Western common stock) previously representing any such shares of Great Western common stock will thereafter represent only the right to receive (i) the number of whole shares of First Interstate Class A common stock which such shares of Great Western common stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Great Western common stock represented by such old certificate have been converted into the right to receive, without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to the terms of the merger agreement, in each case, without any interest thereon.
If, prior to the effective time, the outstanding shares of Great Western common stock or First Interstate Class A common stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give First Interstate and the holders of Great Western common stock the same economic effect as contemplated by the merger agreement prior to such event; provided that this will not permit Great Western or First Interstate to take any action with respect to its securities or otherwise that is prohibited by the terms of the merger agreement.
At the effective time, all shares of Great Western common stock that are owned by Great Western or First Interstate (in each case other than shares of Great Western common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Great Western or First Interstate in respect of debts previously contracted) will be cancelled and will cease to exist and no First Interstate Class A common stock or other consideration will be delivered in exchange therefor.
Fractional Shares
First Interstate will not issue any fractional shares of First Interstate Class A common stock in the merger. Instead, a former holder of Great Western common stock who otherwise would have received a fraction of a share of First Interstate Class A common stock will receive an amount in cash (rounded to the nearest whole cent). This cash amount will be determined by multiplying (i) the average of the closing-sale prices of First Interstate Class A common stock on the NASDAQ as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding the closing date (or, if not reported therein, in another authoritative source mutually agreed upon by First Interstate and Great Western) of the merger (the “First Interstate closing share value”) by (ii) the fraction of a share (after taking into account all shares of Great Western common stock held by such holder immediately prior to the effective time and rounded to the nearest one-thousandth when expressed in decimal form) of First Interstate Class A common stock which such holder would otherwise be entitled to receive.
Governing Documents
At the effective time, the articles of incorporation of First Interstate, as amended by the First Interstate articles amendment, will be the articles of incorporation of the surviving corporation until thereafter amended in accordance with applicable law, and the bylaws of First Interstate, as amended by the First Interstate bylaw amendment, will be the bylaws of the surviving corporation until thereafter amended in accordance with applicable law. For a more detailed description of the governing documents of the surviving corporation, see the section entitled “The Merger—Governance of the Surviving Corporation After the Merger” beginning on page 114.

Treatment of Great Western Equity Awards
Great Western RSUs
At the effective time, each outstanding restricted stock unit in respect of shares of Great Western common stock will, by virtue of the merger, fully vest and be cancelled and converted automatically into the right to receive the merger consideration, as if such Great Western RSU had been settled in shares of Great Western common stock immediately prior to the effective time.
Great Western PSUs
At the effective time, each performance stock unit in respect of shares of Great Western common stock will, by virtue of the merger, vest at the greater of the target and actual levels of performance, as determined by the Great Western board of directors or a committee thereof prior to the effective time, and be cancelled and converted automatically into the right to receive the merger consideration, as if such Great Western PSU had been settled in shares of Great Western common stock immediately prior to the effective time.
Closing and Effective Time of the Merger
Subject to the terms and conditions of the merger agreement, the closing of the merger will take place by electronic exchange of documents at 10:00 a.m., New York City time, on a date no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions precedent set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date, time or place is agreed to in writing by Great Western and First Interstate.
On or (if agreed by Great Western and First Interstate) prior to the closing date, First Interstate and Great Western, respectively, will cause to be filed articles of merger with the Secretary of State of the State of Montana and a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective at such time as specified in the articles of merger and the certificate of merger in accordance with the relevant provisions of the MBCA and the DGCL, or at such other time as provided by applicable law.
Conversion of Shares; Exchange of Great Western Stock Certificates
Letter of Transmittal
As promptly as practicable after the effective time, but in no event later than five (5) days thereafter, the surviving corporation will cause the exchange agent to mail to each holder of record of one or more old certificates representing shares of Great Western common stock immediately prior to the effective time that have been converted at the effective time into the right to receive First Interstate Class A common stock a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the old certificates will pass, only upon proper delivery of the old certificates to the exchange agent) and instructions for use in effecting the surrender of the old certificates in exchange for the number of whole shares of First Interstate Class A common stock and any cash in lieu of fractional shares, which the shares of Great Western common stock represented by such old certificate or old certificates will have been converted into the right to receive pursuant to the merger agreement as well as any dividends or distributions to be paid pursuant to the terms of the merger agreement. In the event any old certificate for Great Western common stock has been lost, stolen or destroyed, the exchange agent will issue the shares of First Interstate Class A common stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to the merger agreement upon receipt of (1) an affidavit of that fact by the person claiming such old certificate to be lost, stolen or destroyed and (2) if required by the surviving corporation or the exchange agent, the posting by such person of a bond in such amount as the surviving corporation or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.
After the effective time, there will be no transfers on the stock transfer books of Great Western of the shares of Great Western common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, old certificates representing such shares are presented for transfer to the exchange agent, they will be cancelled and exchanged for shares of First Interstate Class A common stock and any cash in lieu of fractional shares, as provided in the merger agreement.
None of First Interstate, Great Western, the surviving corporation, the exchange agent or any other person is or will be liable under the terms of the merger agreement to any former holder of shares of Great Western common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of Great Western common stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
Withholding
The surviving corporation will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares of First Interstate Class A common stock, cash dividends or distributions payable or any other amounts otherwise payable under the merger agreement to any holder of Great Western common stock or Great Western equity awards, such amounts as it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. To the extent any such amounts are so deducted or withheld by the surviving corporation or the exchange agent, as the case may be, and paid over to the appropriate governmental entity, the withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of Great Western common stock or Great Western equity awards in respect of which the deduction and withholding was made by the surviving corporation or the exchange agent, as the case may be.
Dividends and Distributions
No dividends or other distributions declared with respect to First Interstate Class A common stock will be paid to the holder of any unsurrendered old certificate until the holder thereof surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which had previously become payable with respect to the whole shares of First Interstate Class A common stock that the shares of Great Western common stock represented by such old certificate have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains representations and warranties made by each of First Interstate and Great Western relating to a number of matters, including the following:
•	corporate matters, including due organization, qualification and subsidiaries;
•	capitalization;
•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;
•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger;
•	reports to regulatory agencies;
•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;
•	broker’s fees payable in connection with the merger;
•	the absence of certain changes or events;
•	legal proceedings;
•	tax matters;
•	employees and employee benefit matters;
•	SEC reports;
•	compliance with applicable laws;
•	certain material contracts;
•	absence of agreements with regulatory agencies;

•	risk management arrangements;
•	environmental matters;
•	investment securities and commodities;
•	real property;
•	intellectual property;
•	trust and wealth management customer relationships (in the case of First Interstate);
•	related party transactions;
•	inapplicability of takeover statutes;
•	absence of action, fact or circumstance that could reasonably be expected to prevent or impede the merger from qualifying as a reorganization under Section 368(a) of the Code;
•	the receipt of an opinion of each party’s financial advisor;
•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;
•	loan portfolio matters;
•	insurance matters (in the case of Great Western);
•	investment advisory and broker-dealer matters; and
•	insurance subsidiaries.
Certain representations and warranties of First Interstate and Great Western are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either First Interstate, Great Western or the surviving corporation, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (2) the ability of such party to timely consummate the transactions contemplated by the merger agreement.
However, with respect to clause (1), a material adverse effect will not be deemed to include the impact of:
•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;
•
changes, after the date of the merger agreement, in laws, rules or regulations (including the pandemic measures) of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•
changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries (including any such changes arising out of the pandemic or any pandemic measures);

•
changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the pandemic);

•
public disclosure or consummation of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement (it being understood that the exception set forth in this bullet will not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of the merger agreement or the consummation of the merger); or

•
a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof;

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate. For the purpose of the merger agreement, the word “pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; and the word “pandemic measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the pandemic.
The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of Businesses by Great Western Prior to the Completion of the Merger
Great Western has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either First Interstate or Great Western to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis. Subject to the provisions described in the following paragraph, Great Western and its subsidiaries may take any commercially reasonable actions that Great Western reasonably determines are necessary or prudent to take in response to the pandemic or the pandemic measures, provided that Great Western will provide prior notice to and consult with First Interstate in good faith to the extent such actions would otherwise require consent of First Interstate.
Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Great Western may not, and Great Western may not permit any of its subsidiaries to, without the prior written consent of First Interstate (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
•
incur any indebtedness for borrowed money in excess of $25,000,000, (A) other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and in the ordinary course of business consistent with past practice, (ii) deposits in the ordinary course of business consistent with past practice and (iii) indebtedness of Great Western or any of its wholly-owned subsidiaries to Great Western or any of its wholly-owned subsidiaries, and (B) provided that (i) such indebtedness is on customary and reasonable market terms, (ii) such indebtedness is prepayable or redeemable at any time (subject to customary notice requirements) without premium or penalty, (iii) none of the execution, delivery or performance of the merger agreement or the completion of the transactions contemplated thereby will result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under, or any loss of a material benefit of Great Western or any of its subsidiaries under, or result in the creation of any lien upon any of the assets of Great Western or any of its subsidiaries under such indebtedness, or would reasonably be expected to require the preparation or delivery of separate financial statements of Great Western, the surviving corporation or their respective subsidiaries and (iv) such indebtedness is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities;

•	assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
•	adjust, split, combine or reclassify any capital stock;

•
make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Great Western securities or Great Western subsidiary securities, except, in each case, and subject to certain exceptions and qualifications, (A) regular quarterly cash dividends, (B) dividends paid by any of the subsidiaries of Great Western or any of their wholly-owned subsidiaries, (C) regular distributions on outstanding trust preferred securities in accordance with their terms or (D) the acceptance of shares of Great Western common stock as payment for the exercise price of stock options or warrants for withholding taxes incurred in connection with the exercise of stock options or warrants or the vesting or settlement of equity-based awards, in each case, outstanding as of the date of the merger agreement or granted after the date of the merger agreement to the extent expressly permitted by the merger agreement;

•
grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any Great Western securities under the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan, the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan, the Great Western Bancorp, Inc. Executive Incentive Compensation Plan or otherwise;

•
issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Great Western securities or Great Western subsidiary securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Great Western securities or Great Western subsidiary securities, except pursuant to the exercise of stock options or the settlement of equity-based awards outstanding as of the date of the merger agreement or granted after the date of the merger agreement to the extent expressly contemplated by the merger agreement;

•
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the merger agreement;

•
except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person other than a wholly-owned subsidiary of Great Western;

•
in each case except for transactions in the ordinary course of business consistent with past practice, terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Great Western, or enter into certain material contracts;

•
except as required by the terms (in effect as of the date of the merger agreement) of any Great Western benefit plans existing as of the date of the merger agreement or by applicable law, and subject to certain exceptions and qualifications, (i) enter into, adopt, amend or terminate any employment agreement, offer letter, retention agreement, change in control or transaction bonus agreement, severance agreement or similar arrangement, in each case with respect to any executive officer or any employee reporting directly to an executive officer (a “key employee”), (ii) enter into, adopt, materially amend or terminate any other employee benefit plan or any collective bargaining agreement, (iii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than in the ordinary course of business consistent with past practice, (iv) pay or award, or accelerate the vesting of, any non-equity bonuses or incentive compensation, other than in the ordinary course of business consistent with past practice, (v) grant or accelerate the vesting of any equity-based compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment of any key employee, other than for cause, or (viii) hire any individual who would be a key employee;
•
settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to Great Western, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the surviving corporation;

•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its certificate of incorporation, its bylaws or comparable governing documents of its subsidiaries;
•
other than in prior consultation with First Interstate, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP or applicable law, regulation or policies imposed by any governmental entity;
•
enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing or other material banking or operating policies and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

•
other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its investment securities portfolio, hedging practices and policies or its policies with respect to the classification or reporting of such portfolios, in each case except as required by law or requested by a regulatory agency;

•
make or acquire any loan (except for any loan for which a commitment to make or acquire was entered into prior to the date of the merger agreement) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan, or amend or modify in any material respect any existing loan, in each case that involves or results in a total credit exposure to any borrower and its affiliates of $30,000,000 or greater;

•	make, or commit to make, any capital expenditures in excess of certain budgeted amounts, subject to certain exceptions;
•
make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.
Conduct of Businesses by First Interstate Prior to the Completion of the Merger
First Interstate has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either First Interstate or Great Western to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis. First Interstate and its subsidiaries may take any commercially reasonable actions that First Interstate reasonably determines are necessary or prudent to take in response to the pandemic or the pandemic measures, provided that First Interstate will provide prior notice to and consult with Great Western in good faith to the extent such actions would otherwise require consent of Great Western.
Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, First Interstate may not, and First Interstate may not permit any of its subsidiaries to, without the prior written consent of Great Western (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
•	adjust, split, combine or reclassify any shares of First Interstate common stock;
•
make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, repurchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any First Interstate securities or First Interstate subsidiary securities, except, in each case, and subject to certain exceptions and qualifications, (A) regular quarterly cash dividends, (B) dividends paid by any of the subsidiaries of First Interstate or any of their wholly-owned subsidiaries, (C) regular distributions on outstanding trust preferred securities in accordance with their terms or (D) the acceptance of shares of First Interstate common stock as payment for the exercise price of stock options or warrants or for withholding taxes incurred in connection with the exercise of stock options or warrants or the vesting or settlement of equity-based awards, in each case, outstanding as of the date of the merger agreement or granted after the date of the merger agreement to the extent expressly permitted by the merger agreement;

•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend the First Interstate articles of incorporation or bylaws (other than pursuant to the First Interstate articles amendment and the First Interstate bylaws amendment);
•
(A) terminate, amend or waive any provision of the stockholders’ agreement, or (B) enter into, terminate, amend, or waive any provision of any other contract or agreement with any shareholder party to the support agreement (other than (1) customary arrangements entered into in a person’s capacity as a director of First Interstate on terms substantially similar to those entered into with other independent directors of First Interstate and (2) contracts or arrangements for financial products or services, including loan agreements, account agreements and other indebtedness agreements, entered into in the ordinary course of business); or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.
Regulatory Matters
First Interstate and Great Western have agreed to cooperate with each other and use their respective reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, within forty-five (45) days of the date of the merger agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such governmental entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) days after the date of the merger agreement, each of First Interstate and Great Western has agreed to, and to cause their respective subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the requisite regulatory approvals. Each of First Interstate and Great Western has agreed to use, and to cause their applicable subsidiaries to use, reasonable best efforts to obtain each such requisite regulatory approval as promptly as reasonably practicable. Each of First Interstate and Great Western has agreed to use its reasonable best efforts to resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated by the merger agreement. However, in no event will First Interstate or Great Western or any of their respective subsidiaries be required to, and in no event will First Interstate or Great Western or any of their respective subsidiaries be permitted (without the written consent of the other party) to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, orders, approvals, waivers, non-objections and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to First Interstate and its subsidiaries, taken as a whole) (a “materially burdensome regulatory condition”). First Interstate and Great Western have also agreed to furnish each other with information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, the bank merger and the other transactions contemplated by the merger agreement, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.
Employee Matters
The merger agreement provides that, from the effective time until the one-year anniversary thereof, First Interstate will provide, or cause to be provided, to each individual who is employed by Great Western or any of its subsidiaries as of immediately prior to the effective time and who continues to be actively employed by First Interstate or any affiliate thereof during such period (each a “continuing employee”), with (i) a base salary or base wage rate that is no less than the base salary or base wage rate in effect for such continuing employee as of immediately prior to the effective time, (ii) short-term incentive compensation opportunities, long-term incentive compensation opportunities and other compensation and employee benefits (in each case of clause (i) and (ii), excluding defined benefit pension, retiree medical, change in control and severance benefits) that, in each case, are no less favorable than those provided to similarly situated employees of First Interstate and its subsidiaries, and (iii) to any continuing employee who experiences an involuntary termination of employment without cause (or other severance-qualifying termination) during such period, severance benefits pursuant to First Interstate’s severance policy, which shall apply to continuing employees in a manner no less favorable than as applicable to similarly situated employees of First Interstate and its subsidiaries. Nothing in such covenant by First Interstate is intended to limit First Interstate or any of its subsidiaries from taking or continuing to take reasonable actions in response to the COVID-19 related stresses on First Interstate after the closing date, including reductions in force, furloughs, temporary layoffs, or reduced hours, pay or benefits, provided that no such actions shall disproportionately adversely affect the continuing employees when compared to similarly situated First Interstate employees.
In addition, with respect to any First Interstate employee benefit plan in which any continuing employees first become eligible to participate on or after the closing date, First Interstate will (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such employee benefit plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Great Western employee benefit plan immediately prior to the effective time, (ii) provide each such continuing employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the closing date (or, if later, prior to the time such employee commenced participation in such employee benefit plan) to the same extent that such credit was given under the analogous Great Western employee benefit plan in satisfying any applicable deductible or out-of-pocket requirements under any such First Interstate employee benefit plans, and (iii) recognize all service of such employees with Great Western and its respective subsidiaries, for all purposes to the same extent that such service was taken into account under the analogous Great Western employee benefit plan prior to the closing date. Notwithstanding the foregoing, First Interstate’s obligation to provide service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services, for purposes of benefit accrual under any First Interstate defined benefit pension plan, retiree welfare benefits, frozen employee benefit plan, or plan that provides grandfathered benefits.
In addition, if directed by First Interstate in writing at least ten business days prior to the effective time, Great Western will terminate any Great Western employee benefit plan intended to qualify under Section 401(a) of the Code effective as of, and contingent upon, the effective time. In connection with the termination of such plan, First Interstate will take any and all actions as may be required to permit each affected Great Western employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such affected employee from such plan to an

“eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of First Interstate or any of its subsidiaries (a “qualified plan”). In addition, in connection with such termination, affected employees will be eligible immediately upon the effective time to commence participation in a First Interstate qualified plan.
Finally, Great Western and First Interstate have agreed to cooperate in good faith in structuring any payments or benefits that may be made in connection with the transactions contemplated by the merger agreement, or in preparing any reasonable compensation analysis, to mitigate any negative tax consequences to Great Western, First Interstate or the applicable service provider that may arise due to any such payments or benefits being subject to Sections 280G and 4999 of the Code.
Director and Officer Indemnification and Insurance
The merger agreement provides that from and after the effective time, the surviving corporation will indemnify and hold harmless and will advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by Great Western pursuant to the Great Western certificate of incorporation, the Great Western bylaws, the governing or organizational documents of any subsidiary of Great Western and certain indemnification agreements in existence as of the date of the merger agreement, each present and former director or officer of Great Western and its subsidiaries (in each case, when acting in such capacity) (collectively, the “Great Western indemnified parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director or officer of Great Western or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement; provided, that in the case of advancement of expenses, any Great Western indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Great Western indemnified party is not entitled to indemnification.
The merger agreement requires the surviving corporation to maintain in effect for a period of six (6) years after the effective time the current policies of directors’ and officers’ liability insurance maintained by Great Western (provided that the surviving corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the effective time. However, the surviving corporation is not obligated to expend, on an annual basis, more than 300% of the current annual premium paid as of the date of the merger agreement by Great Western for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then the surviving corporation will cause to be maintained policies of insurance which, in the surviving corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, First Interstate or Great Western, in consultation with, but only upon the consent of, First Interstate may (and at the request of First Interstate, Great Western will use its reasonable best efforts to) obtain at or prior to the effective time a six (6)-year “tail” policy under Great Western’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.
Dividends
First Interstate and Great Western have agreed to coordinate with each other the declaration of any dividends in respect of First Interstate common stock and Great Western common stock and the record dates and payment dates relating thereto, it being the intention of the parties to the merger agreement that holders of Great Western common stock will not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Great Western common stock and any shares of First Interstate Class A common stock any such holder receives in exchange therefor in the merger.
Conversion of First Interstate Class B Common Stock
First Interstate and Great Western have agreed that, prior to the first annual meeting of shareholders of the surviving corporation following the effective time, the board of directors of the surviving corporation will, in accordance with the articles of incorporation of the surviving corporation and applicable law, adopt any resolutions and take any actions that are necessary or appropriate to determine that the number of shares of First Interstate Class B common stock outstanding as of the record date for such annual meeting constitutes less than twenty percent (20%) of the aggregate number of shares of First Interstate common stock then outstanding on such record date, such that each share of First Interstate Class B common stock as of such record date will be automatically converted as of such record date into one (1) fully paid and non-assessable share of First Interstate Class A common stock pursuant to the articles of incorporation of the surviving corporation. From the date of the merger agreement until the date of the conversion, First Interstate and the board of directors of the First Interstate will not take any action (including repurchasing First Interstate Class A common stock or issuing additional shares of First Interstate Class B common stock) that would prevent the conversion in accordance with the preceding sentence.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of First Interstate Class A common stock to be issued in the merger, confidentiality, access to information of the other company, advice of changes, exemption from takeover laws, shareholder litigation relating to the transactions contemplated by the merger agreement, the treatment of Great Western indebtedness, public announcements with respect to the transactions contemplated by the merger agreement and cooperation with respect to receipt of the federal tax opinions that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Surviving Corporation Governance Matters
Under the merger agreement, First Interstate and Great Western have agreed to certain provisions relating to the governance of the surviving corporation, including composition of the board of directors of the surviving corporation. For a more detailed description of the governance matters relating to the surviving corporation, see the section entitled “The Merger—Governance of the Surviving Corporation After the Merger” beginning on page 114.
Stockholder and Shareholder Meetings and Recommendation of the First Interstate and Great Western Boards of Directors
Each of First Interstate and Great Western has agreed to call, give notice of, establish a record date for, convene and hold a meeting of its shareholders and stockholders, respectively, for the purpose of obtaining (i) in the case of First Interstate, the required vote of its shareholders to adopt and approve the merger agreement and the First Interstate articles amendment (the “requisite First Interstate vote”) and (ii) in the case of Great Western, the required vote of its stockholders to adopt and approve the merger agreement (the “requisite Great Western vote”), and if mutually agreed, voting upon other related matters, and to use reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date.
Each of First Interstate and Great Western and their respective boards of directors is required to use its reasonable best efforts to obtain from the shareholders of First Interstate and the stockholders of Great Western, as applicable, the requisite First Interstate vote and the requisite Great Western vote, as applicable, including by communicating to the shareholders of First Interstate and the stockholders of Great Western, as applicable, its recommendation (and including such recommendation in this joint proxy statement/prospectus) that, in the case of First Interstate, the shareholders of First Interstate adopt and approve the merger agreement and the transactions contemplated thereby (including the issuance of shares of First Interstate Class A common stock pursuant to the merger agreement) and adopt and approve the First Interstate articles amendment (the “First Interstate board recommendation”), and in the case of Great Western, the stockholders of Great Western adopt and approve the merger agreement and the transactions contemplated thereby (the “Great Western board recommendation”). Subject to specified exceptions, each of First Interstate and Great Western has agreed that each of First Interstate and Great Western and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the First Interstate board recommendation, in the case of First Interstate, or the Great Western board recommendation, in the case of Great Western, (ii) fail to make the First Interstate board recommendation, in the case of First Interstate, or the Great Western board recommendation, in the case of Great Western, in this joint proxy statement/prospectus, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in “—Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the First Interstate board recommendation, in the case of First Interstate, or the Great Western board recommendation, in the case of Great Western, in each case within ten

(10) business days (or such fewer number of days as remains prior to the First Interstate special meeting or the Great Western special meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “recommendation change”).
However, subject to certain termination rights in favor of the other party as described in “—Termination of the Merger Agreement” below, if the board of directors of First Interstate or Great Western, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the First Interstate board recommendation or the Great Western board recommendation, as applicable, such board of directors may, in the case of First Interstate, prior to the receipt of the requisite First Interstate vote, and in the case of Great Western, prior to the receipt of the requisite Great Western vote, effect a recommendation change, including by submitting the merger agreement to its shareholders or stockholders, respectively, without recommendation (although the resolutions approving the merger agreement as of the date thereof may not be rescinded or amended), in which event such board of directors may communicate the basis for such recommendation change to its shareholders or stockholders, as applicable, in this joint proxy statement/prospectus or an appropriate amendment or supplement hereto to the extent required by law, provided that such board of directors may not take any actions under this provision unless (1) it gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions and the identity of the third party in any such acquisition proposal, or any amendment or modification thereof, or a description in reasonable detail of such other event or circumstances) and (2) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the First Interstate board recommendation or Great Western board recommendation, as the case may be. Any material amendment to any acquisition proposal will be deemed a new acquisition proposal for the purposes of the merger agreement and will require a new notice period.
Notwithstanding any recommendation change by the board of directors of First Interstate or Great Western, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders or stockholders, as applicable, and to submit the merger agreement to a vote of such shareholders or stockholders, as applicable.
Agreement Not to Solicit Other Offers
Each of First Interstate and Great Western has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with, any person relating to any acquisition proposal or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or non-binding) (other than a confidentiality agreement entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal. For purposes of the merger agreement, an “acquisition proposal” means, with respect to First Interstate or Great Western, as applicable, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite First Interstate vote, in the case of First Interstate, or the requisite Great Western vote, in the case of Great Western, a party receives an unsolicited bona fide written acquisition proposal that did not result from or arise in connection with a breach of such party’s obligations relating to non-solicitation of acquisition proposals, it may, and may permit its subsidiaries and its and its subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if the First Interstate board of directors or Great Western board of directors, as applicable, concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to the merger agreement, such party enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between First Interstate and Great Western, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.
Each of First Interstate and Great Western has also agreed to, and to cause its representatives to, immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Great Western or First Interstate, with respect to any acquisition proposal. In addition, each party has agreed to (1) promptly (within twenty-four (24) hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), will provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or acquisition proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal and (2) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.
Nothing contained in the merger agreement will prevent a party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an acquisition proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under the merger agreement.
Conditions to Completion of the Merger
First Interstate’s and Great Western’s respective obligations to complete the merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:
•
approval of the merger agreement and the First Interstate articles amendment by the shareholders of First Interstate by the requisite First Interstate vote and approval of the merger agreement by the stockholders of Great Western by the requisite Great Western vote;

•	the authorization for listing on the NASDAQ, subject to official notice of issuance, of the shares of First Interstate Class A common stock that will be issued pursuant to the merger agreement;
•
the receipt of specified governmental consents and approvals, including from the Federal Reserve Board, the MDOB, and the SDDB, and termination or expiration of all applicable waiting periods in respect thereof, in each case without the imposition of any materially burdensome regulatory condition;

•
the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

•
no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect);

•
the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect); and

•
receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither First Interstate nor Great Western can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the receipt of the requisite First Interstate vote or the requisite Great Western vote (except as indicated below), in the following circumstances:
•	by mutual written consent of First Interstate and Great Western;
•
by either First Interstate or Great Western if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•
by either First Interstate or Great Western if the merger has not been completed on or before the termination date (September 15, 2022), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•
by either First Interstate or Great Western (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Great Western, in the case of a termination by First Interstate, or First Interstate, in the case of a termination by Great Western, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the other party, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•
by Great Western, prior to the receipt of the requisite First Interstate vote, if (i) First Interstate or the First Interstate board of directors has made a recommendation change or (ii) First Interstate or the First Interstate board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the First Interstate board recommendation;

•
by First Interstate, prior to the receipt of the requisite Great Western vote, if (i) Great Western or the Great Western board of directors has made a recommendation change or (ii) Great Western or the Great Western board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the Great Western board recommendation; or

•
by either First Interstate or Great Western, if (i) the requisite First Interstate vote has not been obtained upon a vote thereon taken at the First Interstate special meeting (including any adjournment or postponement thereof) or (ii) the requisite Great Western vote has not been obtained upon a vote thereon taken at the Great Western special meeting (including any adjournment or postponement thereof).

Neither First Interstate nor Great Western is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of First Interstate Class A common stock or Great Western common stock.
Effect of Termination
If the merger agreement is terminated by either First Interstate or Great Western, as provided under “—Termination of the Merger Agreement” above, the merger agreement will become void and have no effect, and none of First Interstate, Great Western, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever thereunder, or in connection with the transactions contemplated thereby, except that (1) neither First Interstate nor Great Western will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, public announcements and the effect of termination, including the termination fees described below.
Termination Fees
Great Western will pay First Interstate a termination fee equal to $70 million by wire transfer of same-day funds (the “Great Western termination fee”) if the merger agreement is terminated in the following circumstances:
•
In the event that (i) the merger agreement is terminated by First Interstate pursuant to the sixth bullet set forth under “—Termination of the Merger Agreement” above or (ii) the merger agreement is terminated by First Interstate or Great Western pursuant to the seventh bullet set forth under “—Termination of the Merger Agreement” above as a result of the requisite Great Western vote not having been obtained upon a vote taken thereon at the Great Western special meeting (including any adjournment or postponement thereof), at a time when First Interstate could have terminated the merger agreement pursuant to the sixth bullet set forth under “—Termination of the Merger Agreement” above. In each such case, the termination fee must be paid to First Interstate within two (2) business days of the date of termination.

•
In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Great Western board of directors or Great Western’s senior management or has been made directly to Great Western stockholders, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the Great Western special meeting) an acquisition proposal, in each case, with respect to Great Western, and (i) (A) thereafter the merger agreement is terminated by either First Interstate or Great Western pursuant to the third bullet set forth under “—Termination of the Merger Agreement” above without the requisite Great Western vote having been obtained (and all other conditions to Great Western’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination), (B) thereafter the merger agreement is terminated by First Interstate pursuant to the fourth bullet set forth under “—Termination of the Merger Agreement” above as a result of a willful breach of the merger agreement by Great Western or (C) thereafter the merger agreement is terminated by either Great Western or First Interstate pursuant to the seventh bullet set forth under “—Termination of the Merger Agreement” above as a result of the requisite Great Western vote not having been obtained upon a vote taken thereon at the Great Western special meeting (including any adjournment or postponement thereof), and (ii) prior to the date that is twelve (12) months after the date of such termination, Great Western enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%)”. In such case, the termination fee must be paid to First Interstate on the earlier of the date Great Western enters into such definitive agreement and the date of consummation of such transaction.

First Interstate will pay Great Western a termination fee equal to $105 million by wire transfer of same-day funds if the merger agreement is terminated in the following circumstances:

•
In the event that (i) the merger agreement is terminated by Great Western pursuant to the fifth bullet set forth under “—Termination of the Merger Agreement” above or (ii) the merger agreement is terminated by First Interstate or Great Western pursuant to the seventh bullet set forth under “—Termination of the Merger Agreement” above as a result of the requisite First Interstate vote not having been obtained upon a vote taken thereon at the First Interstate special meeting (including any adjournment or postponement thereof), at a time when Great Western could have terminated the merger agreement pursuant to the fifth bullet set forth under “—Termination of the Merger Agreement” above. In each such case, the termination fee must be paid to Great Western within two (2) business days of the date of termination.

•
In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the First Interstate board of directors or First Interstate’s senior management or has been made directly to First Interstate shareholders, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the First Interstate special meeting) an acquisition proposal, in each case, with respect to First Interstate, and (i) (A) thereafter the merger agreement is terminated by either First Interstate or Great Western pursuant to the third bullet set forth under “—Termination of the Merger Agreement” above without the requisite First Interstate vote having been obtained (and all other conditions to First Interstate’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination), (B) thereafter the merger agreement is terminated by Great Western pursuant to the fourth bullet set forth under “—Termination of the Merger Agreement” above as a result of a willful breach of the merger agreement by First Interstate or (C) thereafter the merger agreement is terminated by either Great Western or First Interstate pursuant to the seventh bullet set forth under “—Termination of the Merger Agreement” above as a result of the requisite First Interstate vote not having been obtained upon a vote taken thereon at the First Interstate special meeting (including any adjournment or postponement thereof) and (ii) prior to the date that is twelve (12) months after the date of such termination, First Interstate enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%)”. In such case, the termination fee must be paid to Great Western on the earlier of the date First Interstate enters into such definitive agreement and the date of consummation of such transaction.

Expenses and Fees
Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to governmental entities in connection with the merger and the other transactions contemplated by the merger agreement will be borne equally by First Interstate and Great Western.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite First Interstate vote or the requisite Great Western vote, except that after the receipt of the requisite First Interstate vote or the requisite Great Western vote, there may not be, without further approval of the shareholders of First Interstate or stockholders of Great Western, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.
At any time prior to the completion of the merger, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement; provided that after the receipt of the requisite First Interstate vote or the requisite Great Western vote, there may not be, without further approval of the shareholders of First Interstate or stockholders of Great Western, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the First Interstate board of directors will be subject to the laws of the State of Montana).
Specific Performance
First Interstate and Great Western will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof (including the parties’ obligation to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity. Both First Interstate and Great Western waive any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
Description of the Support Agreement
This section of the joint proxy statement/prospectus describes certain material terms of the support agreement entered into among certain shareholders of First Interstate. The following summary is qualified in its entirety by reference to the complete text of the support agreement, which is attached as Annex F to, and incorporated by reference into, this joint proxy statement/prospectus. We urge you to read the support agreement in its entirety.
Concurrently with the execution and delivery of the merger agreement, the Scott Family shareholders entered into the support agreement pursuant to which, among other things, each Scott Family shareholder has agreed, subject to the terms of the support agreement, to (i) vote the shares of First Interstate common stock owned by it in favor of the approval and adoption of the merger agreement and the First Interstate articles amendment, and against any competing transaction and (ii) not transfer its shares of First Interstate common stock prior to the First Interstate special meeting, with certain limited exceptions. The support agreement will terminate upon termination of the merger agreement or in the following circumstances, (a) if the First Interstate board of directors effects a recommendation change under the merger agreement and a majority of the independent directors of First Interstate approve such recommendation change or (b) in the event of an amendment, modification or waiver of the merger agreement that either (x) changes the amount of the merger consideration or (y) changes certain corporate governance provisions of the merger agreement or the First Interstate articles amendment or the First Interstate bylaws amendment, in each case of this clause (y) in a manner that is material and adverse to the Scott Family shareholders. Each of First Interstate and Great Western is an express third party beneficiary of the support agreement and has the right to directly enforce the obligations of the parties thereto. As of [ ], 2021, the record date for the First Interstate special meeting, the Scott family shareholders collectively owned [ ]% of the voting power represented by issued and outstanding shares of First Interstate common stock.
Description of the Stockholders’ Agreement
This section of the joint proxy statement/prospectus describes certain material terms of the stockholders’ agreement entered into by the Scott Family shareholders. The following summary is qualified in its entirety by reference to the complete text of the stockholders’ agreement, which is attached as Annex G to, and incorporated by reference into, this joint proxy statement/prospectus. We urge you to read the stockholders’ agreement in its entirety.
Concurrently with the execution and delivery of the merger agreement, the Scott Family shareholders entered into the stockholders’ agreement with First Interstate, which will become effective as of the closing of the merger.
Designations to the First Interstate Board of Directors and Related Matters
Under the stockholders’ agreement, for so long as the Stockholders hold greater than or equal to 15% of the shares of First Interstate common stock, the Scott Family shareholders will have the right to designate three directors to the First Interstate board of directors. If the Stockholders hold greater than or equal to 10% (but less than 15%) of the shares of First Interstate common stock, the Scott Family shareholders will have the right to designate two directors to the First Interstate board of directors. If the Stockholders hold greater than or equal to 5% (but less than 10%) of the shares of First Interstate common stock, the Scott Family shareholders will have the right to designate one director to the First Interstate board of directors. The Scott Family shareholders will not have the right to designate any directors once the Stockholders hold less than 5% of the shares of First Interstate common stock. For so long as the Scott Family shareholders are entitled to designate at least one director, the Scott Family shareholders will also be entitled to certain rights to designate observers on the First Interstate board of directors and to designate directors on the Board of Directors of the FIBK Foundation. In addition, as promptly as practicable following the effective time, First Interstate will make a contribution of $21,500,000 to the FIBK Foundation.
Transaction Expenses Reimbursement
Under the stockholders’ agreement, if the merger is consummated in accordance with the terms of the merger agreement, then First Interstate will pay to the Scott Family shareholders all reasonable and documented out-of-pocket expenses incurred by the Scott Family shareholders in connection therewith, up to a maximum of $8.5 million.
Registration Rights
The stockholders’ agreement also provides the Stockholders (i) up to two “demand” registrations in the aggregate in any 12-month period in the case of a marketed underwritten offering, (ii) up to four underwritten block trades in the aggregate in any 12-month period and (iii) customary “piggyback” registration rights. The stockholders’ agreement also provides that First Interstate will indemnify the Stockholders against certain liabilities that may arise under the Securities Act.
Voting
As a condition to First Interstate’s obligation to nominate the Scott Family shareholders’ director nominees at any applicable meeting of shareholders at which directors will be elected from and after the closing date, for so long as a Scott Family director designee is serving on the First Interstate board, each of the Stockholders who then holds shares of First Interstate common stock will be required to have executed and delivered to First Interstate a voting agreement, in the form attached to the stockholders’ agreement, which will provide that, with respect to any vote or consent in respect of the election of any candidate nominated by the First Interstate board of directors for election or appointment as a director (other than to the extent relating to the election or appointment of a Scott Family shareholder director nominee), such Stockholder generally will be required to (a) cause its shares of First Interstate common stock to be counted as present for purposes of calculating a quorum and (b) vote at its election either (i) in accordance with the recommendation of the First Interstate board of directors or (ii) in the same proportions as the votes cast by the other shareholders of First Interstate.
Description of the Letter Agreement
This section of the joint proxy statement/prospectus describes certain material terms of the Letter Agreement. The following summary is qualified in its entirety by reference to the complete text of the Letter Agreement, which is attached as Annex H to, and incorporated by reference into, this joint proxy statement/prospectus. We urge you to read the Letter Agreement in its entirety.
Concurrently with the execution and delivery of the merger agreement, the Scott Family shareholders entered into a letter agreement with First Interstate. Under the Letter Agreement, First Interstate agrees that, in the event the merger agreement is terminated prior to the closing in a circumstance in which First Interstate receives payment of the Great Western termination fee, First Interstate will pay to the Scott Family shareholders all reasonable and documented out-of-pocket expenses incurred by the Scott Family shareholders in connection therewith, up to a maximum of $3.5 million.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
This section describes the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Great Western common stock that exchange their shares of Great Western common stock for shares of First Interstate Class A common stock in the merger. The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax.
The following discussion applies only to U.S. holders who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors therein, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold Great Western common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, retirement plans, individual retirement accounts, or other tax-deferred accounts, holders who acquired Great Western common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who actually or constructively own more than 5% of Great Western common stock or who hold shares of both First Interstate and Great Western).
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Great Western common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income tax, regardless of its source.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Great Western common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Great Western common stock, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the merger to their specific circumstances.
Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of First Interstate or Great Western. You should consult your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes, if any, in those laws.
Tax Consequences of the Merger Generally
It is a condition to the closing of the merger that First Interstate receive an opinion from Davis Polk & Wardwell LLP (or, if Davis Polk & Wardwell LLP is unwilling or unable to issue the opinion, an opinion of Wachtell, Lipton, Rosen & Katz) and Great Western receive an opinion from Wachtell, Lipton, Rosen & Katz (or, if Wachtell, Lipton, Rosen & Katz is unwilling or unable to issue the opinion, an opinion of Davis Polk & Wardwell LLP), dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by First Interstate and Great Western to be delivered at the closing of the merger, and on certain customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service (the “IRS”) or any court. First Interstate and Great Western have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
Accordingly, and on the basis that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging your Great Western common stock for First Interstate Class A common stock, you generally will not recognize gain or loss, except with respect to any cash received instead of a fractional share of First Interstate Class A common stock (as discussed below). The aggregate tax basis in the First Interstate Class A common stock that you receive in the merger (including any fractional shares deemed received and sold for cash as described below) will equal your aggregate adjusted tax basis in the Great Western common stock you surrender in the merger. Your holding period for the First Interstate Class A common stock that you receive in the merger (including any fractional share deemed received and sold for cash as described below) will include your holding period of the Great Western common stock that you surrender in the merger. If you acquired different blocks of Great Western common stock at different times or at different prices, the First Interstate Class A common stock you receive will be allocated pro rata to each block of Great Western common stock, and the tax basis and holding period of each block of First Interstate Class A common stock you receive will be determined on a block-for-block basis depending on the tax basis and holding period of the blocks of Great Western common stock exchanged for such block of First Interstate Class A common stock.
Cash Instead of Fractional Shares
If you receive cash instead of a fractional share of First Interstate Class A common stock, you will be treated as having received such fractional share of First Interstate Class A common stock pursuant to the merger and then as having sold such fractional share of First Interstate Class A common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to your fractional share of First Interstate Class A common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of Great Western common stock surrendered therefor) exceeds one year. The ability of individuals to deduct capital losses is subject to limitations.
Information Reporting and Backup Withholding
If you are a non-corporate Great Western stockholder, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you (1) furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that you are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.
This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. Great Western stockholders are urged to consult their own tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF FIRST INTERSTATE CAPITAL STOCK
As a result of the merger, Great Western stockholders will receive shares of First Interstate Class A common stock in the merger and will become First Interstate shareholders. The following description summarizes the terms of First Interstate’s capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Montana law and First Interstate’s articles of incorporation and bylaws, each as amended in connection with the merger. The First Interstate articles of incorporation and the First Interstate bylaws currently in effect are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part.
First Interstate’s authorized capital stock consists of one hundred million (100,000,000) shares of Class A common stock, no par value per share, one hundred million (100,000,000) shares of Class B common stock, no par value per share, and one hundred thousand (100,000) shares of preferred stock, no par value per share. If the First Interstate authorized share count proposal is approved, the authorized capital stock of First Interstate will consist of one hundred fifty million (150,000,000) shares of Class A common stock, no par value per share, one hundred million (100,000,000) shares of Class B common stock, no par value per share, and one hundred thousand (100,000) shares of preferred stock, no par value per share. As of [ ], there were [ ] shares of First Interstate Class A common stock issued and outstanding, [ ] shares of First Interstate Class B common stock issued and outstanding and no shares of First Interstate preferred stock issued and outstanding. All outstanding shares of First Interstate capital stock are fully paid and non-assessable.
First Interstate Common Stock
Voting Rights. Except (i) as otherwise required by law, (ii) if the holders of First Interstate Class A common stock and First Interstate Class B common stock would receive different economic benefits, or (iii) if certain changes to the First Interstate articles of incorporation are proposed, the holders of First Interstate Class A common stock and First Interstate Class B common stock will at all times vote together as one class on all matters, including the election of directors, submitted to a vote or for the consent of the First Interstate shareholders. Holders of First Interstate Class A common stock are entitled to one vote per share and holders of First Interstate Class B common stock are entitled to five votes per share on any matter that is submitted to a vote or for the consent of the shareholders.
First Interstate shareholders do not have cumulative voting rights with respect to the election of directors.
With respect to any matter other than a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Montana law or First Interstate’s articles of incorporation, when a quorum is present at any meeting, action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.
Dividend Rights. Holders of First Interstate Class A common stock and First Interstate Class B common stock are entitled to share equally, on a per share basis, dividends and other distributions of cash, property or shares of stock of First Interstate when, as and if declared by the First Interstate board of directors out of funds legally available therefor; provided, however, that in the event that such divided is paid in the form of shares of First Interstate common stock or rights to acquire First Interstate common stock, holders of First Interstate Class A common stock will receive First Interstate Class A common stock or rights to acquire First Interstate Class A common stock, as the case may be, and the holders of First Interstate Class B common stock will receive First Interstate Class B common stock or rights to acquire First Interstate Class B common stock, as the case may be.
Liquidation Rights. Subject to the preferences available to any series of preferred stock, if any, outstanding at any time, in the event of First Interstate’s liquidation, the holders of First Interstate Class A common stock and the holders of First Interstate Class B common stock will be entitled to share equally, on a per share basis, in any assets remaining after payment of all debts and other liabilities.
Subdivision, Combination, Reorganization and Combination. If First Interstate in any manner subdivides or combines the outstanding shares of one class of common stock, the outstanding shares of the other class of common stock will be subdivided or combined in the same proportion and manner. If the outstanding shares of one class of common stock are changed into the same or a different number of shares of any other class of stock or other securities or property, the outstanding shares of the other class of common stock will be changed in the same proportion and manner.
Conversion Rights. The First Interstate Class A common stock is not convertible into any other shares of First Interstate capital stock. Each share of First Interstate Class B common stock is convertible into one (1) fully paid and nonassessable share of First Interstate Class A common stock at the option of the holder thereof at any time upon written notice to the transfer agent of First Interstate. Subject to certain exceptions set forth in the First Interstate articles of incorporation, each share of First Interstate Class B common stock will automatically convert into one (1) fully paid nonassessable share of First Interstate Class A common stock upon a transfer (as defined in the First Interstate articles of incorporation) of such share, other than a transfer:
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by a holder of First Interstate Class B common stock to (a) any lineal descendant of such holder (“descendant”), (b) any spouse by marriage through solemnization or declaration (excluding a spouse by common law marriage) of such holder or a descendant (a “spouse”), (c) any stepchild of such holder or a descendant whose parent, at the applicable time of transfer, is the spouse of such holder or such descendant, (d) any estate, trust, account (including an individual retirement account), plan, conservatorship, custodianship or other fiduciary arrangement for the sole benefit of such holder and/or any one or more individuals described in (a), (b) or (c) above, (e) any “charitable remainder trust” within the meaning of Section 644 of the Code provided the “noncharitable beneficiary” is one or more individuals or fiduciary arrangements described in (a), (b), (c) or (d) above, and (f) any corporation, general partnership, limited partnership, limited liability partnership, limited liability company or other entity in which, at the applicable time of transfer, each class of stock, partnership interest, membership interest or other ownership interest, as the case may be, is owned solely by such holder and/or any one or more individuals or fiduciary arrangements described in (a), (b), (c) or (d) above;

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by a holder of First Interstate Class B common stock that is an estate, trust, account (including an individual retirement account), plan, conservatorship, custodianship or other fiduciary arrangement to any person or entity that, as of March 5, 2010, was a beneficiary of such estate, trust, account (including an individual retirement account), plan, conservatorship, custodianship or other fiduciary arrangement in accordance with any agreement, terms or provisions applicable thereto or binding thereon as of March 5, 2010;

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by a holder of First Interstate Class B common stock that is a corporation, general partnership, limited partnership, limited liability partnership, limited liability company or other entity to any person or entity that, as of March 5, 2010, was a shareholder, partner, member or other beneficial owner of such corporation, general partnership, limited partnership, limited liability partnership, limited liability company or other entity in accordance with any agreement, terms or provisions applicable thereto or binding thereon as of March 5, 2010;

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by a holder of First Interstate Class B common stock who is an eligible family shareholder to any other eligible family shareholder. “Eligible family shareholder” refers to (a) any lineal descendant (including any descendant by legal adoption prior to age 18) of Homer A. Scott (a “Scott Family descendant”), (b) any spouse by marriage through solemnization or declaration (excluding a spouse by common law marriage) of a Scott Family descendant (a “Scott Family spouse”), (c) any stepchild of a Scott Family descendant whose parent, at the applicable time of transfer, is a Scott Family spouse of such Scott Family descendant, (d) any estate, trust, account (including an individual retirement account), plan, conservatorship, custodianship or other fiduciary arrangement for the sole benefit of any one or more individuals described in (a), (b) or (c) above or (e) any “charitable remainder trust” within the meaning of Section 664 of the Internal Revenue Code of 1986, as amended; provided the “noncharitable beneficiary” is one or more individuals or fiduciary arrangements described in (a), (b), (c) or (d) above and (f) any corporation, general partnership, limited partnership, limited liability partnership, limited liability company or other entity in which, at the applicable time of transfer, each class of stock, partnership interest, membership interest or other ownership interest, as the case may be, is owned solely by one or more individuals or fiduciary arrangements described in (a), (b), (c) or (d) above.

If, on the record date for any shareholders’ meeting of First Interstate, the number of shares of First Interstate Class B common stock then outstanding constitutes less than 20% of the aggregate number of shares of First Interstate common stock then outstanding, as determined by the First Interstate board of directors, each share of First Interstate Class B common stock then issued and outstanding will thereupon be automatically converted as of such record date into one (1) fully paid and non-assessable share of First Interstate Class A common stock and will have one (1) vote per share at such meeting.
First Interstate expects that, based on the current number of shares of First Interstate Class A common stock issued and outstanding, the current number of shares of First Interstate Class B common stock issued and outstanding, and the number of shares of First Interstate Class A common stock that First Interstate will issue in the merger pursuant to the merger agreement, the number of shares of First Interstate Class B common stock outstanding as of the effective time will constitute less than twenty percent (20%) of the aggregate number of shares of First Interstate common stock then outstanding, such that, pursuant to First Interstate’s articles of incorporation, each share of First Interstate Class B common stock as of the record date of the first meeting of shareholders of First Interstate following the effective time will be automatically converted as of such record date into one (1) fully paid and non-assessable share of First Interstate Class A common stock. Pursuant to the merger agreement, First Interstate and Great Western have agreed that, from the date of the merger agreement until the date of the conversion, First Interstate and the board of directors of the First Interstate will not take any action (including repurchasing First Interstate Class A common stock or issuing additional shares of First Interstate Class B common stock) that would prevent the conversion in accordance with the preceding sentence.
Other. First Interstate Class A common stock and First Interstate Class B common stock have no preemptive rights.
First Interstate Preferred Stock
The First Interstate board of directors is authorized, without approval of the holders of First Interstate Class A common stock or First Interstate Class B common stock, to provide for the issuance of preferred stock from time-to-time in one or more series in such number and with such designations, preferences, powers, and other special rights as may be stated in the resolution or resolutions providing for such preferred stock. The First Interstate board may cause First Interstate to issue preferred stock with voting, conversion, and other rights that could be senior or in preference to the rights of the holders of First Interstate Class A common stock and First Interstate Class B common stock.
Anti-Takeover Provisions
First Interstate’s articles of incorporation provide that First Interstate may not (i) issue, in a transaction or series of related transactions, voting securities representing more than two percent (2%) of the total voting power of First Interstate to any person or persons acting as a group as contemplated in Rule 13d-5(b) of the Exchange Act (or any successor provision) (a “group”) such that, following such transaction or related transactions, such person or group would hold more than fifty percent (50%) of the total voting power of First Interstate, or (ii) consummate a change in control transaction without first obtaining the affirmative vote, at a duly called annual or special meeting of the shareholders of First Interstate, of the holders of the greater of: (A) a majority of the voting power of the issued and outstanding shares of capital stock of First Interstate then entitled to vote thereon, voting together as a single class, and (B) sixty-six and two-thirds percent (66.67%) of the voting power of the shares of capital stock present in person or represented by proxy at the shareholder meeting and entitled to vote thereon, voting together as a single class; provided, however, that unless all holders of First Interstate Class A common stock and First Interstate Class B common stock will receive, on a per share basis, the same type and same amount of consideration as a result of a change in control transaction, First Interstate may not consummate such transaction without first obtaining the affirmative vote, at a duly called annual or special meeting of the shareholders of First Interstate, of the holders of at least seventy percent (70%) of the voting power of the issued and outstanding shares of First Interstate Class A common stock then entitled to vote thereon, voting as a separate class. The First Interstate articles of incorporation further provide that, if a change in control transaction will occur and, during the twelve (12) month period prior to such change in control transaction, any other person, corporation or entity (or any affiliate thereof or a group in which such person, corporation, entity or affiliate is a member) acquired any shares of First Interstate Class B common stock at any time during such twelve (12) month period (whether or not such First Interstate Class B common stock converted to First Interstate Class A common stock as a result of such acquisition), First Interstate may not consummate such transaction with such person, corporation, entity, affiliate or group without first obtaining the affirmative vote, at a duly called annual or special meeting of the shareholders of First Interstate, of the holders of at least seventy percent (70%) of the voting power of the issued and outstanding shares of First Interstate Class A common stock then entitled to vote thereon, voting as a separate class, unless (i) the holders of First Interstate Class A common stock and First Interstate Class B common stock, if any, at the time of such merger, consolidation or share exchange, will receive, on a per share basis, the same type and same amount of consideration in such change in control transaction, and (ii) the consideration referred to in clause (i) is of the same type and at least equal to the highest amount paid, on a per share basis, by such corporation, entity, affiliate or group to acquire any such shares of First Interstate Class B common stock.

Limitation of Liability and Indemnification of Officers and Directors
First Interstate’s articles of incorporation provide that, to the fullest extent permitted by the MBCA, its directors are not personally liable to First Interstate or its shareholders for monetary damages for breach of fiduciary duty as a director. If the MBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of First Interstate will be eliminated to the fullest extent permitted by the MBCA, as so amended. Section 35-14-202(2)(d) of the MBCA currently provides that a corporation may include in its articles of incorporation a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for: (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 35-14-832 of the MBCA; or (iv) an intentional violation of criminal law.
First Interstate’s articles of incorporation provide that First Interstate will indemnify, to the fullest extent permitted by Montana law, any officer or director made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, or she is or was a director, officer, employee or agent at the request of First Interstate or any predecessor to First Interstate or serves or served at any other enterprise as a director, officer, employee or agent at the request of First Interstate or any predecessor to First Interstate. Under the MBCA, a corporation may indemnify its directors and officers. In general, Section 35-14-202(2)(e) of the MBCA provides that a corporation may include in its articles of incorporation a provision permitting or making obligatory indemnification of a director for liability as defined in Section 35-14-850 of the MBCA to any person for any action taken or any failure to take any action as a director, except liability for: (i) receipt of a financial benefit to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 35-14-832 of the MBCA; or (iv) an intentional violation of criminal law. In addition, the MBCA generally provides that a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the individual was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding. Pursuant to the MBCA, in general, a corporation may also indemnify a director or officer if it is determined that the director or officer engaged in good faith and meets certain standards of conduct. If the individual is an officer but not a director, the corporation may indemnify to any further extent provided by the articles of incorporation or the bylaws or by a resolution adopted or a contract approved by the board of directors or shareholders, except for certain liabilities set forth in the MBCA. In general, the MBCA provides that a corporation may advance funds to a director or officer for or reimburse expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual is a director or officer if the director or officer delivers to the corporation a signed, written undertaking of the director or officer to repay any funds advanced in certain circumstances specified in the MBCA. The MBCA also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advancement of expenses and the court may order indemnification or advancement of expenses under certain circumstances.
First Interstate’s bylaws further provide that First Interstate will indemnify, to the fullest extent permitted by the MBCA, any person who was or is a party to any threatened, pending or completed proceeding (other than an action by, or in the right of, First Interstate), by reason of the fact that such person is or was a director or officer of First Interstate or any predecessor of First Interstate, or is or was serving at the request of First Interstate as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of First Interstate and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
First Interstate’s bylaws further provide that First Interstate will indemnify, to the fullest extent permitted by the MBCA, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed proceeding by or in the right of First Interstate to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of First Interstate or any predecessor of First Interstate, or is or was serving at the request of First Interstate or any predecessor to First Interstate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of First Interstate, with certain exceptions specified in First Interstate’s bylaws.

Any indemnification under the provisions of First Interstate’s bylaws described above, unless made pursuant to a determination by a court, will be made by First Interstate only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in First Interstate’s bylaws. First Interstate’s bylaws provide that the indemnification and advancement of expenses provided by or granted pursuant to the bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under First Interstate’s articles of incorporation, any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, it being the policy of First Interstate that indemnification of the persons specified in the indemnification and advancement of expense provisions of First Interstate’s bylaws will be made to the fullest extent permitted by law.
Transfer Agent and Registrar
The transfer agent and registrar for First Interstate Class A common stock is American Stock Transfer & Trust Co, LLC.
Listing
First Interstate Class A common stock is listed on the NASDAQ under the symbol “FIBK”.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, holders of Great Western common stock will receive shares of First Interstate Class A common stock in the merger and they will cease to be shareholders of Great Western. First Interstate is organized under the laws of the State of Montana and Great Western is organized under the laws of the State of Delaware. The following is a summary of the material differences between (1) the current rights of holders of Great Western stockholders under Delaware law and the Great Western certificate of incorporation and Great Western bylaws and (2) the current rights of holders of First Interstate Class A common stock under Montana law and the First Interstate articles of incorporation and First Interstate bylaws.
First Interstate and Great Western believe that this summary describes the material differences between the rights of holders of First Interstate Class A common stock as of the date of this joint proxy statement/prospectus and the rights of holders of Great Western common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. The summary is qualified in its entirety by reference to First Interstate’s and Great Western’s governing documents, which we urge you to read carefully and in their entirety. Copies of First Interstate’s and Great Western’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 161.
	First Interstate	Great Western
Authorized and Outstanding Capital Stock:
First Interstate’s articles of incorporation currently authorize First Interstate to issue up to (i) one hundred million (100,000,000) shares of Class A common stock, no par value per share, (ii) one hundred million (100,000,000) shares of Class B common stock, no par value per share, and (iii) one hundred thousand (100,000) shares of preferred stock, no par value per share (the “First Interstate preferred stock”). If the First Interstate authorized share count proposal is approved, the authorized capital stock of First Interstate will consist of (i) one hundred fifty million (150,000,000) shares of Class A common stock, no par value per share, (ii) one hundred million (100,000,000) shares of First Interstate Class B common stock, no par value per share, and (iii) one hundred thousand (100,000) shares of preferred stock, no par value per share. As of the record date for the First Interstate special meeting, there were [ ] shares of First Interstate Class A common stock outstanding, [ ] shares of First Interstate Class B common stock outstanding, and no shares of First Interstate preferred stock outstanding.

Great Western’s certificate of incorporation currently authorizes Great Western to issue up to five hundred sixty five million (565,000,000) shares, divided into three (3) classes consisting of: (i) five hundred million (500,000,000) shares of common stock, par value $0.01 per share, (ii) fifty million (50,000,000) shares of non-voting common stock, par value $0.01 per share (the “Great Western non-voting common stock”); and (iii) fifteen million (15,000,0000) shares of preferred stock, par value $0.01 per share (the “Great Western preferred stock”).

As of the record date for the Great Western special meeting, there were [ ] shares of Great Western common stock outstanding, and no shares of Great Western non-voting common stock or Great Western preferred stock outstanding.

Preferred Stock:
Upon authorization from the First Interstate board of directors, First Interstate has the authority to issue up to one hundred thousand (100,000) shares of preferred stock, no par value per share, without prior shareholder approval.
The Great Western board of directors has the authority to issue up to fifteen million (15,000,000) shares of preferred stock, par value $0.01 per share.

	First Interstate	Great Western

First Interstate’s articles of incorporation authorize the First Interstate board of directors, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in series, and to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof.

Great Western’s certificate of incorporation authorizes the Great Western board of directors to provide for the issuance of shares of preferred stock from time to time, in one or more series, and to fix and determine the relative rights, voting powers, preferences, limitations and designations thereof.

Voting Rights:
Holders of First Interstate Class A common stock are entitled to one (1) vote for each share on all matters with respect to which the holders of First Interstate common stock are entitled to vote. Holders of First Interstate Class B common stock are entitled to five (5) votes for each share on all matters with respect to which the holders of First Interstate common stock are entitled to vote.

First Interstate shareholders do not have the right to cumulate their votes with respect to the election of directors.

Each holder of Great Western common stock is entitled to one vote for each share held of record. Holders of Great Western non-voting common stock are not entitled to vote on any matter except (1) as otherwise required by law and (2) that the affirmative vote of a majority of the outstanding shares of Great Western non-voting common stock, voting as a separate class, is required to amend, alter or repeal any provision of the Great Western certificate of incorporation that adversely affects the privileges, preferences or rights of Great Western non-voting common stock under the Great Western certificate of incorporation in a manner that is materially adverse from the effect of such amendment, alteration or repeal on Great Western non-voting common stock.

Qualification of Directors:
First Interstate’s bylaws provide that directors need not be residents of Montana or First Interstate shareholders but may not stand for re-election after reaching seventy-two (72) years of age, unless, on a case by case basis, the director having reached the age of 72 is recommended, due to special circumstances then existing, to the First Interstate board of directors by the Governance and Nominating Committee of the First Interstate board of directors and his or her candidacy is approved by the First Interstate board of directors.

First Interstate currently qualifies as a “controlled company” under the NASDAQ rules. As a “controlled company,” First Interstate is eligible for

Great Western’s bylaws provide that directors must be natural persons, but need not, except as otherwise determined by the Great Western board of directors or Great Western, be Great Western stockholders.

Great Western is not a “controlled company” under the NYSE rules.

	First Interstate	Great Western

and has elected to take advantage of exemptions from the NASDAQ corporate governance requirements such that First Interstate is not required to, and does not currently, have a Compensation and Human Capital Committee and Governance and Nominating Committee composed entirely of independent directors. In connection with the conversion, First Interstate will cease to qualify as a “controlled company” under the NASDAQ rules. Pursuant to the merger agreement, First Interstate and Great Western have agreed to cooperate in good faith to develop, and make recommendations for approval by the board of directors of the surviving corporation with respect to, any advisable changes to the corporate governance guidelines and board committee charters of the surviving corporation to comply with applicable law and the listing requirements and corporate governance rules of NASDAQ in anticipation of the surviving corporation no longer qualifying as a “controlled company” under the NASDAQ rules.

Size of Board of Directors:
First Interstate’s bylaws provide that the number of members of the First Interstate board of directors must be at least five (5) and not more than eighteen (18) and that the First Interstate board of directors may increase or decrease the size of the First Interstate board of directors within that range.

There are currently twelve (12) directors serving on the First Interstate board of directors.

Pursuant to the merger agreement, the surviving corporation’s board will consist of sixteen (16) directors, of which (i) one (1) will be the CEO of First Interstate as of immediately prior to the effective time, (ii) ten (10) will be additional members of the First Interstate board of directors as of immediately prior to the effective time, and (iii) five (5) will be members of the Great Western board of directors as of immediately prior to the effective time.

Great Western’s bylaws provide that the Great Western board of directors must consist of three or more members, with the number of directors being designated from time to time by the Great Western board of directors.

There are currently eight (8) members of the Great Western board of directors.

	First Interstate	Great Western
Election and Classes of Directors:
First Interstate’s bylaws provide and, if the First Interstate staggered board proposal is approved, First Interstate’s articles of incorporation will provide that the directors are divided into three classes, each serving staggered three-year terms. Each director holds office until such director’s successor has been duly elected and qualified following the expiration of such director’s term or until a director’s earlier death, resignation or removal. In the case of increases or decreases in the number of members of the First Interstate board of directors, each class bears its reduction or increase proportionately.

Great Western’s certificate of incorporation provides that the directors are divided into three classes, each serving staggered three-year terms, so that one-third of the directors is elected at each annual meeting of stockholders. Each director holds office until such director’s successor has been duly elected and qualified following the expiration of such director’s term or until a director’s earlier death, resignation or removal.

Vacancies on the Board of Directors:
First Interstate’s articles of incorporation and bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, vacancies on the First Interstate board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director. Any director elected to fill a vacancy will hold office until the next annual meeting of shareholders and until such director’s successor has been elected and qualified, or until such director’s earlier death, resignation or removal.

Great Western’s bylaws provide that any vacancy occurring on the Great Western board of directors may be filled by a majority vote of the directors then in office, whether or not a quorum is present. Any director elected or appointed to fill a vacancy will hold office until the next election of the class of directors of the director which such director replaced and until and his or her successor is elected and qualified, unless such director resigns or is removed prior to such time.

Removal of Directors:
First Interstate’s articles of incorporation and bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, any director or the entire First Interstate board of directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the corporation then entitled to vote in the election of directors.

Great Western’s bylaws provide that any director or the entire Great Western board of directors may be removed, with cause, by the holders of a majority of the shares entitled to vote at an election of the directors.

Amendments to Organizational Documents:
Under the MBCA, an amendment to a corporation’s articles of incorporation requires the adoption by the corporation’s board of directors and approval by the corporation’s shareholders by a majority of the votes entitled to be cast on the

Under the DGCL, an amendment to a Delaware corporation’s certificate of incorporation requires a board resolution stating the advisability of the amendment and generally requires approval by a majority of the holders of outstanding

First Interstate	Great Western

amendment, unless the corporation’s articles of incorporation specifies a greater or lesser vote.

First Interstate’s articles of incorporation provide that (1) an amendment to increase or decrease the number of authorized shares of any class or classes of stock requires the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of First Interstate common stock, voting together as a single class and (2) if there are any shares of First Interstate Class B common stock issued and outstanding, then the affirmative vote of the holders of at least seventy percent (70%) of the voting power of the shares of First Interstate Class A common stock then entitled to vote, voting as a separate class, is required to amend, alter or repeal, or for First Interstate to take any action, whether by amendment, merger or otherwise, that would have the effect of amending, altering or repealing, certain articles of First Interstate’s articles of incorporation related to: (a) the issuance of First Interstate common stock, and certain powers, preferences and rights and qualifications, limitations or restrictions thereof, (b) change in control transactions (as defined in First Interstate’s articles of incorporation), (c) Class B acquisition transactions (as defined in First Interstate’s articles of incorporation)and (d) the aforementioned voting requirements to amend, alter or repeal certain provisions of the First Interstate’s articles of incorporation.

First Interstate’s articles of incorporation and bylaws provide that a majority of the First Interstate board of directors has the power to adopt, alter, amend or repeal First Interstate’s bylaws. First Interstate’s articles of incorporation and bylaws also provide that the First Interstate shareholders may adopt, alter, amend, or repeal First Interstate’s bylaws by a majority of the voting power of the shareholders entitled to vote.

capital stock of each class entitled to vote thereon. Amendments to Great Western’s certificate of incorporation may be effected in the manner prescribed by the DGCL, except that the amendment of Articles VI, VIII, IX and XII requires the affirmative vote of the holders of at least 75% of the voting power of all of the then-outstanding shares of the capital stock of Great Western entitled to vote generally in the election of directors, voting together as a single class.

Great Western’s certificate of incorporation and bylaws authorize the Great Western board of directors to amend or repeal the bylaws or adopt new bylaws by vote of a majority of the board of directors, except that the affirmative vote of 75% of the directors present at a meeting at which a quorum is present is required to amend, modify or repeal Section 2.1 of Great Western’s bylaws. Great Western’s certificate of incorporation also provides that Great Western’s stockholders may adopt new bylaws or alter, amend, or repeal Great Western’s bylaws by the affirmative vote of holders of not less than seventy-five percent (75%) of the votes of all outstanding shares of capital stock of Great Western entitled to vote generally in the election of directors, considered as a single class.

	First Interstate	Great Western
Shareholder Action by Written Consent:
First Interstate’s articles of incorporation and bylaws provide that any action required or permitted to be taken by the shareholders of the corporation must be effected at a duly called annual or special meeting of shareholders of the corporation and may not be effected by any consent in writing by such shareholders, unless provided by applicable law.

Great Western’s certificate of incorporation and bylaws provide that any action required or permitted to be taken by the stockholders of Great Western must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Special Meetings of Shareholders:
First Interstate’s articles of incorporation and bylaws provide that special meetings of the shareholders may be called at any time, for any purpose or purposes, only by (i) the First Interstate board of directors, (ii) the chair of the First Interstate board of directors, (iii) the chief executive officer (or, in the absence of the chief executive officer, the president) of First Interstate, or (iv) a holder or group of holders of more than ten percent (10%) of the total voting power of the outstanding shares of capital stock of First Interstate then entitled to vote.

Great Western’s bylaws provide that special meetings of Great Western stockholders may be called at any time only by the chairperson of the Great Western board of directors, the chief executive officer of Great Western, or the Great Western board of directors.

Record Date:
Under First Interstate’s bylaws, the First Interstate board of directors may fix a record date that is not more than seventy (70) days nor less than ten (10) days before the date of the meeting for purposes of determining the shareholders entitled to notice of a shareholders’ meeting and to vote or take any other action thereat.

Under Great Western’s bylaws the Great Western board of directors may fix a record date that is not more than sixty (60) days nor less than ten (10) days before the meeting for purposes of determining stockholders entitled to vote at a meeting.

Quorum:
Under the MBCA, shares of First Interstate common stock representing a majority of the votes entitled to be cast on a matter must be present or represented by proxy to constitute a quorum for action on such matter.

First Interstate’s bylaws provide that if such quorum is not present or represented at any meeting of the shareholders, then the chair of the meeting, or the shareholders representing a majority of the voting power of the capital stock at the meeting, present in person or represented by proxy, will have power to adjourn the meeting from time to time until a quorum is present or represented.

Except as otherwise provided by law or the Great Western certificate of incorporation, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at a stockholders meeting, present in person or represented by proxy, constitutes a quorum.

In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, either (a) the holders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time until a quorum of such class is so present or represented or (b) the chairperson of the meeting may, on his or her own motion

	First Interstate	Great Western

At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. The shareholders present at a duly called meeting at which quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

and without the approval of the stockholders who are present in person or represented by proxy and entitled to vote at such meeting, adjourn the meeting from time to time until a quorum of such class is so present and represented, without notice other than announcement at the meeting.

Notice of Shareholder Actions/Meetings:
First Interstate’s bylaws provide that notice of each shareholders’ meeting must be sent or otherwise given to the First Interstate shareholders not less than ten (10) and not more than sixty (60) days before the meeting date and that such notice must set forth the place, if any, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

In accordance with the DGCL, Great Western’s bylaws provide that a written notice of the time, date, and place of all stockholder meetings must be given to each stockholder entitled to vote at the meeting not less than ten (10) days nor more than sixty (60) days prior to the meeting.

Advance Notice Requirements for Shareholder Nominations and Other Proposals:
Under First Interstate’s bylaws, to be properly brought before an annual meeting of shareholders, or any special meeting of shareholders called for the purpose of electing directors, nominations for the election of director must be (a) specified in the notice of meeting (or any supplement thereto), or (b) made by or at the direction of the First Interstate board of directors (or any duly authorized committee thereof).

First Interstate’s bylaws specify that, in addition to any other applicable requirements, a shareholder must have given timely notice in proper form of such shareholder’s intent to bring such business before any meeting. To be timely, such shareholder’s notice must be delivered to or mailed and received by the Secretary of First Interstate at the principal executive offices of First Interstate not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding annual meeting; provided however, in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within thirty (30) days

Great Western’s bylaws provide that notice of director nominations by Great Western stockholders or other business properly brought before an annual meeting must be delivered to Great Western’s corporate secretary at Great Western’s principal executive office not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (an annual meeting date outside such period being referred to as an “other meeting date”), the stockholder notice must be given by the later of the close of business on (i) the date 90 days prior to such other meeting date or (ii) the tenth day following the date such other meeting date is first publicly announced or disclosed.

A stockholder’s notice must also comply with procedural, informational and other requirements outlined in Great Western’s bylaws.

	First Interstate	Great Western

before or after such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

A shareholder’s notice must also comply with procedural, informational and other requirements outlined in First Interstate’s bylaws.

Limitation of Liability of Directors and Officers:
First Interstate’s articles of incorporation provide that, to the fullest extent permitted by the MBCA, its directors are not personally liable to First Interstate or its shareholders for monetary damages for breach of fiduciary duty as a director.

Great Western’s certificate of incorporation provides that, to the fullest extent authorized by the DGCL, a director of Great Western is not liable to Great Western or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL.

Under the DGCL, a director’s personal liability to Great Western or its stockholders for monetary damages for breach of fiduciary duty as a director can be eliminated except (i) for any breach of the director’s duty of loyalty to Great Western or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction in which the director derived improper personal benefit.

Indemnification of Directors and Officers:
First Interstate’s articles of incorporation provide that First Interstate will indemnify, to the fullest extent permitted by Montana law, any officer or director made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, or she is or was a director, officer, employee or agent at the request of First Interstate or any predecessor to First Interstate or serves or

Great Western’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, Great Western is authorized to provide indemnification of (and advancement of expenses to) Great Western’s directors, officers and agents (and any other persons to which the DGCL permits Great Western to provide indemnification) through Great Western’s bylaws, agreements with such persons, vote of

First Interstate	Great Western

served at any other enterprise as a director, officer, employee or agent at the request of First Interstate or any predecessor to First Interstate.

First Interstate’s bylaws further provide that First Interstate will indemnify, to the fullest extent permitted by the MBCA, any person who was or is a party to any proceeding (other than an action by, or in the right of, First Interstate), by reason of the fact that such person is or was a director or officer of First Interstate or any predecessor of First Interstate, or is or was serving at the request of First Interstate as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of First Interstate and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

First Interstate’s bylaws further provide that First Interstate will indemnify, to the fullest extent permitted by the MBCA, any person who was or is a party to any proceeding by or in the right of First Interstate to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of First Interstate or is or was serving at the request of First Interstate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of First Interstate.

stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to Great Western, its stockholders and others, and by any applicable federal or state bank regulatory laws or regulations.

Great Western’s bylaws further provide that Great Western will indemnify and hold harmless, to the fullest extent permitted by the DGCL, Great Western’s directors, officers, employees and agents, as well as other persons who have served as Great Western’s directors, officers, employees or agents and other persons who serve or have served at Great Western’s request at any predecessor to Great Western or other enterprise as a director, officer, employee or agent in connection with any actual or threatened action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of Great Western and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Great Western’s bylaws further provide that expenses actually and reasonably incurred by any indemnified person in defending any civil or criminal proceeding will generally be paid or reimbursed by Great Western promptly in advance of final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such indemnified person to repay such expenses if it is ultimately determined that he or she is not entitled to be indemnified by Great Western.

	First Interstate	Great Western

Any indemnification under the provisions of First Interstate’s bylaws described above, unless made pursuant to a determination by a court, will be made by First Interstate only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in First Interstate’s bylaws.

First Interstate’s bylaws further provide that expenses incurred by an officer or director in defending a civil or criminal proceeding will be paid by First Interstate in advance of the final disposition of such proceeding, except that an advance of expenses incurred by any person in his or her capacity as a director or officer (and not in any other capacity) will be made only upon receipt of a signed statement by or on behalf of such person that such person has met the applicable standards of conduct set forth in First Interstate’s bylaws and an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by First Interstate as authorized by First Interstate’s bylaws.

First Interstate’s bylaws provide that the indemnification and advancement of expenses provided by or granted pursuant to First Interstate’s bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under First Interstate’s articles of incorporation, any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, it being the policy of First Interstate that indemnification of the persons specified in the indemnification and advancement of expense provisions of First Interstate’s bylaws will be made to the fullest extent permitted by law.

Constituencies:	Neither First Interstate’s articles of incorporation nor its bylaws contain a provision that expressly permits the First	Neither Great Western’s certificate of incorporation nor its bylaws contain a provision that expressly permits the Great

	First Interstate	Great Western
	Interstate board of directors to consider constituencies other than the First Interstate shareholders when evaluating certain offers.	Western board of directors to consider constituencies other than the stockholders of Great Western when evaluating certain offers.

Anti-Takeover Provisions:
The First Interstate articles of incorporation provides that First Interstate may not (i) issue, in a transaction or series of related transactions, voting securities representing more than two percent (2%) of the total voting power of First Interstate to any person or persons acting as a group as contemplated in Rule 13d-5(b) of the Exchange Act (or any successor provision) (a “group”) such that, following such transaction or related transactions, such person or group would hold more than fifty percent (50%) of the total voting power of First Interstate, or (ii) consummate a change in control transaction without first obtaining the affirmative vote, at a duly called annual or special meeting of the shareholders of First Interstate, of the holders of the greater of: (A) a majority of the voting power of the issued and outstanding shares of capital stock of First Interstate then entitled to vote thereon, voting together as a single class, and (B) sixty-six and two-thirds percent (66.67%) of the voting power of the shares of capital stock present in person or represented by proxy at the shareholder meeting and entitled to vote thereon, voting together as a single class; provided, however, that unless all holders of First Interstate Class A common stock and First Interstate Class B common stock will receive, on a per share basis, the same type and same amount of consideration as a result of a change in control transaction, First Interstate may not consummate such transaction without first obtaining the affirmative vote, at a duly called annual or special meeting of the shareholders of First Interstate, of the holders of at least seventy percent (70%) of the voting power of the issued and outstanding shares of First Interstate Class A common stock then entitled to vote thereon, voting as a separate class. The First Interstate articles of incorporation further provide that, if a change in control transaction will occur and, during the twelve (12) month period prior to such change in control transaction,

Great Western’s certificate of incorporation provides that Great Western expressly elects to be governed by Section 203 of the DGCL. Under Section 203 of the DGCL, Great Western may not engage in certain business combinations, including mergers, sales and leases of assets, issuances of securities and other similar transactions, with any stockholder that owns 15% or more of the outstanding voting stock of Great Western (for purposes of this paragraph, an “interested stockholder”) for three years following the date such stockholder became an interested stockholder unless one of the following exceptions applies: (i) the Great Western board of directors approved the business combination or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of Great Western, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans or (iii) the transaction is approved by the Great Western board of directors and by the affirmative vote of two-thirds (2/3) of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of Great Western who was the owner of 15% or more of the outstanding voting stock within the preceding three (3) year period (subject to certain exceptions).

	First Interstate	Great Western

any other person, corporation or entity (or any affiliate thereof or a group in which such person, corporation, entity or affiliate is a member) acquired any shares of First Interstate Class B common stock at any time during such twelve (12) month period (whether or not such First Interstate Class B common stock converted to First Interstate Class A common stock as a result of such acquisition), First Interstate may not consummate such transaction with such person, corporation, entity, affiliate or group without first obtaining the affirmative vote, at a duly called annual or special meeting of the shareholders of First Interstate, of the holders of at least seventy percent (70%) of the voting power of the issued and outstanding shares of First Interstate Class A common stock then entitled to vote thereon, voting as a separate class, unless (i) the holders of First Interstate Class A common stock and First Interstate Class B common stock, if any, at the time of such merger, consolidation or share exchange, will receive, on a per share basis, the same type and same amount of consideration in such change in control transaction, and (ii) the consideration referred to in clause (i) is of the same type and at least equal to the highest amount paid, on a per share basis, by such corporation, entity, affiliate or group to acquire any such shares of First Interstate Class B common stock.

Control Share Acquisitions:	The MBCA does not contain a “control share acquisition” provision.	The DGCL does not contain a “control share acquisition” provision.

Rights of Dissenting Shareholders:
Under Section 35-14-1302 of the MBCA, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of such shareholder’s shares in the event of certain corporate actions, including certain mergers and share exchanges. However, in the event of a merger, appraisal rights are not available to any shareholder with respect to shares of any class or series that remain outstanding following consummation of the merger.

Under Section 262 of the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal

	First Interstate	Great Western

rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)—(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Exclusive Forum:	Neither First Interstate’s articles of incorporation nor its bylaws contain an exclusive forum provision.
Great Western’s certificate of incorporation provides that, unless Great Western consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Great Western, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Great Western to Great Western or its stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or the Great Western certificate of incorporation or bylaws, or (d) any action asserting a claim that is governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of Great Western’s stock is deemed to have notice of, and to have consented to the foregoing provisions.

LEGAL MATTERS
The validity of the shares of First Interstate Class A common stock in connection with the merger will be passed upon for First Interstate by [   ].
Certain federal income tax consequences of the merger will be passed upon for First Interstate by Davis Polk & Wardwell LLP, New York, New York, counsel for First Interstate, and for Great Western by Wachtell, Lipton, Rosen & Katz, New York, New York, counsel for Great Western.

EXPERTS
The consolidated financial statements of First Interstate as of December 31, 2020 and 2019, and for each of the years in the three (3)-year period ended December 31, 2020 and the effectiveness of internal control over financial reporting as of December 31, 2020 incorporated in this joint proxy statement/prospectus by reference from First Interstate’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by RSM US LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Great Western appearing in Great Western's Annual Report (Form 10-K) for the year ended September 30, 2020, and the effectiveness of Great Western's internal control over financial reporting as of September 30, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS
First Interstate
If a First Interstate shareholder wishes to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) for inclusion in First Interstate’s proxy statement for its 2022 annual meeting of shareholders (the “First Interstate 2022 annual meeting”), First Interstate must have received such proposal at its principal executive offices no later than December 15, 2021, unless the date of the First Interstate 2022 annual meeting of shareholders is changed by more than thirty (30) days from May 26, 2022 (the one (1) year anniversary date of First Interstate’s 2021 annual meeting of shareholders), in which case the proposal must be received a reasonable time before First Interstate begins to print and mail its proxy materials. First Interstate anticipates that it will hold the First Interstate 2022 annual meeting following the closing of the merger, if the merger is completed as currently expected, which may result in the date of the First Interstate 2022 annual meeting being changed by more than thirty (30) days from May 26, 2022. Only proper proposals that are timely received and in compliance with Rule 14a-8 will be included in First Interstate’s proxy statement for the First Interstate 2022 annual meeting.
Under First Interstate’s bylaws, shareholder proposals not intended for inclusion in First Interstate’s proxy statement for the First Interstate 2022 annual meeting pursuant to Rule 14a-8 but intended to be raised at the First Interstate 2022 annual meeting must be received no earlier than the close of business on the one hundred and twentieth (120th) day (January 26, 2022), nor later than the close of business on the ninetieth (90th) day (February 25, 2022), prior to May 26, 2022 (the one (1) year anniversary of First Interstate’s 2021 annual meeting of shareholders), unless the date of the First Interstate 2022 annual meeting is more than thirty (30) days before or after May 26, 2022 (the one (1) year anniversary date of First Interstate’s 2021 annual meeting of shareholders), in which case the proposal must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first, and must comply with the procedural, informational and other requirements outlined in First Interstate’s bylaws.
Great Western
Upon the completion of the merger, Great Western will be merged with and into First Interstate and, consequently, will no longer hold annual meetings of Great Western stockholders. Great Western does not anticipate holding a 2022 annual meeting of stockholders if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame, or at all, Great Western may hold the Great Western 2022 annual meeting. Any stockholder nominations or proposals for other business intended to be presented at Great Western’s next annual meeting must be submitted to Great Western as set forth below.
Stockholder Proposals (Rule 14a-8). The deadline to submit a stockholder proposal intended to be presented at the Great Western 2022 annual meeting and considered for inclusion in Great Western’s proxy materials has already passed, unless the Great Western 2022 annual meeting is held more than 30 days before or after February 9, 2022, in which case the proposal must be received by Great Western’s corporate secretary within a reasonable time before Great Western begins to print and send its proxy materials. Such proposals also must comply with the SEC’s rules and regulations, namely Rule 14a-8 under the Exchange Act, regarding the inclusion of stockholder proposals in Great Western-sponsored proxy materials.
Other Business Proposals or Nominations. Written notice for any other business or stockholder proposal (including any nomination of a director candidate) to be brought before the Great Western 2022 annual meeting of stockholders must be received by Great Western’s corporate secretary no earlier than October 12, 2021, and no later than November 11, 2021; provided, however, that if the Great Western 2022 annual meeting is held more than 30 days before, or 60 days after, February 9, 2022, such notice must be given by the later of the close of business on the date 90 days prior to the meeting date or the 10th day following the date the meeting is first publicly announced or disclosed. The notice must be submitted in accordance with Article I of Great Western’s bylaws and contain the information required by Great Western’s bylaws. A copy of Great Western’s bylaws is available on Great Western’s website at www.greatwesternbank.com under the Investor Relations tab.

WHERE YOU CAN FIND MORE INFORMATION
First Interstate and Great Western file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both First Interstate and Great Western, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by First Interstate, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing the Investor Relations page of First Interstate’s website at www.fibk.com or, alternatively, by directing a request by telephone or mail to First Interstate BancSystem, Inc., 401 North 31st Street, P.O. Box 30918, Billings, MT 59116, (406) 255-5322, and documents filed with the SEC by Great Western will be available free of charge by accessing Great Western’s website at https://www.greatwesternbank.com or, alternatively, by directing a request by telephone or mail to Great Western Bancorp, Inc., 225 South Main Avenue, Sioux Falls, South Dakota 57104, Attention: Investor Relations, (605) 334-2548.
The web addresses of the SEC, First Interstate and Great Western are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.
First Interstate has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to First Interstate’s securities to be issued in the merger. This document constitutes the prospectus of First Interstate filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.
Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows First Interstate and Great Western to incorporate by reference into this document documents filed with the SEC by First Interstate and Great Western. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. First Interstate and Great Western incorporate by reference the documents listed below and any documents filed by First Interstate or Great Western under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering is terminated:
First Interstate filings (SEC File No. 001-34653)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2020, filed March 1, 2021

Quarterly Reports on Form 10-Q	Filed May 7, 2021 and August 6, 2021

Proxy Statement on Schedule 14A	Filed April 14, 2021

Current Reports on Form 8-K	Filed January 28, 2021, February 17, 2021, April 27, 2021, May 27, 2021, July 15, 2021, July 27, 2021, August 20, 2021, August 23, 2021, September 16, 2021, September 20, 2021 and October 26, 2021

The description of First Interstate common stock contained in First Interstate’s registration statements filed under Section 12 of the Exchange Act, including all amendments and reports filed with the SEC for purposes of updating such description
Filed March 9, 2010, as updated by Exhibit 4.1 to First Interstate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed February 27, 2020

Great Western filings (SEC File No. 001-36688)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended September 30, 2020, Filed November 23, 2020

Quarterly Reports on Form 10-Q	Filed February 9, 2021, May 7, 2021, and August 4, 2021

Current Reports on Form 8-K
Filed October 21, 2020, October 28, 2020 (accepted at 6:58 a.m.), January 27, 2021 (accepted at 6:53 a.m.), February 11, 2021, February 12, 2021, April 29, 2021 (accepted at 7:02 a.m.), July 29, 2021 (accepted at 6:53 a.m.), September 16, 2021, September 20, 2021 and October 26, 2021 (accepted at 5:24 p.m.)

Definitive Proxy Statement on Schedule 14A	Filed December 23, 2020
Notwithstanding the foregoing, information furnished by First Interstate or Great Western on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this joint proxy statement/prospectus.
You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:
•	if you are a First Interstate shareholder:	•	if you are a Great Western stockholder:

	First Interstate BancSystem, Inc. 401 North 31st Street Billings, MT 59101 (406) 255-5304 Attention: Corporate Secretary		Great Western Bancorp, Inc. 225 S. Main Ave. Sioux Falls, South Dakota 57104 Attention: Corporate Secretary
This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to First Interstate was provided by First Interstate and the information contained in this document with respect to Great Western was provided by Great Western.

Annex A
AGREEMENT AND PLAN OF MERGER

by and between

GREAT WESTERN BANCORP, INC.

and

FIRST INTERSTATE BANCSYSTEM, INC.
Dated as of September 15, 2021

A-i

A-ii

Exhibit A – Form of FIBK Articles Amendment
Exhibit B – Form of FIBK Bylaws Amendment
Exhibit C – Form of Bank Merger Agreement
A-iii

INDEX OF DEFINED TERMS

Acquisition Proposal
A-47
affiliate
A-54
Agreement
A-1
Articles of Merger
A-2
Bank Merger
A-3
Bank Merger Act
A-9
Bank Merger Agreement
A-4
Bank Merger Certificates
A-4
BHC Act
A-6
broker
A-35
business day
A-54
CARES Act
A-16
Chosen Courts
A-55
Closing
A-1
Closing Date
A-2
Collective Bargaining Agreement
A-14
Confidentiality Agreement
A-41
Continuing Employee
A-43
Conversion
A-48
dealer
A-35
Delaware Secretary
A-2
DGCL
A-1
DOL
A-13
Earned PSUs
A-3
Effective Time
A-2
Employee Benefit Plan
A-13
Enforceability Exceptions
A-9
Environmental Laws
A-18
ERISA
A-13
ERISA Affiliate
A-13
Exchange Act
A-11
Exchange Fund
A-4
Exchange Ratio
A-2, A-1
Exchange Agent
A-4
executive officer
A-34
FDIC
A-7
Federal Reserve Board
A-9
FIBK
A-1
FIBK Agent
A-35
FIBK Articles
A-22
FIBK Articles Amendment
A-3
FIBK Benefit Plans
A-27
FIBK Board Recommendation
A-41
FIBK Bylaws
A-22
FIBK Bylaws Amendment
A-3
FIBK Class A Common Stock
A-2
FIBK Class B Common Stock
A-2
FIBK Common Stock
A-2
FIBK Contract
A-31
FIBK Directors
A-45
FIBK Disclosure Schedule
A-22
A-iv

FIBK Equity Awards
A-23
FIBK Insurance Subsidiary
A-35
FIBK Meeting
A-41
FIBK Option Awards
A-23
FIBK Owned Properties
A-33
FIBK Performance Stock Awards
A-23
FIBK Preferred Stock
A-23
FIBK Qualified Plan
A-43
FIBK Qualified Plans
A-28
FIBK Real Property
A-33
FIBK Regulatory Agreement
A-32
FIBK Reports
A-29
FIBK Restricted Stock Awards
A-23
FIBK Securities
A-23
FIBK Subsidiary
A-22
FIBK Subsidiary Bank
A-3
FIBK Subsidiary Securities
A-24
FIBK Termination Fee
A-52
FINRA
A-21
First Interstate
A-1
First Interstate Common Stock
A-1
GAAP
A-6
Governmental Entity
A-9
Great Western
A-1
Great Western Common Stock
A-1
GWB
A-1
GWB Agent
A-21
GWB Benefit Plans
A-12
GWB Board Recommendation
A-41
GWB Bylaws
A-7
GWB Charter
A-7
GWB Common Stock
A-2
GWB Contract
A-17
GWB Directors
A-45
GWB Disclosure Schedule
A-6
GWB Equity Awards
A-3
GWB Indemnified Parties
A-44
GWB Insiders
A-48
GWB Insurance Subsidiary
A-21
GWB Meeting
A-41
GWB Non-Voting Common Stock
A-7
GWB Owned Properties
A-18
GWB Preferred Stock
A-7
GWB PSU Award
A-3
GWB PSU Award Consideration
A-3
GWB Qualified Plans
A-13
GWB Real Property
A-18
GWB Reports
A-15
GWB RSU Award
A-3
GWB RSU Award Consideration
A-3
GWB Securities
A-8
GWB Stock Plan
A-3
GWB Subsidiary
A-7
A-v

GWB Subsidiary Bank
A-3
GWB Subsidiary Securities
A-8
GWB Termination Fee
A-52
GWB Regulatory Agreement
A-17
HSR Act
A-9
insider
A-34
Intellectual Property
A-19
Investment Advisers Act
A-21
IRS
A-13
Joint Proxy Statement
A-9
Key Employee
A-37
knowledge
A-54
Liens
A-8
Loans
A-20
made available
A-54
Material Adverse Effect
A-6
Materially Burdensome Regulatory Condition
A-40
MBCA
A-1
MDOB
A-9
Merger
A-1
Merger Consideration
A-2
Montana Secretary
A-2
Multiemployer Plan
A-13
Multiple Employer Plan
A-13
NYSE
A-9
Old Certificate
A-2
Pandemic
A-7
Pandemic Measures
A-7
PBGC
A-13
Permitted Encumbrances
A-18
person
A-54
Personal Data
A-15
Piper Sandler
A-1
Premium Cap
A-44
Recommendation Change
A-42
Regulatory Agencies
A-10
Representatives
A-46
Requisite FIBK Vote
A-24
Requisite GWB Vote
A-9
Requisite Regulatory Approvals
A-40
S-4
A-9
Sarbanes-Oxley Act
A-11
Scott Family Shareholders
A-1
SDDB
A-9
SEC
A-9
Securities Act
A-15
Stockholders’ Agreement
A-1
Subsidiary
A-7
Support Agreement
A-1
Surviving Entity
A-1
Takeover Statutes
A-19
Tax
A-12
Tax Return
A-12
A-vi

Taxes
A-12
Termination Date
A-51
Trust Preferred Indentures
A-48
Trust Preferred Securities
A-48
A-vii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2021 (this “Agreement”), is by and between Great Western Bancorp, Inc., a Delaware corporation (“GWB”), and First Interstate BancSystem, Inc., a Montana corporation (“FIBK”).
W I T N E S S E T H:
WHEREAS, the Board of Directors of GWB has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of GWB and GWB’s stockholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by GWB of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of FIBK has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the FIBK Articles Amendment, are in the best interests of FIBK and FIBK’s shareholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by FIBK of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the FIBK Articles Amendment;
WHEREAS, the Board of Directors of GWB, subject to the terms of this Agreement, has resolved to recommend that GWB’s stockholders approve this Agreement and to submit this Agreement to GWB’s stockholders for approval;
WHEREAS, the Board of Directors of FIBK, subject to the terms of this Agreement, has resolved to recommend that FIBK’s shareholders approve this Agreement and the FIBK Articles Amendment and to submit this Agreement and the FIBK Articles Amendment to FIBK’s shareholders for approval;
WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;
WHEREAS, the individuals and entities listed on Section 1.1 of the FIBK Disclosure Schedule (the “Scott Family Shareholders”) are supportive of this Agreement and the transactions contemplated hereby, including the Merger, and have determined that it is in their best interests to provide for their collective support for this Agreement and such transactions and, concurrently with the execution of this Agreement, are entering into a support agreement (the “Support Agreement”), pursuant to which, among other things, each of the Scott Family Shareholders is agreeing, subject to the terms of the Support Agreement, to vote all shares of FIBK Common Stock owned by such holders in favor of the approval and adoption of this Agreement and the FIBK Articles Amendment, and the Support Agreement is further a condition and inducement for GWB and FIBK to enter into this Agreement;
WHEREAS, in connection with the Merger, FIBK and the Scott Family Shareholders have entered into a stockholders’ agreement (the “Stockholders’ Agreement”), to be effective as of the Effective Time, setting forth certain rights and obligations of FIBK and the Scott Family Shareholders after the Closing; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I

THE MERGER
1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Montana Business Corporation Act (the “MBCA”), at the Effective Time, GWB shall merge with and into FIBK (the “Merger”), with FIBK surviving the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Entity”). The Surviving Entity shall continue its corporate existence under the laws of the State of Montana. Upon consummation of the Merger, the separate corporate existence of GWB shall terminate.
1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by GWB and FIBK. The date on which the Closing occurs is referred to as the “Closing Date.”
1.3 Effective Time. On or (if agreed by GWB and FIBK) prior to the Closing Date, FIBK and GWB, respectively, shall cause to be filed articles of merger with the Secretary of State of the State of Montana (the “Montana Secretary”) and a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) (collectively, the “Articles of Merger”). The Merger shall become effective at such time as specified in the Articles of Merger in accordance with the relevant provisions of the MBCA and the DGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).
1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA and the DGCL.
1.5 Conversion of GWB Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of FIBK, GWB or the holder of any securities of FIBK or GWB:
(a) Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of GWB issued and outstanding immediately prior to the Effective Time (the “GWB Common Stock”), except for shares of GWB Common Stock owned by GWB or FIBK (in each case other than shares of GWB Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by GWB or FIBK in respect of debts previously contracted), shall be converted into the right to receive 0.8425 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of Class A common stock, no par value, of FIBK (the “FIBK Class A Common Stock”).
(b) All of the shares of GWB Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.5 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of GWB Common Stock) previously representing any such shares of GWB Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of FIBK Class A Common Stock which such shares of GWB Common Stock have been converted into the right to receive pursuant to this Section 1.5, (ii) cash in lieu of fractional shares which the shares of GWB Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of FIBK Class A Common Stock or GWB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give FIBK and the holders of GWB Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit GWB or FIBK to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of GWB Common Stock that are owned by GWB or FIBK (in each case other than shares of GWB Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by GWB or FIBK in respect of debts previously contracted) shall be cancelled and shall cease to exist and no FIBK Class A Common Stock or other consideration shall be delivered in exchange therefor.
1.6 FIBK Stock. At and after the Effective Time, each share of (a) FIBK Class A Common Stock and (b) Class B common stock, no par value, of FIBK (the “FIBK Class B Common Stock” and, together with the FIBK Class A Common Stock, the “FIBK Common Stock”), issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Entity and shall not be affected by the Merger.

1.7 Treatment of GWB Equity Awards.
(a) At the Effective Time, each time-vesting restricted stock unit award in respect of a share of GWB Common Stock (each a “GWB RSU Award”) granted under the GWB 2014 Omnibus Incentive Compensation Plan, the GWB 2014 Non-Employee Director Plan or the GWB Executive Incentive Compensation Plan (each a “GWB Stock Plan”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any required action on the part of GWB or any holder of such GWB RSU Award, fully vest and be cancelled and converted automatically into the right to receive the Merger Consideration, as if such GWB RSU Award had been settled in shares of GWB Common Stock immediately prior to the Effective Time (the “GWB RSU Award Consideration”).
(b) At the Effective Time, each restricted stock unit award in respect of a share of GWB Common Stock that is earned or vests based in whole or in part on the achievement of performance metrics (each a “GWB PSU Award,” and together with the GWB RSU Awards, the “GWB Equity Awards”) granted under a GWB Stock Plan that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any required action on the part of GWB or any holder of such GWB PSU Award, vest at the greater of the target or actual level of performance, as determined by GWB Board of Directors or a committee thereof prior to the Effective Time (the “Earned PSUs”), and be cancelled and converted automatically into the right to receive the Merger Consideration, as if such Earned PSUs had been settled in shares of GWB Common Stock immediately prior to the Effective Time (the “GWB PSU Award Consideration”). For the avoidance of doubt, any portion of the GWB PSU Awards that are not Earned PSUs shall be forfeited and cancelled at the Effective Time for no consideration.
(c) Prior to the Effective Time, GWB, the Board of Directors of GWB and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary or appropriate to effectuate the provisions of Section 1.7(a) and Section 1.7(b).
(d) The GWB RSU Award Consideration and the GWB PSU Award Consideration amounts shall be delivered as soon as reasonably practicable following the Closing Date and in no event no later than two (2) business days following the Closing Date, and shall be reduced by any withholding Taxes required to be paid by or collected on behalf of the recipients of the GWB RSU Award Consideration and the GWB PSU Award Consideration (which withholding Taxes shall be satisfied by retaining a number of shares of FIBK Class A Common Stock having a fair market value (determined by reference to the closing price of a share of FIBK Class A Common Stock on the Closing Date) equal to the minimum statutory amount required to be withheld). Notwithstanding anything herein to the contrary, with respect to any GWB RSU Award or GWB PSU Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that GWB determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), the payment or provision of the GWB RSU Award Consideration and the GWB PSU Award Consideration will be made at the earliest time permitted under the applicable GWB Equity Award that will not trigger a Tax or penalty under Section 409A of the Code.
1.8 Certificate of Incorporation of Surviving Entity. At the Effective Time, the articles of incorporation of FIBK, as amended as set forth in Exhibit A (such amendment, the “FIBK Articles Amendment”), shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.
1.9 Bylaws of Surviving Entity. At the Effective Time, the bylaws of FIBK, as amended as set forth in Exhibit B (such amendment, the “FIBK Bylaws Amendment”), shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.
1.10 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.
1.11 Bank Merger.
(a) Immediately following the Merger, Great Western Bank, a South Dakota state chartered bank and a wholly owned Subsidiary of GWB (“GWB Subsidiary Bank”), will merge with and into First Interstate Bank, a Montana-chartered bank and a wholly owned Subsidiary of FIBK (“FIBK Subsidiary Bank”) (the “Bank Merger”). FIBK Subsidiary Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of GWB Subsidiary Bank shall cease. Promptly after the date of this

Agreement, GWB Subsidiary Bank and FIBK Subsidiary Bank shall enter into an agreement and plan of merger in substantially the form set forth in Exhibit C (the “Bank Merger Agreement”). The Board of Directors of each of GWB Subsidiary Bank and FIBK Subsidiary Bank shall approve the Bank Merger Agreement, and each of GWB and FIBK shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of GWB Subsidiary Bank and FIBK Subsidiary Bank, respectively, and GWB and FIBK shall, and shall cause GWB Subsidiary Bank and FIBK Subsidiary Bank, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.
(b) It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that the Bank Merger Agreement is intended to be and will be adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.
ARTICLE II

EXCHANGE OF SHARES
2.1 FIBK to Make Consideration Available. At or prior to the Effective Time, FIBK shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by FIBK and GWB (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, evidence in book-entry form representing shares of FIBK Class A Common Stock to be issued pursuant to Section 1.5, and any cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) and shares of FIBK Class A Common Stock to be issued pursuant to Section 1.5, together with any dividends or distributions with respect to shares of FIBK Class A Common Stock payable in accordance with Section 2.2(b), being referred to herein as the “Exchange Fund”).
2.2 Exchange of Shares.
(a) As promptly as practicable after the Effective Time, but in no event later than five (5) days thereafter, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of GWB Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive FIBK Class A Common Stock pursuant to Section 1.5(a), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the number of whole shares of FIBK Class A Common Stock and any cash in lieu of fractional shares which the shares of GWB Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of GWB Common Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, (i) that number of whole shares of FIBK Class A Common Stock to which such holder of GWB Common Stock shall have become entitled pursuant to the provisions of Section 1.5(a) and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of FIBK Class A Common Stock which the shares of GWB Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to FIBK Class A Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of FIBK Class A Common Stock that the shares of GWB Common Stock represented by such Old Certificate have been converted into the right to receive.
(c) If any share of FIBK Class A Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of the shares of FIBK Class A Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d) After the Effective Time, there shall be no transfers on the stock transfer books of GWB of the shares of GWB Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for shares of FIBK Class A Common Stock and any cash in lieu of fractional shares as provided in this Article II.
(e)  Notwithstanding anything to the contrary contained herein, no fractional shares of FIBK Class A Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to FIBK Class A Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of FIBK. In lieu of the issuance of any such fractional share, the Surviving Entity shall pay to each former holder of GWB Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of FIBK Class A Common Stock on NASDAQ as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by FIBK and GWB) by (ii) the fraction of a share (after taking into account all shares of GWB Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of FIBK Class A Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of GWB for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of GWB Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of FIBK Class A Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the FIBK Class A Common Stock deliverable in respect of each former share of GWB Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of FIBK, GWB, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of GWB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of GWB Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
(g) The Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of FIBK Class A Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this

Agreement to any holder of GWB Common Stock or GWB Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Entity or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of GWB Common Stock or GWB Equity Awards in respect of which the deduction and withholding was made by the Surviving Entity or the Exchange Agent, as the case may be.
(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Entity or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of FIBK Class A Common Stock and any cash in lieu of fractional shares, as applicable, deliverable in respect thereof pursuant to this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GWB
Except (a) as disclosed in the disclosure schedule delivered by GWB to FIBK concurrently herewith (the “GWB Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the GWB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by GWB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any GWB Reports filed by GWB since September 30, 2019, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), GWB hereby represents and warrants to FIBK as follows:
3.1 Corporate Organization.
(a) GWB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). GWB has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. GWB is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GWB. As used in this Agreement, the term “Material Adverse Effect” means, with respect to FIBK, GWB or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood and agreed that this clause (E) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or the consummation of the Merger), or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; the word “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; and the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the certificate of incorporation of GWB (the “GWB Charter”) and the bylaws of GWB (the “GWB Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by GWB to FIBK.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GWB, each Subsidiary of GWB (a “GWB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of GWB or any Subsidiary of GWB to pay dividends or distributions except, in the case of GWB or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of GWB Subsidiary Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of GWB, threatened. Section 3.1(b) of the GWB Disclosure Schedule sets forth a true and complete list of all Subsidiaries of GWB as of the date hereof. No Subsidiary of GWB is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of GWB. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of GWB other than the GWB Subsidiaries.
3.2 Capitalization.
(a) The authorized capital stock of GWB consists of 500,000,000 shares of GWB Common Stock, 50,000,000 shares of non-voting common stock, par value $0.01 per share (“GWB Non-Voting Common Stock”) and 15,000,000 shares of preferred stock, par value $0.01 per share (“GWB Preferred Stock”). As of the date of this Agreement, there are (i) 55,116,095 shares of GWB Common Stock issued and outstanding, (ii) zero shares of GWB Non-Voting Common Stock issued and outstanding, (iii) zero shares of GWB Preferred Stock issued and outstanding, (iv) zero shares of GWB Common Stock held in treasury, (v) 332,116 shares of

GWB Common Stock reserved for issuance upon the settlement of outstanding GWB RSU Awards, (vi) 251,047 shares of GWB Common Stock reserved for issuance upon the settlement of outstanding GWB PSU Awards assuming performance goals are satisfied at the target level or 373,765 shares of GWB Common Stock reserved for issuance upon the settlement of outstanding GWB PSU Awards assuming performance goals are satisfied at the maximum level, and (vii) no other shares of capital stock or other voting securities or equity interests of GWB issued, reserved for issuance or outstanding. All of the issued and outstanding shares of GWB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of GWB may vote. Other than the GWB Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, equity or equity-based compensation awards (including options, stock appreciation rights, phantom units or shares, restricted stock, restricted stock units, performance stock units, performance awards, profit participation rights, or dividend or dividend equivalent rights or similar awards), warrants, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in GWB, or contracts, commitments, understandings or arrangements by which GWB may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in GWB, or that otherwise obligate GWB to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “GWB Securities”). No GWB Subsidiary owns any capital stock of GWB. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which GWB or any of its Subsidiaries is a party with respect to the voting or transfer of GWB Common Stock, capital stock or other voting or equity securities or ownership interests of GWB or granting any stockholder or other person any registration rights.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GWB, GWB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the GWB Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any GWB Subsidiary, or contracts, commitments, understandings or arrangements by which any GWB Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such GWB Subsidiary, or otherwise obligating any GWB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “GWB Subsidiary Securities”).
(c) Section 3.2(c) of the GWB Disclosure Schedule sets forth, for each GWB Equity Award as of the date hereof, the holder, type of award and number of shares. Within five (5) days prior to the Closing Date, GWB will provide FIBK with a revised version of Section 3.2(c) of the GWB Disclosure Schedule, updated as of the most recent practicable date. Each GWB Equity Award has been granted in compliance with applicable securities laws or exemptions therefrom and all requirements set forth in the applicable GWB Stock Plan and other applicable contracts.
3.3 Authority; No Violation.
(a) GWB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of GWB. The Board of Directors of GWB has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of GWB and its stockholders, has adopted and approved this

Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to GWB’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of GWB Common Stock entitled to vote on this Agreement at a meeting called therefor (the “Requisite GWB Vote”), and subject to the adoption and approval of the Bank Merger Agreement by the Board of Directors of GWB Subsidiary Bank and GWB as GWB Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of GWB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GWB and (assuming due authorization, execution and delivery by FIBK) constitutes a valid and binding obligation of GWB, enforceable against GWB in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b) Neither the execution and delivery of this Agreement by GWB nor the consummation by GWB of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by GWB with any of the terms or provisions hereof, will (i) violate any provision of the GWB Charter or the GWB Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any GWB Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GWB or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of GWB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which GWB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GWB.
3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ or the New York Stock Exchange (“NYSE”), (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Bank Merger Act, 12 U.S.C. § 1828(c) (the “Bank Merger Act”), and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Montana Division of Banking and Financial Institutions (the “MDOB”) and the Division of Banking of the South Dakota Department of Labor and Regulation (the “SDDB”), and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking, securities or insurance regulatory authorities listed on Section 3.4 of the GWB Disclosure Schedule or Section 4.4 of the FIBK Disclosure Schedule and approval of such applications, filings and notices, (e) the filing by GWB with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by FIBK in connection with the transactions contemplated by this Agreement (the “S-4”), and the declaration of effectiveness of the S-4, (f) the filing of the Articles of Merger with the Delaware Secretary pursuant to the DGCL and the Montana Secretary pursuant to the MBCA, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, (g) if required by the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the filing of any applications, filings or notices under the HSR Act and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FIBK Class A Common Stock pursuant to this Agreement and the approval of the listing of such FIBK Class A Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission, Regulatory Agency or other governmental or regulatory authority or instrumentality (each, a “Governmental Entity”) are necessary in connection with (x) the execution and delivery by GWB of this Agreement or (y) the consummation by GWB of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, to the knowledge of GWB, there is no reason why the necessary regulatory approvals and consents will not be received by GWB to permit consummation of the Merger and the Bank Merger on a timely basis.
3.5 Reports. GWB and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since October 1, 2019 with (i) the SDDB and any other state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (clauses (i) – (vi), collectively, “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GWB. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of GWB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of GWB, investigation into the business or operations of GWB or any of its Subsidiaries since October 1, 2019, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of GWB or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of GWB or any of its Subsidiaries since October 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB.
3.6 Financial Statements.
(a) The financial statements of GWB and its Subsidiaries included (or incorporated by reference) in the GWB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of GWB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of GWB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of GWB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since September 30, 2019, no independent public accounting firm of GWB has resigned (or informed GWB that it intends to resign) or been dismissed as independent public accountants of GWB as a result of or in connection with any disagreements with GWB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, neither GWB nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of GWB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of GWB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of GWB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on GWB. GWB (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to GWB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of GWB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to GWB’s outside auditors and the audit committee of GWB’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect GWB’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or senior employees who have a significant role in GWB’s internal controls over financial reporting. These disclosures were made in writing by management to GWB’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by GWB to FIBK. Neither GWB nor its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures. GWB has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d) Since October 1, 2019, (i) neither GWB nor any of its Subsidiaries, nor, to the knowledge of GWB, any Representative of GWB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of GWB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that GWB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing GWB or any of its Subsidiaries, whether or not employed by GWB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by GWB or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of GWB or any committee thereof or the Board of Directors or similar governing body of any GWB Subsidiary or any committee thereof, or to the knowledge of GWB, to any director or officer of GWB or any GWB Subsidiary.
3.7 Broker’s Fees. With the exception of the engagement of Piper Sandler & Co., neither GWB nor any GWB Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. GWB has disclosed to FIBK as of the date hereof the aggregate fees provided for in connection with the engagement by GWB of Piper Sandler & Co. related to the Merger and the other transactions contemplated hereunder.
3.8 Absence of Certain Changes or Events.
(a) Since September 30, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB.
(b) Since September 30, 2020, GWB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
3.9 Legal Proceedings.
(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on GWB, neither GWB nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of GWB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against GWB or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon GWB, any of its Subsidiaries or the assets of GWB or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).
3.10 Taxes and Tax Returns.
(a) Each of GWB and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither GWB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of GWB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of GWB and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither GWB nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither GWB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the knowledge of GWB, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of GWB and its Subsidiaries or the assets of GWB and its Subsidiaries. Neither GWB nor any of its Subsidiaries has any deferred payroll Tax Liability under Section 2302 of the CARES Act, Internal Revenue Service Notice 2020-65 or any similar or analogous provision of state, local or non-U.S. applicable law or guidance. GWB has not entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years. Neither GWB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among GWB and its Subsidiaries). Neither GWB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was GWB) or (B) has any liability for the Taxes of any person (other than GWB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither GWB nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither GWB nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case, in the nature of a Tax and imposed by a Governmental Entity with jurisdiction over Taxes, together with all penalties and additions to tax and interest thereon.
(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11 Employees.
(a) Section 3.11(a) of the GWB Disclosure Schedule sets forth a true and complete list of all material GWB Benefit Plans. For purposes of this Agreement, the term “GWB Benefit Plans” means an Employee Benefit Plan to which GWB, any Subsidiary of GWB or any of their respective ERISA Affiliates (as defined below) is a party or has any current or future obligation or that are maintained, contributed to or sponsored by GWB, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of GWB, any of its Subsidiaries or any of their ERISA Affiliates, or for which GWB, any of its Subsidiaries or any of their ERISA Affiliates has any direct or indirect liability, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA

(a “Multiemployer Plan”). For purposes of this Agreement, the term “Employee Benefit Plan” means any (i) employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any rules or regulations promulgated thereunder (“ERISA”)), whether or not subject to ERISA, and (ii) equity or equity-based compensation, bonus, profit sharing, incentive, deferred compensation, post-employment or retiree benefits, life insurance, supplemental retirement, termination, change in control, retention, compensation, employment, consulting, retirement or similar plan, agreement, arrangement, program or policy, insurance (including any self-insured arrangement), health and welfare, disability or sick leave benefits, vacation benefit, relocation or expatriate benefits, perquisite or other benefit plans, programs, agreements, contracts, policies or arrangements, in each case whether or not written. For purposes of this Agreement, the term “ERISA Affiliate” means with respect to an entity, any other entity, trade or business, whether or not incorporated, that together with such first entity would be deemed a “single employer” within the meaning of Section 4001 of ERISA.
(b) GWB has heretofore made available to FIBK true and complete copies of each material GWB Benefit Plan and the following related documents, to the extent applicable, (i) all summary plan descriptions, material amendments, material modifications or material supplements, (ii) the annual report (Form 5500) filed with the U.S. Department of Labor (the “DOL”) for the last two (2) plan years, (iii) the most recently received U.S. Internal Revenue Service (“IRS”) determination or opinion letter, and (iv) the most recently prepared actuarial report and financial statements for each of the last two (2) years.
(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, each GWB Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, neither GWB nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any GWB Benefit Plan, and neither GWB nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(d) Section 3.11(d) of the GWB Disclosure Schedule identifies each GWB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “GWB Qualified Plans”). The IRS has, if applicable, issued a favorable determination letter with respect to each GWB Qualified Plan and the related trust, which letter has not expired or been revoked (nor has revocation been threatened), and, to the knowledge of GWB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any GWB Qualified Plan or the related trust. Each trust created under any GWB Qualified Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.
(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, with respect to each GWB Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or Section 302 of ERISA, (iii) the present value of accrued benefits under such GWB Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such GWB Benefit Plan’s actuary with respect to such GWB Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such GWB Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by GWB or any of its Subsidiaries or any of their respective ERISA Affiliates, and (vii) the PBGC has not instituted proceedings to terminate any such GWB Benefit Plan.
(f) None of GWB, any of its Subsidiaries or any of their respective ERISA Affiliates (nor any predecessor of any such entity) has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and

none of GWB, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(g) Neither GWB nor any of its Subsidiaries sponsors, has sponsored or has any current or projected obligation or liability with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees, directors, individual independent contractors or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.
(h) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, all contributions required to be made to any GWB Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any GWB Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of GWB.
(i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), actions, suits, audits, lawsuits or arbitrations which have been asserted or instituted, and, to GWB’s knowledge, no set of circumstances exists which may reasonably give rise to a claim, action, suit, audit, lawsuit or arbitration against the GWB Benefit Plans, any fiduciaries thereof with respect to their duties to the GWB Benefit Plans or the assets of any of the trusts under any of the GWB Benefit Plans that would reasonably be expected to result in any material liability of GWB or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a GWB Benefit Plan, or any other party.
(j) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, none of GWB, any of its Subsidiaries or any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the GWB Benefit Plans or their related trusts, GWB, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that GWB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director, or other service provider of GWB or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any GWB Benefit Plan, or (iii) result in any limitation on the right of GWB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any GWB Benefit Plan or related trust.
(l) The transactions contemplated by this Agreement will not cause or require GWB or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(m) No GWB Benefit Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code and neither GWB or any of its Subsidiaries and any obligation to gross-up or reimburse any current or former employee, director or individual independent contractor for any Taxes under Section 409A or 4999 of the Code, or otherwise.
(n) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, there are no pending or, to GWB’s knowledge, threatened labor grievances or unfair labor practice claims or charges against GWB or any of its Subsidiaries, or any strikes, or other labor disputes against GWB or any of its Subsidiaries. Neither GWB nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or employee association (a “Collective Bargaining Agreement”), or work rules or practices agreed to with any labor organization or employee association applicable to service provider of GWB or any of its Subsidiaries and, to the knowledge of GWB, there are no organizing efforts by any union or other group seeking to represent any employees of GWB or any of its Subsidiaries.

(o) GWB and its Subsidiaries are, and have been since October 1, 2019, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB. Neither GWB nor any of its Subsidiaries has taken any action that would reasonably be expected to cause FIBK or any of its affiliates to have any material liability or other obligations following the Closing Date under the Worker Adjustment and Retraining Notification Act and any comparable state or local law.
3.12  SEC Reports. GWB has previously made available to FIBK an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since September 30, 2019 by GWB pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “GWB Reports”) and (b) communication mailed by GWB to its stockholders since September 30, 2019 and prior to the date hereof, and no such GWB Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since September 30, 2019, as of their respective dates, all GWB Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of GWB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the GWB Reports.
3.13 Compliance with Applicable Law.
(a) GWB and each of its Subsidiaries hold, and have at all times since December 31, 2019, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GWB, and to the knowledge of GWB, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened. GWB has not elected to be treated as a financial holding company under the BHC Act and GWB and each of its Subsidiaries other than GWB Subsidiary Bank are engaged solely in activities permissible under section 4 of the BHC Act (12 U.S.C. § 1843) for a bank holding company that has not elected to be treated as a financial holding company.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GWB, GWB and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to GWB or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S.

sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Coronavirus Aid, Relief and Economic Security (CARES) Act (the “CARES Act”) and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c) GWB Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(d) GWB maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on GWB, to the knowledge of GWB, since December 31, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of GWB and its Subsidiaries.
(e) Without limitation, none of GWB or any of its Subsidiaries, or to the knowledge of GWB, any director, officer, employee, agent or other person acting on behalf of GWB or any of its Subsidiaries has, directly or indirectly, (i) used any funds of GWB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of GWB or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of GWB or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of GWB or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for GWB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for GWB or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GWB.
(f) As of the date hereof, GWB, GWB Subsidiary Bank and each other insured depository institution Subsidiary of GWB is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither GWB nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that GWB Subsidiary Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.
3.14 Certain Contracts.
(a) Except as set forth in Section 3.14(a) of the GWB Disclosure Schedule, as of the date hereof, neither GWB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any GWB Benefit Plan: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of GWB (or after the Merger, the ability of the Surviving Entity and its Subsidiaries) to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements); (iii) with or to a labor union or guild (including any Collective Bargaining Agreement); (iv) which (other than extensions of credit, other customary banking products offered by GWB or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice) creates future payment obligations in excess of $1,000,000 annually and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less; (v) that grants any material right of first refusal or right of first offer with respect to any material assets, rights or properties of GWB or its Subsidiaries taken as a whole; (vi) which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earnout or other obligations that continue in effect after the date of this Agreement that are material to GWB and its Subsidiaries, taken as a whole; (vii) that provides for contractual indemnification to any director, officer or employee; (viii) (A) that relates to the incurrence of indebtedness by GWB or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, credit support, indemnification, assumption or endorsement by GWB or any of its Subsidiaries of, or any similar commitment by GWB or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $5,000,000 or more; (ix) with any record or beneficial owner of five percent (5%) or more of the outstanding shares of GWB Common Stock; or (x) which is a settlement, consent or similar agreement with respect to material litigation against GWB or its Subsidiaries and contains continuing obligations of GWB or any of its Subsidiaries that are material to GWB and its Subsidiaries, taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) (excluding any GWB Benefit Plan), whether or not set forth in the GWB Disclosure Schedule, is referred to herein as a “GWB Contract.” GWB has made available to FIBK true, correct and complete copies of each GWB Contract in effect as of the date hereof.
(b) (i) Each GWB Contract is valid and binding on GWB or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GWB, (ii) GWB and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each GWB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GWB, (iii) to the knowledge of GWB, each third-party counterparty to each GWB Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such GWB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GWB, (iv) neither GWB nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any GWB Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of GWB or any of its Subsidiaries, or to the knowledge of GWB, any other party thereto, of or under any such GWB Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GWB.
3.15 Agreements with Regulatory Agencies. Subject to Section 9.14, neither GWB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since October 1, 2019, a recipient of any supervisory letter from, or since October 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the GWB Disclosure Schedule, a “GWB Regulatory Agreement”), nor has GWB or any of its Subsidiaries been advised since October 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such GWB Regulatory Agreement.
3.16 Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of GWB or any of its Subsidiaries or for the account of a customer of GWB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of GWB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. GWB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to GWB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

3.17 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, GWB and its Subsidiaries are in compliance, and have complied, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of GWB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on GWB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against GWB, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB. To the knowledge of GWB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB. GWB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB.
3.18 Investment Securities and Commodities.
(a) Each of GWB and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to GWB’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of GWB or its Subsidiaries. Such securities and commodities are valued on the books of GWB in accordance with GAAP in all material respects.
(b) GWB and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that GWB believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, GWB has made available to FIBK the material terms of such policies, practices and procedures.
3.19 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on GWB, GWB or a GWB Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the GWB Reports as being owned by GWB or a GWB Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “GWB Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties or the free transferability of such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such GWB Reports or acquired after the date thereof which are material to GWB’s business (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the GWB Owned Properties, the “GWB Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of GWB, the lessor. There are no pending or, to the knowledge of GWB, threatened condemnation proceedings against the GWB Real Property.
3.20 Intellectual Property. GWB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB: (a) (i) to the knowledge of GWB, the use of any Intellectual Property by GWB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which GWB or any GWB Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of GWB, no person has asserted in writing to GWB that GWB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of GWB, no person is challenging, infringing on or otherwise violating any right of GWB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to GWB or its Subsidiaries, and (c) neither GWB nor any GWB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by GWB or any GWB Subsidiary, and GWB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by GWB and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
3.21 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between GWB or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of GWB or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding GWB Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of GWB) on the other hand, of the type required to be reported in any GWB Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.
3.22 State Takeover Laws. The Board of Directors of GWB has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the GWB Charter or GWB Bylaws (collectively, with any similar provisions of the FIBK Articles or FIBK Bylaws, “Takeover Statutes”). In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of GWB Common Stock in connection with the Merger.
3.23 Reorganization. GWB has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.24 Opinion. Prior to the execution of this Agreement, GWB has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Piper Sandler & Co., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of GWB Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.25 GWB Information. The information relating to GWB and its Subsidiaries or that is provided by GWB or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to GWB and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to GWB or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

3.26 Loan Portfolio.
(a) As of the date hereof, neither GWB nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which GWB or any Subsidiary of GWB is a creditor that, as of June 30, 2021, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of June 30, 2021 over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater stockholder of GWB or any of its Subsidiaries, or to the knowledge of GWB, any affiliate of any of the foregoing. Set forth in Section 3.26(a) of the GWB Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of GWB and its Subsidiaries that, as of June 30, 2021, had an outstanding balance of $1,000,000 and were classified by GWB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of GWB or any of its Subsidiaries that, as of June 30, 2021, is classified as “Other Real Estate Owned” and the book value thereof.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, each Loan of GWB or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of GWB and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, each outstanding Loan of GWB or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of GWB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d) None of the agreements pursuant to which GWB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e) There are no outstanding Loans made by GWB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of GWB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, neither GWB nor any of its Subsidiaries is now nor has it ever been since September 30, 2019 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GWB, as to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to GWB’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by GWB or any of its Subsidiaries, subject to the fulfillment of their obligations under the agreement with the Small Business Administration or other Governmental Entity that arise after the date hereof and assuming that any applicable applications, filings, notices, consents and approvals contemplated in Section 3.4 and Section 4.4 have been made or obtained.

3.27 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on GWB, (a) GWB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of GWB reasonably has determined to be prudent and consistent with industry practice, and GWB and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of GWB and its Subsidiaries, GWB or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by GWB or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither GWB nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
3.28 Investment Advisory and Broker-Dealer Matters.
(a) No Subsidiary of GWB is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).
(b) No Subsidiary of GWB is a broker-dealer or is required to be registered, licensed or qualified as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or any other federal or state regulatory or legal requirement or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of the Financial Industry Regulatory Authority (“FINRA”)) any member firm of FINRA.
3.29 Insurance Subsidiaries.
(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on GWB, (i) to the knowledge of GWB, since October 1, 2019, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any GWB Subsidiary (“GWB Agent”) wrote, sold, produced, managed, administered or procured business for a GWB Subsidiary, such GWB Agent was, at the time the GWB Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) to the knowledge of GWB, no GWB Agent has been since October 1, 2019, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such GWB Agent’s writing, sale, management, administration or production of insurance business for any GWB Insurance Subsidiary (as defined below), and (iii) to the knowledge of GWB, each GWB Agent was appointed by GWB or a GWB Insurance Subsidiary in material compliance with applicable insurance laws, rules and regulations and, to the knowledge of GWB, all processes and procedures undertaken with respect to such GWB Agent were undertaken in material compliance with applicable insurance laws, rules and regulations. “GWB Insurance Subsidiary” means each Subsidiary of GWB through which insurance operations is conducted.
(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on GWB, (i) since October 1, 2019, GWB and, to the knowledge of GWB, the GWB Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) to the knowledge of GWB, all contracts, agreements, arrangements and transactions in effect between any GWB Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) to the knowledge of GWB, each GWB Insurance Subsidiary has operated and otherwise been in compliance in all material respects with all applicable insurance laws, rules and regulations.

3.30 No Other Representations or Warranties.
(a) Except for the representations and warranties made by GWB in this Article III, neither GWB nor any other person makes any express or implied representation or warranty with respect to GWB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and GWB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither GWB nor any other person makes or has made any representation or warranty to FIBK or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to GWB, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to FIBK or any of its affiliates or Representatives in the course of their due diligence investigation of GWB, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by GWB in this Article III.
(b) GWB acknowledges and agrees that neither FIBK nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIBK
Except (a) as disclosed in the disclosure schedule delivered by FIBK to GWB concurrently herewith (the “FIBK Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the FIBK Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FIBK that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any FIBK Reports filed by FIBK since December 31, 2019, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), FIBK hereby represents and warrants to GWB as follows:
4.1 Corporate Organization.
(a) FIBK is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana, and is a bank holding company duly registered under the BHC Act that has successfully elected to be treated as a financial holding company under the BHC Act. FIBK has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. FIBK is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FIBK. True and complete copies of the articles of incorporation of FIBK (the “FIBK Articles”) and the bylaws of FIBK (the “FIBK Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by FIBK to GWB.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FIBK, each Subsidiary of FIBK (a “FIBK Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of FIBK or any Subsidiary of FIBK to pay dividends or distributions except, in the case of FIBK or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of FIBK Subsidiary Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of FIBK, threatened. Section 4.1(b) of the FIBK Disclosure Schedule sets forth a true and complete list of all Subsidiaries of FIBK as of the date hereof. No Subsidiary of FIBK is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of FIBK. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of FIBK other than the FIBK Subsidiaries.
4.2 Capitalization.
(a) As of the date of this Agreement, the authorized capital stock of FIBK consists of 100,000,000 shares of FIBK Class A Common Stock, 100,000,000 shares of FIBK Class B Common Stock and 100,000 shares of preferred stock, no par value per share (the “FIBK Preferred Stock”). As of the date of this Agreement, there are (i) 41,716,996 shares of FIBK Class A Common Stock issued and outstanding, including 199,990 shares of FIBK Class A Common Stock granted in respect of outstanding time-based restricted stock awards (“FIBK Restricted Stock Awards”), (ii) 356,712 shares of FIBK Class A Common Stock (assuming performance goals are satisfied at the target level) or 713,424 shares of FIBK Class A Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding performance-based restricted stock awards in respect of shares of FIBK Class A Common Stock (“FIBK Performance Stock Awards”), (iii) 20,515,516 shares of FIBK Class B Common Stock issued and outstanding, (iv) zero shares of FIBK Preferred Stock issued and outstanding, (v) zero shares of FIBK Common Stock held in treasury, (vi) 27,403 shares of FIBK Class A Common Stock reserved for issuance upon the exercise and settlement of outstanding stock option awards in respect of shares of FIBK Class A Common Stock (“FIBK Option Awards”), and (vii) no other shares of capital stock or other voting securities or equity interests of FIBK issued, reserved for issuance or outstanding. All of the issued and outstanding shares of FIBK Class A Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of FIBK may vote. Other than FIBK Restricted Stock Awards, FIBK Performance Stock Awards and FIBK Option Awards (collectively, “FIBK Equity Awards”) issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, equity or equity-based compensation awards (including options, stock appreciation rights, phantom units or shares, restricted stock, restricted stock units, performance stock units, performance awards, profit participation rights, or dividend or dividend equivalent rights or similar awards), warrants, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in FIBK, or contracts, commitments, understandings or arrangements by which FIBK may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in FIBK or that otherwise obligate FIBK to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “FIBK Securities”). No FIBK Subsidiary owns any capital stock of FIBK. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which FIBK or any of its Subsidiaries is a party with respect to the voting or transfer of FIBK Common Stock, capital stock or other voting or equity securities or ownership interests of FIBK or granting any shareholder or other person any registration rights.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FIBK, FIBK owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the FIBK Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any FIBK Subsidiary, or contracts, commitments, understandings or arrangements by which any FIBK Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such FIBK Subsidiary, or otherwise obligating any FIBK Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (“FIBK Subsidiary Securities”).
4.3 Authority; No Violation.
(a) FIBK has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the Merger, the FIBK Articles Amendment and the FIBK Bylaws Amendment have been duly and validly approved by the Board of Directors of FIBK. The Board of Directors of FIBK has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of FIBK and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger, the FIBK Articles Amendment and the FIBK Bylaws Amendment), and has directed that this Agreement and the FIBK Articles Amendment be submitted to FIBK’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of this Agreement (including the issuance of shares of FIBK Class A Common Stock pursuant to this Agreement) by the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of FIBK Common Stock entitled to vote thereon, voting together as a single class and (ii) the approval of the FIBK Articles Amendment by the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of FIBK Common Stock entitled to vote thereon, voting together as a single class (such approvals in clauses (i) and (ii), collectively, the “Requisite FIBK Vote”), and subject to the approval of the Bank Merger Agreement by the Board of Directors of FIBK Subsidiary Bank and FIBK as FIBK Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of FIBK are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FIBK and (assuming due authorization, execution and delivery by GWB) constitutes a valid and binding obligation of FIBK, enforceable against FIBK in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of FIBK Class A Common Stock to be issued in the Merger will, upon issuance and delivery at the Closing, be validly authorized (subject to the receipt of the Requisite FIBK Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of FIBK will have any preemptive right or similar rights in respect thereof.
(b) Neither the execution and delivery of this Agreement by FIBK, nor the consummation by FIBK of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by FIBK with any of the terms or provisions hereof, will (i) violate any provision of the FIBK Articles or the FIBK Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any FIBK Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FIBK or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FIBK or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FIBK or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on FIBK.
4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ or the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the MDOB and SDDB, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking, securities or insurance regulatory authorities listed on Section 3.4 of the GWB Disclosure Schedule or Section 4.4 of the FIBK Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (f) the filing of the Articles of Merger with the Delaware Secretary pursuant to the DGCL and the Montana Secretary pursuant to the MBCA, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, (g) if required by the HSR Act, the filing of any applications, filings or notices under the HSR Act and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FIBK Class A Common Stock pursuant to this Agreement and the approval of the listing of such FIBK Class A Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the execution and delivery by FIBK of this Agreement or (y) the consummation by FIBK of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, to the knowledge of FIBK, there is no reason why the necessary regulatory approvals and consents will not be received by FIBK to permit consummation of the Merger and the Bank Merger on a timely basis.
4.5 Reports. FIBK and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with any Regulatory Agencies (including the MDOB), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FIBK. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of FIBK and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FIBK, investigation into the business or operations of FIBK or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FIBK or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of FIBK or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK.
4.6 Financial Statements.
(a) The financial statements of FIBK and its Subsidiaries included (or incorporated by reference) in the FIBK Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of FIBK and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of FIBK and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of FIBK and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since December 31, 2019, no independent public accounting firm of FIBK has resigned (or informed FIBK that it intends to resign) or been dismissed as independent public accountants of FIBK as a result of or in connection with any disagreements with FIBK on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, neither FIBK nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of FIBK included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of FIBK and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FIBK or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on FIBK. FIBK (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Exchange Act) to ensure that material information relating to FIBK, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of FIBK by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to FIBK’s outside auditors and the audit committee of FIBK’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect FIBK’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or senior employees who have a significant role in FIBK’s internal controls over financial reporting. These disclosures were made in writing by management to FIBK’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by FIBK to GWB. Neither FIBK nor its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures. FIBK has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d) Since January 1, 2019, (i) neither FIBK nor any of its Subsidiaries, nor, to the knowledge of FIBK, any Representative of FIBK or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FIBK or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FIBK or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing FIBK or any of its Subsidiaries, whether or not employed by FIBK or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FIBK or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of FIBK or any committee thereof or the Board of Directors or similar governing body of any FIBK Subsidiary or any committee thereof, or to the knowledge of FIBK, to any director or officer of FIBK or any FIBK Subsidiary.
4.7 Broker’s Fees. With the exception of the engagement of Keefe Bruyette & Woods, Inc. and Barclays Capital Inc., neither FIBK nor any FIBK Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. FIBK has disclosed to GWB as of the date hereof the aggregate fees provided for in connection with the engagement by FIBK of Keefe Bruyette & Woods, Inc. and Barclays Capital Inc. related to the Merger and the other transactions contemplated hereunder.
4.8 Absence of Certain Changes or Events.
(a) Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK.

(b) Since December 31, 2020, FIBK and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.9 Legal Proceedings.
(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on FIBK, neither FIBK nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of FIBK, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FIBK or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon FIBK, any of its Subsidiaries or the assets of FIBK or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).
4.10 Taxes and Tax Returns. Each of FIBK and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither FIBK nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of FIBK and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of FIBK and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither FIBK nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither FIBK nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the knowledge of FIBK, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of FIBK and its Subsidiaries or the assets of FIBK and its Subsidiaries. Neither FIBK nor any of its Subsidiaries has any deferred payroll Tax Liability under Section 2302 of the CARES Act, Internal Revenue Service Notice 2020-65 or any similar or analogous provision of state, local or non-U.S. applicable law or guidance. FIBK has not entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years. Neither FIBK nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FIBK and its Subsidiaries). Neither FIBK nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was FIBK) or (B) has any liability for the Taxes of any person (other than FIBK or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither FIBK nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither FIBK nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
4.11 Employees.
(a) Section 4.11(a) of the FIBK Disclosure Schedule sets forth a true and complete list of all material FIBK Benefit Plans. For purposes of this Agreement, the term “FIBK Benefit Plans” means an Employee Benefit Plan to which FIBK, any Subsidiary of FIBK or any of their respective ERISA Affiliates is a party or has any current or future obligation or that are maintained, contributed to or sponsored by FIBK, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of FIBK, any of its Subsidiaries or any of their ERISA Affiliates, or for which FIBK, any of its Subsidiaries or any of their ERISA Affiliates has any direct or indirect liability, excluding, in each case, Multiemployer Plan.
(b) FIBK has heretofore made available to GWB true and complete copies of each material FIBK Benefit Plan and the following related documents, to the extent applicable, (i) all summary plan descriptions, material amendments, material modifications or material supplements, (ii) the annual report (Form 5500) filed with the DOL for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letter, and (iv) the most recently prepared actuarial report and financial statements for each of the last two (2) years.
(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, each FIBK Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, neither FIBK nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any FIBK Benefit Plan, and neither FIBK nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(d) Section 4.11(d) of the FIBK Disclosure Schedule identifies each FIBK Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “FIBK Qualified Plans”). The IRS has, if applicable, issued a favorable determination letter with respect to each FIBK Qualified Plan and the related trust, which letter has not expired or been revoked (nor has revocation been threatened), and, to the knowledge of FIBK, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any FIBK Qualified Plan or the related trust. Each trust created under any FIBK Qualified Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.
(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, with respect to each FIBK Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or Section 302 of ERISA, (iii) the present value of accrued benefits under such FIBK Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such FIBK Benefit Plan’s actuary with respect to such FIBK Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such FIBK Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by FIBK or any of its Subsidiaries or any of their respective ERISA Affiliates, and (vii) the PBGC has not instituted proceedings to terminate any such FIBK Benefit Plan.
(f) None of FIBK, any of its Subsidiaries or any of their respective ERISA Affiliates (nor any predecessor of any such entity) has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of FIBK, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(g) Neither FIBK nor any of its Subsidiaries sponsors, has sponsored or has any current or projected obligation or liability with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees, directors, individual independent contractors or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.
(h) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, all contributions required to be made to any FIBK Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FIBK Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of FIBK.
(i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), actions, suits, audits, lawsuits or arbitrations which have been asserted or instituted, and, to FIBK’s knowledge, no set of circumstances exists which may reasonably give rise to a claim, action, suit, audit, lawsuit or arbitration against the FIBK Benefit Plans, any fiduciaries thereof with respect to their duties to the FIBK Benefit Plans or the assets of any of the trusts under any of the FIBK Benefit Plans that would reasonably be expected to result in any material liability of FIBK or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a FIBK Benefit Plan, or any other party.
(j) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, none of FIBK, any of its Subsidiaries or any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the FIBK Benefit Plans or their related trusts, FIBK, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that FIBK or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director, or other service provider of FIBK or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any FIBK Benefit Plan, or (iii) result in any limitation on the right of FIBK or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any FIBK Benefit Plan or related trust.
(l) The transactions contemplated by this Agreement will not cause or require FIBK or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(m) No FIBK Benefit Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code and neither FIBK nor any of its Subsidiaries has any obligation to gross-up or reimburse any current or former employee, director or individual independent contractor for any Taxes under Section 409A or 4999 of the Code, or otherwise.
(n) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, there are no pending or, to FIBK’s knowledge, threatened labor grievances or unfair labor practice claims or charges against FIBK or any of its Subsidiaries, or any strikes, or other labor disputes against FIBK or any of its Subsidiaries. Neither FIBK nor any of its Subsidiaries is party to or bound by any Collective Bargaining Agreement, or work rules or practices agreed to with any labor organization or employee association applicable to service provider of FIBK or any of its Subsidiaries and, to the knowledge of FIBK, there are no organizing efforts by any union or other group seeking to represent any employees of FIBK or any of its Subsidiaries.
(o) FIBK and its Subsidiaries are, and have been since January 1, 2019, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK. Neither FIBK nor any of its Subsidiaries has taken any action that would reasonably be expected to cause GWB or any of its affiliates to have any material liability or other obligation following the Closing Date under the Worker Adjustment and Retraining Notification Act and any comparable state or local law.
4.12 SEC Reports. FIBK has previously made available to GWB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2019 by FIBK pursuant to the Securities Act or the Exchange Act (the “FIBK Reports”) and (b) communication mailed by FIBK to its shareholders since December 31, 2019 and prior to the date hereof, and no such FIBK Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2019, as of their respective dates, all FIBK Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of FIBK has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the FIBK Reports.
4.13 Compliance with Applicable Law.
(a) FIBK and each of its Subsidiaries hold, and have at all times since December 31, 2019, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FIBK, and to the knowledge of FIBK, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FIBK, FIBK and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to FIBK or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the CARES Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c) FIBK Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(d) FIBK maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FIBK, to the knowledge of FIBK, since December 31, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of FIBK and its Subsidiaries.
(e) Without limitation, none of FIBK or any of its Subsidiaries, or to the knowledge of FIBK, any director, officer, employee, agent or other person acting on behalf of FIBK or any of its Subsidiaries has, directly or indirectly, (i) used any funds of FIBK or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of FIBK or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of FIBK or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of FIBK or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for FIBK or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for FIBK or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FIBK.
(f) As of the date hereof, FIBK, FIBK Subsidiary Bank and each other insured depository institution Subsidiary of FIBK is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither FIBK nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that FIBK Subsidiary Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.
4.14 Certain Contracts.
(a) Except as set forth in Section 4.14(a) of the FIBK Disclosure Schedule as of the date hereof, neither FIBK nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any FIBK Benefit Plan: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of FIBK (or after the Merger, the ability of the Surviving Entity and its Subsidiaries) to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements) and provides for, or would reasonably be expected to result in, payments by FIBK or its Subsidiaries after the date hereof in excess of $15,000,000 per year; (iii) with or to a labor union or guild (including any Collective Bargaining Agreement); (iv) that grants any material right of first refusal or right of first offer with respect to any material assets, rights or properties of FIBK or its Subsidiaries taken as a whole and provides for, or would reasonably be expected to result in, payments by FIBK or its Subsidiaries after the date hereof in excess of $15,000,000 per year; (v) which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depository institution that continue in effect after the date of this Agreement that are material to FIBK and its Subsidiaries, taken as a whole; (vi) (A) that relates to the incurrence of indebtedness by FIBK or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, credit support, indemnification, assumption or endorsement by FIBK or any of its Subsidiaries of, or any similar commitment by FIBK or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $15,000,000 or more; (vii) with any record or beneficial owner of FIBK Class B Common Stock or five percent (5%) or more of the outstanding FIBK Common Stock or voting power thereof in any such owner’s capacity as a shareholder of FIBK (other than contracts or arrangements for financial products or services, including loan agreements, account agreements and other indebtedness agreements) or (viii) which is a settlement, consent or similar agreement with respect to material litigation against FIBK or its Subsidiaries for an amount in excess of $15,000,000. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a) (excluding any FIBK Benefit Plan), whether or not set forth in the FIBK Disclosure Schedule, is referred to herein as a “FIBK Contract.” FIBK has made available to GWB true, correct and complete copies of each FIBK Contract in effect as of the date hereof.
(b) (i) Each FIBK Contract is valid and binding on FIBK or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FIBK, (ii) FIBK and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each FIBK Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FIBK, (iii) to the knowledge of FIBK, each third-party counterparty to each FIBK Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such FIBK Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FIBK, (iv) neither FIBK nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any FIBK Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of FIBK or any of its Subsidiaries or, to the knowledge of FIBK, any other party thereto, of or under any such FIBK Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FIBK.
4.15 Agreements with Regulatory Agencies. Subject to Section 9.14, neither FIBK nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the FIBK Disclosure Schedule, a “FIBK Regulatory Agreement”), nor has FIBK or any of its Subsidiaries been advised since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FIBK Regulatory Agreement.
4.16 Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of FIBK or any of its Subsidiaries or for the account of a customer of FIBK or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of FIBK or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. FIBK and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to FIBK’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.
4.17 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, FIBK and its Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of FIBK, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on FIBK or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against FIBK, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK. To the knowledge of FIBK, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK. FIBK is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK.
4.18 Investment Securities and Commodities.
(a) Each of FIBK and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to FIBK’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of FIBK or its Subsidiaries. Such securities and commodities are valued on the books of FIBK in accordance with GAAP in all material respects.
(b) FIBK and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that FIBK believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, FIBK has made available to GWB the material terms of such policies, practices and procedures.

4.19 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FIBK, FIBK or a FIBK Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the FIBK Reports as being owned by FIBK or a FIBK Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “FIBK Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such FIBK Reports or acquired after the date thereof which are material to FIBK’s business (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the FIBK Owned Properties, the “FIBK Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of FIBK, the lessor. There are no pending or, to the knowledge of FIBK, threatened condemnation proceedings against the FIBK Real Property.
4.20 Intellectual Property. FIBK and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK: (a) (i) to the knowledge of FIBK, the use of any Intellectual Property by FIBK and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which FIBK or any FIBK Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of FIBK, no person has asserted in writing to FIBK that FIBK or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of FIBK, no person is challenging, infringing on or otherwise violating any right of FIBK or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to FIBK or its Subsidiaries, and (c) neither FIBK nor any FIBK Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by FIBK or any FIBK Subsidiary, and FIBK and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by FIBK and its Subsidiaries.
4.21 Customer Relationships.
(a) Each trust or wealth management customer of FIBK or any of its Subsidiaries has been in all material respects originated and serviced (i) in conformity with the applicable policies of FIBK and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with any instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent with each customer’s risk profile and (v) in compliance with all applicable laws and FIBK’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each contract governing a relationship with a trust or wealth management customer of FIBK or any of its Subsidiaries has been duly and validly executed and delivered by FIBK and each Subsidiary and, to the knowledge of FIBK, the other contracting parties, each such contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by the Enforceability Exceptions, and FIBK and its Subsidiaries and, to the knowledge of FIBK, the other contracting parties thereto, have duly performed in all material respects their obligations thereunder, and FIBK and its Subsidiaries and, to the knowledge of FIBK, such other contracting parties are in material compliance with each of the terms thereof.
(b) None of FIBK, any of its Subsidiaries or any of their respective directors, officers or employees has committed any material breach of trust or fiduciary duty with respect to any of the accounts maintained on behalf of any trust or wealth management customer of FIBK or any of its Subsidiaries. Since January 1, 2019, none of FIBK or any of its Subsidiaries has been, and none are currently, engaged in any material dispute with, or subject to material claims by, any such trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.
4.22 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between FIBK or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of FIBK or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding FIBK Common Stock or voting power thereof (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of FIBK) on the other hand, of the type required to be reported in any FIBK Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.
4.23 State Takeover Laws. The Board of Directors of FIBK has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes. In accordance with Section 35-14-1302 of the MBCA, no appraisal or dissenters’ rights will be available to the holders of FIBK Common Stock in connection with the Merger.
4.24 Reorganization. FIBK has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.25 Opinions. Prior to the execution of this Agreement, FIBK has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from each of Keefe Bruyette & Woods, Inc. and Barclays Capital Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to FIBK. Neither opinion has been amended or rescinded as of the date of this Agreement.
4.26 FIBK Information. The information relating to FIBK and its Subsidiaries or that is provided by FIBK or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to FIBK and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate to GWB or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.27 Loan Portfolio.
(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, each Loan of FIBK or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of FIBK and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, each outstanding Loan of FIBK or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of FIBK and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(c) None of the agreements pursuant to which FIBK or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(d) There are no outstanding Loans made by FIBK or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of FIBK or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(e) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FIBK, neither FIBK nor any of its Subsidiaries is now nor has it ever been since

December 31, 2019 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
4.28 Investment Advisory and Broker-Dealer Matters.
(a) No Subsidiary of FIBK is required to register with the SEC as an investment adviser under the Investment Advisers Act.
(b) No Subsidiary of FIBK is a broker-dealer or is required to be registered, licensed or qualified as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or any other federal or state regulatory or legal requirement or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of FINRA) any member firm of FINRA.
4.29 Insurance Subsidiaries.
(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FIBK, (i) to the knowledge of FIBK, since December 31, 2019, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any FIBK Subsidiary (“FIBK Agent”) wrote, sold, produced, managed, administered or procured business for a FIBK Subsidiary, such FIBK Agent was, at the time the FIBK Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) to the knowledge of FIBK, no FIBK Agent has been since December 31, 2019, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such FIBK Agent’s writing, sale, management, administration or production of insurance business for any FIBK Insurance Subsidiary (as defined below), and (iii) to the knowledge of FIBK, each FIBK Agent was appointed by FIBK or a FIBK Insurance Subsidiary in material compliance with applicable insurance laws, rules and regulations and all processes and, to the knowledge of FIBK, procedures undertaken with respect to such FIBK Agent were undertaken in material compliance with applicable insurance laws, rules and regulations. “FIBK Insurance Subsidiary” means each Subsidiary of FIBK through which insurance operations is conducted.
(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FIBK, (i) since December 31, 2019, FIBK and, to the knowledge of FIBK, the FIBK Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) to the knowledge of FIBK, all contracts, agreements, arrangements and transactions in effect between any FIBK Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) to the knowledge of FIBK, each FIBK Insurance Subsidiary has operated and otherwise been in compliance in all material respects with all applicable insurance laws, rules and regulations.
4.30 No Other Representations or Warranties.
(a) Except for the representations and warranties made by FIBK in this Article IV, neither FIBK nor any other person makes any express or implied representation or warranty with respect to FIBK, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FIBK hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither FIBK nor any other person makes or has made any representation or warranty to GWB or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to FIBK, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to GWB or any of its affiliates or Representatives in the course of their due diligence investigation of FIBK, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by FIBK in this Article IV.
(b) FIBK acknowledges and agrees that neither GWB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1 Conduct of Businesses by GWB Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the GWB Disclosure Schedule), required by law (including the Pandemic Measures) or as consented to in writing by FIBK (such consent not to be unreasonably withheld, conditioned or delayed), GWB shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either FIBK or GWB to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in Section 5.1(a), but subject to the other provisions of this Section 5.1 and Section 5.2, GWB and its Subsidiaries may take any commercially reasonable actions that GWB reasonably determines are necessary or prudent to take in response to the Pandemic or the Pandemic Measures; provided that GWB shall provide prior notice to and consult with FIBK in good faith to the extent such actions would otherwise require consent of FIBK under Section 5.1(a).
5.2 Forbearances of GWB. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the GWB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, GWB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of FIBK (such consent not to be unreasonably withheld, conditioned or delayed):
(a) (i) incur any indebtedness for borrowed money in excess of $25,000,000, (A) other than (I)  federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and in the ordinary course of business consistent with past practice, (II) deposits in the ordinary course of business consistent with past practice and (III) indebtedness of GWB or any of its wholly owned Subsidiaries to GWB or any of its wholly owned Subsidiaries, and (B) provided that (I) such indebtedness is on customary and reasonable market terms, (II) such indebtedness is prepayable or redeemable at any time (subject to customary notice requirements) without premium or penalty, (III) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby shall result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under, or any loss of a material benefit of GWB or any of its Subsidiaries under, or result in the creation of any Lien upon any of the assets of GWB or any of its Subsidiaries under such indebtedness, or would reasonably be expected to require the preparation or delivery of separate financial statements of GWB, the Surviving Entity or their respective Subsidiaries and (IV) such indebtedness is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities, or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b)
(i) adjust, split, combine or reclassify any capital stock;
(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any GWB Securities or GWB Subsidiary Securities except, in each case, (A) regular quarterly cash dividends at a rate not in excess of the amounts set forth in Section 5.2(b)(ii) of the GWB Disclosure Schedule, (B) dividends paid by any of the Subsidiaries of GWB or any of its wholly owned Subsidiaries, (C) regular distributions on outstanding trust preferred securities in accordance with their terms or (D) the acceptance of shares of GWB Common Stock as payment for the exercise price of stock options or warrants or for withholding Taxes incurred in connection with the exercise of stock options or warrants or the vesting or settlement of equity-based awards, in each case, outstanding as of the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the GWB Disclosure Schedule;
(iii) grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any GWB Securities under a GWB Stock Plan or otherwise; or
(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any GWB Securities or GWB Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any GWB Securities or GWB Subsidiary Securities, except pursuant to the exercise of stock options or the settlement of equity-based awards outstanding as of the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the GWB Disclosure Schedule;
(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;
(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly owned Subsidiary of GWB;
(e) in each case except for transactions in the ordinary course of business consistent with past practice, (i) terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, any GWB Contract, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to GWB, or (ii) enter into any contract that would constitute a GWB Contract, if it were in effect on the date of this Agreement;
(f) except as required by the terms (in effect as of the date hereof) of any GWB Benefit Plan or by applicable law, (i) enter into, adopt, amend or terminate any employment agreement, offer letter, retention agreement, change in control or transaction bonus agreement, severance agreement or similar arrangement, in each case, with respect to any executive officer or any employee reporting directly to an executive officer (a “Key Employee”), (ii) enter into, adopt, materially amend or terminate any other Employee Benefit Plan or any Collective Bargaining Agreement, (iii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than in the ordinary course of business consistent with past practice up to the percentage set forth in Section 5.2(f) of the GWB Disclosure Schedule, (iv) pay or award, or accelerate the vesting of, any non-equity bonuses or incentive compensation, other than in the ordinary course of business consistent with past practice, (v) grant or accelerate the vesting or payment of any equity-based compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment of any Key Employee, other than for cause, or (viii) hire any individual who would be a Key Employee;
(g) settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to GWB, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity;
(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend its certificate of incorporation, its bylaws or comparable governing documents of its Subsidiaries;
(j) other than in prior consultation with FIBK, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(k) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation or policies imposed by any Governmental Entity;
(l) enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing or other material banking or operating policies and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(m) other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its investment securities portfolio, hedging practices and policies or its policies with respect to the classification or reporting of such portfolios, in each case except as required by law or requested by a Regulatory Agency;
(n) make or acquire any Loan (except for any Loan for which a commitment to make or acquire was entered into prior to the date of this Agreement) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any existing Loan, in each case that involves or results in a total credit exposure to any borrower and its affiliates of $30,000,000 or greater; provided that if FIBK does not respond to a request for consent pursuant to this Section 5.2(n) within five (5) business days of having received such request together with the relevant Loan package, such non-response shall be deemed to constitute consent;
(o) make, or commit to make, any capital expenditures that exceed the amounts set forth in GWB’s capital expenditure budget set forth in Section 5.2(o) of the GWB Disclosure Schedule;
(p) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or
(q) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3 Conduct of Businesses by FIBK Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the FIBK Disclosure Schedule), required by law (including the Pandemic Measures) or as consented to in writing by GWB (such consent not to be unreasonably withheld, conditioned or delayed), FIBK shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either FIBK or GWB to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in Section 5.3(a), but subject to the other provisions of this Section 5.3 and Section 5.4, FIBK and its Subsidiaries may take any commercially reasonable actions that FIBK reasonably determines are necessary or prudent to take in response to the Pandemic or the Pandemic Measures; provided that FIBK shall provide prior notice to and consult with GWB in good faith to the extent such actions would otherwise require consent of GWB under Section 5.3(a).

5.4 Forbearances of FIBK. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the FIBK Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, FIBK shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of GWB (such consent not to be unreasonably withheld, conditioned or delayed):
(a) (i) adjust, split, combine or reclassify any shares of FIBK Common Stock;
(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, repurchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any FIBK Securities or FIBK Subsidiary Securities, except, in each case, (A) regular quarterly cash dividends at a rate not in excess of the amounts set forth in Section 5.4(a)(ii) of the FIBK Disclosure Schedule, (B) dividends paid by any of the Subsidiaries of FIBK or any of its wholly owned Subsidiaries, (C) regular distributions on outstanding trust preferred securities in accordance with their terms or (D) the acceptance of shares of FIBK Common Stock as payment for the exercise price of stock options or warrants or for withholding Taxes incurred in connection with the exercise of stock options or warrants or the vesting or settlement of equity-based awards, in each case, outstanding as of the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the FIBK Disclosure Schedule;
(b) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(c) amend the FIBK Articles or the FIBK Bylaws (other than pursuant to the FIBK Articles Amendment and the FIBK Bylaws Amendment);
(d) (A) terminate, amend or waive any provision of the Stockholders’ Agreement, or (B) enter into, terminate, amend, or waive any provision of any other contract or agreement with any shareholder party to the Support Agreement (other than (1) customary arrangements entered into in a person’s capacity as a director of FIBK on terms substantially similar to those entered into with other independent directors of FIBK and (2) contracts or arrangements for financial products or services, including loan agreements, account agreements and other indebtedness agreements, entered into in the ordinary course of business); or
(e) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.4.
ARTICLE VI

ADDITIONAL AGREEMENTS
6.1 Regulatory Matters.
(a) Promptly after the date of this Agreement, FIBK and GWB shall prepare and file with the SEC the Joint Proxy Statement, and FIBK shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus, and the parties shall use reasonable best efforts to make such filings as promptly as practicable after the date of this Agreement. Each of FIBK and GWB shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and FIBK and GWB shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders or stockholders, as applicable. FIBK shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and GWB shall furnish all information concerning GWB and the holders of GWB Common Stock as may be reasonably requested in connection with any such action.
(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within forty-five (45) days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this

Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) days after the date of this Agreement, FIBK and GWB shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the Requisite Regulatory Approvals. FIBK and GWB shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. FIBK and GWB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to GWB or FIBK, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law; and provided that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all permits, consents, orders, approvals, waivers, non-objections and authorizations (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, the MDOB and the SDDB and, if required by the HSR Act, under the HSR Act and (ii) set forth in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger) or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.
(c) Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require FIBK or GWB or any of their respective Subsidiaries, and neither FIBK nor GWB nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to FIBK and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).
(d) FIBK and GWB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of FIBK, GWB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement.
(e) FIBK and GWB shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.

6.2 Access to Information; Confidentiality.
(a) Upon reasonable notice and subject to applicable laws, each of GWB and FIBK, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, provided that such investigation or requests shall not interfere unnecessarily with normal operations of the party, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of GWB and FIBK shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that GWB or FIBK, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither FIBK nor GWB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of FIBK’s or GWB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b) Each of GWB and FIBK shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 5, 2021, between FIBK and GWB (the “Confidentiality Agreement”).
(c) No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3 Stockholder and Shareholder Approvals. Each of FIBK and GWB shall call, give notice of, establish a record date for, convene and hold a meeting of its shareholders and stockholders, respectively (the “FIBK Meeting” and the “GWB Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (i) in the case of GWB, the Requisite GWB Vote, and in the case of FIBK, the Requisite FIBK Vote, and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders or stockholders, as applicable, in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of GWB and FIBK shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Subject to the remainder of this Section 6.3, each of FIBK and GWB and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of FIBK and the stockholders of GWB, as applicable, the Requisite FIBK Vote and the Requisite GWB Vote, as applicable, including by communicating to the shareholders of FIBK and the stockholders of GWB, as applicable, its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of FIBK, the shareholders of FIBK adopt and approve this Agreement and the transactions contemplated hereby (including the issuance of shares of FIBK Class A Common Stock pursuant to this Agreement) and approve the FIBK Articles Amendment (the “FIBK Board Recommendation”), and, in the case of GWB, the stockholders of GWB adopt and approve this Agreement and the transactions contemplated hereby (the “GWB Board Recommendation”). Subject to the remainder of this Section 6.3, each of FIBK and GWB and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the FIBK Board Recommendation, in the case of FIBK, or the GWB Board Recommendation, in the case of GWB, (ii) fail to make the FIBK Board Recommendation, in the case of FIBK, or the GWB Board Recommendation, in the case of GWB, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the FIBK Board Recommendation, in the case of FIBK, or the GWB Board Recommendation, in the case of GWB, in each case within ten (10) business days (or such fewer number of days as remains prior to the FIBK Meeting or the GWB Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of FIBK or GWB, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the FIBK Board Recommendation or the GWB Board Recommendation, as applicable, such Board of Directors may, in the case of FIBK, prior to the receipt of the Requisite FIBK Vote, and in the case of GWB, prior to the receipt of the Requisite GWB Vote, effect a Recommendation Change, including by submitting this Agreement to its shareholders or stockholders, respectively, without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for such Recommendation Change to its shareholders or stockholders, as applicable, in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the FIBK Board Recommendation or GWB Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Neither FIBK nor GWB shall adjourn or postpone the FIBK Meeting or the GWB Meeting, as the case may be, except that FIBK or GWB (1) shall be permitted to adjourn or postpone the FIBK Meeting or the GWB Meeting, as the case may be, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of FIBK or the Board of Directors of GWB, as the case may be, has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by such party’s shareholders or stockholders, as applicable, prior to the FIBK Meeting or the GWB Meeting, as the case may be and (2) shall adjourn or postpone the FIBK Meeting or the GWB Meeting, as the case may be, up to two times, if, as of the time for which such meeting is originally scheduled there are insufficient shares of FIBK Common Stock or GWB Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting GWB or FIBK, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite GWB Vote or the Requisite FIBK Vote; provided that, without the prior written consent of the other party, neither FIBK nor GWB shall adjourn or postpone the FIBK Meeting or the GWB Meeting, as the case may be, under this clause (2) for more than five (5) business days in the case of any individual adjournment or postponement or more than twenty (20) business days in the aggregate. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the FIBK Meeting shall be convened and this Agreement shall be submitted to the shareholders of FIBK at the FIBK Meeting and (y) the GWB Meeting shall be convened and this Agreement shall be submitted to the stockholders of GWB at the GWB Meeting, and nothing contained herein shall be deemed to relieve either FIBK or GWB of such obligation.
6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of FIBK and GWB shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by GWB or FIBK or any of their respective Subsidiaries in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement.
6.5 Stock Exchange Listing. FIBK shall cause the shares of FIBK Class A Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
6.6 Employee Matters.
(a) For a period commencing at the Effective Time and ending on the one year anniversary of the Effective Time, FIBK shall provide, or cause to be provided, to each individual who is employed by GWB or any of its Subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Entity (or any affiliate thereof) during such period (a “Continuing Employee”), with (i) a base salary or base wage rate that is no less than the base salary or base wage rate in effect for such Continuing Employee as of immediately prior to the Effective Time, (ii) short-term incentive compensation opportunities, long-term incentive compensation opportunities and other compensation and employee benefits (in each case of clause (i) and (ii) of this Section 6.6(a), excluding defined benefit pension, retiree medical, change in control and severance benefits) that, in each case, are no less favorable than those provided to similarly situated employees of FIBK and its Subsidiaries, and (iii) to any Continuing Employee who experiences an involuntary termination of employment without cause (or other severance-qualifying termination) during such period, severance benefits pursuant to FIBK’s severance policy (the terms of which are described in Section 6.6(a) of the FIBK Disclosure Schedule), and which shall apply to Continuing Employees in a manner no less favorable than as applicable to similarly situated employees of FIBK and its Subsidiaries. Nothing in this Section 6.6(a) is intended to limit FIBK or any of its Subsidiaries from taking or continuing to take reasonable actions in response to the COVID-19 related stresses on FIBK after the Closing Date, including reductions in force, furloughs, temporary layoffs, or reduced hours, pay or benefits; provided that no such actions shall disproportionately adversely affect the Continuing Employees when compared to similarly situated FIBK employees.
(b) With respect to any FIBK Benefit Plans in which any Continuing Employees first become eligible to participate on or after the Closing Date, FIBK or the Surviving Entity shall: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such FIBK Benefit Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous GWB Benefit Plan immediately prior to the Closing Date, (ii) provide each such Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Closing Date (or, if later, prior to the time such employee commenced participation in such FIBK Benefit Plan) under such FIBK Benefit Plan (to the same extent that such credit was given under the analogous GWB Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any such FIBK Benefit Plans, and (iii) recognize all service of such employees with GWB and its respective Subsidiaries, for all purposes to the same extent that such service was taken into account under the analogous GWB Benefit Plan prior to the Closing Date; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services, for purposes of benefit accrual under any FIBK Benefit Plan that is a defined benefit pension plan, for purposes of any FIBK Benefit Plan that provides retiree welfare benefits, or to any FIBK Benefit Plan that is a frozen plan, either with respect to level of benefits or participation, or provides grandfathered benefits.
(c) If directed in writing by FIBK at least ten (10) business days prior to the Effective Time, GWB shall terminate any GWB Qualified Plan effective as of, and contingent upon, the Effective Time. In connection with the termination of such plan, FIBK shall take any and all actions as may be required to permit each affected GWB employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such affected employee from such plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of FIBK or any of its Subsidiaries (a “FIBK Qualified Plan”). If a GWB Qualified Plan is terminated as described herein, the affected employees shall be eligible immediately upon the Closing Date to commence participation in a FIBK Qualified Plan.

(d) GWB and FIBK shall cooperate in good faith in structuring any payments or benefits that may be made in connection with the transactions contemplated hereby, or preparing any reasonable compensation analysis (including valuing applicable noncompetition covenants), to mitigate any negative tax consequences to GWB, FIBK or the applicable service provider that may arise due to any such payments or benefits being subject to Sections 280G and 4999 of the Code.
(e) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of GWB or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, GWB, FIBK or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, GWB, FIBK or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of GWB or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any GWB Benefit Plan, FIBK Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Employee Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, except as set forth in Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement, including any current or former employee, officer, director or consultant of FIBK or GWB or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.7 Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by GWB pursuant to the GWB Charter, the GWB Bylaws, the governing or organizational documents of any Subsidiary of GWB and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(a) of the GWB Disclosure Schedule, each present and former director or officer of GWB and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “GWB Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of GWB or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any GWB Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such GWB Indemnified Party is not entitled to indemnification.
(b) For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by GWB (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by GWB for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, FIBK or GWB, in consultation with, but only upon the consent of FIBK, may (and at the request of FIBK, GWB shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under GWB’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each GWB Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.
6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of FIBK, on the one hand, and a Subsidiary of GWB, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by FIBK.
6.9 Advice of Changes. FIBK and GWB shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.10 Dividends. After the date of this Agreement, each of FIBK and GWB shall coordinate with the other the declaration of any dividends in respect of FIBK Common Stock and GWB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of GWB Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of GWB Common Stock and any shares of FIBK Class A Common Stock any such holder receives in exchange therefor in the Merger.
6.11 Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and GWB shall give FIBK the opportunity to participate (at FIBK’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. GWB shall not agree to settle any such litigation without FIBK’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that FIBK shall not be obligated to consent to any settlement which does not include a full release of FIBK and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.
6.12 Corporate Governance.
(a) Effective as of the Effective Time, in accordance with the FIBK Bylaws, the number of directors that will comprise the full Board of Directors of the Surviving Entity shall be sixteen (16). Of the members of the initial Board of Directors of the Surviving Entity as of the Effective Time, (i) one (1) shall be the Chief Executive Officer of FIBK as of immediately prior to the Effective Time, (ii) an additional ten (10) shall be members of the Board of Directors of FIBK as of immediately prior to the Effective Time, designated by FIBK (the directors referred to in clauses (i) and (ii), the “FIBK Directors”), and (iii) an additional five (5) shall be members of the Board of Directors of GWB as of immediately prior to the Effective Time, designated by GWB (the directors referred to in this clause (iii), the “GWB Directors”); provided that any GWB Director must meet any applicable requirements or standards that may be imposed by a Regulatory Agency for service on the Board of Directors of FIBK. Prior to the Effective Time, the parties (coordinating through the respective Chairman of each of GWB and FIBK) shall cooperate in good faith to mutually agree on the selection of the GWB Directors who will join the Board of Directors of the Surviving Entity, their respective classes, and their respective committee appointments, taking into account relevant considerations including skill sets, experience, diversity and inclusion, and the needs of the Board of Directors of the Surviving Entity; provided, that (i) the GWB Directors shall be apportioned among the three (3) classes of the Board of Directors of the Surviving Entity as nearly evenly as is possible, (ii) the Chairman of GWB as of immediately prior to the Effective Time shall be appointed to the Executive Committee of the Board of Directors of the Surviving Entity effective as of the Effective Time and (iii) the GWB Directors shall be eligible and given due consideration for committee service to the same extent as the FIBK Directors, and each GWB Director shall be appointed to at least two (2) standing committees of the Board of Directors of the Surviving Entity effective as of the Effective Time.
(b) The Surviving Entity, the Board of Directors of the Surviving Entity and the Governance and Nominating Committee of the Board of Directors of the Surviving Entity shall take all actions necessary to nominate the GWB Directors for reelection to the Board of Directors of the Surviving Entity at the first annual meeting of shareholders of the Surviving Entity following the Effective Time, and thereafter (provided such directors continue to meet the director qualification and eligibility criteria of the Governance and Nominating Committee of the Board of Directors of the Surviving Entity) any GWB Director whose class term expires in fewer than three years from the Closing Date shall be nominated for reelection to the Board of Directors of the Surviving Entity upon the expiration of his or her term, it being the intent of the parties that each GWB Director shall serve as a member of the Board of Directors of the Surviving Entity for a minimum of three full years from the Closing Date.
(c) Following the date hereof and in preparation for the Conversion, FIBK and GWB shall cooperate in good faith to develop, and make recommendations for approval by the Board of Directors of the Surviving Entity with respect to, any advisable changes to the corporate governance guidelines and Board committee charters of the Surviving Entity to comply with applicable law and the listing requirements and corporate governance rules of NASDAQ in anticipation of the Surviving Entity no longer qualifying as a Controlled Company (as such term is used and defined under the NASDAQ corporate governance rules).
6.13 Acquisition Proposals.
(a) Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite FIBK Vote, in the case or FIBK, or the Requisite GWB Vote, in the case of GWB, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.13(a), such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than GWB or FIBK, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to FIBK or GWB, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.
(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
6.14 Public Announcements. GWB and FIBK agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14.
6.15 Change of Method. GWB and FIBK shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of GWB and FIBK (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that unless this Agreement is amended by agreement of each party in accordance with Section 9.1, no such change shall (i) alter or change the Exchange Ratio or the number of shares of FIBK Class A Common Stock received by holders of GWB Common Stock in exchange for each share of GWB Common Stock, (ii) adversely affect the Tax treatment of GWB’s stockholders or FIBK’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of GWB or FIBK pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.
6.16 Takeover Statutes. None of GWB, FIBK or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.17 Treatment of GWB Indebtedness. (a) Upon the Effective Time, FIBK shall assume the due and punctual performance and observance of the covenants to be performed by GWB under the indentures set forth on Section 6.17(a) of the GWB Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, (i) FIBK and GWB shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures and (ii) GWB shall use reasonable best efforts to execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time.
(b) Upon the agreement of GWB and FIBK, GWB shall use reasonable best efforts to (i) redeem any or all of the trust preferred securities of GWB set forth on Section 6.17(b) of the GWB Disclosure Schedule (the “Trust Preferred Securities”) as specified by GWB and FIBK, collectively, at or prior to the Effective Time in accordance with, and pursuant to the terms of, the indentures applicable thereto set forth on Section 6.17(b) of the GWB Disclosure Schedule (the “Trust Preferred Indentures”), (ii) timely deliver all notices required to be delivered, and timely take all actions required to be taken, by the Trust Preferred Indentures in connection with the redemption of the Trust Preferred Securities, and (iii) concurrently with the consummation of the redemption of the Trust Preferred Securities, if no Trust Preferred Securities remain outstanding under any Trust Preferred Indentures, take all actions required to be taken by such Trust Preferred Indentures to cause such Trust Preferred Indentures to terminate and be of no further force and effect.
6.18 Exemption from Liability Under Section 16(b). GWB and FIBK agree that, in order to most effectively compensate and retain GWB Insiders, both prior to and after the Effective Time, it is desirable that GWB Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of GWB Common Stock into shares of FIBK Class A Common Stock in the Merger and the conversion of GWB Equity Awards into corresponding FIBK Equity Awards in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.18. GWB shall deliver to FIBK in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of GWB subject to the reporting requirements of Section 16(a) of the Exchange Act (the “GWB Insiders”), and the Board of Directors of FIBK and of GWB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of GWB) any dispositions of GWB Common Stock or GWB Equity Awards by the GWB Insiders, and (in the case of FIBK) any acquisitions of FIBK Class A Common Stock or FIBK Equity Awards by any GWB Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.19 Tax Cooperation. FIBK and GWB shall cooperate and use their respective reasonable best efforts in order for (i) FIBK to receive the opinion described in Section 7.2(c) and (ii) GWB to receive the opinion described in Section 7.3(c).
6.20 Conversion of FIBK Class B Common Stock. Prior to the first annual meeting of shareholders of the Surviving Entity following the Effective Time, the Board of Directors of the Surviving Entity shall, in accordance with the articles of incorporation of the Surviving Entity and applicable law, adopt any resolutions and take any actions that are necessary or appropriate to determine that the number of shares of FIBK Class B Common Stock outstanding as of the record date for such annual meeting constitutes less than twenty percent (20%) of the aggregate number of shares of FIBK Common Stock then outstanding on such record date, such that each share of FIBK Class B Common Stock as of such record date shall be automatically converted as of such record date into one (1) fully paid and non-assessable share of FIBK Class A Common Stock pursuant to the articles of incorporation of the Surviving Entity (the “Conversion”). From the date hereof until the date of the Conversion, FIBK and the Board of Directors of FIBK shall not take any action (including repurchasing FIBK Class A Common Stock or issuing additional shares of FIBK Class B Common Stock) that would prevent the Conversion in accordance with the preceding sentence.

ARTICLE VII

CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) Shareholder and Stockholder Approvals. (i) This Agreement and the FIBK Articles Amendment shall have been approved by the shareholders of FIBK by the Requisite FIBK Vote and (ii) this Agreement shall have been approved by the stockholders of GWB by the Requisite GWB Vote.
(b) NASDAQ Listing. The shares of FIBK Class A Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.
(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
7.2 Conditions to Obligations of FIBK. The obligation of FIBK to effect the Merger is also subject to the satisfaction, or waiver by FIBK, at or prior to the Effective Time, of the following conditions:
(a) Representations and Warranties. The representations and warranties of GWB set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of GWB set forth in Section 3.1(a), Section 3.1(b) (but only with respect to GWB Subsidiary Bank), Section 3.2(b) (but only with respect to GWB Subsidiary Bank), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of GWB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on GWB or the Surviving Entity. FIBK shall have received a certificate dated as of the Closing Date and signed on behalf of GWB by the Chief Executive Officer or the Chief Financial Officer of GWB to the foregoing effect.

(b) Performance of Obligations of GWB. GWB shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and FIBK shall have received a certificate dated as of the Closing Date and signed on behalf of GWB by the Chief Executive Officer or the Chief Financial Officer of GWB to such effect.
(c) Federal Tax Opinion. FIBK shall have received the opinion of Davis Polk & Wardwell LLP (or, if Davis Polk & Wardwell LLP is unwilling or unable to issue the opinion, a written opinion of Wachtell, Lipton, Rosen & Katz), in form and substance reasonably satisfactory to FIBK, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of FIBK and GWB, reasonably satisfactory in form and substance to such counsel.
7.3 Conditions to Obligations of GWB. The obligation of GWB to effect the Merger is also subject to the satisfaction, or waiver by GWB, at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. The representations and warranties of FIBK set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of FIBK set forth in Section 4.1(a), Section 4.1(b) (but only with respect to FIBK Subsidiary Bank), Section 4.2(b) (but only with respect to FIBK Subsidiary Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of FIBK set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on FIBK. GWB shall have received a certificate dated as of the Closing Date and signed on behalf of FIBK by the Chief Executive Officer or the Chief Financial Officer of FIBK to the foregoing effect.
(b) Performance of Obligations of FIBK. FIBK shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and GWB shall have received a certificate dated as of the Closing Date and signed on behalf of FIBK by the Chief Executive Officer or the Chief Financial Officer of FIBK to such effect.
(c) Federal Tax Opinion. GWB shall have received the opinion of Wachtell, Lipton, Rosen & Katz (or, if Wachtell, Lipton, Rosen & Katz is unwilling or unable to issue the opinion, a written opinion of Davis Polk & Wardwell LLP), in form and substance reasonably satisfactory to GWB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of FIBK and GWB, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT
8.1 Termination.This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite GWB Vote or the Requisite FIBK Vote:
(a) by mutual written consent of FIBK and GWB;
(b) by either FIBK or GWB if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c) by either FIBK or GWB if the Merger shall not have been consummated on or before September 15, 2022 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(d) by either FIBK or GWB (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of GWB, in the case of a termination by FIBK, or FIBK, in the case of a termination by GWB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by FIBK, or Section 7.3, in the case of a termination by GWB, and which is not cured within forty-five (45) days following written notice to GWB, in the case of a termination by FIBK, or FIBK, in the case of a termination by GWB, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e) by GWB, prior to the receipt of the Requisite FIBK Vote, if (i) FIBK or the Board of Directors of FIBK shall have made a Recommendation Change or (ii) FIBK or the Board of Directors of FIBK shall have breached its obligations under Section 6.3 or 6.13 in any material respect;
(f) by FIBK, prior to the receipt of the Requisite GWB Vote, if (i) GWB or the Board of Directors of GWB shall have made a Recommendation Change or (ii) GWB or the Board of Directors of GWB shall have breached its obligations under Section 6.3 or 6.13 in any material respect; or
(g) by either FIBK or GWB, if (i) the Requisite FIBK Vote shall not have been obtained upon a vote thereon taken at the FIBK Meeting (including any adjournment or postponement thereof) or (ii) the Requisite GWB Vote shall not have been obtained upon a vote thereon taken at the GWB Meeting (including any adjournment or postponement thereof).
8.2 Effect of Termination.
(a) In the event of termination of this Agreement by either FIBK or GWB as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of FIBK, GWB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.14 (Public Announcements), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither FIBK nor GWB shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of GWB or shall have been made directly to the stockholders of GWB or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the GWB Meeting) an Acquisition Proposal, in each case with respect to GWB and (A) (x) thereafter this Agreement is terminated by either FIBK or GWB pursuant to Section 8.1(c) without the Requisite GWB Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by FIBK pursuant to Section 8.1(d) as a result of a willful breach or (z) thereafter this Agreement is terminated by either GWB or FIBK pursuant to Section 8.1(g) as a result of the Requisite GWB Vote not having been obtained upon a vote taken thereon at the GWB Meeting (including any adjournment or postponement thereof), and (B) prior to the date that is twelve (12) months after the date of such termination, GWB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then GWB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay FIBK, by wire transfer of same-day funds, a fee equal to $70,000,000 (the “GWB Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(ii) In the event that this Agreement is terminated by (x) FIBK pursuant to Section 8.1(f) or (y) either FIBK or GWB pursuant to Section 8.1(g) as a result of the Requisite GWB Vote not having been obtained upon a vote taken thereon at the GWB Meeting (including any adjournment or postponement thereof) and at such time FIBK could have terminated this Agreement pursuant to Section 8.1(f), then GWB shall pay FIBK, by wire transfer of same-day funds, the GWB Termination Fee within two (2) business days of the date of termination.
(c) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of FIBK or shall have been made directly to the shareholders of FIBK or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the FIBK Meeting) an Acquisition Proposal, in each case with respect to FIBK and (A) (x) thereafter this Agreement is terminated by either FIBK or GWB pursuant to Section 8.1(c) without the Requisite FIBK Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by GWB pursuant to Section 8.1(d) as a result of a willful breach or (z) thereafter this Agreement is terminated by either GWB or FIBK pursuant to Section 8.1(g) as a result of the Requisite FIBK Vote not having been obtained upon a vote taken thereon at the FIBK Meeting (including any adjournment or postponement thereof), and (B) prior to the date that is twelve (12) months after the date of such termination, FIBK enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then FIBK shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay GWB a fee equal to $105,000,000 (the “FIBK Termination Fee”) by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(ii) In the event that this Agreement is terminated by (x) GWB pursuant to Section 8.1(e), or (y) either FIBK or GWB pursuant to Section 8.1(g) as a result of the Requisite FIBK Vote not having been obtained upon a vote taken thereon at the FIBK Meeting (including any adjournment or postponement thereof) and at such time GWB could have terminated this Agreement pursuant to Section 8.1(e), then FIBK shall pay GWB, by wire transfer of same-day funds, the FIBK Termination Fee within two (2) business days of the date of termination.
(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the GWB Termination Fee or the FIBK Termination Fee, as applicable, more than once.
(e) Each of FIBK and GWB acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if FIBK or GWB, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the GWB Termination Fee or the FIBK Termination Fee, as applicable, or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if FIBK or GWB, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.
ARTICLE IX

GENERAL PROVISIONS
9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite FIBK Vote or the Requisite GWB Vote; provided that after the receipt of the Requisite FIBK Vote or the Requisite GWB Vote, there may not be, without further approval of the shareholders of FIBK or stockholders of GWB, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided that after the receipt of the Requisite FIBK Vote or the Requisite GWB Vote, there may not be, without further approval of the shareholders of FIBK or stockholders of GWB, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if and to the extent set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.3 Nonsurvival of Representations, Warranties and Agreements.None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.7 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.
9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by FIBK and GWB.
9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to GWB, to:

Great Western Bancorp, Inc.
225 S. Main Avenue
Sioux Falls, SD 57104
	Attention:	Donald J. Straka, General Counsel
	E-mail:	donald.straka@greatwesternbank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	Jacob A. Kling
	E-mail:	JAKling@wlrk.com

and

(b)	if to FIBK, to:

First Interstate BancSystem, Inc.
401 North 31st Street
Billings, MT 59101
	Attention:	Kirk D. Jensen, EVP & General Counsel
	E-mail:	kirk.jensen@fib.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
	Attention:	George R. Bason, Jr.
Margaret E. Tahyar
Evan Rosen
	E-mail:	george.bason@davispolk.com
margaret.tahyar@davispolk.com
evan.rosen@davispolk.com
9.6 Interpretation.The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of GWB means the actual knowledge of any of the officers of GWB listed on Section 9.6 of the GWB Disclosure Schedule, and the “knowledge” of FIBK means the actual knowledge of any of the officers of FIBK listed on Section 9.6 of the FIBK Disclosure Schedule. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its Representatives to the other party and its Representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof and (iv) the term “business day” means any day other than a Saturday, a Sunday or a day on which banks in Billings, Montana or Sioux Falls, South Dakota are authorized by law or executive order to be closed. The GWB Disclosure Schedule and the FIBK Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9 Governing Law; Jurisdiction.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of FIBK shall be subject to the laws of the State of Montana).
(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b)(1) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, Great Western Bancorp, Inc. and First Interstate BancSystem, Inc. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
GREAT WESTERN BANCORP, INC.

By:	/s/ Mark Borrecco
Name: Mark Borrecco
Title: President and Chief Executive Officer

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ Kevin P. Riley
Name: Kevin P. Riley
Title: President and Chief Executive Officer

EXHIBIT A
PROPOSED FIRST AMENDMENT
TO
THE THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
FIRST INTERSTATE BANCSYSTEM, INC.
1. Authorized Shares. Section 1 of Article IV of the Third Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”) of First Interstate BancSystem, Inc., a Montana corporation (the “Corporation”), is hereby amended and replaced in its entirety with the following:
Section 1. Authorized Shares. The Corporation is authorized to issue 150,000,000 shares of Class A Common Stock, no par value per share (the “Class A Common Stock”), 100,000,000 shares of Class B Common Stock, no par value per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and 100,000 shares of Preferred Stock, no par value per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock, voting together as a single class.
2. Board of Directors. Article VI of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended to add the following new Section 6:
Section 6. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, the Board of Directors shall be and is divided into three classes, as nearly equal in number of directors as possible, designated: Class I, Class II and Class III. The Board of Directors is authorized to assign to such classes directors already in office at the time the First Amendment to the Third Amended and Restated Articles of Incorporation becomes effective (the “Effective Date”), provided that notwithstanding anything to the contrary any directors already in office at the Effective Date and who were elected, or whose appointment was ratified, at any annual or special meeting of shareholders for a term of office to expire at (i) the first annual meeting of shareholders following the Effective Date, shall be assigned to Class I, (ii) the second annual meeting of shareholders following the Effective Date, shall be assigned to Class II, and (iii) the third annual meeting of shareholders following the Effective Date, shall be assigned to Class III. Except as otherwise provided in this Section 6, the term of office of the directors initially assigned to Class I at the Effective Date will expire at the first annual meeting of shareholders following the Effective Date; the term of office of the directors initially assigned to Class II at the Effective Date will expire at the second annual meeting of shareholders following the Effective Date; the term of office of the directors initially assigned to Class III at the Effective Date will expire at the third annual meeting of shareholders following the Effective Date; and the term of office of any directors appointed by the Board of Directors to fill newly created directorships resulting from any increase in the number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall expire at the next annual meeting of shareholders after their appointment in accordance with these Third Amended and Restated Articles of Incorporation, as amended, and the Bylaws of the Corporation. At each annual meeting of shareholders beginning with the first annual meeting of shareholders following the Effective Date, the successors of the directors whose terms expire at that meeting shall be elected for a term of three years. The directors of each class will hold office until the expiration of the term of such class and until their respective successors shall have been elected and qualified, or until such director’s earlier death, resignation or removal. Notwithstanding anything to the contrary, the Board of Directors is authorized to take appropriate steps, by designation of short terms or otherwise, to return the rotation of election of directors to staggered terms as contemplated by, and established and fixed in accordance with, this Section 6 and the Bylaws of the Corporation; provided that in all cases the Board of Directors shall comply with Section 6.12(b) of that certain Agreement and Plan of Merger, by and between Great Western Bancorp, Inc. and the Corporation, dated as of September 15, 2021 (as the same may be amended, supplemented or modified from time to time).
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EXHIBIT B
PROPOSED FIRST AMENDMENT
TO THE
FOURTH AMENDED AND RESTATED BYLAWS
OF
FIRST INTERSTATE BANCSYSTEM, INC.
This First Amendment (“Amendment”) to the Fourth Amended and Restated Bylaws (the “Bylaws”) of First Interstate BancSystem, Inc., a Montana corporation (the “Corporation”), amends the Bylaws as follows:
1. New Section 3.15. Article III of the Bylaws is hereby amended to add the following new Section 3.15 immediately after Section 3.14 therein:
3.15 CLASS B COMMON STOCK CONVERSION. Subject to, and from the effective time (the “Effective Time”) of the merger of Great Western Bancorp, Inc. (“Great Western”) with and into the corporation, with the corporation surviving the merger, pursuant to that certain Agreement and Plan of Merger, by and between Great Western and the corporation, dated as of September 15, 2021 (as the same may be amended, supplemented or modified from time to time), until the date on which each share of Class B Common Stock of the corporation as of the record date of the first meeting of shareholders of the corporation following the Effective Time shall be automatically converted as of such record date into one (1) fully paid and non-assessable share of Class A Common Stock of the corporation pursuant to the Articles (the “Conversion”), neither the corporation nor the Board shall take any action (including repurchasing Class A Common Stock or issuing additional shares of Class B Common Stock) that would prevent the Conversion. Notwithstanding anything to the contrary herein, this Section 3.15 of these bylaws shall not be amended or repealed by the Board except by the affirmative vote of at least seventy-five percent (75%) of the directors then in office (which must include the affirmative vote of at least one director of the Board who was a director of Great Western as of immediately prior to the Effective Time). In the event of any inconsistency between any provision of this Section 3.15 and any other provision of these bylaws or the corporation’s other constituent documents, the provisions of this Section 3.15 shall control to the fullest extent permitted by law.
2. Amended Section 2.9. Section 2.9 of Article II of the Bylaws is hereby amended and restated in its entirety as follows:
2.9 VOTING
The shareholders entitled to vote at any meeting of shareholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws.
Each shareholder shall be entitled to that number of votes applicable to each share of capital stock held by such shareholder as set forth in the Articles.
In all matters, except as otherwise required by law, the Articles or these bylaws, if a quorum exists, action on a matter (other than election of directors) is approved if the votes cast favoring the action by shares present in person or represented by proxy at the meeting and entitled to vote on the matter exceed the votes cast opposing the action by shares present in person or represented by proxy at the meeting and entitled to vote on the matter. If a quorum exists, directors shall be elected by a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
The shareholders of the corporation shall not have the right to cumulate their votes for the election of directors of the corporation.
3. Scott Family Director Nominations. Section 2.15 of Article II of the Bylaws is hereby amended to add the following new paragraph immediately following the last paragraph currently in Section 2.15 of Article II of the Bylaws:
Subject to, and from the effective time of that certain Stockholders’ Agreement, dated as of September 15, 2021, by and between the corporation and certain members of the Scott family and certain related parties that are shareholders of the corporation (collectively, the “Specified Scott Family Stockholders”) (as the same may be amended, supplemented or modified from time to time) (the “Stockholders’ Agreement”), notwithstanding
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anything to the contrary, any advance notice requirements for nominations for the election of directors in these bylaws shall not apply to the nominations of directors by the Specified Scott Family Stockholders pursuant to and in accordance with the terms and conditions of the Stockholders’ Agreement.
4. Miscellaneous. Except to the extent expressly amended pursuant to this Amendment, the Bylaws shall remain in full force and effect.
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EXHIBIT C
FORM OF AGREEMENT AND PLAN OF MERGER

GREAT WESTERN BANK
with and into
FIRST INTERSTATE BANK
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made this     day of     , 202 , between Great Western Bank (“GWB Bank”), a South Dakota-chartered bank that is not a member of the Federal Reserve System, with its main office located at 225 South Main Avenue, Sioux Falls, South Dakota 57104; and First Interstate Bank (“FIBK Bank” or the “Resulting Bank”), a Montana-chartered bank that is a member of the Federal Reserve System, with its main office located at 401 North 31st Street, Billings, Montana 59116. Collectively, GWB Bank and FIBK Bank are referred to as the “Banks”.
WHEREAS, the board of directors of GWB Bank has unanimously approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the Bank Merger Act, 12 U.S.C. § 1828(c) (the “Bank Merger Act”) and the laws of the State of South Dakota;
WHEREAS, the board of directors of FIBK Bank has unanimously approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the Federal Reserve Act, the Bank Merger Act and the laws of the State of Montana (such laws, together with the laws of the State of South Dakota and their respective implementing regulations, the “Bank Merger Laws”);
WHEREAS, Great Western Bancorp, Inc. (“GWB”), which owns all of the outstanding shares of capital stock of GWB Bank, and First Interstate BancSystem, Inc. (“FIBK”), which owns all of the outstanding shares of capital stock of FIBK Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”), dated as of September 15, 2021, which, among other things, provides for the merger of GWB with and into FIBK, all subject to the terms and conditions of such Holding Company Agreement (the “HC Merger”);
WHEREAS, GWB, as the sole shareholder of GWB Bank, and FIBK, as the sole shareholder of FIBK Bank, have approved this Agreement;
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of GWB Bank with and into FIBK Bank, with FIBK Bank being the surviving bank of such merger transaction (the “Bank Merger”), subject to, and immediately following, the closing of the HC Merger; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Bank Merger Laws, GWB Bank shall be merged with and into FIBK Bank in the Bank Merger. FIBK Bank shall continue its existence as the Resulting Bank under the charter of the Resulting Bank, and the separate corporate existence of GWB Bank shall cease. The closing of the Bank Merger shall become effective at the date and time specified in the articles of merger filed with the Montana Division of Banking and Financial Institutions (the “Montana Division”) as the date and time at which the Bank Merger shall be effective, or such later date as specified by the Montana Division; provided that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the HC Merger (such time when the Bank Merger becomes effective, the “Effective Time”). It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.
SECTION 2
The name of the Resulting Bank at the Effective Time shall be “First Interstate Bank”. The Resulting Bank will exercise trust powers.
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SECTION 3
The business of the Resulting Bank from and after the Effective Time shall be that of a Montana-chartered bank. This business of the Resulting Bank shall be conducted at its main office, which shall be located at 401 North 31st Street, Billings, Montana 59116, as well as at its legally established branches, including the main office and each of the legally established branches of GWB Bank existing at the Effective Time, at the officially designated address of each such office or branch, in each case without limiting the authority under applicable law of the Resulting Bank to close, relocate or otherwise make any change regarding any such branch. The deposit accounts of the Resulting Bank will be insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.
SECTION 4
At the Effective Time, each share of capital stock of FIBK Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.
SECTION 5
All assets of GWB Bank and FIBK Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank; and the Resulting Bank shall be responsible for all of the liabilities of every kind and description, of GWB Bank and FIBK Bank existing as of the Effective Time, all in accordance with the provisions of the Bank Merger Laws.
SECTION 6
By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of GWB Bank, at the Effective Time, each outstanding share of capital stock of GWB Bank shall be cancelled with no consideration being paid therefor.
By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of GWB Bank, outstanding certificates representing shares of the capital stock of GWB Bank shall, at the Effective Time, be cancelled.
SECTION 7
Upon the Effective Time, the then outstanding shares of FIBK Bank’s common stock shall continue to remain outstanding shares of FIBK Bank’s common stock, all of which shall continue to be owned by FIBK.
SECTION 8
Effective as of the Effective Time, the number of directors that will comprise the full Board of Directors of the Resulting Bank shall be seven (7). Of the members of the initial Board of Directors of the Resulting Bank as of the Effective Time, (i) six (6) shall be those members of the Board of Directors of FIBK Bank as of immediately prior to the Effective Time and (ii) one (1) shall be the Chief Executive Officer of GWB Bank immediately prior to the Effective Time. Effective as of the Effective Time, each director of the Resulting Bank shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Resulting Bank.
SECTION 9
This Agreement has been approved by GWB, which owns all of the outstanding shares of capital stock of GWB Bank, and by FIBK, which owns all of the outstanding shares of capital stock of FIBK Bank.
SECTION 10
The Bank Merger is also subject to the following terms and conditions:
(a)	The HC Merger shall have closed and become effective.
(b)
The Board of Governors of the Federal Reserve System, the Montana Division and the Division of Banking of the South Dakota Department of Labor and Regulation shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

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(c)
This Agreement may be amended or terminated, and the Bank Merger may be abandoned, only by the mutual written agreement of GWB Bank and FIBK Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger and notwithstanding the prior approval of this Agreement and the Bank Merger by the sole shareholder of GWB Bank or FIBK Bank.

SECTION 11
Effective as of the Effective Time, the Articles of Incorporation and Bylaws of the Resulting Bank shall consist of the Articles of Incorporation and Bylaws of FIBK Bank as in effect immediately prior to the Effective Time; provided that the Articles of Incorporation and Bylaws shall be amended effective at or prior to the Effective Time to the extent necessary to give effect to Section 8 of this Agreement.
SECTION 12
This Agreement shall automatically terminate if and at the time of any termination of the Holding Company Agreement.
SECTION 13
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.
Except to the extent Federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Montana without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.
[Signature page follows]
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IN WITNESS WHEREOF, Great Western Bank and First Interstate Bank have entered into this Agreement as of the date and year first set forth above.
GREAT WESTERN BANK

By:
Name:
Title:
[Signature Page to Bank Merger Agreement]
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FIRST INTERSTATE BANK

By:
Name:
Title:
[Signature Page to Bank Merger Agreement]
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Annex B
PROPOSED FIRST AMENDMENT
TO
THE THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
FIRST INTERSTATE BANCSYSTEM, INC.
1. Authorized Shares. Section 1 of Article IV of the Third Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”) of First Interstate BancSystem, Inc., a Montana corporation (the “Corporation”), is hereby amended and replaced in its entirety with the following:
Section 1. Authorized Shares. The Corporation is authorized to issue 150,000,000 shares of Class A Common Stock, no par value per share (the “Class A Common Stock”), 100,000,000 shares of Class B Common Stock, no par value per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and 100,000 shares of Preferred Stock, no par value per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock, voting together as a single class.
2. Board of Directors. Article VI of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended to add the following new Section 6:
Section 6. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, the Board of Directors shall be and is divided into three classes, as nearly equal in number of directors as possible, designated: Class I, Class II and Class III. The Board of Directors is authorized to assign to such classes directors already in office at the time the First Amendment to the Third Amended and Restated Articles of Incorporation becomes effective (the “Effective Date”), provided that notwithstanding anything to the contrary any directors already in office at the Effective Date and who were elected, or whose appointment was ratified, at any annual or special meeting of shareholders for a term of office to expire at (i) the first annual meeting of shareholders following the Effective Date, shall be assigned to Class I, (ii) the second annual meeting of shareholders following the Effective Date, shall be assigned to Class II, and (iii) the third annual meeting of shareholders following the Effective Date, shall be assigned to Class III. Except as otherwise provided in this Section 6, the term of office of the directors initially assigned to Class I at the Effective Date will expire at the first annual meeting of shareholders following the Effective Date; the term of office of the directors initially assigned to Class II at the Effective Date will expire at the second annual meeting of shareholders following the Effective Date; the term of office of the directors initially assigned to Class III at the Effective Date will expire at the third annual meeting of shareholders following the Effective Date; and the term of office of any directors appointed by the Board of Directors to fill newly created directorships resulting from any increase in the number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall expire at the next annual meeting of shareholders after their appointment in accordance with these Third Amended and Restated Articles of Incorporation, as amended, and the Bylaws of the Corporation. At each annual meeting of shareholders beginning with the first annual meeting of shareholders following the Effective Date, the successors of the directors whose terms expire at that meeting shall be elected for a term of three years. The directors of each class will hold office until the expiration of the term of such class and until their respective successors shall have been elected and qualified, or until such director’s earlier death, resignation or removal. Notwithstanding anything to the contrary, the Board of Directors is authorized to take appropriate steps, by designation of short terms or otherwise, to return the rotation of election of directors to staggered terms as contemplated by, and established and fixed in accordance with, this Section 6 and the Bylaws of the Corporation; provided that in all cases the Board of Directors shall comply with Section 6.12(b) of that certain Agreement and Plan of Merger, by and between Great Western Bancorp, Inc. and the Corporation, dated as of September 15, 2021 (as the same may be amended, supplemented or modified from time to time).
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Annex C

September 15, 2021
The Board of Directors
First Interstate BancSystem, Inc.
401 North 31st Street
Billings, MT 59116
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to First Interstate BancSystem, Inc. (“First Interstate”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Great Western Bancorp, Inc. (“Great Western”) with and into First Interstate, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between First Interstate and Great Western. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of First Interstate, Great Western or the holder of any securities of First Interstate or Great Western, each share of common stock, par value $0.01 per share, of Great Western (“Great Western Common Stock”) issued and outstanding immediately prior to the Effective Time (except for shares of Great Western Common Stock owned by Great Western or First Interstate (in each case other than shares of Great Western Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Great Western or First Interstate in respect of debts previously contracted)) shall be converted into the right to receive 0.8425 of a share of Class A common stock, no par value per share, of First Interstate (“First Interstate Class A Common Stock”). The ratio of 0.8425 of a share of First Interstate Class A Common Stock for one share of Great Western Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that, immediately following the Merger, Great Western Bank, a wholly-owned subsidiary of Great Western, will merge with and into First Interstate Bank, a wholly-owned subsidiary of First Interstate, pursuant to a separate agreement and plan of merger to be entered into between Great Western Bank and First Interstate Bank (such transaction, the “Bank Merger”).
KBW has acted as financial advisor to First Interstate and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. Further to certain existing sales and trading relationships between a KBW broker dealer affiliate and each of First Interstate and Great Western and otherwise in the ordinary course of KBW’s and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, First Interstate and Great Western. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Interstate or Great Western for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of First Interstate (the “Board”) in rendering this opinion and will receive a fee from First Interstate for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, First Interstate has agreed to indemnify us for certain liabilities arising out of our engagement.
Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to First Interstate. In the past two years, KBW has not provided investment banking or financial advisory services to Great Western. We may in the future provide investment banking and financial advisory services to First Interstate or Great Western and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Interstate and Great Western and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated September 14, 2021 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of First Interstate; (iii) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021 of First Interstate; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended September 30, 2020 of Great Western; (v) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2020, March 31, 2021 and June 30, 2021 of Great Western; (vi) certain regulatory filings of First Interstate and Great Western and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and the quarterly call reports filed with respect to each quarter during the three-year period ended December 31, 2020 as well as the quarters ended March 31, 2021 and June 30, 2021; (vii) certain other interim reports and other communications of First Interstate and Great Western to their respective shareholders or stockholders; and (viii) other financial information concerning the respective businesses and operations of First Interstate and Great Western furnished to us by First Interstate and Great Western or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of First Interstate and Great Western; (ii) the assets and liabilities of First Interstate and Great Western; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of First Interstate and Great Western with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of Great Western that were prepared by First Interstate management, provided to and discussed with us by such management, and used and relied upon by us at the direction of First Interstate management and with the consent of the Board; (vi) publicly available consensus “street estimates” of First Interstate, as well as assumed First Interstate long-term growth rates provided to us by First Interstate management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on First Interstate (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by First Interstate management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of First Interstate and Great Western regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon First Interstate management as to the reasonableness and achievability of the financial and operating forecasts and projections of Great Western, the publicly available consensus “street estimates” of First Interstate, the assumed First Interstate long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on First Interstate (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” of First Interstate referred to above that such estimates are consistent with, the best currently available estimates and judgments of First Interstate management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of First Interstate and Great Western that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Interstate referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions, and in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the management of First Interstate and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on First Interstate and Great Western. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either First Interstate or Great Western since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of First Interstate and Great Western are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of First Interstate or Great Western, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of First Interstate or Great Western under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Great Western Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of First Interstate, Great Western or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of First Interstate that First Interstate has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to First Interstate, Great Western, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to First Interstate. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger and the contemplated redemption of the trust preferred securities of Great Western or the contemplated conversion of Class B common stock of First Interstate (“First Interstate Class B Common Stock”) into First Interstate Class A Common Stock), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to First Interstate, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of First Interstate to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by First Interstate or the Board, (iii) any business, operational or other plans with respect to Great Western or the pro forma entity that may be currently contemplated by First Interstate or the Board or that may be implemented by First Interstate or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of First Interstate’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of First Interstate Class A Common Stock or First Interstate Class B Common Stock or relative to the Exchange Ratio, (v) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of First Interstate, Great Western or any other party to any transaction contemplated by the Agreement, (vi) the actual value of First Interstate Class A Common Stock to be issued in connection with the Merger, (vii) the prices, trading range or volume at which First Interstate Class A Common Stock or Great Western Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which First Interstate Class A Common Stock will trade following the consummation of the Merger, (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to First Interstate, Great Western, any of their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction, including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of First Interstate Class A Common Stock or First Interstate Class B Common Stock or any shareholder or stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder or stockholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to First Interstate.
Very truly yours,

Keefe, Bruyette & Woods, Inc.

Annex D
745 Seventh Avenue New York, NY 10019 United States
September 15, 2021
Board of Directors
First Interstate BancSystem, Inc.
401 North 31st Street
Billings, MT 59116
Members of the Board of Directors:
We understand that First Interstate BancSystem, Inc. (the “Company” or “First Interstate”) intends to enter into a transaction (the “Proposed Transaction”) with Great Western Bancorp, Inc. (“Great Western”) pursuant to which Great Western will merge with and into First Interstate and, by virtue thereof, each issued and outstanding share of common stock, par value $0.01 per share, of Great Western (“Great Western Common Stock”) will be converted into the right to receive 0.8425 (the “Exchange Ratio”) of a share of Class A common stock, no par value per share, of First Interstate (“First Interstate Class A Common Stock”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger to be entered into by and between the Company and Great Western (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.
We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction, the likelihood of consummation of the Proposed Transaction, or term or aspect of any related transaction (including, without limitation, the contemplated redemption of the trust preferred securities of Great Western or the contemplated conversion of Class B common stock of the Company into First Interstate Class A Common Stock). In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration paid in the Proposed Transaction or otherwise. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.
In arriving at our opinion, we reviewed and analyzed: (1) a draft dated September 14, 2021 of the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Great Western that we believe to be relevant to our analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2020 (in the case of the Company) or September 30, 2020 (in the case of Great Western) and Quarterly Reports on Form 10-Q for the fiscal quarters ended December 30, 2020 (in the case of Great Western), March 31, 2021 and June 30, 2021; (3) (a) published estimates by independent equity research analysts and growth rate assumptions provided by management of the Company with respect to the future financial performance of the Company and (b) financial and operating information with respect to the business, operations and prospects of Great Western furnished to us by Great Western and the Company, including financial projections of Great Western prepared by management of the Company; (4) a trading history of First Interstate Class A Common Stock and Great Western Common Stock from September 14, 2018 to September 14, 2021 and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company and Great Western with each other and with those of other companies that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant; (7) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings expected by the management of the Company to result from a combination of the businesses (the “Expected Synergies”) and other pro forma adjustments relating to the Proposed Transaction prepared by management of the Company; and (8) the relative contributions of the Company and Great Western to the historical and future financial performance of the combined company on a pro forma basis. In addition, we have had discussions with the respective managements of the Company and Great Western concerning the business, operations, assets, liabilities, financial condition and prospects of their respective companies and have undertaken such other studies, analyses and investigations as we deemed appropriate.
In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. Upon advice of the Company, we have assumed that the published estimates of third party research analysts and growth rate assumptions provided by management of the Company referred to above are a reasonable basis upon which to evaluate the future financial performance of the Company and that the Company will perform substantially in accordance with such estimates and assumptions. With respect to the financial projections of Great Western prepared by management of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of Great Western and that Great Western will perform substantially in accordance with such projections. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies and other pro forma adjustments relating to the Proposed Transaction are reasonable and that the Expected Synergies will be realized in accordance with the estimates thereof. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In addition, we are not experts in the evaluation of loan portfolios or assessing the adequacy of the allowances for loan losses with respect thereto. We have made no analyses of, and express no opinion as to, such loan portfolios, the Company’s review of such portfolios or Great Western’s allowance for loan losses and, upon advice of the Company, we have assumed that the respective current allowances for loan losses and capital of the Company and Great Western will be, in each case and in the aggregate, including on a pro forma basis, adequate to cover all such losses. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Great Western and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Great Western. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. In addition, we express no opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company, Great Western or the Proposed Transaction. We express no opinion as to the prices at which shares of Great Western Common Stock would trade following the announcement of the Proposed Transaction or at which shares of First Interstate Class A Common Stock would trade following the announcement or consummation of the Proposed Transaction.
We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.
Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be paid by the Company in the Proposed Transaction is fair to the Company.
We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the past two years, we have not received investment banking fees from either the Company or Great Western. We expect to perform investment banking services for the Company in the future, and expect to receive customary fees for such services.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Great Western for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.
This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.
Very truly yours,
/s/ BARCLAYS CAPITAL INC.
BARCLAYS CAPITAL INC.

Annex E

September 15, 2021
Board of Directors
Great Western Bancorp, Inc.
225 South Main Avenue
Sioux Falls, SD 57104
Ladies and Gentlemen:
Great Western Bancorp, Inc. (“Great Western”) and First Interstate BancSystem, Inc. (“First Interstate”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Great Western will merge with and into First Interstate with First Interstate as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of common stock, $0.01 par value per share, of Great Western (“Great Western Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Great Western Common Stock as specified in the Agreement, shall be converted into the right to receive 0.8425 shares (the “Exchange Ratio”) of Class A common stock, no par value, of First Interstate (“First Interstate Common Stock”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Great Western Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated September 15, 2021; (ii) certain publicly available financial statements and other historical financial information of Great Western that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of First Interstate that we deemed relevant; (iv) certain internal financial projections for Great Western for the fiscal years ending September 30, 2021 through September 30, 2024, as provided by the senior management of Great Western; (v) publicly available mean analyst earnings per share and balance sheet estimates for First Interstate for the years ending December 31, 2021 through December 31, 2023 with a long-term annual earnings per share growth rate beginning with the year ending December 31, 2024 and estimated dividends per share for First Interstate for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of First Interstate; (vi) the pro forma financial impact of the Merger on First Interstate based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the redemption of a certain amount of Great Western’s outstanding subordinated notes, as provided by the senior management of First Interstate and its representatives, and based on internal earnings per share estimates for Great Western, as adjusted to align with First Interstate’s fiscal year, for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of Great Western; (vii) the publicly reported historical price and trading activity for Great Western Common Stock and First Interstate Common Stock, including a comparison of certain stock trading information for Great Western Common Stock and First Interstate Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Great Western and First Interstate with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Great Western and its representatives the business, financial condition, results of operations and prospects of Great Western and held similar discussions with certain members of the senior management of First Interstate and its representatives regarding the business, financial condition, results of operations and prospects of First Interstate.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Great Western, First Interstate or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Great Western and First Interstate that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Great Western or First Interstate, nor were we furnished with any such evaluations or appraisals. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of Great Western or First Interstate. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Great Western or First Interstate, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Great Western or First Interstate. We have assumed, with your consent, that the respective allowances for loan losses for both Great Western and First Interstate are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used certain internal financial projections for Great Western for the fiscal years ending September 30, 2021 through September 30, 2024, as provided by the senior management of Great Western. In addition, Piper Sandler used publicly available mean analyst earnings per share and balance sheet estimates for First Interstate for the years ending December 31, 2021 through December 31, 2023 with a long-term annual earnings per share growth rate beginning with the year ending December 31, 2024 and estimated dividends per share for First Interstate for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of First Interstate. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the redemption of a certain amount of Great Western’s outstanding subordinated notes, as provided by the senior management of First Interstate and its representatives. Piper Sandler also received and used in its pro forma analysis internal earnings per share estimates for Great Western, as adjusted to align with First Interstate’s fiscal year, for the years ending December 31, 2021 through December 31, 2024, as provided by the senior management of Great Western. With respect to the foregoing information, the respective senior managements of Great Western and First Interstate confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Great Western and First Interstate, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Great Western’s or First Interstate’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Great Western and First Interstate will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent and to the extent material to our analyses, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Great Western, First Interstate, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. We express no opinion as to any legal, accounting or tax matters relating to the Merger and the other transactions contemplated by the Agreement.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Great Western Common Stock or First Interstate Common Stock at any time or what the value of First Interstate Common Stock will be once it is actually received by the holders of Great Western Common Stock.
We have acted as Great Western’s financial advisor in connection with the Merger and will receive an advisory fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Great Western has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler did not provide any other investment banking services to Great Western in the two years preceding the date hereof. As you are aware, Piper Sandler did provide certain investment banking services to First Interstate in the two years preceding the date hereof. In summary, Piper Sandler acted as book manager in connection with the offer and sale of First Interstate subordinated debt, which transaction occurred in May 2020 and for which Piper Sandler received approximately $1 million in fees and expense reimbursement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Great Western and First Interstate. We may also actively trade the equity and debt securities of Great Western and First Interstate for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Great Western in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Great Western as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Great Western Common Stock and does not address the underlying business decision of Great Western to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Great Western or the effect of any other transaction in which Great Western might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Great Western officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Great Western Common Stock from a financial point of view.
Very truly yours,

Annex F

EXECUTION VERSION
SUPPORT AGREEMENT
This Support Agreement (this “Agreement”), dated as of September 15, 2021, is entered into by and among each of the undersigned shareholders (each, a “Shareholder”, and collectively, the “Shareholders”) of First Interstate BancSystem, Inc., a Montana corporation (“FIBK”). The obligations of each Shareholder hereunder shall be several and not joint.
WHEREAS, certain Shareholders are members of the Scott Family FIBK Shareholder Group and in such capacity have adopted a committee charter for the purposes of formalizing the efforts of the members to reach consensus on matters of importance to them with respect to FIBK, including matters requiring the vote of the shareholders of FIBK;
WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between FIBK and Great Western Bancorp, Inc., a Delaware corporation (“GWB”), GWB will be merged with and into FIBK, with FIBK as the surviving corporation (the “Merger”);
WHEREAS, as of the date of this Agreement, each Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, the shares of Class A common stock, no par value per share, of FIBK (the “Class A Common Stock”) and the shares of Class B common stock, no par value per share, of FIBK (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) set forth next to such Shareholder’s name on Schedule B hereto (all such shares, the “Existing Shares”);
WHEREAS, the Board of Directors of FIBK has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of FIBK and FIBK’s shareholders and declared the Merger Agreement advisable, and has resolved to recommend that FIBK’s shareholders approve the Merger Agreement and the FIBK Articles Amendment and submit the Merger Agreement and the FIBK Articles Amendment to FIBK’s shareholders for approval; and
WHEREAS, the Shareholders are supportive of the Merger Agreement and the transactions contemplated thereby, including the Merger, and have determined that it is in their best interests to enter into this Agreement to provide for their collective support for the Merger Agreement and such transactions and this Agreement is intended to be for the benefit of each of FIBK and GWB, and each of FIBK and GWB is an express third party beneficiary of this Agreement and shall have the right to directly enforce the obligations of the parties hereto, and this Agreement is further a condition and inducement for GWB and FIBK to enter into the Merger Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.
2.
Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon (and may only be terminated upon) the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms, (b) FIBK or the Board of Directors of FIBK having made a Recommendation Change in accordance with Section 6.3 of the Merger Agreement (provided that such Recommendation Change is approved by the Board of Directors of FIBK, including the vote of a majority of the independent directors then serving on the Board of Directors of FIBK) or (c) any amendment, modification or waiver of the Merger Agreement that either (i) changes the amount of the Merger Consideration or (ii) changes Section 6.12 (Corporate Governance) or Section 6.20 (Conversion of FIBK Class B Common Stock) of the Merger Agreement, or the FIBK Articles Amendment or the FIBK Bylaws Amendment, in each case of this clause (ii) in a manner that is material and adverse to the Shareholders and, in each case, without the consent of the Shareholders; provided that (i) this Section 2 and Sections 10 through 16 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.
Support Agreement. From the date hereof until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of FIBK’s shareholders, however called, and in connection with any written consent of FIBK’s shareholders, each Shareholder shall (i) appear at such meeting or otherwise cause all of such Shareholder’s Existing Shares and all other shares of Common Stock or voting securities over which such Shareholder has acquired, after the date hereof, beneficial or record ownership and the power to vote or direct the voting thereof (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any FIBK Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of shares of Common Stock pursuant to the Merger Agreement (collectively, the “Transactions”), (B) in favor of the FIBK Articles Amendment, (C) in favor of any proposal to adjourn or postpone such meeting of FIBK’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement, the Transactions or the FIBK Articles Amendment, (D) against any Acquisition Proposal, and (E) against any action, proposal, transaction, agreement or amendment of the FIBK Articles of Incorporation or FIBK Bylaws, in each case of this clause (E), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of FIBK contained in the Merger Agreement, or of a Shareholder contained in this Agreement, or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the Transactions, including the Merger. Each Shareholder agrees to exercise all voting or other determination rights such Shareholder has in any trust or other legal entity to carry out the intent and purposes of such Shareholder’s obligations in this paragraph and otherwise set forth in this Agreement. Each Shareholder represents, covenants and agrees that, except for this Agreement, such Shareholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with such Shareholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and the Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of FIBK at the request of the FIBK Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of the FIBK shareholders. Each Shareholder represents, covenants and agrees that it has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein.

4.
Transfer Restrictions Prior to the Merger. Each Shareholder hereby agrees that such Shareholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) approval of the Merger Agreement and the FIBK Articles Amendment by the shareholders of FIBK by the Requisite FIBK Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that each Shareholder may Transfer Shares (i) for bona fide estate planning purposes to a Permitted Transferee (as defined in the FIBK Articles) of such Shareholder so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and such Shareholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to FIBK and GWB, in which case such Shareholder shall remain responsible for any breach of this Agreement by such transferee and (ii) to the extent set forth on Schedule A hereto.

5.
Representations of each Shareholder. Each Shareholder represents and warrants as follows: (a) such Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by such Shareholder or the performance of such Shareholder’s obligations hereunder; (c) the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon such Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to such Shareholder’s Schedule 13D filed with the Securities and Exchange Commission); (d) such Shareholder beneficially owns and has the power to vote or direct the voting of the Shares, including all of such Shareholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule B hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by such Shareholder and represent the number of shares and voting power indicated on Schedule B hereto; (e) such Shareholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than (i) any restrictions created by this Agreement or under applicable federal or state securities laws or disclosed on such Shareholder’s Schedule 13D filed with the Securities and Exchange Commission or (ii) Liens arising out of pledges of Shares to secure outstanding amounts under existing credit facilities as set forth on Schedule A hereto); and (f) such Shareholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. Each Shareholder agrees that such Shareholder shall not take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by such Shareholder of such Shareholder’s obligations under this Agreement. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.
Publicity. Each Shareholder hereby authorizes GWB and FIBK to publish and disclose in any announcement or disclosure in connection with the Merger, including in the S-4, the Joint Proxy Statement or any other filing with any Governmental Entity made in connection with the Merger, each Shareholder’s identity and ownership of the Shares and the nature of each Shareholder’s obligations under this Agreement; provided that, prior to any such announcement or disclosure, as well as any other disclosure that references the Shareholders (individually or as a group), GWB and FIBK shall use commercially reasonable efforts to provide the Shareholders (through their counsel, Latham & Watkins LLP) with the opportunity to review and comment on any references to any individual Shareholder or the Shareholders generally in such announcement or disclosure and consider such comments in good faith. Each Shareholder agrees to notify GWB as promptly as practicable of any inaccuracies or omissions in any information relating to such Shareholder that is so published or disclosed. The applicable Shareholders shall promptly and in accordance with applicable law amend their Schedule 13D filed with the Securities and Exchange Commission to disclose this Agreement and shall provide a draft of such amendment to GWB and FIBK for their review and comment.

7.
Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to each

Shareholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.
8.
Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided, however, that the parties hereto acknowledge and agree that each of FIBK and GWB is an express third party beneficiary of this Agreement, this Agreement is intended to be for the benefit of each of FIBK and GWB and each of FIBK and GWB shall have the right to directly enforce the obligations of the parties hereto (including by seeking any remedy available pursuant to Section 9), and each may rely on the representations and warranties of the parties hereto set forth in Section 5; provided, further, that any action by FIBK or GWB to enforce this Agreement shall be subject to the provisions with respect to governing law, jurisdiction, venue, and waiver of jury trials set forth in Sections 10 and 14.

9.
Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.
Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles (except that matters relating to the corporate laws of the State of Montana shall be governed by such laws). Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.

11.
Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to a Shareholder, to its address set forth on Schedule B hereto.

12.
Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.
Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by each Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective; provided, that this Agreement may not be amended or modified and no provision may be waived without the prior written consent of each of FIBK and GWB. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.
Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.
No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to each Shareholder in such Shareholder’s capacity as a shareholder of FIBK, and, to the extent a Shareholder serves as a member of the board of directors or as an officer of FIBK, nothing in this Agreement shall limit or affect any actions or omissions taken by such Shareholder in such Shareholder’s capacity as a director or officer and not as a shareholder.

16.
Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:
SHAREHOLDERS:
RISA KAE SCOTT

By:	/s/ Risa K. Scott
Name: Risa K Scott, as an individual

NBAR5 S

By:	/s/ Risa K. Scott
Name: Risa K Scott
Title: Authorized Signatory

RISA K. SCOTT & JOHN HEYNEMAN JR., TTEES FBO RISA K. SCOTT EXEMPTION TRUST UNDER THE SCOTT FAMILY 1996 TRUST

By:	/s/ Risa K. Scott
Name: Risa K Scott
Title: Trustee

RISA K. SCOTT TRUST AGENCY

By:	/s/ Risa K. Scott
Name: Risa K. Scott
Title: Trustee

RISA K SCOTT TTEE RISA K SCOTT TRUST DTD 12/4/15

By:	/s/ Risa K. Scott
Name: Risa K Scott
Title: Trustee
JAMES R. SCOTT

By:	/s/ James R. Scott
Name: James R. Scott, as an individual

FOUNDATION FOR COMMUNITY VITALITY

By:	/s/ James R. Scott
Name: James R. Scott
Title: Director

[Support Agreement Signature Page]

JAMES F. HEYNEMAN CONSERVATORSHIP, JAMES SCOTT, CONSERVATOR

By:	/s/ James R. Scott
Name: James R. Scott
Title: Conservator

JAMES R. SCOTT TRUST

By:	/s/ James R. Scott
Name: James R. Scott
Title: Trustee

JAMES R. AND CHRISTINE M. SCOTT FOUNDATION

By:	/s/ James R. Scott
Name: James R. Scott
Title: President

JS INVESTMENTS LIMITED PARTNERSHIP

By:	/s/ James R. Scott
Name: James R. Scott
Title: Managing Partner

SETRU & CO., CUSTODIAN FOR THE JAMES R. SCOTT TRUST, JAMES R. SCOTT & FIB CO-TTEEs

By:	/s/ James R. Scott
Name: James R. Scott
Title: Trustee

SETRU & CO., CUSTODIAN FOR THE JAMES F. HEYNEMAN TRUST, JAMES SCOTT & FIRST INTERSTATE WEALTH MANAGEMENT CO-TTEEs

By:	/s/ James R. Scott
Name: James R. Scott
Title: Trustee
JOHN HEYNEMAN

By:	/s/ John M. Heyneman Jr.
Name: John M. Heyneman Jr., as an individual

[Support Agreement Signature Page]

JOHN HEYNEMAN JR.

By:	/s/ John M. Heyneman Jr.
Name: John M. Heyneman Jr., as an individual

RAE ANN MORSS & JOHN HEYNEMAN JR., TRUSTEES FBO RAE ANN MORSS EXEMPTION TRUST UNDER THE SCOTT FAMILY 1996 TRUST

By:	/s/ John M. Heyneman Jr.
Name: John M. Heyneman Jr.
Title: Co-Trustee

RIKI RAE SCOTT DAVIDSON & JOHN HEYNEMAN JR., TRUSTEES FBO RIKI SCOTT DAVIDSON EXEMPTION TRUST UNDER THE SCOTT FAMILY 1996 TRUST

By:	/s/ John M. Heyneman Jr.
Name: John M. Heyneman Jr.
Title: Co-Trustee

SETRU & CO., CUSTODIAN FOR THE JOHN M. HEYNEMAN JR. TRUST

By:	/s/ John M. Heyneman Jr.
Name: John M. Heyneman Jr.
Title: Trustee

TOWANDA INVESTMENTS LIMITED PARTNERSHIP

By:	/s/ John M. Heyneman Jr.
Name: John M. Heyneman
Title: Managing Partner
JULIE SCOTT ROSE

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose, as an individual

ELIZABETH LAUREN SCOTT ROSE TRUST

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trust Advisor

[Support Agreement Signature Page]

FIRST INTERSTATE BANK & JULIE SCOTT ROSE, CO-TTEES OF THE JOAN D SCOTT TRUST DTD 10/16/12

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trustee

HARPER GRACE SCOTT TRUST

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trustee

HARRISON WILLIAM SCOTT TRUST

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trustee

HOLLAND ELIZABETH SCOTT TRUST

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trustee

IXL LIMITED LIABILITY COMPANY

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Designated member

JULIANA SARAH SCOTT ROSE TRUST

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trust Advisor

JULIE A SCOTT ROSE TRUSTEE OF THE JULIE A SCOTT ROSE TRUST DATED 5-14-2002

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trustee

THOMAS W SCOTT

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trustee
[Support Agreement Signature Page]

THOMAS W SCOTT TRUST DTD 8/22/95, THOMAS W SCOTT TRUSTEE

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trustee
HOMER SCOTT JR.

By:	/s/ Homer Scott Jr.
Name: Homer Scott Jr., as an individual

HOMER SCOTT JR. TRUST DTD 12/4/78

By:	/s/ Homer Scott Jr.
Name: Homer Scott Jr.
Title: Trustee

SETRU & CO., CUSTODIAN FOR THE SEVENTH AMENDMENT & RESTATEMENT OF TRUST AGREEMENT OF HOMER SCOTT JR DTD 5/21/10, HOMER SCOTT JR & FIB CO-TTEES

By:	/s/ Homer Scott Jr.
Name: Homer Scott Jr.
Title: Trustee

SHERIDAN STADIUM FOUNDATION

By:	/s/ Homer Scott Jr.
Name: Homer Scott Jr.
Title: Board President

SETRU & CO., CUSTODIAN FOR THE SUSAN SCOTT HEYNEMAN 2008 REVOCABLE TRUST, SUSAN HEYNEMAN & FIB CO-TTEES

By:	/s/ Susan Heyneman
Name: Susan Heyneman
Title: Trustee
JAMES R SCOTT JR.

By:	/s/ James R. Scott Jr.
Name: James R. Scott Jr., as an individual

[Support Agreement Signature Page]

FIRST INTERSTATE BANK TTEE FOR DANA S ANDERSSON GST EXEMPT TRUST NO 1 DTD 12/11/2020

By:	/s/ James R. Scott Jr.
Name: James R. Scott Jr.
Title: Authorized Signatory

FIRST INTERSTATE BANK TTEE FOR JAMES R SCOTT JR. GST EXEMPT TRUST NO 1 DTD 12/11/2020

By:	/s/ James R. Scott Jr.
Name: James R. Scott Jr.
Title: Authorized Signatory
JONATHAN SCOTT

By:	/s/ Jonathan Scott
Name: Jonathan Scott, as an individual

JONATHAN SCOTT AS TRUSTEE OF THE JONATHAN R SCOTT TRUST DATED AS OF 4/21/04

By:	/s/ Jonathan Scott
Name: Jonathan Scott
Title: Trustee
JEREMY PAUL SCOTT

By:	/s/ Jeremy Paul Scott
Name: Jeremy Paul Scott, as an individual

JEREMY SCOTT TTEE, JEREMY SCOTT REVOCABLE TRUST DTD 6/25/15

By:	/s/ Jeremy Paul Scott
Name: Jeremy Paul Scott
Title: Trustee

NBAR5 Limited Partnership

By:	/s/ Jeremy Paul Scott
Name: Jeremy Scott
Title: Managing Member
[Support Agreement Signature Page]

SCHEDULE A

Permitted Transfers
1)	Shares to be transferred for charitable gifts and estate tax payments
Family Member	B Shares to be Converted and Contributed	Existing A Shares to be Contributed	Existing A Shares to be Sold	B Shares to be Transferred Pursuant to Estate Administration	Total Shares Impacted
Risa Scott	11,500	—	—	—	11,500
Foundation for Community Vitality*	13,000	—	—	—	13,000
James R. Scott	13,000	—	—	—	13,000
Homer Scott, Jr.	—	13,000	—	—	13,000
Homer Scott, Jr.	—	—	8,000	—	8,000
Thomas Scott Trust (Julie Rose – Trustee)	—	—	—	89,500	89,500
					148,000
*James R. Scott – Board Member
				Total Family B Shares	19,549,126
				Percentage Impacted	0.76%

2)	Shares pledged pursuant to existing revolving credit facilities
Entity	Class A	Class B	Shares Pledged
Setru & Co., Custodian for the James R Scott Trust, James R Scott & FIB Co-TTEEs	—	1,057,496	395,000
John Heyneman Jr.	—	30,000	11,700
Thomas W Scott Trust Dtd 8/22/95, Thomas W Scott Trustee	—	1,758,995	105,000
Setru & Co., Custodian for the Seventh Amendment & Restatement of Trust Agreement of Homer Scott Jr Dtd 5/21/10, Homer Scott Jr & FIB Co-TTEEs	—	1,737,084	1,737,084
Setru & Co., Custodian for the Susan Scott Heyneman 2008 Revocable Trust, Susan Heyneman & FIB Co-TTEE	—	646,756	322,500
Jonathan Scott as Trustee of the Jonathan R Scott Trust Dated as of 4/21/04	—	380,000	380,000

SCHEDULE B

Shareholder Information
Name of Shareholder	Existing Shares		Total Voting Power Percentage Represented by Shareholder’s Existing Shares	Address for Notices
	Class A	Class B
Risa K Scott TTEE Risa K Scott Trust Dtd 12/4/15	—	264,308	0.916%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Risa Kae Scott	—	587	0.002%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
NBAR5 S	—	135,776	0.470%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Risa K. Scott & John Heyneman Jr., TTEEs FBO Risa K Scott Exemption Trust Under the Scott Family 1996 Trust	—	85,836	0.297%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Risa K Scott Trust Agency	85	—	0.000%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
NBar5 Limited Partnership	—	3,416,108	11.837%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Setru & Co., Custodian for the James R Scott Trust, James R Scott & FIB Co-TTEEs	—	1,985,462	6.880%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
James R Scott Trust	35,723	—	0.025%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
James R. Scott	28,839	—	0.020%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
James R and Christine M Scott Foundation	—	35,240	0.122%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103

Name of Shareholder	Existing Shares		Total Voting Power Percentage Represented by Shareholder’s Existing Shares	Address for Notices
	Class A	Class B
JS Investments Limited Partnership	—	1,901,036	6.587%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
John Heyneman Jr.	6,814	—	0.005%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Foundation for Community Vitality	16,598	322,641	1.129%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
James F Heyneman Conservatorship, James Scott, Conservator	—	73,002	0.253%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Setru & Co., Custodian for the James F Heyneman Trust, James Scott & First Interstate Wealth Management Co- TTEEs	—	7,096	0.025%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Setru & Co., Custodian for the John M Heyneman Jr. Trust	—	139,921	0.485%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
John Heyneman	—	15,000	0.052%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Riki Rae Scott Davidson & John Heyneman Jr., Trustees FBO Riki Scott Davidson Exemption Trust Under the Scott Family 1996 Trust	—	85,836	0.297%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Rae Ann Morss & John Heyneman Jr., Trustees FBO Rae Ann Morss Exemption Trust Under the Scott Family 1996 Trust	—	85,836	0.297%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Towanda Investments Limited Partnership	—	1,085,792	3.762%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103

Name of Shareholder	Existing Shares		Total Voting Power Percentage Represented by Shareholder’s Existing Shares	Address for Notices
	Class A	Class B
Julie Scott Rose	—	1,933	0.007%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Julie A Scott Rose Trustee of the Julie A Scott Rose Trust Dated 5-14-2002	—	397,210	1.376%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
First Interstate Bank & Julie Scott Rose, Co-TTEEs of the Joan D Scott Trust Dtd 10/16/12	—	10,424	0.036%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
IXL Limited Liability Company	—	222,528	0.771%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Juliana Sarah Scott Rose Trust	131,731	—	0.091%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Elizabeth Lauren Scott Rose Trust	131,731	—	0.091%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Holland Elizabeth Scott Trust	94,863	—	0.066%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Harper Grace Scott Trust	94,863	—	0.066%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Harrison William Scott Trust	94,863	—	0.066%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Thomas W Scott Trust Dtd 8/22/95, Thomas W Scott Trustee	—	1,758,995	6.095%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Thomas W Scott	205	—	0.000%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103

Name of Shareholder	Existing Shares		Total Voting Power Percentage Represented by Shareholder’s Existing Shares	Address for Notices
	Class A	Class B
Setru & Co., Custodian for the Seventh Amendment & Restatement of Trust Agreement of Homer Scott Jr Dtd 5/21/10, Homer Scott Jr & FIB Co-TTEEs	—	1,961,232	6.796%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Homer Scott Jr. Trust Dtd 12/4/78	21,500	—	0.015%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Sheridan Stadium Foundation	5,960	—	0.004%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Homer Scott Jr.	26,193	—	0.018%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Setru & Co., Custodian for the Susan Scott Heyneman 2008 Revocable Trust, Susan Heyneman & FIB Co- TTEEs	—	646,756	2.241%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
First Interstate Bank TTEE for Dana S Andersson GST Exempt Trust No 1 Dtd 12/11/2020	—	25,642	0.089%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
First Interstate Bank TTEE for James R Scott Jr. GST Exempt Trust No 1 Dtd 12/11/2020	—	25,642	0.089%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Jonathan Scott as Trustee of the Jonathan R Scott Trust Dated as of 4/21/04	—	540,731	1.874%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Jonathan Scott	4,160	265	0.004%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
Jeremy Paul Scott	—	14,024	0.049%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103

Name of Shareholder	Existing Shares		Total Voting Power Percentage Represented by Shareholder’s Existing Shares	Address for Notices
	Class A	Class B
Jeremy Scott TTEE, Jeremy Scott Revocable Trust Dtd 6/25/15	—	42,918	0.149%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103
James R Scott Jr.	7,583	97,853	0.344%	Attn: Tim Leuthold, c/o Scott Family Services, PO Box 7113, Billings, MT 59103

Annex G
STOCKHOLDERS’ AGREEMENT
This STOCKHOLDERS’ AGREEMENT, dated as of September 15, 2021 (this “Agreement”) and, except as otherwise set forth in Section 5.1, effective as of the Closing (the “Effective Time”), is by and between those individuals and entities listed on Exhibit A attached hereto (collectively referred to as the “Stockholders” and each, a “Stockholder”) and First Interstate BancSystem, Inc., a Montana corporation (the “Company” and together with the Stockholders, the “Parties” and each, a “Party”).
WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among the Company and Great Western Bancorp, Inc., a Delaware corporation (“GWB”), among other things, at the Effective Time, GWB will merge with and into the Company with the Company surviving (the “Merger”) (for the avoidance of doubt, from and after the Effective Time, all references in this Agreement to the “Company” shall be understood as referring to the surviving corporation in the Merger). Defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement; and
WHEREAS, as a condition to the willingness of the Company and GWB to enter into the Merger Agreement, and as a condition to the willingness of the Stockholders to enter into the Support Agreement, the Parties are entering into this Agreement, which sets forth certain terms and conditions regarding, among other things, post-Closing governance and other matters.
NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1 Certain Definitions. As used in this Agreement, the following terms will have the following respective meanings:
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise; provided, however, that in no event shall the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates (in each case after giving effect to the Merger) be deemed to be Affiliates of any Stockholder or any of such Stockholder’s Affiliates for purposes of this Agreement.
“Aggregate Offering Price” means the aggregate offering price of Registrable Securities in any offering, calculated based upon the Fair Market Value of the Registrable Securities, in the case of a Minimum Amount, as of the date that the applicable Demand Registration Request is delivered, and in the case of an Underwritten Shelf Takedown, as of the date that the applicable Underwritten Shelf Takedown Notice is delivered.
“Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” have the meanings specified in Rule 13d-3 promulgated under the Exchange Act, including the provision that any member of a “group” will be deemed to have beneficial ownership of all securities beneficially owned by other members of the group, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any Person or (y) securities directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock of such Person.
“Board” means the Board of Directors of the Company.
“Bylaws” means the bylaws of the Company as in effect immediately following the Effective Time, as amended, supplemented or restated or otherwise modified from time to time thereafter.
“Charter” means the Articles of Incorporation of the Company as in effect immediately following the Effective Time, as amended, supplemented or restated or otherwise modified from time to time thereafter.

“Code” means the Internal Revenue Code of 1986.
“Committee” means a committee of the Board.
“Common Stock” means (i) the common stock of the Company, no par value per share, (ii) any securities of the Company or any successor or assign of the Company into which such stock is reclassified or reconstituted or into which such stock is converted or otherwise exchanged in connection with a combination of shares, recapitalization, merger, sale of assets, consolidation or other reorganization or otherwise or (iii) any securities received as a dividend or distribution in respect of the securities described in clauses (i) and (ii) above.
“Confidential Information” means all non-public information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the Effective Time or whether pursuant to this Agreement or otherwise) concerning the Company or its Affiliates that may be furnished to any Person by or on behalf of the Company, its Affiliates or its or their respective Representatives, other than information which (a) becomes generally available to the public other than as a result of a breach of this Agreement, (b) becomes available to such Person on a non-confidential basis from a source other than the Company, its Affiliates or its or their respective Representatives; provided, that the source thereof is not known by such Person or such of its Affiliates or its or their respective Representatives to be bound by an obligation of confidentiality with respect to such information, or (c) is independently developed by such Person, its Affiliates or its or their respective Representatives without the use of or reference to any information that would otherwise be Confidential Information hereunder.
“Director” means a member of the Board.
“Eligible Designee” means (a) any lineal descendant (including any descendant by legal adoption prior to age 18) of Homer A. Scott (a “Scott Family Descendant”), (b) any spouse by marriage through solemnization or declaration (excluding a spouse by common law marriage) of a Scott Family Descendant (a “Scott Family Spouse”), (c) any stepchild of a Scott Family Descendant whose parent, at the applicable time of designation by the Stockholders as a Stockholder Nominee, Stockholder Board Observer or FIBK Foundation Designee, as the case may be, is a Scott Family Spouse of such Scott Family Descendant, or (d) any other person approved by the Company’s Nominating and Governance Committee in its sole discretion.
“Equity Securities” means (a) Voting Securities, (b) any securities of the Company that are convertible, exchangeable or exercisable (whether presently convertible, exchangeable or exercisable or not) into or for Voting Securities (including within the meaning of Treasury Regulation Section 1.382-4(d)(9)), (c) any options, warrants and rights issued by the Company (whether presently convertible, exchangeable or exercisable or not) to purchase Voting Securities or convertible, exchangeable or exercisable (whether presently convertible, exchangeable or exercisable or not) into Voting Securities (including within the meaning of Treasury Regulation Section 1.382-4(d)(9)), and (d) any other interests that would be treated as “stock” of the Company pursuant to Treasury Regulation Section 1.382-2T(f)(18).
“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder.
“Fair Market Value” means, with respect to any Registrable Securities, the average closing sales price, calculated for the five (5) trading days immediately prior to the date of a determination.
“FIBK Foundation” means First Interstate BancSystem Foundation.
“FIBK Foundation Board” means the board of directors of FIBK Foundation.
“Governmental Entity” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority (including the Nasdaq), instrumentality, agency, commission or body.
“Initiating Holder(s)” means the Stockholder(s) requesting an Underwritten Shelf Takedown pursuant to Section 4.1(e) or a Demand Registration pursuant to Section 4.2(a).
“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lock-Up Period” means the date that is 90 days following the Closing Date.
“Minimum Amount” means an amount of Registrable Securities that has an Aggregate Offering Price of at least $50,000,000.
“Participating Holder” means any Scott Family Stockholder participating in an Underwritten Shelf Takedown or Demand Registration that such Scott Family Stockholder did not initiate.
“Permissible Withdrawal” means a withdrawal (i) based on the reasonable determination of the Stockholder who made the Demand Registration Request that there has been, since the date of the applicable Demand Registration Request, a material adverse change in the business, financial condition, results of operations or prospects of the Company, in general market conditions or in market conditions for online brokerage businesses generally, or (ii) in which each of the withdrawing Stockholders shall have paid or reimbursed on a pro rata basis the Company for all of the reasonable out-of-pocket fees and expenses incurred by the Company in connection with the withdrawn Demand Registration.
“Person” means an association, a corporation, an individual, a partnership, a joint venture, a limited liability company, an estate, a trust or any other entity or organization, including a governmental authority, a group (with the meaning of Section 13(d)(3) of the Exchange Act), or an “entity” within the meaning of Treasury Regulation Section 1.382-3 (including any group of Persons treated as a single entity under such regulation); provided, however, that for purposes of Article III a Person shall not be deemed to include a Public Group (as defined in Treasury Regulation Section 1.382–2T(f)(13)).
“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Securities, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.
“Registrable Securities” means, at any time, (i) any shares of Common Stock held or beneficially owned by any Scott Family Stockholder, (ii) any shares of Common Stock issued or issuable to any Scott Family Stockholder upon the conversion, exercise or exchange, as applicable, of any other Equity Securities held or beneficially owned by any Scott Family Stockholder and (iii) any shares of Common Stock issued or issuable to any Scott Family Stockholder with respect to any shares described in clauses (i) and (ii) above by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, share subdivision, distribution, recapitalization, merger, consolidation, other reorganization or other similar event (it being understood that, for purposes of this Agreement, a Scott Family Stockholder shall be deemed to be a holder or beneficial owner of Registrable Securities whenever such Person in its sole discretion has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected), provided, that any shares of Common Stock issued or issuable provided in clauses (i) through (iii) above shall cease to be Registrable Securities when (A) they have been disposed of pursuant to an effective Registration Statement under the Securities Act, (B) they have been sold or distributed pursuant to Rule 144 or Rule 145 under the Securities Act, or (C) they have ceased to be outstanding.
“Registration Statement” means any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, all amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.
“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, accountants, attorneys or other advisors, agents or representatives of such Person.
“Scott Family Stockholder” means (a) any Scott Family Descendant, (b) any Scott Family Spouse, (c) any stepchild of a Scott Family Descendant whose parent, at the applicable time of determination for purposes of this Agreement, is a Scott Family Spouse of such Scott Family Descendant, (d) any estate, trust, account (including an individual retirement account), plan, conservatorship, custodianship or other fiduciary arrangement for the sole benefit of any one or more individuals described in the foregoing clauses (a), (b) or (c) hereof, (e) any “charitable remainder trust” within the meaning of Section 664 of the Code, provided the “noncharitable beneficiary” is one or more individuals or fiduciary arrangements described in the foregoing clauses (a), (b), (c) or (d) hereof, and (f) any corporation, general partnership, limited partnership, limited liability partnership, limited liability company or other entity in which, at the applicable time of determination for purposes of this Agreement, each class of stock, partnership interest, membership interest or other ownership interest, as the case may be, is owned solely by one or more individuals or fiduciary arrangements described in the foregoing clauses (a), (b), (c) or (d) hereof.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.
“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.
“Similar Securities” means, in connection with any registration of securities of the Company, all securities of the Company which are (i) the same as or similar to those being registered, (ii) convertible into or exchangeable or exercisable for the securities being registered, or (iii) the same as or similar to the securities into which the securities being registered are convertible into, exchangeable or exercisable for.
“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity (whether incorporated or unincorporated) of which (or in which) more than 50% of the Beneficial Ownership of the stock or other equity interests of such entity is, directly or indirectly, owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Treasury Regulation” means any Treasury regulation, in effect from time to time, promulgated under the Code.
“underwritten offering” means a registered offering of securities conducted by one or more underwriters pursuant to the terms of an underwriting agreement.
“Voting Securities” means the Common Stock and any other securities of the Company of any kind or class having power generally to vote for the election of Directors.
ARTICLE II

COVENANTS
Section 2.1 Stockholder Nominees.
(a) The Stockholders shall initially have the right to designate three (3) individuals to be nominated as Directors (the“Stockholder Nominees” and each, a “Stockholder Nominee”), and the total number of Stockholder Nominees that the Stockholders are entitled to so designate shall be subsequently adjusted from time to time pursuant to Section 2.1(b). Notwithstanding anything in this Agreement to the contrary, and without limiting the generality of Section 2.1(c), each designee of the Stockholders to be nominated as Directors must be an Eligible Designee.
(b)
(i) If, on the record date for any meeting of stockholders of the Company following the Effective Time (the “Applicable Meeting”) at which Directors are to be elected, the aggregate number of shares of Common Stock beneficially owned by the Scott Family Stockholders, as a percentage of the aggregate number of shares of Common Stock then issued and outstanding (the “Common Ownership Percentage”), constitutes less than the then applicable Stockholder Nominee Ownership Threshold, then the number of Stockholder Nominees shall be reduced, to the total number set forth opposite the Stockholder Nominee Ownership Threshold which represents the Common Ownership Percentage of the Scott Family Stockholders at such time; provided that the Stockholders shall deliver, no later than three business days prior to the Applicable Meeting, a report that sets forth the number of shares of Common Stock held by the Scott Family Stockholders individually and in the aggregate, as of the date of delivery of such report (the “Annual Report”); provided, further (x) the Stockholders shall provide prior written notice to the Company of any changes in the number of shares held by the Scott Family Stockholders after delivery of the Annual Report and before the record date for the Applicable Meeting and (y) such written notice shall provide the number of shares of Common Stock held by the Scott Family Stockholders individually and in the aggregate taking into account any such change provided in clause (x).

(ii) Upon any reduction in the number of Stockholder Nominees required by Section 2.1(b)(i), effective at and after the Applicable Meeting, the number of Stockholder Nominees to which the Stockholders are entitled to designate under this Section 2.1 shall be the total number set forth opposite the Stockholder Nominee Ownership Threshold which represents the Common Ownership Percentage of the Scott Family Stockholders at such time. In the case that the number of Stockholder Nominees is so reduced, and the existing term in office of Stockholder Nominees extends beyond the date of the Applicable Meeting (such that, absent resignation on the Applicable Meeting, the Stockholder Nominees remaining on the Board would exceed the number of Stockholder Nominees to which the Stockholders are entitled), then at the request of the Company the Stockholders shall cause one or more of the Stockholder Nominees (as designated by the Stockholders in the case that the number of Stockholder Nominees is reduced to one (1) or to two (2)) to resign from the Board effective at the Applicable Meeting, and all rights under this Section 2.1 in respect of such Stockholder Nominee(s) shall be terminated and be of no further force and effect; provided that Section 2.6 shall survive any such termination. As a condition to any Stockholder Nominee’s appointment or election to the Board, such Stockholder Nominee shall deliver to the Board an irrevocable resignation letter which may be accepted by the Board upon the date on which the number of Stockholder Nominees is reduced pursuant to the preceding sentence (and subject to the ability of the Stockholders to designate which Stockholder Nominee or Stockholder Nominees to remove in the case that the number of Stockholder Nominees is reduced to one (1) or to two (2)). Once the number of Stockholder Nominees has been reduced, it will not subsequently be increased even if the Stockholders acquire Beneficial Ownership of additional Common Stock such that the number of Stockholder Nominees then serving on the Board is less than the number of Stockholder Nominees set forth opposite the Stockholder Nominee Ownership Threshold which represents the Stockholders’ Common Ownership Percentage at such time.
(iii) Subject to the other provisions of this Agreement, the Company shall include each Stockholder Nominee to which the Stockholders are entitled to designate under this Section 2.1 on the Company’s slate of nominees for election as Directors at any applicable meeting of stockholders at which Directors are to be elected and shall, to the fullest extent permitted by applicable Law, use its reasonable best efforts (and in any event at least the same level of efforts used for the Company’s other Director nominees) to cause each such Stockholder Nominee to be elected and maintained in office as a Director (including, without limitation, using its reasonable best efforts to solicit from the stockholders of the Company eligible to vote for the election of Directors proxies in favor of the election of each such Stockholder Nominee at any meeting of stockholders held to elect Directors). Subject to Section 2.1(c) and to the Company’s required efforts set forth in this Section 2.1(b)(iii) with respect to Stockholder Nominees, if a Stockholder Nominee resigns or is otherwise unavailable to serve as a Director, the Stockholders shall have the exclusive right to designate the replacement for such Stockholder Nominee for so long as the Stockholders have the right to designate such Stockholder Nominee and the Company shall, consistent with its obligations set forth in the immediately preceding sentence, cause any such replacement Stockholder Nominee to be promptly appointed or elected to the Board.
(iv) For purposes of this Agreement, the “Stockholder Nominee Ownership Thresholds” shall be as follows:
Common Ownership Percentage	Total Number of Stockholder Nominees
Greater than or equal to 15%	3
Greater than or equal to 10% but less than 15%	2
Greater than or equal to 5% but less than 10%	1
Less than 5%	0
(c) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Board shall be under any obligation to nominate or appoint to the Board, or solicit votes for, any Person pursuant to Section 2.1, in event that: (i) the election of such Person to the Board would cause the Company to not be in compliance with applicable Law, (ii) such Person has been the subject of any event required to be disclosed pursuant to Items 2(d) or 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K of the Securities Act (for the avoidance of doubt, excluding bankruptcies) involving an act of moral turpitude by such individual or is subject to any order, decree or judgment of any Governmental Entity prohibiting service as a director of any public company, (iii) such Person fails to satisfy the mandatory director qualification and eligibility criteria required by any applicable SEC rules, rules of any exchange on which the Company’s securities are then traded, or other binding legal requirements of the Company, or otherwise fails to be reasonably acceptable to the Governance and Nominating Committee of the Board applying standards consistent with past practice in evaluating Scott family director nominees or (iv) such Person does not qualify as an Eligible Designee. In the event a Person nominated by the Stockholders as a Stockholder Nominee is not nominated or appointed to the Board as a result of a failure to satisfy any of the requirements described in clauses (i) through (iv) of the immediately preceding sentence, the Stockholders will be permitted to designate a replacement Stockholder Nominee (which replacement Stockholder Nominee will also be subject to the requirements of this Section 2.1(c)).
(d) The Stockholder Nominees shall be entitled to attend meetings of any Committee on a non-voting basis, in each case, in a manner consistent with the existing practice of the Board as of prior to the date of this Agreement.
Section 2.2 Board Observers.
(a) For so long as the Stockholders are entitled to designate one or more Stockholder Nominees pursuant to Section 2.1, at any time following the Effective Time, the Stockholders shall have the right to designate an equal number of representatives to act as a non-voting observer of meetings of the Board and any Committee (in each case, except to the extent excluded therefrom pursuant to Section 2.2(d)) (each, a “Stockholder Board Observer”), as the number of Stockholder Nominees to which the Stockholders are so entitled to designate at such time, and the total number of Stockholder Board Observers shall be subsequently adjusted from time to time concurrently with any adjustment to the number of Stockholder Nominees that the Stockholders are entitled to so designate pursuant to Section 2.1(b). Notwithstanding anything in this Agreement to the contrary, and without limiting the generality of Section 2.2(f), each designee of the Stockholders to act as a non-voting observer of meetings of the Board and any Committee must be an Eligible Designee.
(b) The Company agrees that each Stockholder Board Observer shall be entitled to attend, in a non-voting observer capacity, all meetings of the Board and any Committees (in each case, except to the extent excluded therefrom pursuant to Section 2.2(d)) for the purposes of permitting such Stockholder Board Observer to: (i) have current information with respect to the affairs of the Stockholders and the actions taken by the Board, (ii) provide, when requested, input and advice to the Board or Committee at such time with respect thereto, and (iii) consider and discuss, in his or her capacity as a stockholder of the Company, all Confidential Information received from the Company with the Stockholders. As a non-voting observer, any Stockholder Board Observer shall be provided with (concurrently with delivery to the Directors and in the same manner delivery is made to them) copies of all notices, minutes, consents, and all other materials or information (financial or otherwise) that are provided to the Directors with respect to a meeting or any written consent in lieu of meeting (except to the extent such Stockholder Board Observer has been excluded therefrom pursuant to Section 2.2(d)).
(c) In no event shall any Stockholder Board Observer (i) be deemed to be a member of the Board or such Committees, (ii) have the right to vote on any matter under consideration by the Board or such Committees or otherwise have any power to cause the Company to take, or not to take, any action, or (iii) have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders or any duties (fiduciary or otherwise) otherwise applicable to the Directors of the Company.
(d) Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled, and does hereby expressly reserve the right, to withhold any materials or information and to exclude any Stockholder Board Observer from all or any portion of any meeting if and solely to the extent:
(i) access to such materials or information or attendance at such meeting would reasonably be expected to adversely affect the attorney-client privilege between the Company and its counsel;
(ii) access to such materials or information or attendance at such meeting would reasonably be expected to result in disclosure of confidential supervisory information to the Stockholder Board Observer;
(iii) the Stockholder Board Observer is a competitor of the Company, owns a material interest in a competitor of the Company or the Stockholder Board Observer has a material business or financial interest in the matter to be discussed by the Board or Committee; or

(iv) such meeting is an executive session limited solely to independent director members or other directors of the Board, independent auditors, and/or legal counsel, as the Board may designate, or such Stockholder Board Observer would not meet the applicable standards for independence adopted by The NASDAQ Stock Market, or such other exchange on which the Company’s securities are then traded (assuming for purposes of the analysis that such Stockholder Board Observer were a member of the Board).
(e) Upon any reduction in the number of Stockholder Nominees required by Section 2.1(b)(i) at any time following the Effective Time, the number of Stockholder Board Observers that the Stockholders have a right to designate under this Section 2.2 shall be reduced by the same number of Stockholder Nominees that are required to resign pursuant to Section 2.1(b)(ii) (and the Stockholders shall designate which Stockholder Board Observers to remove in the case that the number of Stockholder Board Observers is reduced to one (1) or to two (2)), and all rights under this Section 2.2 in respect of such Stockholder Board Observer(s) shall be terminated and be of no further force and effect, provided that Section 2.6 shall survive any such termination. Once the number of Stockholder Board Observers has been reduced as a result in a reduction to the number of Stockholder Nominees, it will not subsequently be increased even if the Stockholders acquire Beneficial Ownership of additional Common Stock such that the number of Stockholder Nominees then serving on the Board is less than the number of Stockholder Nominees set forth opposite the Stockholder Nominee Ownership Threshold which represents the Stockholders’ Common Ownership Percentage at such time.
(f) Notwithstanding anything in this Agreement to the contrary, the Board shall not be obligated to accept or recognize a Person as a Stockholder Board Observer for purposes of this Agreement if (i) such Person’s role as a Stockholder Board Observer would cause the Company to not be in compliance with applicable Law, (ii) such Person has been the subject of any event required to be disclosed pursuant to Items 2(d) or 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K of the Securities Act (for the avoidance of doubt, excluding bankruptcies) involving an act of moral turpitude by such individual or is subject to any order, decree or judgment of any Governmental Entity prohibiting service as a director of any public company, (iii) such Person fails to complete reasonable and customary onboarding documentation, including providing reasonably required information to the Company, and executing a Board Observer and Confidentiality Agreement or other confidentiality agreement, in each case to the extent such requirements are consistent with those applicable to the other observers of the board of directors of the Company or (iv) such Person does not qualify as an Eligible Designee. In the event the Stockholders designate a Person that is not entitled to be designated as a Stockholder Board Observer as a result of a failure to satisfy any of the requirements described in clauses (i) through (iv) of the immediately preceding sentence, the Stockholders will be permitted to designate a replacement Stockholder Board Observer (which replacement Stockholder Board Observer will also be subject to the requirements of this Section 2.2(f)).
Section 2.3 FIBK Foundation Designees.
(a) Effective as of the Effective Time, the number of directors that will comprise the FIBK Foundation Board shall be eight (8). Of the members of the FIBK Foundation Board as of the Effective Time, (i) two (2) shall be designated by the Stockholders (“FIBK Foundation Designees”), (ii) four (4) shall be designated by the Company, provided that such designees are members of the executive management of the Company and (iii) the remaining two (2) shall be independent directors of the Company that are mutually determined by the Company and the Stockholders.
(b) Subject to Section 2.3(c), if a FIBK Foundation Designee resigns or is otherwise unavailable to serve as a director of the FIBK Foundation Board, the Stockholders shall have the exclusive right to designate the replacement for such FIBK Foundation Designee for so long as the Stockholders have the right to designate such FIBK Foundation Designee and the Company shall, and shall cause the FIBK Foundation, to cause any such replacement FIBK Foundation Designee to be promptly appointed or elected to the FIBK Foundation Board. Notwithstanding anything in this Agreement to the contrary, the Stockholders shall no longer have a right to designate any FIBK Foundation Designees, and the rights under this Section 2.3 shall terminate, upon the first date that the Scott Family Stockholders no longer have a Common Ownership Percentage of at least 5%. At such time the Scott Family Stockholders no longer have a Common Ownership Percentage of at least 5%, at the request of the Company each FIBK Foundation Designee shall, and the Stockholders shall cause any such FIBK Foundation Designee to, promptly resign from the FIBK Foundation Board.

(c) Notwithstanding anything in this Agreement to the contrary, neither the FIBK Foundation nor the FIBK Foundation Board shall be under any obligation to nominate or appoint to the FIBK Foundation Board any Person as a FIBK Foundation Designee pursuant to Section 2.3, in event that: (i) the election of such Person to the FIBK Foundation Board would cause the FIBK Foundation to not be in the compliance with applicable Law, (ii) such Person has been the subject of any event required to be disclosed pursuant to Items 2(d) or 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K of the Securities Act (for the avoidance of doubt, excluding bankruptcies) involving an act of moral turpitude by such individual or is subject to any order, decree or judgment of any Governmental Entity prohibiting service as a director of any public company, (iii) such Person fails to complete reasonable and customary onboarding documentation, including providing reasonably required information to the FIBK Foundation, in each case to the extent such requirements are consistent with those applicable to the other members of the FIBK Foundation Board, or (iv) such Person does not qualify as an Eligible Designee. In the event a Person nominated by the Stockholders as a FIBK Foundation Designee is not nominated or appointed to the FIBK Foundation Board as a result of a failure to satisfy any of the requirements described in clauses (i) through (iv) of the immediately preceding sentence, the Stockholders will be permitted to designate a replacement FIBK Foundation Designee (which replacement FIBK Foundation Designee will also be subject to the requirements of this Section 2.3(c)).
(d) As promptly as practicable following the Effective Time, the Company shall make a contribution of $21,500,000 to the FIBK Foundation.
Section 2.4 Delivery of Agreement to Vote. As a condition to the Company’s obligation to nominate Stockholder Nominees at any applicable meeting of stockholders at which Directors will be elected from and after the Closing Date, each of the Stockholders who then holds shares of Common Stock shall have executed and delivered to the Company a voting agreement in the form attached hereto as Exhibit C (the “Voting Agreement”).
Section 2.5 [Intentionally Omitted].
Section 2.6 Confidentiality. Each Stockholder shall, and shall cause each of its Affiliates and its and their Representatives that receive Confidential Information on such Stockholder’s behalf to, (a) keep confidential all Confidential Information received by it from the Company or any of its Affiliates (including pursuant to Section 2.8), (b) not disclose any such information to any Person without the prior written consent of the Company other than to such Stockholder’s or its Affiliates’ and its and their Representatives who such Stockholder determines in good faith need to know such information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by such Stockholder in the Company, and (c) not knowingly use such information other than for the purpose of evaluating, monitoring or taking any other action with respect to the investment by such Stockholder in the Company; provided, that such Stockholder shall be responsible for any breach by any such Representative of this Section 2.6 as if such Representative was bound hereby. Notwithstanding anything in the foregoing to the contrary, in the event that such Stockholder or any of its Affiliates is requested pursuant to, or is required by, applicable Law or by legal process, or with regard to Representatives which are auditing or accounting firms, applicable professional standards or obligations thereunder, to disclose any Confidential Information, such Stockholder or such Affiliate or such Representative shall (i) to the extent permitted by applicable Law, provide prior written notice to the Company of such required disclosure, (ii) reasonably cooperate with any efforts by the Company to seek confidential treatment of, or obtain a protective order with respect to, the applicable Confidential Information, and (iii) disclose only the portion of the Confidential Information that is required to be disclosed.
Section 2.7 Charter and Bylaws to be Consistent. The Company shall take or cause to be taken all lawful action necessary or appropriate to ensure that at all times the Charter and the Bylaws and the corresponding constituent documents of the Company’s Subsidiaries contain provisions consistent with the terms of this Agreement and do not contain any provisions inconsistent therewith or which would in any way nullify or impair the terms of this Agreement or the rights provided hereunder to any of the parties hereto. None of the Company, the Board, any committee thereof, or the Stockholders shall take or cause to be taken any action inconsistent with the terms of this Agreement or the rights provided hereunder to any of the parties hereto.
Section 2.8 Information Rights. Subject to applicable Law, the Company shall meet with the Stockholders to provide quarterly management presentations as are regularly prepared by the Company and its Subsidiaries in a manner consistent with the Company’s practice prior to the date of this Agreement. Notwithstanding anything in the foregoing to the contrary, nothing in this Section 2.8 shall require the Company to produce any information that is not readily available or to prepare any statement or reports that are not prepared by the Company in the ordinary course of business for purposes other than complying with this Section 2.8. All information provided to the Stockholders under this Section 2.8 shall be subject to Section 2.6. The Company and the Stockholders shall agree on protocols and procedures with regard to the handling of information provided to the Stockholders under this Section 2.8 and maintaining the confidentiality thereof, including with respect to cybersecurity matters. This Section 2.8 shall terminate upon the first date that the Stockholders no longer have a Common Ownership Percentage of at least 5%.
Section 2.9 Securities Laws. Each Stockholder acknowledges that it is aware, and will advise each Stockholder Nominee, Stockholder Board Observer and FIBK Foundation Designee and any other entity or Person who receives Confidential Information pursuant to Section 2.6 or otherwise, that applicable securities Laws prohibit any Person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other Person unless in compliance with such Laws.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Section 3.1 Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to the Company as of the date hereof and as of the Effective Time that:
(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation such Stockholder of the transactions contemplated hereby are within the Stockholder’s full legal capacity, right and authority. This Agreement has been duly and validly executed and delivered by such Stockholder and assuming due execution and delivery by the Company, this Agreement constitutes a valid and binding Agreement with such Stockholder enforceable against it in accordance with its terms. In the case of a Stockholder that is a trust, such Stockholder has all necessary trust power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by such Stockholder.
(b) The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder or (iii) result in the imposition of any lien (other than pursuant to this Agreement) on any asset of such Stockholder (including the Common Stock). In the case of any Stockholder that is a trust, there are no consents of any beneficiary of such trust that have not already been obtained and are required in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby.
Section 3.2 Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders as of the date hereof and as of the Effective Time that:
(a) As of the date hereof, the Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Montana. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the powers of the Company and have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by the Company and assuming due execution and delivery by the Stockholders, this Agreement constitutes a valid and binding Agreement of the Company enforceable against it in accordance with its terms.
(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the articles of incorporation or bylaws of the Company or its Subsidiaries, (ii) materially violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Company or its Subsidiaries are entitled under any provision of any agreement or other instrument binding on the Company or (iv) result in the imposition of any lien (other than pursuant to this Agreement) on any asset of the Company or any of its Subsidiaries (including the Common Stock).

ARTICLE IV

REGISTRATION RIGHTS
Section 4.1 Shelf Registration.
(a) Following demand by any Stockholder after expiration of the Lock-Up Period, the Company shall as promptly as practicable (i) prepare and file with the SEC a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto that covers all Registrable Securities then outstanding for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”), (ii) amend an existing registration statement so that it is usable for Shelf Registration and an offering on a delayed or continuous basis of Registrable Securities, or (iii) file a prospectus supplement that shall be deemed to be a part of an existing registration statement in accordance with Rule 430B under the Securities Act that is usable for Shelf Registration and an offering on a delayed or continuous basis of Registrable Securities (as applicable, a “Shelf Registration Statement”). If permitted under the Securities Act, such Shelf Registration Statement shall be an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act.
(b) Effective Registration Statement. The Company shall use its best efforts to (i) cause the Shelf Registration Statement filed pursuant to Section 4.1(a) to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as practicable after the filing thereof and (ii) keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and useable for the resale of Registrable Securities until such time as there are no Registrable Securities remaining, this Agreement is terminated in accordance with its terms, or the Company is no longer eligible to maintain a Shelf Registration Statement, including by filing successive replacement or renewal Shelf Registration Statements upon the expiration of such Shelf Registration Statement.
(c) Additional Registrable Securities; Additional Selling Stockholders. At any time and from time to time that a Shelf Registration Statement is effective, if a Scott Family Stockholder holding Registrable Securities requests (i) the registration under the Securities Act of additional Registrable Securities pursuant to such Shelf Registration Statement or (ii) that such Scott Family Stockholder be added as a selling stockholder in such Shelf Registration Statement, the Company shall as promptly as practicable amend or supplement the Shelf Registration Statement to cover such additional Registrable Securities and/or Stockholder.
(d) Right to Effect Shelf Takedowns. Each Scott Family Stockholder shall be entitled, at any time and from time to time when a Shelf Registration Statement is effective, to sell any or all of the Registrable Securities covered by such Shelf Registration Statement (a “Shelf Takedown”); provided, that any Shelf Takedown that is an Underwritten Shelf Takedown shall be subject to Section 4.1(e). A Scott Family Stockholder shall give the Company prompt written notice of the consummation of a Shelf Takedown.
(e) Underwritten Shelf Takedowns. A Stockholder intending to effect a Shelf Takedown, shall be entitled to request, by written notice to the Company (an “Underwritten Shelf Takedown Notice”), that the Shelf Takedown be an underwritten offering (an “Underwritten Shelf Takedown”). The Underwritten Shelf Takedown Notice shall specify the number of Registrable Securities intended to be offered and sold by such Stockholder pursuant to the Underwritten Shelf Takedown and the intended method of distribution. Promptly after receipt of an Underwritten Shelf Takedown Notice (but in any event within two (2) business days), the Company shall give written notice of the requested Underwritten Shelf Takedown to all other Scott Family Stockholders and shall include in such Underwritten Shelf Takedown, subject to Section 4.3, all Registrable Securities that are then covered by the Shelf Registration Statement and with respect to which the Company has received a written request for inclusion therein from one or more Scott Family Stockholders no later than five (5) business days (or, in the case of an Underwritten Shelf Takedown structured as a block trade, two (2) business days) after the date of the Company’s notice. The Company shall not be required to facilitate an Underwritten Shelf Takedown (i) unless the Aggregate Offering Price from such offering is at least $50,000,000, (ii) in the case of a marketed underwritten offering (and, for the avoidance of doubt, excluding any underwritten block trade), more than two (2) times in the aggregate in any 12-month period, and (iii) in the case of an underwritten block trade, more than four (4) times in the aggregate in any 12-month period.

(f) Selection of Underwriters. The Initiating Holder of an Underwritten Shelf Takedown shall have the right to select the investment banking firm(s) and manager(s) to administer such Underwritten Shelf Takedown (including which such underwriters will serve as lead or co-lead), subject to the approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed).
Section 4.2 Demand Registrations.
(a) Right to Demand Registrations. If the Company is not eligible under applicable Law to register Registrable Securities by way of a Registration Statement on Form S-3 pursuant to Section 4.1, any Stockholder after expiration of the Lock-Up Period may, by providing written notice to the Company, request to sell all or part of its Registrable Securities pursuant to a Registration Statement separate from a Shelf Registration Statement (a “Demand Registration”). Each request for a Demand Registration (a “Demand Registration Request”) shall specify the number of Registrable Securities intended to be offered and sold by such Stockholder pursuant to the Demand Registration and the intended method of distribution thereof, including whether it is intended to be an underwritten offering. Promptly (but in any event within two (2) business days) after receipt of a Demand Registration Request, the Company shall give written notice of the Demand Registration Request to all other Scott Family Stockholders that hold Registrable Securities. As promptly as practicable after receipt of a Demand Registration Request, the Company shall register all Registrable Securities (i) that have been requested to be registered in the Demand Registration Request and (ii) subject to Section 5.3, with respect to which the Company has received a written request for inclusion in the Demand Registration from one or more Scott Family Stockholders no later than fifteen (15) days after the date on which notice was given to Scott Family Stockholders of the Demand Registration Request. The Company shall use its best efforts to cause the Registration Statement filed pursuant to this Section 4.2(a) to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as practicable after the filing thereof. The Company shall not be required to effect a Demand Registration unless the Demand Registration includes Registrable Securities in an amount not less than the Minimum Amount.
(b) Number of Demand Registrations. The Stockholders shall be entitled to request up to two (2) Demand Registrations in the aggregate (which, for the avoidance of doubt, shall be in addition to any Shelf Registration pursuant to Section 4.1, other than any Underwritten Shelf Takedown, which shall be deemed a Demand Registration for these purposes and count towards such maximum number of Demand Registrations) during any 12-month period.
(c) Withdrawal. A Scott Family Stockholder may, by written notice to the Company, withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. Upon receipt of notices from all applicable Scott Family Stockholders to such effect, or if such withdrawal shall reduce the Aggregate Offering Price for the offering of the Registrable Securities to be registered in connection with such Demand Registration below the Minimum Amount, the Company shall cease all efforts to seek effectiveness of the applicable Registration Statement, unless the Company intends to effect a primary offering of securities pursuant to such Registration Statement, provided that such Demand Registration Request shall not count against the limitation on the number of such Stockholder’s Demand Registrations set forth in Section 4.2(b). In the event that all applicable Scott Family Stockholders withdraw their Registrable Securities from a Demand Registration and the withdrawal is a Permissible Withdrawal, such Demand Registration Request shall not count against the limitation on the number of Demand Registrations set forth in Section 4.2(b).
(d) Selection of Underwriters. If a Demand Registration is an underwritten offering, the Initiating Holder shall have the right to select the investment banking firm(s) to act as the managing underwriter(s) in connection with such offering (including which such managing underwriters will serve as lead or co-lead), subject to the approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed).
Section 4.3 Inclusion of Other Securities; Priority. The Company shall not include in any Demand Registration or Shelf Takedown any securities that are not Registrable Securities without the prior written consent of the Stockholder(s) holding the Registrable Securities participating in such Demand Registration or Shelf Takedown. If a Demand Registration or Shelf Takedown involves an underwritten offering and the managing underwriters of such offering advise the Company and the Scott Family Stockholders in writing that, in their opinion, the number of Equity Securities proposed to be included in such Demand Registration or Underwritten Shelf Takedown, including all Registrable Securities and all other Equity Securities proposed to be included in such offering, exceeds the number of Equity Securities that can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), the Company shall include in such Demand Registration or Underwritten Shelf Takedown: (i) first, the Registrable Securities proposed to be sold by the Initiating Holder and the Participating Holders pro rata based on the number of Registrable Securities proposed to be sold by the Initiating Holder and each Participating Holder, and (ii) second, any Equity Securities proposed to be included therein by any other Persons (including Equity Securities to be sold for the account of the Company and/or any other holders of Equity Securities), allocated, in the case of this clause (ii), among such Persons in such manner as the Company may determine. If more than one Participating Holder is participating in such Demand Registration or Underwritten Shelf Takedown and the managing underwriters of such offering determine that a limited number of Registrable Securities may be included in such offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), then the Registrable Securities that are included in such offering shall be allocated pro rata among the Participating Holders on the basis of the number of Registrable Securities initially requested to be sold by each such Participating Holder in such offering.
Section 4.4 Piggyback Registrations.
(a) Whenever the Company proposes to register any Equity Securities under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) in connection with any dividend or distribution reinvestment or similar plan or (iv) that is a Demand Registration or Shelf Takedown hereunder), whether for its own account or for the account of one or more stockholders of the Company (a “Piggyback Registration”), the Company shall give prompt written notice to each Scott Family Stockholder of its intention to effect such a registration (but in no event less than ten (10) days prior to the proposed date of filing of the applicable Registration Statement, or, in the case of a previously effective Registration Statement, the applicable prospectus supplement) and, subject to Section 4.4(b) and Section 4.4(c), shall include in such Registration Statement and in any offering of Equity Securities to be made pursuant to such Registration Statement that number of Registrable Securities requested to be sold in such offering by such Scott Family Stockholder for the account of such Scott Family Stockholder, provided that the Company has received a written request for inclusion therein from such Scott Family Stockholder no later than three (3) days after the date on which the Company has given notice of the Piggyback Registration to Scott Family Stockholders. The Company may terminate or withdraw a Piggyback Registration prior to the effectiveness of such registration at any time in its sole discretion, subject to any other contractual obligations between the Company and any other holders of Equity Securities with respect to such Piggyback Registration. If a Piggyback Registration is effected pursuant to a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), the Scott Family Stockholders shall be notified by the Company of and shall have the right, but not the obligation, to participate in any offering pursuant to such Piggyback Shelf Registration Statement (a “Piggyback Shelf Takedown”), subject to the same limitations that are applicable to any other Piggyback Registration as set forth above. A Scott Family Stockholder may, by written notice to the Company, withdraw its Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of the applicable Registration Statement.
(b) Priority on Primary Piggyback Registrations. If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company and the managing underwriters of the offering advise the Company in writing that, in their opinion, the number of Equity Securities proposed to be included in such offering, including all Registrable Securities and all other Equity Securities proposed to be included in such offering, exceeds the number of Equity Securities that can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), the Company shall include in such Piggyback Registration or Piggyback Shelf Takedown: (i) first, the Equity Securities that the Company proposes to sell in such offering; (ii) second, any Registrable Securities requested to be included therein by any Scott Family Stockholders, allocated, in the case of this clause (ii), pro rata among such Scott Family Stockholders on the basis of the number of Registrable Securities initially proposed to be included by each such Scott Family Stockholder in such offering, up to the number of Registrable Securities, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be offered in such offering); and (iii) third, any Equity Securities proposed to be included in such offering by any other Person to whom the Company has a contractual obligation to facilitate such offering, allocated, in the case of this clause (iii), pro rata among such Persons on the basis of the number of Equity Securities initially proposed to be included by each such Person in such offering, up to the number of Equity Securities, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be offered in such offering).
(c) Priority on Secondary Piggyback Registrations. If a Piggyback Registration or a Piggyback Shelf Takedown is initiated as an underwritten offering on behalf of a holder of Equity Securities to whom the Company has a contractual obligation to facilitate such offering, other than the Stockholders, and the managing underwriters of the offering advise the Company in writing that, in their opinion, the number of Equity Securities proposed to be included in such offering, including all Registrable Securities and all other Equity Securities requested to be included in such offering, exceeds the number of Equity Securities which can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), the Company shall include in such Piggyback Registration or Piggyback Shelf Takedown: (i) first, the Equity Securities that the Person demanding the offering pursuant to such contractual right proposes to sell in such offering; (ii) second, any Registrable Securities requested to be included therein by any Scott Family Stockholders, allocated, in the case of this clause (ii), pro rata among such Scott Family Stockholders on the basis of the number of Registrable Securities initially proposed to be included by each such Scott Family Stockholder in such offering, up to the number of Registrable Securities, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be offered in such offering); and (iii) third, any Equity Securities proposed to be sold for the account of the Company in such offering and any Equity Securities proposed to be included in such offering by any other Person to whom the Company has a contractual obligation to facilitate such offering, allocated, in the case of this clause (iii), pro rata among the Company and such Persons on the basis of the number of Equity Securities initially proposed to be included by the Company and each such other Person in such offering, up to the number of Equity Securities, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be offered in such offering).
(d) Selection of Underwriters. If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company, the Company shall have the right to select the investment banking firm(s) to act as the managing underwriter(s) in connection with such offering. If a Piggyback Registration or a Piggyback Shelf Takedown is initiated as an underwritten offering on behalf of a holder of Equity Securities to whom the Company has a contractual obligation to facilitate such offering, the right to select the investment banking firm(s) to act as the managing underwriter(s) in connection with such offering shall be governed by such applicable contractual arrangement between the Company and such holder of Equity Securities, provided that such managing underwriter shall be reasonably acceptable to the Scott Family Stockholder or Scott Family Stockholders holding a majority of the Registrable Securities proposed to be included in such Piggyback Registration or Piggyback Shelf Takedown (such approval not to be unreasonably withheld, conditioned or delayed); provided, further, that such Scott Family Stockholder or Scott Family Stockholders may designate a co-managing underwriter to participate in the Piggyback Registration or Piggyback Shelf Takedown, in each case to the extent permitted by such applicable contractual arrangement between the Company and such holder of Equity Securities.
Section 4.5 Holdback Agreements.
(a) Stockholders of Registrable Securities. Each Initiating Holder and Participating Holder agrees that in connection with any underwritten Demand Registration, Underwritten Shelf Takedown or a registered underwritten offering of shares of Common Stock by the Company in a primary offering for its own account, and upon written request from the managing underwriter(s) for such offering, such Stockholder shall not, without the prior written consent of such managing underwriter(s), during such period as is reasonably requested by the managing underwriter(s) (which period shall in no event be longer than seven (7) days prior to and sixty (60) days after the pricing of such offering), effect any public sale or distribution of any Similar Securities to those being registered, including any sale under Rule 144. The foregoing provisions of this Section 4.5(a) shall not apply to offers or sales of Registrable Securities that are included in an offering pursuant to Section 4.1, Section 4.2 or Section 4.4 of this Agreement and shall be applicable to the Stockholders only if, for so long as and to the extent that the Company, the directors and executive officers of the Company, and each selling stockholder included in such offering are subject to the same restrictions if requested by the managing underwriter(s) for such offering, and the Company uses its reasonable best efforts to ensure that each other holder of at least 5% of the outstanding shares of Common Stock is subject to the same restrictions if requested by the managing underwriter(s) for such offering. Each Stockholder agrees to execute and deliver such other agreements as may be reasonably requested by the managing underwriter(s) that are consistent with the foregoing provisions of this Section 4.5(a) and are necessary to give further effect thereto. Any discretionary waiver or termination of the requirements under the foregoing provisions made by the Company or the applicable managing underwriter(s) shall apply to each Stockholder that holds or Beneficially Owns Registrable Securities proposed to be sold in such offering on a pro rata basis. Without limiting the foregoing, if after the date hereof the Company grants any Person (other than a Stockholder) any rights to demand or participate in a registration, the Company agrees that it shall include in such Person’s agreement a covenant consistent with the foregoing provisions of this Section 4.5(a).
(b) The Company. To the extent requested by the managing underwriter(s) for the applicable offering, the Company shall not effect any sale registered under the Securities Act or other public distribution of Equity Securities for its own account during the period commencing seven (7) days prior to and ending sixty (60) days after the pricing of an underwritten offering pursuant to Section 4.1, Section 4.2, or Section 4.4 of this Agreement, other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto) or (iii) in connection with any dividend or distribution reinvestment or similar plan.
Section 4.6 Suspensions. Up to two (2) times in any twelve (12) month period, and for no more than ninety (90) days in the aggregate, upon giving prompt written notice to the Scott Family Stockholders, the Company shall be entitled to delay or suspend the filing, effectiveness or use of a Registration Statement or Prospectus (a “Suspension”) if the Company determines in good faith that proceeding with the filing, effectiveness or use of such Registration Statement or Prospectus would require the Company to publicly disclose material non-public information in such Registration Statement or Prospectus so that it would not be materially misleading, the disclosure of which (i) would not be required to be made at such time but for the filing, effectiveness or use of such Registration Statement or Prospectus and (ii) would, in the good faith judgment of the Company, have a material adverse effect on the Company or on any pending negotiation or plan of the Company to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or other similar transaction. Each Scott Family Stockholder who is notified by the Company of a Suspension pursuant to this Section 4.6 shall keep the existence of such Suspension confidential and shall immediately discontinue (and direct any other Person making offers or sales of Registrable Securities on behalf of such Stockholder to immediately discontinue) offers and sales of Registrable Securities pursuant to such Registration Statement or Prospectus and any other use of such Registration Statement or Prospectus until such time as it is advised in writing by the Company that the use of the Registration Statement or Prospectus may be resumed and, if applicable, is furnished by the Company with a supplemented or amended Prospectus as contemplated by Section 4.7(g). If the Company delays or suspends a Demand Registration, the Initiating Holder of such Demand Registration shall be entitled to withdraw its Demand Registration Request and, if it does so, such Demand Registration Request shall not count against the limitation on the number of such Initiating Holder’s Demand Registrations set forth in Section 4.2(b). The Company shall promptly notify the Scott Family Stockholders of the expiration of any period during which it exercised its rights under this Section. The Company agrees that, in the event it exercises its rights under this Section, it shall, within sixty (60) days following the Stockholders’ receipt of the notice of suspension, update the suspended Registration Statement as may be necessary to permit the Scott Family Stockholders to resume use thereof in connection with the offer and sale of their Registrable Securities in accordance with applicable law.

Section 4.7 Registration Procedures. If and whenever the Company is required to effect the registration of any Registrable Securities pursuant to this Agreement, the Company shall use its best efforts to effect and facilitate the registration, offering and sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as is practicable and, pursuant thereto, the Company shall as expeditiously as possible and as applicable:
(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, make all required filings required in connection therewith and (if the Registration Statement is not automatically effective upon filing) use its reasonable best efforts to cause such Registration Statement to become effective as promptly as practicable;
(b) prepare and file with the SEC such amendments and supplements to any Registration Statement and the Prospectus used in connection therewith as may be (i) reasonably requested by any selling Scott Family Stockholder (to the extent such request relates to information relating to such Scott Family Stockholder), or (ii) necessary to keep such Registration Statement effective until all of the Registrable Securities covered by such Registration Statement have been disposed of and comply with the applicable requirements of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement;
(c) before filing a Registration Statement or Prospectus, or any amendments or supplements thereto and in connection therewith, furnish to the managing underwriter or underwriters, if any, and to each Scott Family Stockholder participating in the registration, without charge, such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto (in each case including all exhibits thereto and all documents incorporated by reference therein) and such other documents as such Stockholder may reasonably request, including in order to facilitate the disposition of the Registrable Securities owned by such Scott Family Stockholder, which documents will be subject to the review of such underwriters and such Stockholders and their respective counsel, and not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Scott Family Stockholders covered by the same or the underwriter or underwriters, if any, shall reasonably object;
(d) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky Laws of such U.S. jurisdiction(s) as any Scott Family Stockholder participating in the registration or any managing underwriter reasonably requests and do any and all other acts and things that may be necessary or reasonably advisable to enable such Stockholder and each underwriter, if any, to consummate the disposition of such Scott Family Stockholder’s Registrable Securities in such jurisdiction(s); provided, that the Company shall not be required to qualify generally to do business, subject itself to taxation or consent or subject itself to general service of process in any jurisdiction where it would not otherwise be required to do so but for its obligations pursuant to this Section 4.7(d);
(e) use its reasonable best efforts to cause all Registrable Securities covered by any Registration Statement to be registered with or approved by such other Governmental Entities or self-regulatory bodies as may be necessary or reasonably advisable in light of the business and operations of the Company to enable each Scott Family Stockholder participating in the registration to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof; provided, that the Company shall not be required to qualify generally to do business, subject itself to taxation or consent or subject itself to general service of process in any jurisdiction where it would not otherwise be required to do so but for its obligations pursuant to this Section 4.7(e);
(f) promptly notify each Scott Family Stockholder participating in the registration and the managing underwriters of any underwritten offering:
(i) each time when the Registration Statement, any pre-effective amendment thereto, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective;
(ii) of any oral or written comments by the SEC or of any request by the SEC or any other federal or state governmental authority for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding such Stockholder;

(iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for any such purpose; and
(iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky Laws of any jurisdiction;
(g) notify each Scott Family Stockholder participating in such registration, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, upon becoming aware of the occurrence of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact or to omit any fact necessary to make the statements made therein not misleading in light of the circumstances under which they were made, and, as promptly as practicable, prepare, file with the SEC and furnish to such Stockholder a reasonable number of copies of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;
(h) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, any order suspending or preventing the use of any related Prospectus or any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, use its best efforts to promptly obtain the withdrawal or lifting of any such order or suspension;
(i) not file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the Prospectus used in connection therewith, that refers to any Scott Family Stockholder covered thereby by name or otherwise identifies such Scott Family Stockholder as the holder of any securities of the Company without the consent of such Scott Family Stockholder (such consent not to be unreasonably withheld or delayed), unless and to the extent such disclosure is required by Law; provided, that (i) each Stockholder shall furnish to the Company in writing such information regarding itself and the distribution proposed by it as the Company may reasonably request for use in connection with a Registration Statement or Prospectus and (ii) each Scott Family Stockholder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished to the Company by such Scott Family Stockholder (including with respect to any inaccuracy in any representations or warranties made by such Stockholder in any underwriting agreement) or of the occurrence of any event that would cause the Registration Statement or the Prospectus included in such Registration Statement to contain an untrue statement of a material fact regarding such Stockholder or the distribution of such Registrable Securities or to omit to state any material fact regarding such Scott Family Stockholder or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances under which they were made and to furnish to the Company, as promptly as practicable, any additional information required to correct and update the information previously furnished by such Stockholder such that such Registration Statement and Prospectus shall not contain any untrue statement of a material fact regarding such Scott Family Stockholder or the distribution of such Registrable Securities or omit to state a material fact regarding such Scott Family Stockholder or the distribution of such Registrable Securities necessary to make the statements therein not misleading in light of the circumstances under which they were made;
(j) cause such Registrable Securities to be listed on each securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on any securities exchange, use its reasonable best efforts to cause such Registrable Securities to be listed on a national securities exchange selected by the Company after consultation with the Stockholders participating in such registration;
(k) provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such Registration Statement;
(l) make available for inspection by any Scott Family Stockholder participating in the registration, upon reasonable notice at reasonable times and for reasonable periods, any underwriter participating in any underwritten offering pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such Scott Family Stockholder or underwriter, all corporate documents, financial and other records relating to the Company and its business reasonably requested by such Scott Family Stockholder or underwriter, cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such Scott Family Stockholder, underwriter, attorney, accountant or agent in connection with such registration or offering and make senior management of the Company and the Company’s independent accountants available for customary due diligence and drafting sessions; provided, that any Person gaining access to information or personnel of the Company pursuant to this Section 4.7(l) shall (i) reasonably cooperate with the Company to limit any resulting disruption to the Company’s business and (ii) protect the confidentiality of any information regarding the Company which the Company determines in good faith to be confidential and of which determination such Person is notified, pursuant to customary confidentiality agreements reasonably acceptable to the Company;
(m) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its stockholders, as soon as reasonably practicable, an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) covering the period of at least twelve (12) months beginning with the first day of the Company’s first full fiscal quarter after the effective date of the applicable Registration Statement, which requirement shall be deemed satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;
(n) in the case of an underwritten offering of Registrable Securities, promptly incorporate in a supplement to the Prospectus or a post-effective amendment to the Registration Statement such information as is reasonably requested by the managing underwriter(s) or any Scott Family Stockholder participating in such underwritten offering to be included therein, the purchase price for the securities to be paid by the underwriters and any other applicable terms of such underwritten offering (and the Scott Family Stockholders shall promptly supply any such information within their possession), and promptly make all required filings of such supplement or post-effective amendment;
(o) in the case of an underwritten offering of Registrable Securities, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as any Scott Family Stockholder participating in such offering or the managing underwriter(s) of such offering reasonably requests in order to expedite or facilitate the disposition of such Registrable Securities;
(p) in the case of an underwritten offering of Registrable Securities, furnish to each underwriter, if any, participating in an offering of Registrable Securities (i) (A) all legal opinions of outside counsel to the Company required to be included in the Registration Statement and (B) a written legal opinion of outside counsel to the Company, dated the closing date of the offering, in form and substance as is customarily given in opinions of outside counsel to the Company to underwriters in underwritten registered offerings; and (ii) (A) obtain all consents of independent public accountants required to be included in the Registration Statement and (B) on the date of the execution of the applicable underwriting agreement and at the closing of the offering, dated the respective dates of delivery thereof, a “comfort letter” signed by the Company’s independent public accountants in form and substance as is customarily given in accountants’ letters to underwriters in underwritten registered offerings;
(q) in the case of an underwritten offering of Registrable Securities, make senior management of the Company available, to the extent requested by the managing underwriter(s), to assist in the marketing of the Registrable Securities to be sold in such underwritten offering, including the participation of such members of senior management of the Company in “road show” presentations and other customary marketing activities, including “one-on-one” meetings with prospective purchasers of the Registrable Securities to be sold in such underwritten offering (with an understanding that these shall be scheduled in a collaborative manner so as not to unreasonably interfere with the conduct of business of the Company), and otherwise facilitate, cooperate with, and participate in such underwritten offering and customary selling efforts related thereto, in each case to the same extent as if the Company were engaged in a primary underwritten registered offering of its Common Stock;
(r) cooperate with the Scott Family Stockholders to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Registration Statement free of any restrictive legends and representing such number of shares of Common Stock and registered in such names as the Scott Family Stockholders may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System;

(s) not later than the effective date of such Registration Statement, provide a CUSIP number for all Registrable Securities covered thereby and provide the applicable transfer agent with printed certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System;
(t) upon the request of any Scott Family Stockholder, promptly amend any Shelf Registration Statement or take such other action as may be necessary to de-register, remove or withdraw all or a portion of such Scott Family Stockholder’s shares of Common Stock from a Shelf Registration Statement, as requested by such Stockholder; and
(u) otherwise use its reasonable best efforts to take or cause to be taken all other actions necessary or reasonably advisable to effect the registration, marketing and sale of such Registrable Securities contemplated by this Agreement.
(v) Each Stockholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.7(g) or Section 4.7(h), such Stockholder shall use its best efforts to discontinue (and direct any other Person making offers or sales of Registrable Securities on behalf of such Stockholder to discontinue) offers and sales of Registrable Securities pursuant to such Registration Statement or Prospectus and any other use of such Registration Statement or Prospectus until such time as it is advised in writing by the Company that the use of the Registration Statement or Prospectus may be resumed. If the Company gives any such notice in respect of a Demand Registration, the Initiating Holder shall be entitled to withdraw its Demand Registration Request and, if it does so, such Demand Registration Request shall not count against the limitation on the number of such Initiating Holder’s Demand Registrations set forth in Section 4.2(b).
Section 4.8 Participation in Underwritten Offerings. No Person may participate in any underwritten offering pursuant to this Agreement unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements in customary form approved by the Persons entitled under this Agreement to approve such arrangements (which shall contain such terms and conditions as are generally prevailing in agreements of that type, including indemnities no more burdensome to the indemnifying party and no less favorable to the recipient thereof than those provided in Section 4.10 hereof) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that no Scott Family Stockholder that holds or Beneficially Owns any Registrable Securities included in any underwritten offering hereunder shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (A) such Scott Family Stockholder’s identity and ownership of its Registrable Securities to be sold in such offering, (B) such Scott Family Stockholder’s power and authority to effect such transfer, (C) such Scott Family Stockholder’s intended method of disposition, (D) information furnished by such Scott Family Stockholder expressly for inclusion in any Registration Statement or Prospectus, and (E) such matters pertaining to such Scott Family Stockholder’s compliance with securities Laws as may be reasonably requested by the managing underwriter(s)) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, other than indemnities that are no more burdensome to the indemnifying party and no less favorable to the recipient thereof than those provided in Section 4.10 hereof.
Section 4.9 Registration Expenses.
(a) The Company shall pay directly or promptly reimburse all costs, fees and expenses (other than Selling Expenses) incident to the Company’s performance of or compliance with this Agreement in connection with the registration of Registrable Securities, including, without limitation, (i) all SEC, FINRA and other registration and filing fees; (ii) all fees and expenses associated with filings to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are to be listed or quoted; (iii) all fees and expenses of complying with securities and blue sky Laws (including reasonable fees and disbursements of one counsel in connection therewith); (iv) all printing, messenger, telephone and delivery expenses (including the cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto); (v) all fees and expenses incurred in connection with any “road show” for underwritten offerings, including all costs of travel, lodging and meals; (vi) all transfer agent’s and registrar’s fees; (vii) all fees and expenses of counsel to the Company and up to $50,000 of the fees and expenses of one counsel to the Scott Family Stockholders; and (viii) all fees and expenses of the Company’s independent public accountants (including any fees and expenses arising from any special audits or “comfort letters”) and any other Persons retained by the Company (for the avoidance of doubt, excluding underwriters) in connection with or incident to any registration of Registrable Securities pursuant to this Agreement (all such costs, fees and expenses, “Registration Expenses”). Each Scott Family Stockholder shall bear its respective Selling Expenses associated with a registered sale of its Registrable Securities pursuant to this Agreement. For the avoidance of doubt, neither Registration Expenses nor Selling Expenses shall include the fees or expenses of any underwriters’ counsel.
(b) The obligation of the Company to bear and pay the Registration Expenses shall apply irrespective of whether a registration, once properly demanded or requested, becomes effective or is withdrawn or suspended; provided, that the Registration Expenses for any Registration Statement withdrawn at the request of one or more Scott Family Stockholder(s) (unless withdrawn following commencement of a Suspension) shall be borne by such Scott Family Stockholder(s).
Section 4.10 Indemnification; Contribution.
(a) The Company shall, to the fullest extent permitted by Law, indemnify and hold harmless each Scott Family Stockholder, any Person who is a “controlling person” of such Stockholder or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person, a “Controlling Person”), their respective direct and indirect general and limited partners, advisory board members, directors, officers, trustees, managers, members, employees, agents, Affiliates and shareholders, and each other agent, if any, who acts on behalf of or controls any such Stockholder or Controlling Person (each of the foregoing, a “Covered Person”) against any losses, claims, actions, damages, liabilities (or actions or proceedings in respect thereof, whether or not such Covered Person is a party thereto) and expenses (including reasonable costs of investigation and legal expenses), joint or several, to which such Covered Person may become subject under the Securities Act, the Exchange Act, any state blue sky securities Laws, any equivalent non-U.S. securities Laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in or incorporated by reference in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) (a “Free Writing Prospectus”) or any amendment thereof or supplement thereto or any document incorporated by reference therein or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company shall reimburse each Covered Person for any legal or other expenses reasonably incurred by such Covered Person in connection with investigating, defending or settling any such loss, claim, action, damage or liability; provided, that the Company shall not be so liable in any such case to the extent that any loss, claim, action, damage, liability or expense arises out of or is based upon any such untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in any such Registration Statement, Prospectus, preliminary Prospectus, Free Writing Prospectus or any amendment thereof or supplement thereto or any document incorporated by reference therein in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Covered Person expressly for use therein or arises out of or based upon such Covered Person’s failure to deliver a copy of the Prospectus or any amendments or supplements thereto to a purchaser (if so required) after the Company has furnished such Covered Person with a sufficient number of copies of the same. This indemnity shall be in addition to any liability the Company may otherwise have.
(b) In connection with any registration in which a Stockholder is participating, each such Stockholder shall (severally and not jointly), to the fullest extent permitted by Law, indemnify and hold harmless the Company, any Person who is a Controlling Person of the Company, their respective direct and indirect general and limited partners, advisory board members, directors, officers, trustees, managers, members, employees, agents, Affiliates and shareholders, and each other agent, if any, who acts on behalf of or controls the Company or Controlling Person (each of the foregoing, a “Company Covered Person”) against any losses, claims, actions, damages, liabilities (or actions or proceedings in respect thereof, whether or not such Company Covered Person is a party thereto) and expenses (including reasonable costs of investigation and legal expenses), joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act, any state blue sky securities Laws, any equivalent non-U.S. securities Laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, Free Writing

Prospectus or any amendment thereof or supplement thereto or any document incorporated by reference therein or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but, in the case of each of clauses (i) and (ii) solely to the extent that such untrue statement or alleged untrue statement, or omission or alleged omission, is made in such Registration Statement, Prospectus, preliminary Prospectus, Free Writing Prospectus or any amendment thereof or supplement thereto or any document incorporated by reference therein in reliance upon, and in conformity with, written information regarding such Stockholder prepared and furnished to the Company by such Stockholder expressly for use therein; provided, that the obligation to indemnify pursuant to this Section 4.10(b) shall be individual and several, not joint and several, for each participating Stockholder and shall not exceed an amount equal to the net proceeds (after deducting its portion of Selling Expenses) actually received by such Stockholder in the sale of Registrable Securities to which such Registration Statement or Prospectus relates; provided, further, that notwithstanding anything in this Agreement to the contrary, in no event shall the Stockholders or any other Covered Person be deemed a Company Covered Person. This indemnity shall be in addition to any liability which such Stockholder may otherwise have.
(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, that any failure or delay to so notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced by reason of such failure or delay. In case a claim or an action that is subject or potentially subject to indemnification hereunder is brought against an indemnified party, the indemnifying party shall be entitled to participate in and shall have the right, exercisable by giving written notice to the indemnified party as promptly as practicable after receipt of written notice from such indemnified party of such claim or action, to assume, at the indemnifying party’s expense, the defense of any such claim or action, with counsel reasonably acceptable to the indemnified party; provided, that any indemnified party shall continue to be entitled to participate in the defense of such claim or action, with counsel of its own choice, but the indemnifying party shall not be obligated to reimburse the indemnified party for any fees, costs and expenses subsequently incurred by the indemnified party in connection with such defense unless (A) the indemnifying party has agreed in writing to pay such fees, costs and expenses, (B) the indemnifying party has failed to assume the defense of such claim or action within a reasonable time after receipt of notice of such claim or action, (C) having assumed the defense of such claim or action, the indemnifying party fails to employ counsel reasonably acceptable to the indemnified party, (D) in the reasonable judgment of any such indemnified party, based upon advice of its counsel, a conflict of interest exists or may potentially exist between such indemnified party and the indemnifying party with respect to such claims or (E) the indemnified party has reasonably concluded that there may be one or more legal or equitable defenses available to it and/or other any other indemnified party which are different from or additional to those available to the indemnifying party. Subject to the proviso in the foregoing sentence, no indemnifying party shall, in connection with any one claim or action or separate but substantially similar or related actions arising out of the same general circumstances or allegations, be liable for the fees, costs and expenses of more than one firm of attorneys (in addition to any local counsel) for all indemnified parties. The indemnifying party shall not have the right to settle a claim or action for which any indemnified party is entitled to indemnification hereunder without the consent of the indemnified party (not to be unreasonably withheld, conditioned or delayed), and the indemnifying party shall not consent to the entry of any judgment or enter into or agree to any settlement relating to such claim or action unless in either case such judgment or settlement does not impose any admission of wrongdoing or injunctive or equitable relief binding on any indemnified party and includes as an unconditional term thereof the giving by the claimant or plaintiff therein to such indemnified party of a full and final release from all liability in respect of such claim or action. The indemnifying party shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified party unless the indemnifying party has also consented to such judgment or settlement (such consent not to be unreasonably withheld, conditioned or delayed).
(d) If the indemnification provided for in this Section 4.10 is held by a court of competent jurisdiction to be unavailable to, or unenforceable by, or is for any reason insufficient to hold harmless as contemplated by this Section 4.10 an indemnified party in respect of any loss, claim, action, damage, liability or expense referred to herein, then the applicable indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, action, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions which resulted in such loss, claim, action, damage, liability or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation that does not take into account the equitable considerations referred to in this Section 4.10(d). In no event shall the amount which a Stockholder may be obligated to contribute pursuant to this Section 4.10(d) exceed an amount by which the net proceeds (after deducting its portion of Selling Expenses) actually received by such Stockholder in the sale of Registrable Securities that gives rise to such obligation to contribute exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. No indemnified party guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
(e) The provisions of this Section 4.10 shall remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of any Registrable Securities by any Stockholder.
Section 4.11 Rule 144 Compliance. With a view to making available to the Stockholders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Scott Family Stockholder to sell securities of the Company to the public without registration, the Company shall:
(a) make and keep public information available, as those terms are understood and defined in Rule 144;
(b) use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;
(c) furnish to any Stockholder, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act;
(d) take such further action as any Scott Family Stockholder may reasonably request, to the extent required from time to time to enable such Scott Family Stockholder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or 144A or Regulations S under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.
Section 4.12 Scott Family Stockholders. As a condition to participating in any registration pursuant to this Article IV, any Scott Family Stockholder that is not already party to this Agreement (or has not already executed and delivered a joinder to this Agreement) shall be required to agree in writing to be bound by this Agreement and the Voting Agreement (if then in effect), which such joinder shall be substantially in the form of Exhibit B attached hereto. For purposes of furnishing notices under this Article IV to Scott Family Stockholders who are not already party to this Agreement (or have not already executed and delivered a joinder to this Agreement), the Company shall only be obligated to notify such Scott Family Stockholders, if any, for whom the Stockholders have provided names and addresses to the Company in advance of such notice period.
ARTICLE V

MISCELLANEOUS
Section 5.1 Effectiveness; Termination. Other than with respect to Sections 5.4 and 5.5 (including Sections 5.7 and 5.9 with respect to the foregoing sections), which shall be effective as of the date hereof, this Agreement will be effective as of the Effective Time and this Agreement will automatically terminate and be null and void if the Merger Agreement is terminated prior to the Effective Time in accordance with its terms. In addition, (a) Sections 2.1 and 2.2 of this Agreement shall terminate upon consummation of a Change in Control Transaction (as defined in the Charter) if, as a result of such Change in Control Transaction, the holders of Voting Securities of the Company as of immediately prior to such Change in Control Transaction do not hold a majority of the Voting Securities of the surviving entity in such Change in Control Transaction immediately after consummation of such Change in Control

Transaction and (b) this Agreement shall terminate and be of no further force and effect upon the first date that the Stockholders no longer have a Common Ownership Percentage of at least 2%.
Section 5.2 Notice. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent via email (receipt confirmed), sent by a nationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the Parties at the following addresses (or at such other address for any Party as may be specified by like notice):
If to the Company:

First Interstate BancSystem, Inc.
401 North 31st Street
Billings, MT 59101
Email:	kirk.jensen@fib.com
Attention:	Kirk D. Jensen, EVP & General Counsel

With a copy (which will not constitute notice hereunder) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue
New York, New York 10017
Email:	george.bason@davispolk.com
margaret.tahyar@davispolk.com
evan.rosen@davispolk.com
Attention:	George R. Bason, Jr.
Margaret E. Tahyar
Evan Rosen

If to the Stockholders:

Scott Family Services,
PO Box 7113,
Billings, MT 59103
Email:	timothy.leuthold@scottfamily.org
Attention:	Tim Leuthold

With a copy (which will not constitute notice hereunder) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Email:	mark.gerstein@lw.com
bradley.faris@lw.com
Attention:	Mark D. Gerstein
Bradley Faris
Section 5.3 Enforcement. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the other Party. It is accordingly agreed that each of the Parties will be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this

Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without the necessity of providing any bond or other security, in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 5.4 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement will be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns. Except as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to or will confer upon any Person that is not a Party any rights, benefits or remedies hereunder; provided, however, that (a) the Scott Family Stockholders shall be express third party beneficiaries of and shall be entitled to directly enforce Article IV (subject to the requirement under Section 4.12 for a Scott Family Stockholder to be party to, or execute and deliver a joinder to, this Agreement in order to participate in any registration pursuant to Article IV) and (b) prior to the Effective Time, GWB shall be an express third party beneficiary of and shall be entitled to directly enforce Section 5.5. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a transfer of any Equity Securities or any legal or beneficial interest in or voting or other control over any Equity Securities or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Equity Securities shall remain vested in and belong to each Stockholder, subject to the agreements of the parties set forth herein.
Section 5.5 Amendments; Waiver. No provision of this Agreement may be amended or waived unless (a) in the case of any amendment or waiver prior to the Effective Time, GWB has provided its prior written consent thereto and (b) such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties, or in the case of a waiver, by the Party or Parties against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. Except to the extent otherwise provided herein with respect to the exercise of rights of a Stockholder pursuant to Article IV, any action to be taken by the Stockholders under this Agreement, or any amendment or waiver of this Agreement by the Stockholders, may be taken by one or more Stockholders holding two-thirds of the Equity Securities then held by all the Stockholders.
Section 5.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by any Party without the prior written consent of the other Parties; provided, however, that any Scott Family Stockholder shall be entitled to transfer Equity Securities of the Company to any other Scott Family Stockholder and, in connection therewith, assign the rights, interests and obligations applicable to a Scott Family Stockholder under this Agreement to any such transferee. Any assignment in violation of the preceding sentence will be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. This Section 5.6 shall not be deemed to prevent the Company from engaging in any merger, consolidation or other business combination transaction. For the avoidance of doubt, no transferee of Equity Securities of the Company who is not a Scott Family Stockholder shall acquire any rights under, or be deemed to have the benefit of, any of the provisions contained in this Agreement. If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) engages in any transaction as a result of which the Company or any of its successors or assigns is not the publicly traded parent company of the corporate group that includes the Company or any of its successors or assigns, then in each such case, the Company will cause proper provision to be made so that the successors and assigns of the Company, or the publicly traded parent company of the corporate group that includes the Company or any of its successors or assigns, will expressly assume the obligations of the Company set forth in this Agreement.
Section 5.7 Governing Law. This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties, whether arising at law or in equity, in contract, tort or otherwise, will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to its rules regarding conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 5.8 Expenses. If and only if the Merger is consummated in accordance with the terms of the Merger Agreement, as the same may be amended from time to time, then, at the Closing and following the Effective Time, the Company shall pay or cause to be paid to the Stockholders all reasonable and documented out-of-pocket expenses incurred by the Stockholders in connection with therewith, up to a maximum of $8,500,000.
Section 5.9 Interpretation. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:
(a) The article and section headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation hereof.
(b) When a reference is made in this Agreement to an article or a section, paragraph, such reference will be to an article or a section, paragraph hereof unless otherwise clearly indicated to the contrary.
(c) Unless it would be duplicative, whenever the words ‘include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”
(d) The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(e) The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if.”
(f) The meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term, and words denoting any gender will include all genders. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.
(g) A reference to any period of days will be deemed to be to the relevant number of calendar days, unless otherwise specified.
(h) All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
(i) A holder of any Voting Securities held in trust shall be deemed to be the relevant trust and/or trustee thereof acting in his or her capacities as such trustees, in each case as the context may require to be most protective of the Company, including for purposes of such trustee’s representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing documents.
(j) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof.
(k) Any statute or rule defined or referred to herein or in any agreement or instrument that is referred to herein means such statute or rule as from time to time amended, modified or supplemented, including by succession of comparable successor statutes or rules and references to all attachments thereto and instruments incorporated therein.
Section 5.10 Consent to Jurisdiction. Each of the Parties agrees that any legal action or proceeding with respect to this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and obligations arising hereunder brought by any other Party or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 5.10, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement or the subject matter hereof, may not be enforced in or by such courts.
Section 5.11 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
Section 5.12 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
Section 5.13 Headings. The descriptive headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
Section 5.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed will be deemed to be an original, and all of which together will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer will be deemed originals, and the Parties agree to exchange original signatures as promptly as possible.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.
FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ Kevin P. Riley
Name: Kevin P. Riley
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date and year first written.
STOCKHOLDERS:
RISA KAE SCOTT

By:	/s/ Risa K. Scott
Name: Risa K Scott, as an individual

NBAR5 S

By:	/s/ Risa K. Scott
Name: Risa K Scott
Title: Authorized Signatory

RISA K. SCOTT & JOHN HEYNEMAN JR., TTEES FBO RISA K. SCOTT EXEMPTION TRUST UNDER THE SCOTT FAMILY 1996 TRUST

By:	/s/ Risa K. Scott
Name: Risa K Scott
Title: Trustee

RISA K. SCOTT TRUST AGENCY

By:	/s/ Risa K. Scott
Name: Risa K. Scott
Title: Trustee

RISA K SCOTT TTEE RISA K SCOTT TRUST DTD 12/4/15

By:	/s/ Risa K. Scott
Name: Risa K Scott
Title: Trustee

JAMES R. SCOTT

By:	/s/ James R. Scott
Name: James R. Scott, as an individual

FOUNDATION FOR COMMUNITY VITALITY

By:	/s/ James R. Scott
Name: James R. Scott
Title: Director

[Signature Page to Stockholder’s Agreement]

JAMES F. HEYNEMAN CONSERVATORSHIP, JAMES SCOTT, CONSERVATOR

By:	/s/ James R. Scott
Name: James R. Scott
Title: Conservator

JAMES R. SCOTT TRUST

By:	/s/ James R. Scott
Name: James R. Scott
Title: Trustee

JAMES R. AND CHRISTINE M. SCOTT FOUNDATION

By:	/s/ James R. Scott
Name: James R. Scott
Title: President

JS INVESTMENTS LIMITED PARTNERSHIP

By:	/s/ James R. Scott
Name: James R. Scott
Title: Managing Partner

SETRU & CO., CUSTODIAN FOR THE JAMES R. SCOTT TRUST, JAMES R. SCOTT & FIB CO-TTEEs

By:	/s/ James R. Scott
Name: James R. Scott
Title: Trustee

SETRU & CO., CUSTODIAN FOR THE JAMES F. HEYNEMAN TRUST, JAMES SCOTT & FIRST INTERSTATE WEALTH MANAGEMENT CO-TTEEs

By:	/s/ James R. Scott
Name: James R. Scott
Title: Trustee

JOHN HEYNEMAN

By:	/s/ John M. Heyneman Jr.
Name: John M. Heyneman Jr., as an individual

JOHN HEYNEMAN JR.

By:	/s/ John M. Heyneman Jr.
Name: John M. Heyneman Jr., as an individual

[Signature Page to Stockholder’s Agreement]

RAE ANN MORSS & JOHN HEYNEMAN JR., TRUSTEES FBO RAE ANN MORSS EXEMPTION TRUST UNDER THE SCOTT FAMILY 1996 TRUST

By:	/s/ John M. Heyneman Jr.
Name: John M. Heyneman Jr.
Title: Co-Trustee

RIKI RAE SCOTT DAVIDSON & JOHN HEYNEMAN JR., TRUSTEES FBO RIKI SCOTT DAVIDSON EXEMPTION TRUST UNDER THE SCOTT FAMILY 1996 TRUST

By:	/s/ John M. Heyneman Jr.
Name: John M. Heyneman Jr.
Title: Co-Trustee

SETRU & CO., CUSTODIAN FOR THE JOHN M. HEYNEMAN JR. TRUST

By:	/s/ John M. Heyneman Jr.
Name: John M. Heyneman Jr.
Title: Trustee

TOWANDA INVESTMENTS LIMITED PARTNERSHIP

By:	/s/ John M. Heyneman Jr.
Name: John M. Heyneman
Title: Managing Partner

JULIE SCOTT ROSE

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose, as an individual

ELIZABETH LAUREN SCOTT ROSE TRUST

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trust Advisor

FIRST INTERSTATE BANK & JULIE SCOTT ROSE, CO-TTEES OF THE JOAN D SCOTT TRUST DTD 10/16/12

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trustee

[Signature Page to Stockholder’s Agreement]

HARPER GRACE SCOTT TRUST

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trustee

HARRISON WILLIAM SCOTT TRUST

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trustee

HOLLAND ELIZABETH SCOTT TRUST

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trustee

IXL LIMITED LIABILITY COMPANY

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Designated member

JULIANA SARAH SCOTT ROSE TRUST

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trust Advisor

JULIE A SCOTT ROSE TRUSTEE OF THE JULIE A SCOTT ROSE TRUST DATED 5-14-2002

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trustee

THOMAS W SCOTT

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trustee

THOMAS W SCOTT TRUST DTD 8/22/95, THOMAS W SCOTT TRUSTEE

By:	/s/ Julie Scott Rose
Name: Julie Scott Rose
Title: Trustee

HOMER SCOTT JR.

By:	/s/ Homer Scott Jr.
Name: Homer Scott Jr., as an individual
[Signature Page to Stockholder’s Agreement]

HOMER SCOTT JR. TRUST DTD 12/4/78

By:	/s/ Homer Scott Jr.
Name: Homer Scott Jr.
Title: Trustee

SETRU & CO., CUSTODIAN FOR THE SEVENTH AMENDMENT & RESTATEMENT OF TRUST AGREEMENT OF HOMER SCOTT JR DTD 5/21/10, HOMER SCOTT JR & FIB CO-TTEES

By:	/s/ Homer scott Jr.
Name: Homer Scott Jr.
Title: Trustee

SHERIDAN STADIUM FOUNDATION

By:	/s/ Homer scott Jr.
Name: Homer Scott Jr.
Title: Board President

SETRU & CO., CUSTODIAN FOR THE SUSAN SCOTT HEYNEMAN 2008 REVOCABLE TRUST, SUSAN HEYNEMAN & FIB CO-TTEES

By:	/s/ Susan Heyneman
Name: Susan Heyneman
Title: Trustee

JAMES R SCOTT JR.

By:	/s/ James R. Scott Jr.
Name: James R. Scott Jr., as an individual

FIRST INTERSTATE BANK TTEE FOR DANA S ANDERSSON GST EXEMPT TRUST NO 1 DTD 12/11/2020

By:	/s/ James R. Scott Jr.
Name: James R. Scott Jr.
Title: Authorized Signatory

FIRST INTERSTATE BANK TTEE FOR JAMES R SCOTT JR. GST EXEMPT TRUST NO 1 DTD 12/11/2020

By:	/s/ James R. Scott Jr.
Name: James R. Scott Jr.
Title: Authorized Signatory

[Signature Page to Stockholder’s Agreement]

JONATHAN SCOTT

By:	/s/ Jonathan Scott
Name: Jonathan Scott, as an individual

JONATHAN SCOTT AS TRUSTEE OF THE JONATHAN R SCOTT TRUST DATED AS OF 4/21/04

By:	/s/ Jonathan Scott
Name: Jonathan Scott
Title: Trustee

JEREMY PAUL SCOTT

By:	/s/ Jeremy Paul Scott
Name: Jeremy Paul Scott, as an individual

JEREMY SCOTT TTEE, JEREMY SCOTT REVOCABLE TRUST DTD 6/25/15

By:	/s/ Jeremy Paul Scott
Name: Jeremy Paul Scott
Title: Trustee

NBAR5 Limited Partnership

By:	/s/ Jeremy Paul Scott
Name: Jeremy Scott
Title: Managing Member
[Signature Page to Stockholder’s Agreement]

Exhibit A
1.	Risa K Scott TTEE Risa K Scott Trust Dtd 12/4/15
2.	Risa Kae Scott
3.	NBAR5 S
4.	Risa K. Scott & John Heyneman Jr., TTEEs FBO Risa K Scott Exemption Trust Under the Scott Family 1996 Trust
5.	Risa K Scott Trust Agency
6.	NBar5 Limited Partnership
7.	Setru & Co., Custodian for the James R Scott Trust, James R Scott & FIB Co-TTEEs
8.	James R Scott Trust
9.	James R. Scott
10.	James R and Christine M Scott Foundation
11.	JS Investments Limited Partnership
12.	John Heyneman Jr.
13.	Foundation for Community Vitality
14.	James F Heyneman Conservatorship, James Scott, Conservator
15.	Setru & Co., Custodian for the James F Heyneman Trust, James Scott & First Interstate Wealth Management Co-TTEEs
16.	Setru & Co., Custodian for the John M Heyneman Jr. Trust
17.	John Heyneman
18.	Riki Rae Scott Davidson & John Heyneman Jr., Trustees FBO Riki Scott Davidson Exemption Trust Under the Scott Family 1996 Trust
19.	Rae Ann Morss & John Heyneman Jr., Trustees FBO Rae Ann Morss Exemption Trust Under the Scott Family 1996 Trust
20.	Towanda Investments Limited Partnership
21.	Julie Scott Rose
22.	Julie A Scott Rose Trustee of the Julie A Scott Rose Trust Dated 5-14-2002
23.	First Interstate Bank & Julie Scott Rose, Co-TTEEs of the Joan D Scott Trust Dtd 10/16/12
24.	IXL Limited Liability Company
25.	Juliana Sarah Scott Rose Trust
26.	Elizabeth Lauren Scott Rose Trust
27.	Holland Elizabeth Scott Trust
28.	Harper Grace Scott Trust
29.	Harrison William Scott Trust
30.	Thomas W Scott Trust Dtd 8/22/95, Thomas W Scott Trustee
31.	Thomas W Scott
32.	Setru & Co., Custodian for the Seventh Amendment & Restatement of Trust Agreement of Homer Scott Jr Dtd 5/21/10, Homer Scott Jr & FIB Co-TTEEs
33.	Homer Scott Jr. Trust Dtd 12/4/78

34.	Sheridan Stadium Foundation
35.	Homer Scott Jr.
36.	Setru & Co., Custodian for the Susan Scott Heyneman 2008 Revocable Trust, Susan Heyneman & FIB Co-TTEEs
37.	First Interstate Bank TTEE for Dana S Andersson GST Exempt Trust No 1 Dtd 12/11/2020
38.	First Interstate Bank TTEE for James R Scott Jr. GST Exempt Trust No 1 Dtd 12/11/2020
39.	Jonathan Scott as Trustee of the Jonathan R Scott Trust Dated as of 4/21/04
40.	Jonathan Scott
41.	Jeremy Paul Scott
42.	Jeremy Scott TTEE, Jeremy Scott Revocable Trust Dtd 6/25/15
43.	James R Scott Jr.

Exhibit B

Form of Joinder to Stockholders’ Agreement
The undersigned is executing and delivering this joinder pursuant to that certain Stockholders’ Agreement, dated as of [•], 2021 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Stockholders’ Agreement”) by and between those individuals and entities listed on Exhibit A attached thereto (collectively referred to as the “Stockholders” and each, a “Stockholder”) and First Interstate BancSystem, Inc., a Montana corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Stockholders’ Agreement.
By executing and delivering this joinder to the Stockholders’ Agreement, the undersigned hereby adopts and approves the Stockholders’ Agreement and agrees, effective commencing on the date hereof and as a condition to participating in any registration pursuant to Article IV of the Stockholders’ Agreement, to become a party to, and to be bound by and comply with the provisions of, the Stockholders’ Agreement and the Voting Agreement (if currently in effect) in the same manner as if the undersigned were an original signatory to the Stockholders’ Agreement and the Voting Agreement (if currently in effect). Without limiting the generality of the foregoing, the undersigned hereby makes the representations and warranties of the Stockholders set forth in Article III as of the date hereof and, if the date hereof is prior to the Effective Time, as of the Effective Time.
[NAME OF STOCKHOLDER]

By:
Name:
Title:

Address for Notices:
[ ]
[ ]
[ ]
Email:	[ ]
Attention:	[ ]

Exhibit C

Form of Joinder to Voting Agreement
[•], 2021
First Interstate BancSystem, Inc.
401 North 31st Street
Bilings, MT 59101
Email: kirk.jensen@fib.com
Attention: Kirk D. Jensen, EVP & General Counsel
Gentlemen:
Reference is made to the Stockholders’ Agreement, dated [•], 2021 (as the same may be amended from time to time in accordance with its terms, the “Stockholders’ Agreement”), by and between the Stockholders (as defined in the Stockholders’ Agreement) party thereto and First Interstate BancSystem, Inc., a Montana corporation (the “Company”). Pursuant to the Agreement, among other things, each of the Stockholders that holds Common Stock is required to enter into this Voting Agreement (this “Voting Agreement”) as a condition to the Company’s obligation to nominate Stockholder Nominees at any applicable meeting of stockholders at which Directors will be elected from and after the Closing Date (in each case, as defined in the Stockholders’ Agreement). Defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Stockholders’ Agreement.
Accordingly, with respect to any vote or consent in respect of the election of any candidate nominated by the Board for election or appointment as a Director (other than to the extent relating to the election or appointment of a Stockholder Nominee), but only if the Stockholders have designated one or more Stockholder Nominees who are then serving on the Board or have designated one or more Stockholder Nominees for election as a director at the applicable meeting pursuant to this Agreement, Stockholder shall (a) in the case of any vote, cause all shares of Common Stock that it Beneficially Owns (and which are entitled to vote on the election of Directors) to be counted as present for purposes of calculating a quorum and (b) vote, or cause to be voted, or execute written consents with respect to, all shares of Common Stock that it Beneficially Owns (and which are entitled to vote on such matter) at its election either (i) in accordance with the recommendation of the Board as to the election of Directors or (ii) in the same proportions as the votes cast on the election of Directors in respect of all shares of Common Stock not Beneficially Owned by such Stockholder; provided that such Stockholder shall only be required to vote, or cause to be voted, or execute written consents, pursuant to this clause (b) to the extent such matter is not inconsistent with any provision of the Stockholders’ Agreement.
This Voting Agreement and any claim, controversy or dispute arising under or related to this Voting Agreement shall be governed by, and construed in accordance with the laws of, the State of Delaware without regard to its choice of law provisions.
This Voting Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same Voting Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
No amendment or waiver of any provision of this Voting Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.
[Signature Pages Follow]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Voting Agreement by signing in the space provided below.
Very truly yours,

[STOCKHOLDER]

Confirmed and accepted:
FIRST INTERSTATE BANCSYSTEM, INC

By:
Name:
Title:

Annex H
EXECUTION VERSION
LETTER AGREEMENT
September 15, 2021
Scott Family Services, Inc.
401 N. 31st Street, STE 700
Billings, MT 59101
Attn: Mr. Timothy Leuthold, President
Scott Family FIBK Shareholder Group
c/o: Scott Family Services, Inc.
Attn: James R. Scott, Chair
Gentlemen:
Reference is made to (i) the Agreement and Plan of Merger, dated September 15, 2021 (as the same may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and between First Interstate BancSystem, Inc., a Montana corporation (the “Company”), and Great Western Bancorp, Inc., a Delaware corporation (“GWB”) and (ii) the Support Agreement, dated September 15, 2021 (as the same may be amended from time to time in accordance with its terms, the “Support Agreement”), between and among the Shareholders (as defined in the Support Agreement) party thereto. Pursuant to the Merger Agreement, among other things, at the Effective Time, GWB will merge with and into the Company, with the Company surviving. The Shareholders are members of the Scott Family FIBK Shareholder Group and, in such capacity, have agreed to enter into the Support Agreement. Defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.
In consideration of the foregoing, the Company hereby agrees that, in the event the Merger Agreement is terminated prior to the Closing in a circumstance in which the Company or its Subsidiaries receives payment of the GWB Termination Fee pursuant to the Merger Agreement, then promptly following receipt of such GWB Termination Fee, the Company shall pay or cause to be paid to the Shareholders all reasonable and documented out-of-pocket expenses incurred by the Shareholders in connection therewith, up to a maximum of $3,500,000.
This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by, and construed in accordance with the laws of, the State of Delaware without regard to its choice of law provisions.
This Letter Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same Letter Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
No amendment or waiver of any provision of this Letter Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.
[Signature Pages Follow]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Letter Agreement by signing in the space provided below.
Very truly yours,

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ Kevin P. Riley
Name: Kevin P. Riley
Title: President and Chief Executive Officer
[Signature Page to Expense Reimbursement Letter]

Confirmed and accepted:

SCOTT FAMILY SERVICES, INC.

By:	/s/ Timothy Leuthold
Name: Timothy Leuthold
Title: President
THE SCOTT FAMILY FIBK SHAREHOLDER GROUP

By:	/s/ James R. Scott
Name: James R. Scott, Chair, on behalf of the Shareholders
[Signature Page to Side Letter]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers
Sections 35-14-850 through 35-14-859 of the MBCA provide that a corporation may indemnify its directors and officers. Section 35-14-202(2)(e) of the MBCA generally provides that a corporation may include in its articles of incorporation a provision permitting or making obligatory indemnification of a director for liability as defined in Section 35-14-850 of the MBCA to any person for any action taken or any failure to take any action as a director, except liability for: (i) receipt of a financial benefit to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 35-14-832 of the MBCA; or (iv) an intentional violation of criminal law. In addition, the MBCA generally provides that a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the individual was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding. Pursuant to the MBCA, in general, a corporation may also indemnify a director or officer if it is determined that the director or officer engaged in good faith and meets certain standards of conduct. If the individual is an officer but not a director, the corporation may indemnify to any further extent provided by the articles of incorporation or the bylaws or by a resolution adopted or a contract approved by the board of directors or shareholders, except for certain liabilities set forth in the MBCA. In general, the MBCA provides that a corporation may advance funds to a director or officer for or reimburse expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual is a director or officer if the director or officer delivers to the corporation a signed, written undertaking of the director or officer to repay any funds advanced in certain circumstances specified in the MBCA. The MBCA also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advancement of expenses and the court may order indemnification or advancement of expenses under certain circumstances.
First Interstate’s articles of incorporation provide that First Interstate will indemnify, to the fullest extent permitted by Montana law, any officer or director made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, or she is or was a director, officer, employee or agent at the request of First Interstate or any predecessor to First Interstate or serves or served at any other enterprise as a director, officer, employee or agent at the request of First Interstate or any predecessor to First Interstate.
First Interstate’s bylaws further provide that First Interstate will indemnify, to the fullest extent permitted by the MBCA, any person who was or is a party to any threatened, pending or completed proceeding (other than an action by, or in the right of, First Interstate), by reason of the fact that such person is or was a director or officer of First Interstate or any predecessor of First Interstate, or is or was serving at the request of First Interstate as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of First Interstate and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
First Interstate’s bylaws further provide that First Interstate will indemnify, to the fullest extent permitted by the MBCA, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed proceeding by or in the right of First Interstate to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of First Interstate or any predecessor of First Interstate, or is or was serving at the request of First Interstate or any predecessor to First Interstate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of First Interstate, with certain exceptions specified in First Interstate’s bylaws.
Any indemnification under the provisions of First Interstate’s bylaws described above, unless made pursuant to a determination by a court, will be made by First Interstate only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in First Interstate’s bylaws.

First Interstate’s bylaws further provide that expenses incurred by an officer or director in defending a civil or criminal proceeding will be paid by First Interstate in advance of the final disposition of such proceeding, except that an advance of expenses incurred by any person in his or her capacity as a director or officer (and not in any other capacity) will be made only upon receipt of a signed statement by or on behalf of such person that such person has met the applicable standards of conduct set forth in First Interstate’s bylaws and an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by First Interstate as authorized by First Interstate’s bylaws.
First Interstate’s bylaws provide that the indemnification and advancement of expenses provided by or granted pursuant to the bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under First Interstate’s articles of incorporation, any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, it being the policy of First Interstate that indemnification of the persons specified in the indemnification and advancement of expense provisions of First Interstate’s bylaws will be made to the fullest extent permitted by law.
First Interstate also maintains directors’ and officers’ liability insurance. Section 35-14-857 of the MBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation or who, while a director or officer of the corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation or a joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director or officer, regardless of whether the corporation would have power to indemnify or advance expenses to the individual against the same liability under the MBCA.
Item 21.	Exhibits and Financial Statement Schedules
(a)	The following exhibits are filed herewith or incorporated herein by reference
Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of September 15, 2021, by and between First Interstate BancSystem, Inc. and Great Western Bancorp, Inc. (attached as Annex A to the joint proxy statement/prospectus forming a part of this registration statement)

3.1
Third Amended and Restated Articles of Incorporation of First Interstate BancSystem, Inc. (incorporated herein by reference to Exhibit 3.1 to First Interstate BancSystem, Inc.’s Quarterly Report on Form 10-Q, filed on November 6, 2019)

3.2
Form of Amendment to the Third Amended and Restated Articles of Incorporation of First Interstate BancSystem, Inc. (attached as Annex B to the joint proxy statement/prospectus forming a part of this registration statement)

3.3
Fourth Amended and Restated Bylaws of First Interstate BancSystem, Inc. (incorporated herein by reference to Exhibit 3.2 to First Interstate BancSystem, Inc.’s Annual Report on the Form 10-K, filed on March 1, 2021)

3.4
Form of Amendment to the Fourth Amended and Restated Bylaws of First Interstate BancSystem, Inc. (attached as Exhibit B to Annex A to the joint proxy statement/prospectus forming a part of this registration statement)

5.1	Opinion of [ ] as to validity of the securities being registered*
8.1	Opinion of Davis Polk & Wardwell LLP regarding certain U.S. income tax aspects of the merger*
8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. income tax aspects of the merger*
10.1
Support Agreement, dated as of September 15, 2021, by and among each of the shareholders of First Interstate BancSystem, Inc. listed therein (attached as Annex F to the joint proxy statement/prospectus forming a part of this registration statement)

10.2
Stockholders’ Agreement, dated as of September 15, 2021, by and between the individuals and entities listed therein and First Interstate BancSystem, Inc. (attached as Annex G to the joint proxy statement/prospectus forming a part of this registration statement)

10.3
Letter Agreement, dated as of September 15, 2021, between First Interstate BancSystem, Inc. and the shareholders listed therein (attached as Annex H to the joint proxy statement/prospectus forming a part of this registration statement)

23.1	Consent of RSM US LLP

Exhibit No.	Description
23.2	Consent of Ernst & Young LLP
23.3	Consent of [ ] (included as part of the opinion filed as Exhibit 5.1)*
23.4	Consent of Davis Polk & Wardwell LLP (included as part of its opinion filed as Exhibit 8.1)*
23.5	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.2)*
24.1	Powers of Attorney of Directors and Officers of First Interstate BancSystem, Inc. (included on the signature page of this registration statement and incorporated herein by reference)
99.1	Form of Proxy of First Interstate BancSystem, Inc.*
99.2	Form of Proxy of Great Western Bancorp, Inc.*
99.3	Consent of Keefe, Bruyette & Woods, Inc.
99.4	Consent of Barclays Capital Inc.
99.5	Consent of Piper Sandler & Co.
*	To be filed by amendment.
Item 22.	Undertakings
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10)
Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on November 4, 2021.
FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ Kevin P. Riley
	Name:	Kevin P. Riley
	Title:	President and Chief Executive Officer
POWERS OF ATTORNEY
We, the undersigned directors and officers of First Interstate BancSystem, Inc. (the “Company”) severally constitute and appoint Kevin P. Riley and Marcy D. Mutch and each of them with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which Kevin P. Riley and Marcy D. Mutch may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the First Interstate Class A common stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that Kevin P. Riley and Marcy D. Mutch shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 4, 2021.
Signature	Title
/s/ Kevin P. Riley	Chief Executive Officer and Director
(Kevin P. Riley)

/s/ Marcy D. Mutch	Executive Vice President and Chief Financial Officer
(Marcy D. Mutch)

/s/ David L. Jahnke	Chair of the Board
(David L. Jahnke)

/s/ Steven B. Bowman	Director
(Stephen B. Bowman)

/s/ Alice S. Cho	Director
(Alice S. Cho)

/s/ Dana L. Crandall	Director
(Dana L. Crandall)

/s/ John M. Heyneman Jr.	Director
(John M. Heyneman Jr.)

/s/ Dennis L. Johnson	Director
(Dennis L. Johnson)

Signature	Title
/s/ Ross E. Leckie	Director
(Ross E. Leckie)

/s/ Patricia L. Moss	Director
(Patricia L. Moss)

/s/ Joyce A. Phillips	Director
(Joyce A. Phillips)

/s/ James R. Scott	Director
(James R. Scott)

/s/ James R. Scott Jr.	Director
(James R. Scott Jr.)

/s/ Jonathon R. Scott	Director
(Jonathan R. Scott)